UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

COLUMBIA PIPELINE GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, $0.01 par value
(2)

Aggregate number of securities to which transaction applies:

(A) 400,383,243 shares of common stock, (B) 1,665,211 shares of common stock issuable upon settlement or vesting of outstanding restricted stock units; (C) 2,234,704 shares of common stock issuable upon settlement or vesting of outstanding performance stock units, (D) 334,151 phantom units and 17,247 shares issuable upon the exercise of purchase rights under the employee stock purchase plan

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for purposes of calculating the filing fee, the underlying value of the transaction was calculated as the sum of (A) 400,383,243 shares of common stock multiplied by $25.50; (B) 1,665,211 shares of common stock issuable upon settlement or vesting of outstanding restricted stock units multiplied by $25.50; (C) 2,234,704 shares of common stock issuable upon settlement or vesting of outstanding performance stock units multiplied by $25.50, (D) 334,151 phantom units multiplied by $25.50 and (E) 17,247 shares of common stock issuable upon the exercise of purchase rights under the employee stock purchase plan multiplied by $25.50

	(4)	Proposed maximum aggregate value of transaction: $10,318,181,178.00
(5)

Total fee paid:

$1,039,040.84, determined, in accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, by multiplying 0.0001007 by the proposed maximum aggregate value of the transaction of $10,318,181,178.00

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

Columbia Pipeline Group, Inc.

5151 San Felipe St., Suite 2500

Houston, Texas 77056

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

[—], 2016

Dear CPG Stockholder,

We cordially invite you to attend a special meeting of stockholders of Columbia Pipeline Group, Inc., a Delaware corporation, which we refer to as CPG, to be held on [—], 2016 at [—] a.m., local time, at [—].

On March 17, 2016, CPG entered into a merger agreement with TransCanada PipeLines Limited, which we refer to as Parent, TransCanada PipeLine USA Ltd., a wholly owned subsidiary of Parent and which we refer to as US Parent, Taurus Merger Sub Inc., a wholly owned subsidiary of US Parent and which we refer to as Merger Sub, and, solely for purposes of certain sections of the merger agreement, TransCanada Corporation, the direct parent company of Parent and which we refer to as TransCanada. The merger agreement provides for the acquisition by US Parent of CPG through the merger of Merger Sub with and into CPG, with CPG being the surviving corporation in the merger and continuing as a direct wholly owned subsidiary of US Parent and an indirect wholly owned subsidiary of TransCanada.

If the merger is completed, you will be entitled to receive $25.50 in cash, without interest, less any applicable withholding taxes, for each share of CPG common stock owned by you (unless you have properly exercised and not lost your appraisal rights with respect to such shares), which represents a premium of approximately 32% to the 30-trading-day volume weighted average trading price of shares of CPG common stock as of March 17, 2016, the last trading day prior to the public announcement of the execution of the merger agreement, and a premium of approximately 43.3% to the 30-trading-day volume weighted average trading price of shares of CPG common stock as of March 9, 2016, the last full trading day prior to public media speculation that TransCanada was in discussions to acquire CPG.

The board of directors of CPG has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, CPG and its stockholders and approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger. CPG’s board of directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors.

Under the General Corporation Law of the State of Delaware, the approval of CPG stockholders must be obtained before the transactions contemplated by the merger agreement can be completed. You are being asked to consider and vote on the following proposals:

•	a proposal to adopt the merger agreement; and

•	a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for CPG’s named executive officers in connection with the merger, which are disclosed in the section entitled

“Advisory Vote on Merger-Related Compensation for CPG’s Named Executive Officers” of the accompanying proxy statement.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of CPG common stock entitled to vote on the matter at the special meeting. The board of directors of CPG has unanimously approved and declared advisable the merger agreement and recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for CPG’s named executive officers in connection with the merger.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by the Internet or telephone. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to submit a proxy or vote in person at the special meeting will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If your shares of CPG common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of CPG common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of CPG common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of CPG common stock “FOR” approval of the proposal to adopt the merger agreement will have the same effect as voting “AGAINST” approval of the proposal to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting and the merger agreement. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about CPG from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of CPG common stock, please contact D.F. King & Co., Inc., our proxy solicitor, by calling toll-free at [—].

Thank you in advance for your cooperation and continued support.

Sincerely,

Robert C. Skaggs, Jr.
Chairman and Chief Executive Officer of Columbia Pipeline Group, Inc.

The accompanying proxy statement is dated [—], 2016, and is first being mailed on or about [—], 2016 to stockholders who owned shares of CPG common stock as of the close of business on [—], 2016.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Columbia Pipeline Group, Inc.

5151 San Felipe St., Suite 2500

Houston, Texas 77056

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on [—], 2016

To the Stockholders of Columbia Pipeline Group, Inc.:

You are cordially invited to a special meeting of the stockholders of Columbia Pipeline Group, Inc., a Delaware corporation, which we refer to as CPG, which will be held at [—], local time, on [—], 2016, at [—], which we refer to as the special meeting, for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of March 17, 2016, as it may be amended from time to time, which we refer to as the merger agreement, by and among TransCanada PipeLines Limited, a Canadian corporation, which we refer to as Parent, TransCanada PipeLine USA Ltd., a Nevada corporation and a wholly owned subsidiary of Parent, which we refer to as US Parent, Taurus Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of US Parent, which we refer to as Merger Sub, CPG, and, solely for purposes of Section 3.02, Section 5.02, Section 5.09 and Article VIII of the merger agreement, TransCanada Corporation, a Canadian corporation and the direct parent company of Parent, which we refer to as TransCanada (we refer to TransCanada, Parent, US Parent and Merger Sub each as a TransCanada party and collectively as the TransCanada parties). A copy of the merger agreement is attached as Annex A to the proxy statement of which this notice forms a part.

2.	To consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for CPG’s named executive officers in connection with the merger.

The merger agreement and the transactions contemplated by the merger agreement, including the merger, are described more fully in the attached proxy statement, and we urge you to read it carefully and in its entirety.

The board of directors of CPG, which we refer to as the Board, has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, CPG and its stockholders and approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Board made its determination after consultation with its legal and financial advisors and consideration of a number of factors. The Board of CPG recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for CPG’s named executive officers in connection with the merger.

Your vote is very important, regardless of the number of shares of CPG common stock you own. The merger cannot be completed unless the holders of a majority of the outstanding shares of CPG common stock entitled to vote on the matter at the special meeting vote to adopt the merger agreement. A failure to submit a proxy or to vote in person at the special meeting, a broker non-vote or an abstention will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement. To approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for CPG’s named executive officers in connection with the merger, the proposal must receive the affirmative vote of holders of a majority of the voting power of shares of CPG common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. A failure to submit a proxy or attend the special meeting or a broker non-vote will have no effect on this proposal, although an abstention will have the same effect as a vote cast “AGAINST” approval of this proposal.

Registered stockholders may vote: (i) through the Internet by logging onto the website indicated on the enclosed proxy card and following the prompts using the control number located on the proxy card; (ii) by telephone (from the United States, U.S. territories and Canada) using the toll-free telephone number listed on the enclosed proxy card; or (iii) by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on [—]. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with CPG’s Corporate Secretary by the time the special meeting begins. If your shares are held in the name of a bank, broker or other nominee, follow the instructions you receive from your bank, broker or other nominee on how to vote your shares.

The Board has fixed the close of business on [—], 2016, which we refer to as the record date, as the record date for determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at (in person or by proxy), the special meeting and at any adjournments or postponements of the special meeting. You will be entitled to one vote for each share of CPG common stock that you owned on the record date. A complete list of our stockholders of record entitled to vote at the special meeting will be available for inspection at CPG’s principal executive offices at least 10 days prior to the date of the special meeting and continuing through the special meeting for any purpose germane to the meeting. The list will also be available at the meeting for inspection by any stockholder present at the meeting.

Only stockholders of record, their duly authorized proxy holders, beneficial stockholders with proof of ownership and CPG’s guests may attend the special meeting. An admission ticket and government-issued picture identification will be required to enter the special meeting. Stockholders may obtain a ticket and directions to the special meeting by writing to Columbia Pipeline Group, Inc., Attention: Corporate Secretary, 5151 San Felipe St., Suite 2500, Houston, Texas 77056. If you are a registered stockholder, please indicate that in your request. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. If your shares of CPG common stock are held through a bank, brokerage firm or other nominee, you must enclose with your request evidence of your ownership of shares, which you can obtain from your bank, broker or other nominee. Please submit your ticket request and proof of ownership as promptly as possible in order to ensure you receive your ticket in time for the special meeting. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY THE INTERNET OR TELEPHONE. IF YOU WILL ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

If you have any questions regarding the accompanying proxy statement, you may contact D.F. King & Co., Inc., CPG’s proxy solicitor and which we refer to as D.F. King, by calling toll-free at [—].

By Order of the Board of Directors,

Steven B. Nickerson
Vice President, Deputy General Counsel and Corporate Secretary

Houston, Texas

Dated: [—], 2016

i

Annex A	Agreement and Plan of Merger, dated as of March 17, 2016, by and among TransCanada PipeLines Limited, TransCanada PipeLine USA Ltd., Taurus Merger Sub Inc., Columbia Pipeline Group, Inc., and, solely for purposes of Section 3.02, Section 5.02, Section 5.09 and Article VIII thereof, TransCanada Corporation

Annex B	Section 262 of the General Corporation Law of the State of Delaware

Annex C	Opinion of Goldman, Sachs & Co., dated as of March 17, 2016

Annex D	Opinion of Lazard Frères & Co. LLC, dated as of March 17, 2016

ii

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [—] of this proxy statement.

Parties to the Merger (Page [—])

Columbia Pipeline Group, Inc.

CPG, a Delaware corporation, owns and operates more than 15,000 miles of strategically located interstate pipelines extending from New York to the Gulf of Mexico and one of the largest underground natural gas storage systems in North America, as well as related gathering and processing assets.

CPG common stock is listed on the New York Stock Exchange, which we refer to as NYSE, under the ticker symbol “CPGX”.

The principal executive offices of CPG are located at 5151 San Felipe St., Suite 2500, Houston, Texas, 77056, and its telephone number at that address is (713) 386-3701.

TransCanada Corporation

TransCanada, incorporated under the laws of Canada, is a leader in the responsible development and reliable operation of North American energy infrastructure, including natural gas and liquids pipelines, power generation and gas storage facilities. TransCanada operates a network of natural gas pipelines that extends more than 67,000 kilometres (42,000 miles), tapping into virtually all major gas supply basins in North America. TransCanada is one of the continent’s largest providers of gas storage and related services with 368 billion cubic feet of storage capacity. A growing independent power producer, TransCanada owns or has interests in over 11,400 megawatts of power generation in Canada and the United States. TransCanada is developing one of North America’s largest liquids delivery systems.

TransCanada’s common shares trade on the Toronto Stock Exchange, which we refer to as TSX, and NYSE under the symbol “TRP”. TransCanada also has outstanding preferred shares that trade on TSX.

The principal executive offices of TransCanada are located at 450 – 1st Street S.W., Calgary, Alberta, Canada, T2P 5H1, and its telephone number at that address is (403) 920-2000.

TransCanada PipeLines Limited

Parent, incorporated under the laws of Canada, is a wholly owned subsidiary of TransCanada. TransCanada conducts all of its operations through Parent or its subsidiaries.

The principal executive offices of Parent are located at 450 – 1st Street S.W., Calgary, Alberta, Canada, T2P 5H1, and its telephone number at that address is (403) 920-2000.

TransCanada PipeLine USA Ltd.

US Parent, a Nevada corporation, is a wholly owned subsidiary of Parent and through its subsidiaries and investments operates in three business segments – natural gas pipelines, liquids pipelines and energy.

The principal executive offices of US Parent are located at 700 Louisiana Street, Suite 700, Houston, Texas, 77002, and its telephone number at that address is (832) 320-5201.

Taurus Merger Sub Inc.

Merger Sub, a Delaware corporation, is a wholly owned subsidiary of US Parent, and was formed by Parent on March 4, 2016 solely for the purposes of entering into the merger agreement and effecting the merger. Merger Sub has not conducted any business operations other than those incidental to its formation and in connection with the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will cease to exist as a separate entity.

The principal executive offices of Merger Sub are located at 700 Louisiana Street, Suite 700, Houston, Texas, 77002, and its telephone number at that address is (832)  320-5201.

Information About The Special Meeting (Page [—])

Date, Time, Place and Purpose of the Special Meeting (Page [—])

The special meeting will be held on [—], 2016, at [—] a.m., local time, at [—].

At the special meeting, holders of the common stock, par value $0.01 per share, of CPG, which we refer to as CPG common stock, will be asked to consider and vote on the proposal to adopt the merger agreement and the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for CPG’s named executive officers in connection with the merger.

Record Date; Stockholders Entitled to Vote (Page [—]); Quorum (Page [—])

CPG has fixed the close of business on [—], 2016 as the record date for the special meeting, and only holders of record of CPG common stock on the record date are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting. You will be entitled to one vote on each matter properly coming before the special meeting for each share of CPG common stock that you owned on the record date. As of the close of business on the record date, there were [—] shares of CPG common stock outstanding and entitled to vote, held by [—] holders of record. The presence in person or by proxy at the special meeting of holders of a majority of the voting power of shares of CPG common stock outstanding and entitled to vote at the special meeting constitutes a quorum for purposes of the special meeting.

Vote Required; Effect of Failure to Vote, Broker Non-Votes and Abstentions (Page [—])

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of CPG common stock entitled to vote on such matter at the special meeting, which we refer to as the CPG stockholder approval. A failure to submit a proxy or to vote in person at the special meeting, a broker non-vote or an abstention will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

The proposal to approve, by non-binding, advisory vote, certain compensation arrangements for CPG’s named executive officers in connection with the merger, as described under “Advisory Vote on Merger-Related Compensation for CPG’s Named Executive Officers” beginning on page [—] of this proxy statement, requires the affirmative vote of holders of a majority of the voting power of shares of CPG common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. CPG is providing stockholders with the opportunity to approve, on a non-binding, advisory basis, such merger-related executive compensation in accordance with Section 14A of the Securities Exchange Act of 1934 (as amended), which we refer to as the Exchange Act. A failure to submit a proxy or attend the special meeting or a broker non-vote will have no effect on this proposal, although an abstention will have the same effect as a vote cast “AGAINST” approval of this proposal.

Voting by CPG’s Directors and Executive Officers (Page [—])

As of [—], 2016, the record date, CPG’s directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [—] shares of CPG common stock (not including any shares of CPG common stock deliverable upon exercise or conversion of any restricted stock units or performance stock units), representing approximately [—] percent of the outstanding shares of CPG common stock. The directors and executive officers of CPG have informed CPG that they currently intend to vote all such shares of CPG common stock “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for CPG’s named executive officers in connection with the merger.

How to Vote Your Shares (Page [—])

Registered stockholders may vote: (i) through the Internet by logging onto the website indicated on the enclosed proxy card and following the prompts using the control number located on the proxy card; (ii) by telephone (from the United States, U.S. territories and Canada) using the toll-free telephone number listed on the enclosed proxy card; or (iii) by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on [—]. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with CPG’s Corporate Secretary by the time the special meeting begins. If your shares are held in the name of a bank, broker or other nominee, follow the instructions you receive from your bank, broker or other nominee on how to vote your shares. If your shares of CPG common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of CPG common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of CPG common stock will not be voted on the proposal to adopt the merger agreement or the proposal to approve by non-binding, advisory vote, certain compensation arrangements for CPG’s named executive officers in connection with the merger, which will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement and will not have an effect on the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for CPG’s named executive officers in connection with the merger.

Revocation of Proxies (Page [—])

Any stockholder of record has the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to CPG’s Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person. If you hold shares in street name, you should contact your bank, broker or other nominee for instructions on how to change your vote.

The Merger (Page [—])

The merger agreement provides that if the proposal to adopt the merger agreement is approved by CPG stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger

Sub will merge with and into CPG. CPG will be the surviving corporation in the merger, which we refer to as the surviving corporation, and will continue to exist as a legal entity following the consummation of the merger. As a result of the merger, CPG will no longer be a publicly traded company and will become a direct wholly owned subsidiary of US Parent and an indirect wholly owned subsidiary of TransCanada. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page [—])

In the merger, each issued and outstanding share of CPG common stock (other than shares owned by a TransCanada party or any direct or indirect wholly owned subsidiary of a TransCanada party, or by CPG, including shares held in treasury by CPG (except to the extent held by any such person on behalf of third parties or held in any rabbi trust in connection with any CPG benefit plan), which we refer to as cancelled shares, and dissenting shares (as defined in the section entitled “The Merger Agreement—Appraisal Rights” beginning on page [—] of this proxy statement)) will be converted into the right to receive cash in an amount equal to $25.50 per share, which we refer to as the per share merger consideration, without interest and less any applicable withholding taxes.

Reasons for the Merger; Recommendation of the Board (Page [—])

After careful consideration of various factors described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board” beginning on page [—] of this proxy statement, the Board has unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, CPG and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, (iii) resolved that the merger agreement be submitted for consideration by CPG stockholders at a special meeting of stockholders and (iv) recommended that CPG stockholders vote to adopt the merger agreement.

In considering the recommendation of the Board with respect to the proposal to adopt the merger agreement, you should be aware that CPG’s directors and executive officers may have interests in the merger that are different from, or in addition to, yours. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by CPG stockholders. See the section entitled “The Merger—Interests of CPG’s Directors and Executive Officers in the Merger” beginning on page [—] of this proxy statement.

The Board recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for CPG’s named executive officers in connection with the merger.

Opinions of CPG’s Financial Advisors

Opinion of Goldman, Sachs & Co. (Page [—])

On March 17, 2016, Goldman, Sachs & Co., which we refer to as Goldman Sachs, rendered its oral opinion to the Board, which was subsequently confirmed in writing, that, as of the date of the written opinion and based upon and subject to the factors, assumptions and limitations set forth in such opinion, the per share merger consideration to be paid to the holders (other than Parent and its affiliates) of CPG common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated March 17, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. The summary of the Goldman Sachs opinion provided in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the Board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of CPG common stock should vote with respect to the merger or any other matter.

For a description of the opinion that the Board received from Goldman Sachs, see “The Merger—Opinions of CPG’s Financial Advisors—Opinion of Goldman, Sachs & Co.” beginning on page [—] of this proxy statement.

Opinion of Lazard Frères & Co. LLC (Page [—])

On March 17, 2016, Lazard Frères & Co. LLC, which we refer to as Lazard, rendered its written opinion, consistent with its oral opinion rendered on the same date, to the Board that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in such written opinion, the per share merger consideration to be paid to holders of CPG common stock (other than holders of cancelled shares or dissenting shares) in the merger was fair, from a financial point of view, to such holders.

The full text of Lazard’s written opinion, dated March 17, 2016, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this proxy statement as Annex D and is incorporated by reference herein in its entirety. The summary of Lazard’s opinion is qualified in its entirety by reference to the full text of the opinion, and CPG’s stockholders are encouraged to read the opinion carefully and in its entirety. Lazard’s engagement and its opinion were for the benefit of the Board (in its capacity as such), and Lazard’s opinion was rendered to the Board in connection with its evaluation of the merger and addressed only the fairness as of the date of the opinion, from a financial point of view, to holders of CPG common stock (other than holders of cancelled shares or dissenting shares) of the per share merger consideration to be paid to such holders in the merger. Lazard’s opinion was not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matter relating to the merger. Lazard expressed no view or opinion as to any terms or other aspects (other than the per share merger consideration to the extent expressly specified in the opinion) of the merger, including, without limitation, the form or structure of the merger or any agreements or arrangements entered into in connection with, or contemplated by, the merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger or their affiliates, or class of such persons, relative to the per share merger consideration or otherwise.

For a description of the opinion that the Board received from Lazard, see “The Merger—Opinions of CPG’s Financial Advisors—Opinion of Lazard Frères & Co. LLC” beginning on page [—] of this proxy statement.

Financing of the Merger (Page [—])

The obligations of the TransCanada parties to complete the merger are not contingent upon the receipt by them of any financing. TransCanada has announced that it intends to finance the merger consideration and related expenses with a combination of some or all of the following: (i) net proceeds from TransCanada’s public offering of its subscription receipts, which was completed on April 1, 2016; (ii) amounts drawn under senior unsecured bridge term loan credit facilities for which Parent entered into commitment letters with a consortium of banks on March 17, 2016; and (iii) existing cash on hand and other sources available to TransCanada, including the planned monetization of its U.S. Northeast merchant power assets and a minority interest in its Mexican natural gas pipeline business.

Interests of CPG’s Directors and Executive Officers in the Merger (Page [—])

The interests of CPG’s directors and executive officers in the merger that are different from, or in addition to, those of CPG stockholders generally are described below. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by its stockholders. These interests include, but are not limited to, the following:

•	accelerated vesting and/or payment of CPG restricted stock units, CPG performance stock units and CPG phantom stock units;

•	certain severance and other separation benefits that may be payable under individual change in control and termination agreements upon a qualifying termination of employment in connection with the consummation of the merger; and

•	entitlement to continued indemnification and insurance coverage under the merger agreement.

For further information with respect to arrangements between CPG and its directors and executive officers, see the section entitled “The Merger—Interests of CPG’s Directors and Executive Officers in the Merger” beginning on page [—] of this proxy statement and the section entitled “Advisory Vote on Merger-Related Compensation for CPG’s Named Executive Officers” beginning on page [—] of this proxy statement.

Material U.S. Federal Income Tax Consequences of the Merger (Page [—])

The exchange of shares of CPG common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. holders (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [—] of this proxy statement) for U.S. federal income tax purposes. Stockholders who are U.S. holders and who exchange their shares of CPG common stock in the merger for cash will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and their adjusted tax basis in their shares of CPG common stock. Backup withholding may also apply to the cash payments paid to a non-corporate U.S. holder pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [—] of this proxy statement for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state, local and/or foreign taxes.

Regulatory Approvals (Page [—])

Completion of the merger is subject to antitrust review in the United States. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and the rules promulgated thereunder, the merger cannot be completed until the parties to the merger agreement have given notification and furnished information to the Federal Trade Commission, which we refer to as the FTC, and the Department of Justice, which we refer to as the DOJ, and until the applicable waiting period (or any extension of the waiting period) has expired or has been terminated.

On April 4, 2016, TransCanada and CPG each filed a premerger notification and report form under the HSR Act, as a result of which the applicable waiting period would be expected to expire by May 4, 2016 at 11:59 p.m., Eastern Time, unless otherwise earlier terminated or extended by the antitrust authorities.

The merger agreement provides for CPG and the TransCanada parties to file a joint voluntary notice with the Committee on Foreign Investment in the United States, which we refer to as CFIUS, pursuant to the Defense

Protection Act of 1950, as amended, which we refer to as the DPA. Under the terms of the merger agreement, consummation of the merger is subject to the satisfaction or waiver by the TransCanada parties of the condition that Parent shall have received the CFIUS Clearance (as defined in the section entitled “The Merger—Regulatory Approvals” beginning on page [—] of this proxy statement).

On March 25, 2016, CPG and US Parent submitted a draft joint voluntary notice with CFIUS. On April 7, 2016, CPG and US Parent submitted the final joint voluntary notice with CFIUS. On [●], 2016, CFIUS accepted the parties’ joint voluntary notice and began its initial 30-day review period, which will conclude no later than [●].

Under the terms of the merger agreement, CPG and TransCanada generally must, and must cause their respective affiliates to, use their respective reasonable best efforts to take all actions reasonably necessary, proper or advisable to consummate the merger as soon as practicable. TransCanada must take actions necessary to obtain antitrust approval for the merger and to obtain the CFIUS Clearance, except that TransCanada is not required to accept or agree to any terms, conditions, obligations or restrictions or to take or agree to take any action that would reasonably be expected to, individually or in the aggregate, net of any benefits arising out of the taking of such action, have a material adverse effect on the business, condition (financial or otherwise), assets, properties, liabilities, operations or results of operations of CPG and its subsidiaries, taken as a whole, or of TransCanada and its subsidiaries, taken as a whole (assuming for such purpose that TransCanada and its subsidiaries, taken as a whole, are the same size as CPG and its subsidiaries, taken as a whole).

Litigation Relating to the Merger

On March 30, 2016, two purported stockholders of CPG filed an action challenging the merger on behalf of a putative class of CPG stockholders in the Court of Chancery of the State of Delaware, captioned Vann v. Columbia Pipeline Group, Inc., et al. The action names as defendants CPG, the members of the Board, Merger Sub, Parent, US Parent and TransCanada. On April 7, 2016, a second, substantially identical action was filed in the same court on behalf of the same putative class, captioned Baldino v. Skaggs, Jr., et al., and naming as defendants only the members of the Board. The complaints allege that the Board members breached their fiduciary duties by, among other things, agreeing to the proposed merger following an inadequate sale process and at an unfair price, and because the sale process purportedly was affected by conflicts of interest on the part of the Board, the management of CPG and/or CPG’s largest stockholder as a result of their substantial stockholdings in CPG, and on the part of one of CPG’s financial advisors as a result of its alleged holdings in TransCanada stock. The Vann complaint also alleges, among other things, that the TransCanada parties aided and abetted those purported breaches of duty by the Board. The complaints purport to seek injunctive and other equitable relief preventing the completion of the proposed merger. CPG believes that the allegations in this action are without merit.

The Merger Agreement (Page [—])

Treatment of CPG Common Stock and Stock-Based Awards (Page [—])

•	Common Stock. At the effective time of the merger, each share of CPG common stock issued and outstanding immediately prior to such time (other than cancelled shares and dissenting shares) will be cancelled, cease to be outstanding, and be converted into the right to receive cash in an amount equal to the per share merger consideration, without interest and less any applicable withholding taxes. At the effective time of the merger, any shares owned by a TransCanada party or any direct or indirect wholly owned subsidiary of a TransCanada party, or by CPG, including shares held in treasury by CPG (except to the extent held by any such person on behalf of third parties or held in any rabbi trust in connection with any CPG benefit plan), will cease to be outstanding, will be cancelled without payment of any consideration for such share and will cease to exist.

•	Restricted Stock Units. At the effective time of the merger, each CPG restricted stock unit that is outstanding immediately prior to the effective time of the merger, which we refer to as a CPG RSU, will fully vest and will be cancelled and converted automatically into the right to receive a cash amount equal to the per share merger consideration in respect of each share underlying such CPG RSU, and will be paid within five business days after the effective time of the merger. As used in this proxy statement, when we refer to a business day, we mean any day other than a Saturday or Sunday or a day on which banks in the City of New York or the City of Toronto are required or authorized to be closed.

•	Performance Stock Units. At the effective time of the merger, each CPG performance stock unit that is outstanding immediately prior to the effective time of the merger, which we refer to as a CPG PSU, will fully vest with the applicable number of shares based on performance deemed satisfied at the greater of (i) actual performance as objectively determined based on performance measured through a day that is no more than five business days prior to the effective time of the merger and (ii) the target level of 100%, and will be cancelled and converted automatically into the right to receive a cash amount equal to the per share merger consideration in respect of each share underlying such CPG PSU, and will be paid within five business days after the effective time of the merger.

•	Phantom Stock Units. At the effective time of the merger, each CPG phantom stock unit that is outstanding immediately prior to the effective time of the merger, which we refer to as a CPG phantom unit, will be cancelled and converted automatically into the right to receive a cash amount equal to the per share merger consideration in respect of each share underlying such CPG phantom unit, and will be paid within five business days of the effective time of the merger.

Non-Solicitation of Acquisition Proposals (Page [—])

The merger agreement provides that from the date of the merger agreement until the earlier of the termination of the merger agreement and the effective time of the merger, CPG and its subsidiaries and CPG’s and CPG’s subsidiaries’ officers and directors may not, and CPG must instruct and use its reasonable best efforts to cause its and its subsidiaries’ officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives, which we refer to collectively as representatives, not to, directly or indirectly:

•	initiate, solicit or encourage any, or make any, inquiry, indication of interest, proposal or offer that constitutes or could reasonably be expected to lead to any acquisition proposal (as defined in the section entitled “The Merger Agreement––Non-Solicitation of Acquisition Proposals” beginning on page [—] of this proxy statement);

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data to any person relating to, any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal.

Notwithstanding these restrictions, prior to the time that the CPG stockholder approval is obtained, CPG may, after providing notice to Parent:

•	provide information in response to a request by a person who has made a bona fide written acquisition proposal that was not initiated, solicited, encouraged or facilitated in violation of the non-solicitation obligations described above if CPG receives from the person requesting such information an executed confidentiality agreement satisfying certain requirements; or

•	engage or participate in any discussions or negotiations with any person who has made an unsolicited bona fide written acquisition proposal;

in each case if, prior to taking such action, the Board:

•	determines in good faith after consultation with its outside legal counsel that the failure to take such action would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable law; and

•	determines in good faith after consultation with its outside legal counsel and its financial advisor that such acquisition proposal either constitutes or could reasonably be expected to result in a superior proposal (as defined in the section entitled “The Merger Agreement––Non-Solicitation of Acquisition Proposals” beginning on page [—] of this proxy statement).

No Change in Board Recommendation; No Entry into Alternative Transactions (Page [—])

Under the merger agreement, the Board and any committee of the Board generally may not:

•	effect a change of recommendation (as defined in the section entitled “The Merger Agreement––No Change in Board Recommendation; No Entry into Alternative Transactions” beginning on page [—] of this proxy statement);

•	cause or permit CPG to enter into any alternative acquisition agreement (as defined in the section entitled “The Merger Agreement—No Change in Board Recommendation; No Entry into Alternative Transactions” beginning on page [—] of this proxy statement) relating to any acquisition proposal or requiring CPG to abandon, terminate, delay or fail to consummate the merger or any other transaction contemplated by the merger agreement; or

•	take any action pursuant to which any person (other than the TransCanada parties and their affiliates) or acquisition proposal would become exempt from or not subject to any anti-takeover statute or anti-takeover provision in CPG’s or its subsidiaries’ organizational documents.

Notwithstanding these restrictions, prior to the time that the CPG stockholder approval is obtained and so long as CPG is not in violation of the non-solicitation obligations described above, CPG may effect a change of recommendation in response to a superior proposal that was not withdrawn at the time of the change of recommendation or cause CPG to terminate the merger agreement for the purpose of entering into a definitive agreement with respect to a superior proposal (subject to paying the required termination payment to Parent, as described in the section entitled “The Merger Agreement—Termination Payment and Expenses” beginning on page [—] of this proxy statement), in each case, if the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law. Prior to effecting such a change of recommendation or so terminating the merger agreement:

•	CPG must provide written notice advising Parent that the Board intends to effect a change of recommendation or terminate the merger agreement (specifying the reasons for that intention and including the material terms and conditions of the applicable superior proposal and attaching a current draft of any written agreement relating to the superior proposal);

•	during the four-business-day period following Parent’s receipt of such notice, CPG must negotiate in good faith with Parent and its representatives (to the extent requested by Parent) with respect to any revisions to the terms of the merger agreement proposed by Parent (and any subsequent amendment to any material term of the applicable superior proposal triggers an additional four-day period for negotiation with Parent, except that such four-day period must not shorten the initial four-business-day period); and

•

at or after 5:00 p.m., New York City time, on the last day of the negotiation period, the Board, after consultation with its financial advisor and outside legal counsel, must determine that the superior proposal would continue to be a superior proposal, taking into account any changes to the terms of the merger agreement agreed to by Parent in writing.

The Board may also effect a change of recommendation in response to an intervening event (as defined in the section entitled “The Merger Agreement—No Change in Board Recommendation; No Entry into Alternative Transactions” beginning on page [—] of this proxy statement) if the Board determines in good faith, after consultation with its financial advisor and outside legal counsel that, in light of such intervening event, the failure to effect such a change of recommendation would be inconsistent with the Board’s fiduciary duties under applicable law. Prior to effecting such a change in recommendation:

•	CPG must provide written notice to Parent advising Parent that the Board intends to effect a change of recommendation (specifying the reasons underlying such intention);

•	during the four-business-day period following receipt by Parent of such notice, CPG must negotiate in good faith with Parent and its representatives (to the extent requested by Parent) with respect to any revisions to the terms of the merger agreement proposed by Parent; and

•	at or after 5:00 p.m., New York City time, on the last day of the negotiation period, the Board, after consultation with its financial advisor and outside legal counsel, must determine that the failure to effect a change of recommendation would continue to be inconsistent with the directors’ fiduciary duties under applicable law, taking into account any changes to the terms of the merger agreement agreed to by Parent in writing.

Conditions to the Merger (Page [—])

Each party’s obligation to consummate the merger is subject to the satisfaction or (to the extent permitted by law) waiver of the following conditions:

•	the merger agreement having been duly adopted by holders of at least a majority of the outstanding shares of CPG common stock entitled to vote on the matter at the special meeting;

•	the absence of a governmental entity of competent jurisdiction enacting, entering, promulgating or enforcing any law, executive order, ruling, injunction or other order (whether temporary, preliminary or permanent) that is in effect and is permanently or preliminarily restraining, enjoining or otherwise prohibiting the consummation of the merger; and

•	the expiration or termination of the waiting period (or any extension of the waiting period) applicable to the merger under the HSR Act.

The obligations of Parent, US Parent and Merger Sub to effect the merger are subject to the satisfaction or (to the extent permitted by law) waiver of the following additional conditions:

•	the accuracy of the representations and warranties of CPG, as qualified by information in a confidential disclosure letter delivered by CPG to Parent, US Parent and Merger Sub in connection with the merger agreement, which we refer to as the CPG disclosure letter, and subject to certain materiality and other qualifications as described in the section entitled “The Merger Agreement––Conditions to the Merger” beginning on page [—] of this proxy statement;

•	the performance by CPG, in all material respects, of its pre-closing obligations under the merger agreement;

•	the receipt by Parent of a certificate of CPG’s chief executive officer or chief financial officer certifying that the conditions set forth in the preceding two bullets have been satisfied;

•	the receipt by Parent of the CFIUS Clearance; and

•	the absence of any changes, effects, events, occurrences or developments having occurred since March 17, 2016, that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect (as defined in the section entitled “The Merger Agreement––Representations and Warranties—Material Adverse Effect” beginning on page [—] of this proxy statement).

The obligation of CPG to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of the representations and warranties of the TransCanada parties, subject to certain materiality qualifications as described in the section entitled “The Merger Agreement––Conditions to the Merger” beginning on page [—] of this proxy statement;

•	the performance by the TransCanada parties, in all material respects, of all their pre-closing obligations under the merger agreement; and

•	the receipt by CPG of a certificate of Parent’s chief executive officer or chief financial officer certifying that the conditions set forth in the preceding two bullets have been satisfied.

Termination (Page [—])

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by CPG stockholders, under the following circumstances:

•	by mutual written consent of Parent and CPG;

•	by either Parent or CPG, if:

•	the merger is not consummated on or before September 17, 2016 (unless the condition relating to the expiration or termination of the waiting period under the HSR Act has not been satisfied by such date, in which case such date automatically will be extended for two additional three-month periods, all such extensions not to exceed six months in the aggregate), which date (as so extended, if applicable) we refer to as the termination date, except that this right to terminate the merger agreement will not be available to any party that has breached in any material respect its obligations under the merger agreement if such breach was the principal cause of or resulted in the failure of the merger to be consummated on or before such date (with any breach by a TransCanada party being deemed a breach by Parent) (we refer to a termination of the merger agreement for this reason as an outside date termination);

•	the CPG stockholder approval is not obtained at the special meeting or any adjournment or postponement of the special meeting taken in accordance with the merger agreement (we refer to a termination of the merger agreement for this reason as a stockholder no-vote termination); or

•	a final, nonappealable governmental order has been entered prohibiting consummation of the merger, except that this right to terminate the merger agreement will not be available to any party that has not complied in all material respects with its obligations under the regulatory approvals covenant of the merger agreement (with any non-compliance by a TransCanada party being attributed to Parent); or

•	by CPG:

•	prior to the CPG stockholder approval being obtained, in order to enter into a definitive agreement with respect to a superior proposal in compliance with the terms of the merger agreement, so long as prior to or concurrently with such termination, CPG pays the required termination payment to Parent (we refer to a termination of the merger agreement for this reason as a superior proposal termination); or

•	if a TransCanada party has breached any of its representations and warranties under the merger agreement, or any such representations and warranties become untrue after the date of the merger agreement, or if a TransCanada party has breached or failed to perform any of its covenants or agreements set forth in the merger agreement, in each case such that the conditions to CPG’s obligations to complete the merger (which are solely applicable to CPG) would not be satisfied and such breach, condition or failure to perform is not curable or, if curable, is not cured by or within the earlier of (i) 45 days after written notice of such breach, condition or failure to perform by CPG to Parent and (ii) the termination date, except that CPG may not terminate the merger agreement for this reason if CPG is then in material breach of any of its representations, warranties, covenants or other agreements under the merger agreement; or

•	by Parent, if:

•	the Board makes a change of recommendation or fails to include its recommendation in favor of the adoption of the merger agreement in the proxy statement for the special meeting, except that Parent may not terminate the merger agreement for this reason if the CPG stockholder approval has been obtained (we refer to a termination of the merger agreement for this reason as a termination for change of recommendation);

•	CPG has materially breached the non-solicitation of alternative transactions covenant, except that Parent may not terminate the merger agreement for this reason if the CPG stockholder approval has been obtained (we refer to a termination of the merger agreement for this reason as a termination for breach of the non-solicitation covenant); or

•	CPG has breached any of its representations and warranties under the merger agreement, or any such representations and warranties become untrue after the date of the merger agreement, or if CPG has breached or failed to perform any of its covenants or agreements set forth in the merger agreement, in each case such that the conditions to Parent’s, US Parent’s and Merger Sub’s obligations to complete the merger (which are solely applicable to Parent, US Parent and Merger Sub) would not be satisfied and such breach, condition or failure to perform is not curable or, if curable, is not cured by or within the earlier of (i) 45 days after written notice of such breach, condition or failure to perform by Parent to CPG and (ii) the termination date, except that Parent may not terminate the merger agreement for this reason if any TransCanada party is then in material breach of any of its representations, warranties, covenants or other agreements under the merger agreement or, if the CPG breach relates to CPG’s obligations under the non-solicitation of alternative transactions covenant if the CPG stockholder approval has been obtained and such breach only occurred prior to the CPG stockholder approval being obtained (we refer to a termination of the merger agreement for this reason as a termination for CPG breach).

Termination Payment and Expenses (Page [—])

CPG will be required to pay Parent a termination payment of $309 million if:

•	a superior proposal termination has occurred;

•

(i) an outside date termination, a stockholder no-vote termination or a termination for CPG breach has occurred, (ii) prior to such termination (in the case of an outside date termination), the special meeting (in the case of a stockholder no-vote termination) or the breach or failure to perform giving rise to Parent’s right to terminate the merger agreement (in the case of a termination for CPG breach), an acquisition proposal had been made to CPG or the Board or publicly announced or disclosed and was not withdrawn and (iii) within 12 months of such termination, CPG enters into a definitive agreement with respect to an acquisition proposal or an acquisition proposal is consummated (for these purposes,

“acquisition proposal” has the same meaning assigned to such term elsewhere in this proxy statement, except that all references to 15% in the definition are deemed to be references to 50%);

•	a termination for change of recommendation has occurred; or

•	a termination for breach of the non-solicitation covenant has occurred.

CPG will be required to reimburse Parent’s and its affiliates’ reasonable out-of-pocket expenses incurred in connection with the transaction (including the preparation and negotiation of the merger agreement and the making of required filings and notices with governmental authorities), in an amount not to exceed $40 million, if:

•	a stockholder no-vote termination has occurred; or

•	an outside date termination or a termination for CPG breach has occurred and prior to such termination (in the case of an outside date termination) or the breach or failure to perform giving rise to Parent’s right to terminate the merger agreement (in the case of a termination for CPG breach), an acquisition proposal had been made to CPG or the Board or publicly announced or disclosed and was not withdrawn (for these purposes, “acquisition proposal” has the same meaning assigned to such term elsewhere in this proxy statement, except that all references to 15% in the definition are deemed to be references to 50%).

If an expense reimbursement is paid by CPG to Parent and a termination payment subsequently becomes due, then the amount of the termination payment will be reduced by the amount of expenses CPG previously paid to Parent.

In the event of termination of the merger agreement and abandonment of the merger, Parent’s rights to receive the termination payment and/or expense reimbursement from CPG are the sole and exclusive remedies of the TransCanada parties against CPG and its subsidiaries and their respective partners, stockholders, directors, officers, managers, members, affiliates, agent and other representatives for any loss suffered as a result of any breach of any covenant or agreement or the failure of the merger or the other transactions contemplated by the merger agreement to be consummated, other than in the case of fraud or willful breach (as defined in the section entitled “The Merger Agreement—Remedies” beginning on page [—] of this proxy statement) on the part of CPG.

Market Price of CPG Common Stock (Page [—])

The closing price of CPG common stock on NYSE on March 17, 2016, the last trading day prior to the public announcement of the execution of the merger agreement, was $23.51 per share of common stock. The closing price of CPG common stock on NYSE on March 9, 2016, the last full trading day prior to public media speculation that TransCanada was in discussions to acquire CPG and which we refer to as the undisturbed date, was $19.75 per share of common stock. On [—], 2016 the most recent practicable date before this proxy statement was mailed to CPG stockholders, the closing price of CPG common stock on NYSE was $[—] per share of common stock. You are encouraged to obtain current market quotations for CPG common stock in connection with voting your shares of CPG common stock.

Appraisal Rights (Page [—])

CPG stockholders are entitled to appraisal rights under the General Corporation Law of the State of Delaware, which we refer to as the DGCL, in connection with the merger. This means that you are entitled to have the fair value of your shares of CPG common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration if you follow exactly the procedures specified under the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to CPG before the vote is taken on the merger agreement and you must not vote (either in person or by proxy) in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page [—] and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex B to this proxy statement. If you hold your shares of CPG common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, CPG stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Delisting and Deregistration of CPG Common Stock (Page [—])

If the merger is completed, CPG common stock will be delisted from NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the Securities and Exchange Commission, which we refer to as the SEC, on account of CPG common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement, and the special meeting. These questions and answers may not address all questions that may be important to you as a CPG stockholder. Please refer to the “Summary” beginning on page [—] of this proxy statement and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [—] of this proxy statement.

Q.	What is the proposed merger transaction and what effects will it have on CPG?

A.	The proposed transaction is the acquisition of CPG by the TransCanada parties pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by CPG stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into CPG, with CPG being the surviving corporation. We refer to this transaction as the merger. As a result of the merger, CPG will become a direct wholly owned subsidiary of US Parent and an indirect wholly owned subsidiary of TransCanada and will no longer be a publicly held corporation, and you, as a holder of CPG common stock, will no longer have any interest in CPG’s future earnings or growth. In addition, following the merger, CPG common stock will be delisted from NYSE and deregistered under the Exchange Act, and CPG will no longer file periodic reports with the SEC on account of CPG common stock.

Following completion of the merger, Columbia Pipeline Partners LP (NYSE: CPPL), a Delaware limited partnership, which we refer to as CPPL, which CPG controls and of which CPG owns a 46.5% limited partner interest through its subsidiary, Columbia Energy Group, will remain an independent, publicly traded master limited partnership and subsidiary of the surviving corporation.

Q.	What will I, as a holder of CPG common stock, receive if the merger is completed?

A.	Upon completion of the merger, you will be entitled to receive the per share merger consideration of $25.50 in cash, without interest, less any applicable withholding taxes, for each share of CPG common stock that you own, unless you have properly exercised and not withdrawn or otherwise lost your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of CPG common stock, you will receive $2,550.00 in cash in exchange for your shares of CPG common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation.

Q.	What will holders of CPG stock-based awards receive in the merger?

A.	Upon completion of the merger: (i) holders of CPG RSUs will receive a cash payment equal to the per share merger consideration in respect of each share underlying each CPG RSU that they hold; (ii) holders of CPG PSUs will receive a cash payment equal to the per share merger consideration in respect of each share underlying each CPG PSU that they hold, with performance deemed satisfied at the greater of (x) actual performance as objectively determined based on performance through a day that is no more than five business days prior to the effective time of the merger and (y) the target level of 100%; and (iii) holders of CPG phantom units will receive a cash payment equal to the per share merger consideration in respect of each share underlying each CPG phantom unit that they hold.

See the section entitled “The Merger—Treatment of CPG Stock-Based Awards” beginning on page [—] of this proxy statement.

Q.	What if I participate in the CPG 401(k) Savings Plan or Employee Stock Purchase Plan?

A.	If you are a participant in the Columbia Pipeline Group 401(k) Savings Plan, which we refer to as the 401(k) Savings Plan, your proxy will serve as voting instructions for your shares of CPG common stock held in the plan as of the record date. Participants in the 401(k) Savings Plan may direct the trustee of the plan as to how to vote shares allocated to their 401(k) Savings Plan. The cutoff date for voting for participants in the 401(k) Savings Plan is the close of business on [—], 2016. If you do not provide voting instructions, the trustee will vote shares allocated to your plan account in the same proportion as those votes cast by plan participants submitting voting instructions considered as a group.

Prior to and contingent upon the closing of the merger, CPG will adopt an amendment to the 401(k) Savings Plan to terminate the CPG stock fund and remove CPG common stock as an investment alternative under the 401(k) Savings Plan.

If you are a participant in the CPG Employee Stock Purchase Plan, which we refer to as the CPG ESPP, you should have received a separate proxy voting instruction card from the plan trustee and you have the right to provide voting directions to the plan trustee by submitting your voting instruction card for those shares of CPG common stock that are held by the plan and allocated to your plan account.

Prior to and contingent upon the closing of the merger, CPG will take all actions that are necessary to provide that with respect to the CPG ESPP, (i) the savings period in progress as of the closing date of the merger, which we refer to as the final savings period, will end no later than the 10th business day prior to the anticipated closing date (or, if the anticipated closing date becomes known less than 10 business days prior thereto, then as soon as practicable after the anticipated closing date becomes known and prior to the closing date), (ii) each CPG ESPP participant’s accumulated contributions under the CPG ESPP will be used to purchase CPG common stock in accordance with the terms of the CPG ESPP as of the end of the final savings period, and (iii) the CPG ESPP will terminate immediately following the conclusion of the final savings period.

See the section entitled “Information About the Special Meeting—Shares Held in the CPG 401(k) Savings Plan” beginning on page [—] of this proxy statement and the section entitled “Information About the Special Meeting—Shares Held in the CPG Employee Stock Purchase Plan” beginning on page [—] of this proxy statement.

Q.	How does the per share merger consideration compare to the market price of CPG common stock prior to announcement of the merger?

A.	The per share merger consideration represents a premium of approximately 32% to the 30-trading-day volume weighted average trading price of shares of CPG common stock as of March 17, 2016, the last trading day prior to the public announcement of the execution of the merger agreement, and a premium of approximately 43.3% to the 30-trading-day volume weighted average trading price of shares of CPG common stock as of the undisturbed date of March 9, 2016.

Q.	How does the Board recommend that I vote?

A.	The Board recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for CPG’s named executive officers in connection with the merger.

Q.	When do you expect the merger to be completed?

A.	CPG and TransCanada are working towards completing the merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including approval by CPG stockholders of the proposal to adopt the merger agreement, CPG currently anticipates that the merger will be completed in the second half of 2016.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not adopted by CPG stockholders or if the merger is not completed for any other reason, CPG stockholders will not receive any payment for their shares of CPG common stock in connection with the merger. Instead, CPG will remain an independent public company and CPG common stock will continue to be listed and traded on NYSE. If the merger agreement is terminated under specified circumstances, CPG may be required to pay to Parent a termination payment of $309 million or reimburse certain transaction-related expenses of the TransCanada parties, up to $40 million, as described under the section entitled “The Merger Agreement—Termination Payment and Expenses” beginning on page [—] of this proxy statement.

Q.	What conditions must be satisfied to complete the merger?

A.	CPG and the TransCanada parties are not required to complete the merger unless a number of conditions are satisfied or waived. These conditions include, among others, the requisite approval by CPG stockholders of the proposal to adopt the merger agreement, the expiration or termination of the applicable waiting period under the HSR Act, the absence of a material adverse effect on CPG’s business and Parent’s receipt of the CFIUS Clearance (as defined in the section entitled “The Merger—Regulatory Approvals” beginning on page [—] of this proxy statement).

For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the merger, see the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page [—] of this proxy statement.

Q.	Are the TransCanada parties’ obligations to complete the merger subject to TransCanada receiving financing?

A.	No. Pursuant to the merger agreement, the TransCanada parties have expressly acknowledged and agreed that the obtaining of any financing is not a condition to the closing of the merger.

See the section entitled “The Merger—Financing of the Merger” beginning on page [—] of this proxy statement.

Q.	How will the TransCanada parties fund the payment of the merger consideration?

A.	The TransCanada parties intend to finance the payment of the merger consideration and related expenses using a combination of some or all of the following: (i) proceeds of TransCanada’s recently completed public offering of subscription receipts; (ii) borrowings under Parent’s new bridge term loan credit facilities obtained in connection with the merger; and (iii) existing cash on hand and other sources available to the TransCanada parties, including proceeds from the planned monetization of TransCanada’s U.S. Northeast merchant power assets and a minority interest in its Mexican natural gas pipeline business.

See the section entitled “The Merger—Financing of the Merger” beginning on page [—] of this proxy statement.

Q.	Is the merger expected to be taxable to me?

A.

Yes. The exchange of shares of CPG common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. holders (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [—] of this proxy statement) for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of CPG common stock in the merger for cash, you will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and your adjusted tax basis in such shares of CPG common stock. Backup withholding may also apply to the cash payments paid to a non-corporate

U.S. holder pursuant to the merger, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules.

You should read the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [—] of this proxy statement for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state, local and/or foreign taxes.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you owned shares of CPG common stock as of the close of business on [—], 2016, the record date for the special meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of CPG common stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of CPG will be held on [—], 2016 at [—], local time, at [—].

See the section entitled “Information About the Special Meeting—Date, Time and Place of the Special Meeting” beginning on page [—] of this proxy statement.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on a proposal to adopt the merger agreement that provides for the acquisition of CPG by TransCanada and a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for CPG’s named executive officers in connection with the merger.

See the section entitled “Information About the Special Meeting—Purpose of the Special Meeting” beginning on page [—] of this proxy statement.

Q.	Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for CPG’s named executive officers in connection with the merger?

A.	Under SEC rules, CPG is required to seek a non-binding, advisory vote with respect to certain compensation that may become payable to CPG’s named executive officers in connection with the merger.

See the section entitled “Advisory Vote on Merger-Related Compensation for CPG’s Named Executive Officers” beginning on page [—] of this proxy statement.

Q.	What will happen if CPG stockholders do not approve the merger-related compensation arrangements for CPG’s named executive officers?

A.	Approval of the compensation that may become payable to CPG’s named executive officers that is based on, or otherwise relates to, the merger is advisory only and, as a result, approval is not a condition to completion of the merger. Accordingly, you may vote not to approve the proposal concerning the merger-related compensation arrangements for CPG’s named executive officers and vote to approve the proposal to adopt the merger agreement. The vote on the proposal concerning the merger-related compensation arrangements for CPG’s named executive officers is an advisory vote and will not be binding on CPG or the surviving corporation in the merger. If the merger is completed, because CPG is contractually obligated to pay such compensation, the compensation will be payable, subject only to the contractual conditions applicable to such compensation payments, regardless of the outcome of the advisory vote.

See the section entitled “Advisory Vote on Merger-Related Compensation for CPG’s Named Executive Officers” beginning on page [—] of this proxy statement.

Q.	What vote is required for CPG stockholders to approve the proposal to adopt the merger agreement?

A.	Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of CPG common stock entitled to vote on such matter at the special meeting. Because the vote required to approve the proposal to adopt the merger agreement is based upon the total number of the issued and outstanding shares of CPG common stock, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or if you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

See the section entitled “Information About the Special Meeting—Vote Required; Effect of Failure to Vote, Broker Non-Votes and Abstentions” beginning on page [—] of this proxy statement.

Q.	What vote of CPG stockholders is required to approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for CPG’s named executive officers in connection with the merger?

A.	The proposal to approve, by non-binding, advisory vote, certain compensation arrangements for CPG’s named executive officers in connection with the merger requires the affirmative vote of holders of a majority of the voting power of shares of CPG common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. Accordingly, a failure to submit a proxy or attend the special meeting, or a failure to provide instructions to your bank, brokerage firm or other nominee, as applicable, will have no effect on this proposal, although an abstention will have the same effect as a vote cast “AGAINST” approval of this proposal.

See the section entitled “Information About the Special Meeting—Vote Required; Effect of Failure to Vote, Broker Non-Votes and Abstentions” beginning on page [—] of this proxy statement.

Q.	Where can I find the voting results of the special meeting?

A.	The preliminary voting results will be announced at the special meeting. In addition, within four business days following certification of the final voting results, CPG intends to file the final voting results with the SEC on a Current Report on Form 8-K.

Q.	Will CPG be required to submit the proposal to adopt the merger agreement to its stockholders even if the Board has effected a change of recommendation that CPG stockholders adopt the merger agreement?

A.	Yes. Unless the merger agreement is terminated, the Board is required to submit the proposal to adopt the merger agreement to CPG stockholders regardless of whether the Board determines at any time that the merger agreement is no longer advisable, recommends that CPG stockholders reject the merger agreement or otherwise takes any action constituting a “change of recommendation” by the Board under the merger agreement.

For more information regarding the ability of CPG to terminate the merger agreement, and the Board’s ability to change its recommendation with respect to the proposal to adopt the merger agreement, see the sections entitled “The Merger Agreement––Termination” beginning on page [—] of this proxy statement and “The Merger Agreement—No Change in Board Recommendation; No Entry into Alternative Transactions” beginning on page [—] of this proxy statement, respectively.

Q.	Do any of CPG’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a CPG stockholder?

A.	In considering the recommendation of the Board with respect to the proposal to adopt the merger agreement, you should be aware that CPG’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of CPG stockholders generally. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by CPG stockholders.

See the sections entitled “The Merger—Interests of CPG’s Directors and Executive Officers in the Merger” beginning on page [—] of this proxy statement and “Advisory Vote on Merger-Related Compensation for CPG’s Named Executive Officers” beginning on page [—] of this proxy statement.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.	If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote by granting your voting rights directly to CPG or to a third-party or by voting in person at the meeting.

If your shares are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name”, and your bank, broker or other nominee is considered the stockholder of record with respect to those shares. Your bank, broker or other nominee should send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the special meeting; however, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your bank, broker, or other nominee that holds your shares, giving you the right to vote the shares at the meeting.

See the section entitled “Information About the Special Meeting—Stockholders of Record and Beneficial Owners” beginning on page [—] of this proxy statement.

Q.	If my shares of CPG common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of CPG common stock for me?

A.	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of CPG common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of CPG common stock. Banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement or the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for CPG’s named executive officers in connection with the merger, and, as a result, absent specific instructions from the beneficial owner of such shares of CPG common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of CPG common stock on such non-routine matters. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of CPG common stock, your shares of CPG common stock will not be voted, and this will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement, but will not have an effect on the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for CPG’s named executive officers in connection with the merger.

See the section entitled “Information About the Special Meeting—Stockholders of Record and Beneficial Owners” beginning on page [—] of this proxy statement.

Q.	Who can vote at the special meeting?

A.	All of the holders of record of CPG common stock as of the close of business on [—], 2016, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of CPG common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of CPG common stock that such holder owned as of the record date.

See the section entitled “Information About the Special Meeting—Record Date; Stockholders Entitled to Vote” beginning on page [—] of this proxy statement.”

Q.	How many votes do I have?

A.	You are entitled to one vote for each share of CPG common stock owned by you as of the record date, [—], 2016. As of close of business on the record date, there were [—] outstanding shares of CPG common stock.

Q.	What is a quorum?

A.	Under CPG’s bylaws, the presence in person or by proxy at the special meeting of holders of a majority of the voting power of shares of CPG common stock outstanding and entitled to vote at the special meeting constitutes a quorum for the transaction of business at the special meeting.

See the section entitled “Information About the Special Meeting—Quorum” beginning on page [—] of this proxy statement.

Q.	How do I vote?

A.	Stockholder of Record. If you are a stockholder of record, you may have your shares of CPG common stock voted on matters presented at the special meeting in any of the following ways:

•	by proxy—stockholders of record have a choice of voting by proxy:

•	through the Internet by logging onto the website indicated on the enclosed proxy card and following the prompts using the control number located on the enclosed proxy card;

•	by telephone (from the United States, U.S. territories and Canada) using the toll-free telephone number listed on the enclosed proxy card; or

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person—you may attend the special meeting and cast your vote there provided that you bring an admission ticket and government-issued picture identification. For instructions on obtaining an admission ticket, see the section entitled “Information About the Special Meeting—Attendance” beginning on page [—] of this proxy statement.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on [—]. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with CPG’s Corporate Secretary by the time the special meeting begins.

Beneficial Owner. If you are a beneficial owner, you should receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of CPG common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting. To attend the meeting in person (regardless of whether you intend to vote your shares in person at the meeting), you must obtain an admission ticket in advance of the meeting by following the instructions under “Information About the Special Meeting—Attendance” beginning on page [—] of this proxy statement.

For additional information regarding how to vote your shares, see the section entitled “Information About the Special Meeting—How to Vote Your Shares” beginning on page [—] of this proxy statement.

Q.	How can I change or revoke my vote?

A.	If you own shares in your own name, you may revoke any prior proxy or voting instructions, regardless of how your proxy or voting instructions were originally submitted, by:

•	voting by proxy against at a later date through any of the methods available to you;

•	giving written notice of revocation to CPG’s Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins; or

•	attending the meeting in person and voting your shares.

If you hold shares in street name, you should contact your bank, broker or other nominee for instructions on how to change your vote.

For additional information regarding how to vote your shares, see the section entitled “Information About the Special Meeting—Revocation of Proxies” beginning on page [—] of this proxy statement.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy”, to vote your shares of CPG common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement”. The document used to designate a proxy to vote your shares of CPG common stock is called a “proxy card”.

Q.	If a stockholder gives a proxy, how are the shares of CPG common stock voted?

A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of CPG common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of CPG common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you own shares that are registered in your own name and return a signed proxy card or grant a proxy via the Internet or by telephone, but do not indicate how you wish your shares to be voted, the shares represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for CPG’s named executive officers in connection with the merger.

See the section entitled “Information About the Special Meeting—How to Vote Your Shares” beginning on page [—] of this proxy statement.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. A failure to submit a proxy or to vote in person at the special meeting, a broker non-vote or an abstention will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

For the proposal to approve the merger-related executive compensation, you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you attend the special meeting and abstain from voting on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” approval of the proposal. If you fail to submit a proxy or attend in person the special meeting, or if you are a beneficial owner and fail to instruct your bank, broker or other nominee how to vote on this proposal, the shares of CPG common stock held by you or your broker will not be counted in respect of, and will not have an effect on this proposal.

See the section entitled “Information About the Special Meeting—Vote Required; Effect of Failure to Vote, Broker Non-Votes and Abstentions” beginning on page [—] of this proxy statement.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you received more than one proxy card, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately vote the shares shown on each proxy card that you receive in order for all of your shares to be voted at the meeting.

Q.	What happens if I sell my shares of CPG common stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of CPG common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies CPG in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share merger consideration if the merger is consummated to the person to whom you transfer your shares.

Q.	What happens if I sell my shares of CPG common stock after the special meeting but before the effective time of the merger?

A.	If you transfer your shares after the special meeting but before the effective time of the merger, you will have transferred the right to receive the per share merger consideration if the merger is consummated to the person to whom you transfer your shares. In order to receive the per share merger consideration, you must hold your shares of CPG common stock through completion of the merger.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	CPG has engaged D.F. King to assist in the solicitation of proxies for the special meeting. D.F. King will be paid approximately $15,000 by CPG for these and other advisory services in connection with the special meeting. In addition, CPG has agreed to reimburse D.F. King for certain fees and expenses and will also indemnify D.F. King, its subsidiaries and their respective directors, officers, employees and agents against certain claims, liabilities, losses, damages and expenses. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of CPG common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses.

See the section entitled “Information About the Special Meeting—Solicitation of Proxies; Payment of Solicitation Expenses” beginning on page [—] of this proxy statement.

Q.	What do I need to do now?

A.

Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of CPG common stock in your own name as the stockholder of record, you may submit a proxy to have your shares of CPG common stock voted at the special meeting in one of three ways: (i) using the Internet in accordance with the instructions set forth on the enclosed proxy card; (ii) by telephone (from the United States, U.S. territories and Canada) using the toll-free telephone number listed on the enclosed proxy card; or (iii) by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope. Proxies submitted by the Internet or telephone must be received by 1:00 a.m. Central Time, on [—]. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with CPG’s Corporate Secretary by the time the special meeting begins. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	How will I receive the per share merger consideration to which I am entitled?

A.	Promptly after the effective time of the merger (and in any event within three business days thereafter), the paying agent will mail or provide to each holder of record of shares of CPG common stock (other than holders of cancelled shares and dissenting shares) certain transmittal materials and instructions for use in effecting the surrender of shares of CPG common stock to the paying agent. If your shares of CPG common stock are held in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee for instructions as to how to effect the surrender of your “street name” shares of CPG common stock in exchange for the per share merger consideration.

See the section entitled “The Merger—Payment of Merger Consideration and Surrender of Shares” beginning on page [—] of this proxy statement.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of CPG common stock?

A.	Yes. As a holder of CPG common stock, you are entitled to exercise appraisal rights under the DGCL in connection with the merger if you take certain actions and meet certain conditions, including that you do not vote (in person or by proxy) in favor of adoption of the merger agreement.

See the section entitled “Appraisal Rights” beginning on page [—] of this proxy statement.

Q.	What is “householding”?

A.	The SEC has adopted rules that permit companies and intermediaries (such as brokers or banks) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single notice or proxy statement addressed to those security holders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for companies.

Banks, brokers and other nominees with accountholders who are CPG stockholders may be “householding” CPG’s proxy materials. As indicated in the notice provided by these brokers to CPG stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and you prefer to receive a separate proxy statement, please notify your broker or contact D.F. King, CPG’s proxy solicitor, by calling toll-free at [—] or write to Attention: Corporate Secretary, 5151 San Felipe St., Suite 2500, Houston, Texas 77056.

See the section entitled “Householding of Proxy Materials” beginning on page [—] of this proxy statement.

Q.	Who can help answer any other questions I might have?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of CPG common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact D.F. King, CPG’s proxy solicitor, by calling toll-free at [—].

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the other documents referred to or incorporated by reference into this proxy statement contain or may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act and are subject to the safe harbor created thereby under the Private Securities Litigation Reform Act of 1995.

Statements included in or incorporated by reference into this proxy statement that are not historical facts, including statements about the beliefs and expectations of the Board or the management of CPG, are forward-looking statements. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “should,” “strategy,” “target,” “will” and similar words are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. All forward-looking statements speak only as of the date of this proxy statement or the date of such other filing, as the case may be. Although CPG believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved and such statements are subject to various risks and uncertainties. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such statements and readers are cautioned not to place undue reliance on such statements. CPG’s business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond CPG’s control. These factors include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to termination of the merger agreement with the TransCanada parties; the inability to complete the merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to completion of the merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the merger; risks related to disruption of management’s attention from CPG’s ongoing business operations due to the merger; the impact of the announcement of the proposed merger on relationships with third parties, including commercial counterparties, employees and competitors, and risks associated with the loss and ongoing replacement of key personnel; an unsolicited offer of another company to acquire CPG’s assets or capital stock, which could interfere with the merger; risks relating to unanticipated costs of integration in connection with the proposed merger, including operating costs, customer loss or business disruption being greater than expected; changes in general economic conditions; competitive conditions in CPG’s industry; actions taken by third-party operators, processors and transporters; the demand for natural gas storage and transportation services; CPG’s ability to successfully implement its business plan; CPG’s ability to complete internal growth projects on time and on budget; the price and availability of debt and equity financing; the availability and price of natural gas to the consumer compared with the price of alternative and competing fuels; competition from the same and alternative energy sources; energy efficiency and technology trends; operating hazards and other risks incidental to transporting, storing and gathering natural gas; natural disasters, weather-related delays, casualty losses, acts of war and terrorism and other matters beyond CPG’s control; interest rates; labor relations; large customer defaults; changes in the availability and cost of capital; changes in tax status; the effects of existing and future laws and governmental regulations; and the effects of future litigation, including litigation relating to the merger.

We caution that the foregoing list of factors is not exhaustive. Other unknown or unpredictable factors could also have material adverse effects on our performance or achievements prior to the merger. Discussions of some of these other important factors and assumptions can be found in CPG’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2015, and CPG’s other filings with the SEC, which are available at http://www.sec.gov. All forward-looking statements included in this proxy statement are expressly qualified in their entirety by such cautionary statements. CPG expressly disclaims any obligation to update, amend or clarify any forward-looking statement to reflect events, new information or circumstances occurring after the date of this proxy statement except as required by applicable law.

PARTIES TO THE MERGER

Columbia Pipeline Group, Inc.

CPG, a Delaware corporation, owns and operates more than 15,000 miles of strategically located interstate pipelines extending from New York to the Gulf of Mexico and one of the largest underground natural gas storage systems in North America, as well as related gathering and processing assets.

CPG common stock is listed on NYSE under the ticker symbol “CPGX”.

The principal executive offices of CPG are located at 5151 San Felipe St., Suite 2500, Houston, Texas, 77056, and its telephone number at that address is (713) 386-3701.

TransCanada Corporation

TransCanada, incorporated under the laws of Canada, is a leader in the responsible development and reliable operation of North American energy infrastructure, including natural gas and liquids pipelines, power generation and gas storage facilities. TransCanada operates a network of natural gas pipelines that extends more than 67,000 kilometres (42,000 miles), tapping into virtually all major gas supply basins in North America. TransCanada is one of the continent’s largest providers of gas storage and related services with 368 billion cubic feet of storage capacity. A growing independent power producer, TransCanada owns or has interests in over 11,400 megawatts of power generation in Canada and the United States. TransCanada is developing one of North America’s largest liquids delivery systems.

TransCanada’s common shares trade on TSX and NYSE under the symbol “TRP”. TransCanada also has outstanding preferred shares that trade on TSX.

The principal executive offices of TransCanada are located at 450 – 1st Street S.W., Calgary, Alberta, Canada, T2P 5H1, and its telephone number at that address is (403) 920-2000.

TransCanada PipeLines Limited

Parent, incorporated under the laws of Canada, is a wholly owned subsidiary of TransCanada. TransCanada conducts all of its operations through Parent or its subsidiaries.

The principal executive offices of Parent are located at 450 – 1st Street S.W., Calgary, Alberta, Canada, T2P 5H1, and its telephone number at that address is (403) 920-2000.

TransCanada PipeLine USA Ltd.

US Parent, a Nevada corporation, is a wholly owned subsidiary of Parent and through its subsidiaries and investments operates in three business segments – natural gas pipelines, liquids pipelines and energy.

The principal executive offices of US Parent are located at 700 Louisiana Street, Suite 700, Houston, Texas, 77002, and its telephone number at that address is (832) 320-5201.

Taurus Merger Sub Inc.

Merger Sub, a Delaware corporation, is a wholly owned subsidiary of US Parent, and was formed by Parent on March 4, 2016 solely for the purposes of entering into the merger agreement and effecting the merger. Merger Sub has not conducted any business operations other than that incidental to its formation and in connection with the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will cease to exist as a separate entity.

The principal executive offices of Merger Sub are located at 700 Louisiana Street, Suite 700, Houston, Texas, 77002, and its telephone number at that address is (832) 320-5201.

INFORMATION ABOUT THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to CPG stockholders as part of the solicitation of proxies by the Board for use at the special meeting to be held on [—], 2016 at [—], local time, at [—], or at any postponement or adjournment thereof.

Purpose of the Special Meeting

At the special meeting, holders of CPG common stock will be asked to consider and vote on:

•	a proposal to adopt the merger agreement (Proposal 1 on your proxy card); and

•	a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for CPG’s named executive officers in connection with the merger (Proposal 2 on your proxy card).

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE ABOVE PROPOSALS.

CPG stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If CPG stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully and in its entirety.

Record Date; Stockholders Entitled to Vote

CPG has fixed the close of business on [—], 2016 as the record date for the special meeting, and only holders of record of CPG common stock on the record date are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting. You will be entitled to one vote on each matter properly coming before the special meeting for each share of CPG common stock that you owned on the record date. As of the close of business on the record date, there were [—] shares of CPG common stock outstanding and entitled to vote, held by [—] holders of record.

Stockholders of Record and Beneficial Owners

If your shares of CPG common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of CPG common stock, the “stockholder of record”. This proxy statement and proxy card have been sent directly to you by CPG.

If your shares of CPG common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of CPG common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of CPG common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting. Banks, brokerage firms or other nominees who hold shares in street name for customers generally have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters such as the proposal to adopt the merger agreement or the proposal to approve certain compensation arrangements for CPG’s named executive officers in connection with the merger and, as a result, absent specific instructions from the beneficial owner of such shares of CPG common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of CPG common stock on non-routine matters. A broker non-vote occurs when a nominee holds shares for a beneficial owner but cannot vote on a proposal because the nominee does not have the discretionary power to do so and has not received instructions from the beneficial owner.

Quorum

The presence in person or by proxy at the special meeting of holders of a majority of the voting power of shares of CPG common stock outstanding and entitled to vote at the special meeting constitutes a quorum for purposes of the special meeting. Shares of CPG common stock represented at the special meeting but not voted, including shares of CPG common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. Broker non-votes are not counted as present for purposes of determining whether a quorum is present. If you hold shares of CPG common stock in “street name” and you provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares or obtain a legal proxy from such bank, brokerage firm or other nominee to vote your shares in person at the special meeting, then your shares will be counted as part of the quorum.

Under CPG’s bylaws, in the event that a quorum is not present or represented at the special meeting, the chairperson of the meeting has the power to adjourn the meeting from time to time until a quorum is present or represented.

Attendance

Only stockholders of record, their duly authorized proxy holders, beneficial stockholders with proof of ownership and CPG’s guests may attend the special meeting. An admission ticket and government-issued picture identification will be required to enter the special meeting. Stockholders may obtain a ticket and directions to the special meeting by writing to Columbia Pipeline Group, Inc., Attention: Corporate Secretary, 5151 San Felipe St., Suite 2500, Houston, Texas 77056. If you are a registered stockholder, please indicate that in your request. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. If your shares of CPG common stock are held through a bank, brokerage firm or other nominee, you must enclose with your request evidence of your ownership of shares, which you can obtain from your bank, broker, or other nominee. Please submit your ticket request and proof of ownership as promptly as possible in order to ensure you receive your ticket in time for the special meeting. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required; Effect of Failure to Vote, Broker Non-Votes and Abstentions

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of CPG common stock entitled to vote on such matter at the special meeting. For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. A failure to submit a proxy or to vote in person at the special meeting, a broker non-vote or an abstention will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

The proposal to approve, by non-binding, advisory vote, certain compensation arrangements for CPG’s named executive officers in connection with the merger, as described under “Advisory Vote on Merger-Related Compensation for CPG’s Named Executive Officers” beginning on page [—] of this proxy statement, requires the affirmative vote of the holders of a majority of the voting power of shares of CPG common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. For this proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you attend the special meeting and abstain from voting on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” approval of the proposal. If you fail to submit a proxy or attend in person the special meeting, or if you are a beneficial owner and fail to instruct your bank, broker or other nominee how to vote on this proposal, the shares of CPG common stock held by you or your broker will not be counted in respect of, and will not have an effect on, the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for CPG’s named executive officers in connection with the merger.

Voting by CPG’s Directors and Executive Officers

As of [—], 2016, the record date, the directors and executive officers of CPG beneficially owned and were entitled to vote, in the aggregate, [—] shares of CPG common stock (not including any shares of CPG common stock deliverable upon exercise or conversion of any CPG RSUs or CPG PSUs), representing approximately [—] percent of the outstanding shares of CPG common stock. The directors and officers have informed CPG that they currently intend to vote all such shares of CPG common stock “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for CPG’s named executive officers in connection with the merger.

How to Vote Your Shares

If you are a stockholder of record, you may have your shares of CPG common stock voted on matters presented at the special meeting in any of the following ways:

•	by proxy—stockholders of record have a choice of voting by proxy:

•	through the Internet by logging onto the website indicated on the enclosed proxy card and following the prompts using the control number located on the proxy card;

•	by telephone (from the United States, U.S. territories and Canada) using the toll-free telephone number listed on the enclosed proxy card; or

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person—you may attend the special meeting and cast your vote there provided that you bring an admission ticket and government-issued picture identification. For instructions on obtaining an admission ticket, see the section entitled “Information About the Special Meeting—Attendance” beginning on page [—] of this proxy statement.

If you are a beneficial owner, you should receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of CPG common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on [—]. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with CPG’s Corporate Secretary by the time the special meeting begins.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of CPG common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of CPG common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of CPG common stock should be voted on a matter, the shares of CPG common stock represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for CPG’s named executive officers in connection with the merger.

If you have any questions or need assistance voting your shares, please contact D.F. King, our proxy solicitor, by calling toll-free at [—].

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF CPG COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY THE INTERNET OR TELEPHONE. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Shares Held in the CPG 401(k) Savings Plan

If you are a participant in the CPG 401(k) Savings Plan, your proxy will serve as voting instructions for your shares of CPG common stock held in the plan as of the record date. Participants in the 401(k) Savings Plan may direct the trustee of the plan as to how to vote shares allocated to their 401(k) Savings Plan. The cutoff date for voting for participants in the 401(k) Savings Plan is the close of business on [—], 2016. If you do not provide voting instructions, the trustee will vote shares allocated to your plan account in the same proportion as those votes cast by plan participants submitting voting instructions considered as a group.

Shares Held in the CPG Employee Stock Purchase Plan

If you are a participant in the CPG Employee Stock Purchase Plan, you should have received a separate proxy voting instruction card from the plan trustee and you have the right to provide voting directions to the plan trustee by submitting your voting instruction card for those shares of CPG common stock that are held by the plan and allocated to your plan account.

Revocation of Proxies

Any stockholder of record has the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting by proxy again at a later date through any of the methods available to you, by giving written notice of revocation to CPG’s Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person. Your attendance at the special meeting will not by itself revoke your proxy. Written notice of revocation should be mailed to: Columbia Pipeline Group, Inc., Attention: Corporate Secretary, 5151 San Felipe St., Suite 2500, Houston, Texas 77056.

If you hold shares in street name, you should contact your bank, broker, or other nominee for instructions on how to change your vote.

Adjournments

The special meeting may adjourn to reconvene at the same or some other place. Under CPG’s bylaws, any officer entitled to preside at or to act as secretary of the special meeting has the authority to adjourn the meeting. Notice of any adjourned meeting need not be given if the time and place of such adjourned meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, any business may be transacted that might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting.

Solicitation of Proxies; Payment of Solicitation Expenses

CPG has engaged D.F. King to assist in the solicitation of proxies for the special meeting. D.F. King will be paid approximately $15,000 by CPG for these and other advisory services in connection with the special meeting. In addition, CPG has agreed to reimburse D.F. King for certain fees and expenses and will also indemnify D.F.

King, its subsidiaries and their respective directors, officers, employees and agents against certain claims, liabilities, losses, damages and expenses. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of CPG common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by D.F. King or, without additional compensation, by certain of CPG’s directors, officers and employees.

Other Information

You should not send documents representing CPG common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you transmittal materials and instructions for exchanging your shares of CPG common stock for the consideration to be paid to the former CPG stockholders in connection with the merger.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact D.F. King, our proxy solicitor, by calling toll-free at [—].

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully and in its entirety as it is the legal document that governs the merger.

The merger agreement provides that if the proposal to adopt the merger agreement is approved by CPG stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into CPG. CPG will be the surviving corporation in the merger, and will continue to exist as a legal entity following the consummation of the merger. As a result of the merger, CPG will no longer be a publicly traded company and will become a direct wholly owned subsidiary of US Parent and an indirect wholly owned subsidiary of TransCanada. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the merger, each outstanding share of CPG common stock (other than cancelled shares and dissenting shares) will automatically be converted into the right to receive an amount in cash equal to the per share merger consideration of $25.50, without interest and less any applicable withholding taxes.

Background of the Merger

On July 1, 2015, CPG was spun off from NiSource and became an independent, publicly traded company. Following the spin-off, the Board and senior management of CPG regularly reviewed and assessed CPG’s long-term business plan and intrinsic value. Over time, that review sought to assess the impact of the dramatic changes unfolding in the global and domestic energy markets, the natural gas and liquids sector and the MLP and financial markets. On July 2, 2015, the first day that CPG common stock began trading “regular way” on NYSE, the closing trading price of shares of CPG common stock was $30.34.

Lazard had a longstanding relationship with NiSource and had regularly provided financial and strategic advice to NiSource’s board of directors and management when CPG’s business was a part of NiSource. Pursuant to an engagement letter dated September 17, 2014, Lazard was engaged, effective as of the consummation of CPG’s spin-off from NiSource, to provide financial advice in connection with CPG’s business plan, capital structure, financing alternatives, liquidity position and ongoing financial matters related to CPPL and, subject to Lazard’s agreement, any significant transaction involving CPG. In addition, pursuant to an engagement letter dated March 19, 2015, Goldman Sachs was engaged by CPG as financial advisor to assist CPG with, among other matters, its analysis and consideration of CPG’s business plan, capital structure, financing alternatives and liquidity position in connection with the planned separation of CPG from NiSource. Goldman Sachs was also engaged, pursuant to an engagement letter dated July 2, 2015, to assist CPG with, among other things, preparing for potential unsolicited acquisition proposals. CPG selected Lazard to act as one of its financial advisors based on Lazard’s qualifications, experience and reputation in investment banking and mergers and acquisitions generally and in the midstream oil and gas industry specifically, as well as its familiarity with the business of CPG. Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. CPG selected Goldman Sachs to act as one of its financial advisors because Goldman Sachs is an internationally recognized investment banking firm that has substantial experience valuing companies, including in the pipeline industry, and providing strategic and financial advice to companies. In connection with these engagements, both Goldman Sachs and Lazard have participated and provided advice to the Board in connection with certain of its strategic planning and review processes.

On July 6, 2015, the Chief Executive Officer of a large U.S. midstream energy company, which we refer to as Party A, left a voicemail for Robert C. Skaggs, Jr., Chairman of the Board and Chief Executive Officer of CPG, indicating that he would like to discuss with Mr. Skaggs general industry developments and potential future opportunities for their two companies. Shortly thereafter, Mr. Skaggs informed certain members of senior management and certain members of the Board of the voicemail from the Chief Executive Officer of Party A.

On July 7, 2015, Mr. Skaggs returned the call to Party A’s Chief Executive Officer and the two had a general discussion about industry developments.

In mid-July 2015, the Chief Executive Officer of another large U.S. diversified utility company, which we refer to as Party B, called Mr. Skaggs to see whether Mr. Skaggs would be interested in meeting to explore potential strategic opportunities for CPG and Party B. Shortly thereafter, Mr. Skaggs informed certain members of senior management and certain members of the Board of his conversation with the Chief Executive Officer of Party B, and they agreed he should follow up on the inquiry.

On July 20, 2015, Mr. Skaggs met with the Chief Executive Officer of Party B. During the meeting, the Chief Executive Officer of Party B made a verbal indication of interest in Party B acquiring CPG at a price of $32.50 to $35.50 per share of CPG common stock, with approximately half of the consideration being comprised of cash and approximately half being comprised of Party B common stock. Party B’s indication of interest was preliminary, non-binding and subject to due diligence, having been based solely on public information and market conditions at the time. On July 20, 2015, the closing trading price of shares of CPG common stock was $29.22.

On August 3 and August 4, 2015, the Board held a meeting that was also attended by certain members of senior management and representatives of Lazard, Goldman Sachs and Sullivan & Cromwell LLP, CPG’s outside counsel and which we refer to as Sullivan & Cromwell. At this meeting, members of senior management reviewed with the Board CPG’s corporate preparedness and protocols for responding to potential unsolicited offers with respect to strategic transactions involving CPG in light of CPG’s new status as a standalone public company. In addition, a representative of Goldman Sachs reviewed with the Board Goldman Sachs’s preliminary financial analysis of CPG on a standalone basis, a representative of Lazard reviewed with the Board Lazard’s preliminary financial analysis of CPG on a standalone basis and a representative of Sullivan & Cromwell reviewed with CPG’s directors their fiduciary duties in responding to unsolicited takeover proposals. The Board then reviewed and discussed Party B’s preliminary indication of interest. In evaluating Party B’s indication, the Board considered the preliminary financial analyses presented by each of Goldman Sachs and Lazard, senior management’s view as to the intrinsic value of the company and CPG’s long-term business strategy, including the significant growth projects that CPG would be embarking on over the next several years and the value that senior management believed such projects would create for the stockholders of CPG. The Board and management discussed the possibility that Party B would potentially be willing to attribute a higher valuation to CPG with the benefit of additional information about CPG’s planned growth projects and future financial prospects. After considering, among other things, the risks and benefits of providing nonpublic information to Party B, the Board authorized CPG’s management and advisors to negotiate and enter into a non-disclosure agreement with Party B and, following execution of such non-disclosure agreement, to provide Party B with certain non-public information, including information about planned growth projects, in order to facilitate Party B making a more firm, and stronger, proposal.

On August 5, 2015, Mr. Skaggs contacted Party B’s Chief Executive Officer to convey that, before CPG would be willing to seriously engage with Party B, Party B would need to move to a more attractive price range, which, based on the Board’s feedback, was likely a price per share in the “upper-$30s.” Mr. Skaggs noted that, subject to the parties first entering into a non-disclosure agreement, CPG could provide certain non-public information and make available representatives of senior management to discuss CPG’s financial and growth plan to assist Party B in determining whether it could increase its price into the acceptable range. On August 5, 2015, the closing trading price of shares of CPG common stock was $27.40.

On August 6, 2015, Party B’s Chief Executive Officer called Mr. Skaggs to confirm Party B’s interest in proceeding, but made no commitment that Party B would necessarily be able to increase its price into the range indicated by Mr. Skaggs during their previous conversation.

On August 7, 2015, the Board held a telephonic meeting that was also attended by certain members of senior management. At the meeting, Mr. Skaggs provided an update on his discussions with Party B’s Chief Executive Officer since the last Board meeting.

On August 12, 2015, CPG and Party B entered into a mutual non-disclosure agreement.

From August 12, 2015 through August 31, 2015, senior management of CPG provided Party B with limited due diligence and non-public financial information regarding CPG.

On August 18, 2015, as part of Party B’s due diligence investigation, members of CPG management met with representatives of Party B to provide a presentation on CPG’s business.

In August 2015, Party B’s financial advisors had several conversations with CPG’s financial advisors during which they indicated that, as a result of a decline in CPG’s stock price, Party B would probably not be willing to acquire CPG even in the $32.50 to $35.50 price range indicated on July 20, 2015, and that any offer that ultimately materialized would likely be significantly below that range.

On August 31, 2015, as a result of the decline in CPG’s stock price and general stock market volatility, CPG and Party B agreed to terminate discussions regarding a potential transaction and CPG asked Party B to return or destroy confidential information pursuant to the terms of their non-disclosure agreement. On August 31, 2015, the closing trading price of shares of CPG common stock was $25.36.

On September 1, 2015, the Board held a telephonic meeting that was also attended by certain members of senior management. During the meeting, Mr. Skaggs informed the Board that CPG and Party B had agreed to terminate discussions.

On October 9, 2015, François Poirier, Senior Vice-President, Strategy and Corporate Development, of TransCanada, called Stephen P. Smith, Chief Financial Officer of CPG, with whom he had a prior business relationship, requesting that the two meet for dinner later that month when Mr. Poirier would be in town.

On October 19 and October 20, 2015, the Board held a meeting that was also attended by certain members of senior management and representatives of Goldman Sachs, Lazard and Sullivan & Cromwell. During the meeting, the members of the Board and management discussed the impact of deteriorating global financial market conditions, especially for companies in the energy industry, on CPG’s business, prospects and strategic and financing plans. It was noted that CPG’s equity financing requirements over the next several years were substantial given its significant planned growth project investments over that timeframe. It was observed that the trading price of shares of CPG common stock had fallen from its post-spin-off high closing price of $30.76 on July 7, 2015 to a closing price as low as $17.70 on September 29, 2015, and that, on the last trading day prior to the Board meeting, shares of CPG common stock had closed at a price of $21.20. In addition, the price of CPPL common units had declined to a price that adversely affected the ability to use CPPL as an equity financing vehicle to fund CPG’s growth plans. They also discussed the impact of CPG’s increase in cost of equity on the value of CPG’s growth plans. In this context, representatives of Goldman Sachs and Lazard each reviewed with the Board their respective analyses of financing alternatives available to CPG. Representatives of Goldman Sachs and Lazard also discussed their respective preliminary financial analyses of CPG on a standalone basis, updated to reflect changes in such analyses since the August 4, 2015 Board meeting, including the potential impact of various financing plan alternatives on their respective preliminary financial analyses of CPG. At the conclusion of these presentations, Mr. Skaggs suggested to the Board that, in light of the equity financing risks facing CPG, the Board consider pursuing a dual-track strategy in which CPG would, on the one hand, plan and prepare for a near-term equity offering, either at the CPG level or the CPPL level, and, on the other hand, engage in exploratory discussions with select parties in the industry that may have an interest in a potential financing or strategic transaction with CPG. Mr. S. Smith mentioned that he would be having dinner the following week with Mr. Poirier of TransCanada, and though Mr. Poirier had not mentioned discussing a potential transaction,

Mr. S. Smith thought it was possible that the subject could come up. The Board provided senior management with their views on the timing and terms of a potential equity offering, and also authorized senior management and Goldman Sachs to explore whether any industry participants had a potential interest in pursuing financing or strategic transactions with CPG.

On October 26, 2015, Mr. Skaggs called Party B’s Chief Executive Officer to inform him that CPG would likely be moving forward with a large equity offering in the near-term and that if Party B were still interested in pursuing a transaction with CPG, Party B would need to move relatively quickly. Party B’s Chief Executive Officer indicated that Party B remained interested and that he would report back to Mr. Skaggs after Party B’s next board of directors meeting on October 29, 2015.

Also on October 26, 2015, Mr. S. Smith and Mr. Poirier met for dinner. During their conversation, Mr. Poirier indicated that TransCanada was interested in a potential acquisition of CPG. After the dinner, Mr. S. Smith informed Mr. Skaggs and Glen L. Kettering, President of CPG, of TransCanada’s interest in pursuing a transaction with CPG.

On October 29, 2015, the Board had a telephonic meeting that was also attended by certain members of senior management and representatives of Goldman Sachs and Lazard. During the meeting, Mr. Skaggs provided an update on the status of discussions with Party B and indicated that he expected to receive further information following a meeting of Party B’s board of directors that was scheduled for later that same day. Mr. S. Smith also provided an update on his dinner meeting with Mr. Poirier. The Board determined that Party B would likely have a greater ability to pay a higher price but authorized management to respond to TransCanada if Party B did not make a serious, attractive offer. Following discussions with management and CPG’s financial advisors, the consensus of the Board was that for CPG to abandon its planned equity offering to pursue a proposal from a third party, such proposal would need to be for a price around $28 per share. The Board also discussed the severe downturn in the industry and the difficult capital markets environment that had emerged for MLP financing and for pipeline companies in general. The Board considered the significant amount of financing that would be needed in order to execute CPG’s growth plan and the increased pricing and execution risks that would occur as the financing need grew closer in time. After discussing financing market conditions with CPG’s financial advisors, management recommended and the Board agreed that CPG should be careful not to miss an opportunity for a favorable equity financing transaction. On October 29, 2016, the closing trading price of shares of CPG common stock was $20.56.

On November 2, 2015, Mr. Skaggs met with Party B’s Chief Executive Officer, who indicated that a transaction at $28 per share would be too dilutive and the premium too large to be acceptable to Party B. He instead proposed two potential approaches: (i) a joint acquisition of CPG by Party B and a large U.S. utility company, which we refer to as Party C, in an all-stock, modified “merger of equals” transaction with a modest premium or (ii) an equity investment by Party B in certain CPG subsidiaries or joint ventures. Mr. Skaggs updated certain members of senior management and the Board on his conversation and they agreed he should seek additional information regarding the joint acquisition with Party C.

On November 6, 2015, Mr. S. Smith contacted Mr. Poirier to indicate that CPG was prepared to enter into a non-disclosure agreement and provide certain non-public information to TransCanada to facilitate TransCanada making an acquisition proposal.

On November 7, 2015, Mr. Skaggs called Party B’s Chief Executive Officer to convey that CPG was interested in learning more about the potential joint acquisition by Party B and Party C. Thereafter, a representative from Party B contacted Mr. S. Smith to discuss transaction structure considerations and later provided a transaction structure diagram to Mr. S. Smith. Over the next several days, CPG’s management and Sullivan & Cromwell analyzed Party B’s proposed structure from tax and corporate perspectives.

On November 9, 2015, CPG and TransCanada entered into a mutual non-disclosure agreement.

On or about November 9, 2015, Mr. Skaggs and Party A’s Chief Executive Officer had a call regarding general industry and financial market conditions, during which Mr. Skaggs conveyed CPG’s inclination to proceed with an equity financing transaction in the near term. During their conversation, Party A’s Chief Executive Officer made a general reference to potential strategic opportunities for CPG and Party A, but provided no specifics regarding a potential transaction and did not request a follow-up meeting or conversation to discuss the subject further.

On November 10, 2015, CPG engaged Goldman Sachs to act as its financial advisor in connection with the possible sale of all or a substantial portion of CPG.

Also on November 10, 2015, Robert E. Smith, CPG’s General Counsel, contacted Party B’s General Counsel to discuss amending the existing non-disclosure agreement between CPG and Party B to permit Party B to share information with Party C in formulating a potential joint proposal for CPG by Party B and Party C. Mr. R. Smith also contacted Party C’s General Counsel the same day to coordinate the exchange of a draft non-disclosure agreement.

On November 11, 2015, CPG and Party B entered into a letter agreement amending their existing non-disclosure agreement to permit the sharing of information between Party B and Party C.

Also on November 11, 2015, at the direction of CPG management, a representative of Goldman Sachs contacted a representative of a large, privately held energy company, which we refer to as Party D, to informally explore Party D’s interest in a private investment in public equity (PIPE) investment in CPG. In response to such outreach, Party D expressed to the representative of Goldman Sachs that Party D would potentially be interested in an acquisition of CPG and requested a meeting with CPG management.

On November 12, 2015, CPG and Party C entered into a mutual non-disclosure agreement. The non-disclosure agreement permitted Party C to share confidential information about CPG with Party B for the purpose of facilitating a joint proposal by Party B and Party C to acquire CPG.

On November 13, 2015, Messrs. S. Smith and Kettering met with Mr. Poirier, Alexander J. Pourbaix, Chief Operating Officer of TransCanada, and Karl Johannson, Executive Vice-President and President, Natural Gas Pipelines of TransCanada, to discuss a potential acquisition of CPG by TransCanada. The focus of the meeting was on CPG’s general business, and the specific terms and structure of an acquisition were not discussed.

On November 17, 2015, CPG and Party D entered into a mutual non-disclosure agreement.

From date of entry into their respective non-disclosure agreements (or, in the case of Party B, the letter agreement amending its existing non-disclosure agreement) through November 24, 2015, TransCanada, Party B, Party C and Party D conducted due diligence on CPG, which included several conference calls with management of CPG.

Later on November 17, 2015, the Board held a telephonic meeting that was also attended by certain members of senior management and representatives of Goldman Sachs and Lazard. At the meeting, Mr. Skaggs provided an update on the “dual-track” approach that had been approved at the Board meeting held on October 19 and October 20, 2015. With respect to the financing track, Mr. Skaggs noted that management had developed a path forward for an equity offering and described the proposed structure and key terms of such offering. With respect to the strategic alternatives track, Mr. Skaggs provided an update on the discussions with TransCanada, Party B (including Party B’s potential joint proposal with Party C) and Party D, but noted that such discussions were of a preliminary nature and had not yet generated a credible proposition that warranted delaying a near-term equity financing transaction. Mr. Skaggs also informed the Board that Party A’s Chief Executive Officer had again expressed interest in a potential strategic transaction with CPG but had only spoken in terms of generic transaction considerations and had not provided a specific, actionable proposal or requested a substantive follow-

up meeting or conversation. Expressing management’s view that CPG may miss an optimal window to do a needed equity financing if it delayed an offering launch past early December, Mr. Skaggs then recommended on behalf of management that the Board authorize CPG to prepare for an offering of approximately $1 billion of equity and preferred securities of CPG to be launched as early as the week of November 30, 2015, and informed the Board that management would keep the Board updated on discussions with potential strategic counterparties on a concurrent basis in case any developments would warrant a change in the financing strategy. After discussion, the Board confirmed its concurrence with management’s recommendation.

On November 19, 2015, Party D’s Chief Executive Officer called Mr. Skaggs to confirm that Party D had an interest in acquiring CPG and that he wanted to discuss timing considerations given CPG’s planned equity financing. Mr. Skaggs communicated that CPG was planning to move forward with a near-term equity offering and that, if Party D was seriously interested in pursuing a transaction, Party D would need to make a proposal indicating the price at which it would be willing to acquire CPG no later than November 24, 2015 so that the Board could consider any such proposal at its meeting scheduled for November 25, 2015. Around the same time, Messrs. Skaggs and S. Smith communicated a similar message to Russell K. Girling, the Chief Executive Officer of TransCanada, and Mr. Poirier.

On November 24, 2015, TransCanada and Party D each made verbal indications of interest to Mr. Skaggs. Mr. Girling indicated that TransCanada’s management was supportive of pursuing an all-cash acquisition at a price per share of CPG common stock in the range of $25 to $26. He also stated that though TransCanada’s board of directors had been informed and was supportive of the non-binding indication of interest, a binding offer would be subject to its further approval. The Chief Executive Officer of Party D indicated that Party D was interested in acquiring CPG at a price per share of CPG common stock of $23.50 in cash. Both indications of interest were preliminary and subject to further due diligence on CPG. Party B did not submit an indication of interest (either individually or jointly with Party C). On November 24, 2015, the closing trading price of shares of CPG common stock was $19.38.

On November 25, 2015, the Board held a telephonic meeting that was also attended by certain members of senior management and representatives of Goldman Sachs and Lazard. During the meeting, Mr. Skaggs provided the Board with an update on the status of strategic discussions and the non-binding proposals received from TransCanada and Party D, and noted that Party B did not make a proposal (either individually or jointly with Party C). The Board also discussed with management the terms on which it appeared a financing transaction would be executed. Based on the terms of the preliminary offers, the Board’s view that it was important that the equity financing window not be missed, the risk and lack of certainty that an acceptably priced transaction would be executed with TransCanada or Party D and the financial analyses provided by each of Goldman and Lazard that had previously been shared with the Board, management recommended that strategic discussions be terminated and that the equity offering be pursued as recommended and discussed at the Board’s November 17 meeting. The Board determined to proceed according to management’s recommendation.

Following the November 25, 2015 Board meeting, Mr. Skaggs contacted the Chief Executive Officer of each of TransCanada and Party D and indicated that the Board was not supportive of CPG pursuing a transaction at the prices indicated in their respective proposals and as a result, CPG would be moving forward with its planned equity offering. In a follow-up call with Mr. Skaggs a few days later, Mr. Girling indicated that perhaps TransCanada would be willing to increase its price; however, Mr. Skaggs said CPG could not put its equity offering on hold for an indicative offer that was not yet in an acceptable price range, had not been approved by TransCanada’s board and would require at a minimum 30 to 45 days of additional due diligence.

Immediately thereafter, CPG terminated discussions with respect to a potential transaction with TransCanada, Party B, Party C and Party D and asked each party to return or destroy confidential information pursuant to the terms of their respective non-disclosure agreements.

In December 2015, CPG completed an equity financing transaction.

In early January 2016, Mr. Poirier called Mr. S. Smith to request a meeting. On January 7, 2016, Messrs. Poirier and S. Smith met and Mr. Poirier indicated that TransCanada was still interested in acquiring CPG and wanted to conduct due diligence for 30 to 45 days in order to formulate a firm proposal. He informed Mr. S. Smith that, despite the market’s extreme volatility, TransCanada’s view as to the fundamental value of CPG had not changed since the parties had first discussed a potential transaction. Mr. S. Smith said he would have to discuss the matter with Mr. Skaggs and the rest of the Board, but indicated that TransCanada would need to increase its price from that proposed in November 2015. Mr. S. Smith promptly informed Mr. Skaggs and the other members of senior management of his meeting. On January 7, 2016, the closing trading price of shares of CPG common stock was $18.37.

Throughout the month of January 2016, Mr. Skaggs, during his regularly scheduled one-on-one meetings with the Board’s directors, informed the directors that TransCanada seemed to be interested in re-engaging with CPG about a potential transaction.

In mid-January 2016, TransCanada re-commenced its due diligence investigation of CPG, with such investigation still being subject to the non-disclosure agreement that the parties had entered into on November 9, 2015. TransCanada conducted due diligence on CPG, and CPG responded to TransCanada’s requests for information, through March 17, 2016.

On January 25, 2016, Mr. Girling contacted Mr. Skaggs and indicated that TransCanada would be interested in pursuing an all-cash acquisition of CPG at a price per share of CPG common stock in the range of $25 to $28. Mr. Skaggs expressed the view that any transaction would need to be at the top end of that range. Mr. Girling also indicated that TransCanada would not be willing to undertake the additional time and expense required to do further due diligence and negotiate definitive transaction documentation unless CPG were to agree to provide TransCanada with exclusivity. Mr. Skaggs informed Mr. Girling that he would discuss TransCanada’s indication and exclusivity request with the Board.

On January 28 and January 29, 2016, the Board held a meeting that was also attended by certain members of senior management and representatives of Goldman Sachs and Sullivan & Cromwell. Mr. Skaggs updated the Board on the status of discussions with TransCanada and recounted his January 25, 2016 conversation with Mr. Girling, including TransCanada’s indicative price range and the request for exclusivity. A representative of Goldman Sachs presented Goldman Sachs’ preliminary views with respect to certain financial considerations relating to a potential transaction with TransCanada. The Board then discussed TransCanada’s indicative offer, CPG’s strategic positioning in the industry and whether CPG should solicit interest from, or re-engage with, other potentially interested counterparties, including Party A, Party B, Party D and others. The Board considered that the per share price contemplated by TransCanada’s indicative offer represented a premium of approximately 29% to 45% over the volume-weighted average trading price of CPG common stock over the 20-trading-day period ending on January 8, 2016, a premium of 37% to 53% over the volume-weighted average trading price of CPG common stock over the 20-trading-day period ending on January 22, 2016, and a premium of 41% to 58% over the closing price of CPG common stock on January 22, 2016. The Board also considered the risk of TransCanada terminating discussions with CPG if CPG refused to agree to grant TransCanada an exclusivity period and other possible advantages and disadvantages of granting TransCanada exclusivity, and thereafter authorized management and Sullivan & Cromwell to negotiate, and CPG to enter into, an exclusivity agreement with TransCanada. Also at the meeting, Mr. S. Smith presented management’s proposed business and financial plan for the next six-year period, which we refer to as the 0&12 plan, which included a preliminary version of the CPG financial forecasts. The members of the Board and management discussed the plan, including the assumptions, sensitivities, capital and operating and maintenance costs, pension financing assumptions and other financing assumptions and requirements. The Board approved providing such preliminary plan, including the preliminary CPG financial forecasts, to CPG’s financial advisors and TransCanada.

After the Board meeting, on January 28, 2016, Mr. Skaggs contacted Mr. Girling to inform him that the Board had authorized CPG to grant exclusivity to TransCanada for a period of 30 days and to move forward with negotiating and finalizing the terms of a transaction. Also on January 28, 2016, CPG and TransCanada entered into an addendum to their non-disclosure agreement to provide procedures to permit certain representatives of TransCanada to access certain specific confidential information regarding CPG.

From January 28, 2016 until February 1, 2016, CPG and Sullivan & Cromwell negotiated the terms of the exclusivity agreement with TransCanada and Mayer Brown LLP, outside counsel to TransCanada and which we refer to as Mayer Brown, which was executed by CPG and TransCanada on February 1, 2016. The exclusivity agreement provided TransCanada with exclusivity until 5:00 p.m., Central Time, on March 2, 2016. Under the terms of the exclusivity agreement, TransCanada was required to notify CPG during the exclusivity period if TransCanada was no longer interested in pursuing a potential transaction on terms at least as favorable to the stockholders of CPG as the terms discussed by Messrs. Skaggs and Girling on January 25, 2016, and the exclusivity period would automatically terminate upon receipt of such notice. In addition, notwithstanding the exclusivity restriction during the exclusivity period, CPG was able to engage with, provide due diligence information to and potentially enter into a transaction with any third party that provided CPG with a bona fide written unsolicited acquisition proposal so long as the Board determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be a breach of the Board’s fiduciary duties.

On February 3, 2016, members of management of CPG and TransCanada held a conference call, with representatives of Sullivan & Cromwell and Mayer Brown participating, to discuss preliminary considerations around transaction structure.

On February 4, 2016, an initial draft of the merger agreement was provided to TransCanada. The draft proposed, among other things, (i) a “hell or high water” provision that required TransCanada to take any and all actions necessary to obtain antitrust approval for the merger (including offering and agreeing to divestitures with respect to its existing business or CPG’s business and/or litigating to resist or eliminate any order seeking to delay or prohibit the merger), (ii) a termination fee of 2% of the equity value of the transaction, (iii) a right for the Board to change its recommendation that the stockholders of CPG vote to adopt the merger agreement (even in the absence of a superior proposal or an intervening event) if the Board determined in good faith, after consulting with its outside legal counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties to stockholders, (iv) preserving the flexibility of CPG and CPPL to increase dividends on shares of CPG common stock and distributions of CPPL common units in a manner consistent with CPG’s and CPPL’s then-existing public statements and (v) preserving the flexibility of CPG and CPPL to consummate certain intercompany and related financing transactions prior to closing of the merger. The draft did not condition the closing of the merger on receipt of the CFIUS Clearance (as defined in the section entitled “The Merger—Regulatory Approvals” beginning on page [—] of this proxy statement). Though the draft was structured as a one-step merger, it indicated that CPG would prefer utilizing a tender offer structure if practicable given the potential timing advantages.

On February 5, 2016, the Board held a telephonic meeting that was also attended by certain members of senior management and representatives of Goldman Sachs and Sullivan & Cromwell. During the meeting, Mr. Skaggs provided a status update on discussions with TransCanada regarding a potential transaction and discussed the preliminary regulatory analysis relating to such a transaction. Mr. Skaggs also reviewed with the Board the key terms of the draft merger agreement provided to TransCanada. A representative from Sullivan & Cromwell responded to questions from directors regarding the terms of the merger agreement. At the end of the meeting, CPG’s directors met in executive session, initially with representatives from Sullivan & Cromwell participating.

From February 8 through February 12, 2016, in discussions between the management of each of CPG and TransCanada and discussions between their respective financial advisors, TransCanada’s representatives indicated that a tender offer structure would not be feasible from TransCanada’s perspective given certain tax and financing considerations.

On February 12, 2016, Messrs. Skaggs and Girling had a call to discuss the status of various workstreams and transaction process considerations.

Later on February 12, 2016, the Board held a telephonic meeting that was also attended by certain members of senior management and representatives of Goldman Sachs and Sullivan & Cromwell. During the meeting, Mr. Skaggs reported to the Board on certain financial and operational aspects of CPG’s business, including the trading prices of CPG common stock and common units of CPPL relative to the equity securities of other companies in the industry and an update on the credit ratings of certain key customers. Mr. Skaggs then provided an update on discussions with TransCanada, noting that due diligence was progressing on schedule. Mr. Skaggs also provided a general overview of TransCanada’s plan to finance the acquisition through a combination of debt, equity and asset sales, and noted that TransCanada had engaged certain credit rating agencies for a rating assessment service in connection with TransCanada’s financing plan for the acquisition and expected to receive a response from the credit rating agencies on February 19, 2016. Mr. Skaggs reported to the Board that the management of TransCanada and CPG had not had discussions regarding price given the volatility of the equity markets at that time, but noted that TransCanada had indicated they expected they would be in a position to make a more firm proposal on price around February 24, 2016. At the conclusion of the meeting, CPG’s directors met in executive session, initially with representatives from Sullivan & Cromwell participating.

On February 16, 2016, representatives of TransCanada provided additional information to representatives of CPG regarding TransCanada’s financing plan.

On February 17, 2016, TransCanada sent a revised draft of the merger agreement to CPG.

On February 19, 2016, representatives of Sullivan & Cromwell and Mayer Brown held a conference call to discuss certain issues raised by TransCanada’s revised draft of the merger agreement, including the omission of TransCanada as a party to the merger agreement and certain financing-related provisions.

Also on February 19, 2016, Mr. Poirier called Mr. S. Smith to inform him that the outcome of the rating assessment services was such that TransCanada could not proceed with its currently contemplated financing plan. Mr. Poirier expressed disappointment with the result, and indicated that TransCanada was considering revising its financing plan to be re-presented to the credit rating agencies in order to achieve the goal of financing the acquisition in a manner that would allow TransCanada to preserve Parent’s credit rating.

Also on February 19, 2016, the Board held a telephonic meeting that was also attended by certain members of senior management and representatives of Goldman Sachs and Sullivan & Cromwell. During the meeting, Mr. Skaggs reviewed the status of due diligence, financing and the merger agreement discussions. At the conclusion of the meeting, CPG’s directors met in executive session, initially with representatives of Sullivan & Cromwell participating.

On February 20, 2016, CPG sent a revised draft of the merger agreement to TransCanada.

On February 21, 2016, CPG sent an initial draft of the CPG disclosure letter to TransCanada.

On February 22, 2016, members of management of CPG and TransCanada and representatives of Sullivan & Cromwell and Mayer Brown met to negotiate the terms of the merger agreement. During the meeting, CPG and TransCanada and their legal advisors engaged in discussions and negotiations regarding, among other things, (i) the transaction structure, (ii) the scope of each party’s representations and warranties in the merger agreement, (iii) the scope of the restrictions on CPG’s operations of its business between signing of the merger agreement and closing of the merger, (iv) the provisions permitting the Board to effect a change of recommendation in certain circumstances, (v) financing and regulatory matters, (vi) the circumstances in which a termination fee would become payable by CPG to Parent and the size of such fee and (vii) certain closing conditions. TransCanada indicated that it was not willing to accept a “hell-or-high-water” approach to the antitrust covenant and that there would need to be some limitations on TransCanada’s obligations to obtain regulatory approval for the merger, but the specific limitations were not discussed and the parties agreed to delay further discussions on the subject pending additional regulatory analysis. The parties further agreed to delay discussions on the size of the termination fee and to negotiate such term in conjunction with negotiation of the purchase price.

On February 23 and 24, 2016, certain members of CPG and TransCanada management and representatives of Sullivan & Cromwell and Mayer Brown engaged in further discussions regarding the terms of the merger agreement, including with respect to certain employee matters.

On February 24, 2016, following a meeting of TransCanada’s board of directors, Mr. Girling informed Mr. Skaggs that, though TransCanada’s management and board of directors remained committed to pursuing a potential acquisition of CPG, TransCanada would require additional time to develop a financing plan that would support an acquisition of CPG within the range of $25 to $28 per share of CPG common stock while preserving Parent’s credit rating. Mr. Girling noted that TransCanada’s board of directors had supported several new financing scenarios reflecting, among other assumptions, various increased equity financing scenarios. TransCanada would plan to present such scenarios to the rating agencies the following week and, assuming a satisfactory outcome, would be prepared to commence price negotiations with CPG during the late part of the week of February 29. Mr. Skaggs told Mr. Girling he would update the Board on the latest developments at the Board’s meeting on February 26, 2016, and, after conferring with the Board, would report back to confirm CPG’s continued engagement. Mr. Skaggs promptly conveyed Mr. Girling’s remarks in a written update to the Board.

On February 26, 2016, the Board held a telephonic meeting that was also attended by certain members of senior management and representatives of Goldman Sachs and Sullivan & Cromwell. During the meeting, Mr. Skaggs recounted his most recent conversation with Mr. Girling. Mr. Skaggs also updated the Board on the progress of other transaction-related workstreams, noting that TransCanada had largely completed due diligence and that the most significant open points on the merger agreement (other than price and the size of the termination fee) concerned the regulatory and financing provisions. At the conclusion of the meeting, CPG’s directors met in executive session, initially with representatives from Sullivan & Cromwell participating.

On February 27, 2016, TransCanada sent a revised draft of the merger agreement to CPG.

On or about February 28, 2016, CPG provided an updated version of the 0&12 plan, which included the CPG financial forecasts, to its financial advisors and TransCanada.

On March 1 and March 2, 2016, certain members of management of CPG and TransCanada and representatives of Sullivan & Cromwell and Mayer Brown met to negotiate the terms of the merger agreement. During the meeting, TransCanada provided CPG with additional details regarding TransCanada’s plans for financing the transaction. CPG and TransCanada and their respective legal advisors engaged in discussions and negotiations regarding, among other things, (i) the scope of CPG’s representations and warranties in the merger agreement, (ii) the scope of the restrictions on CPG’s operations of its business between signing of the merger agreement and closing of the merger, including with respect to payment of dividends, the ability to engage in certain financing transactions involving CPPL, the ability to amend and enter into new contracts and the incurrence of debt, (iii) CPG’s and the TransCanada parties’ obligations under the financing covenants, (iv) TransCanada’s obligations with respect to obtaining regulatory approvals and (v) certain matters relating to employees. At the conclusion of the meetings, CPG and TransCanada and their respective legal advisors discussed logistics and the timeline leading up to announcement of a potential transaction.

Later on March 2, 2016, CPG and TransCanada entered into a letter agreement extending the exclusivity period under their existing exclusivity agreement through 11:59 p.m., Central Time, on March 8, 2016.

Late on March 3, 2016, Sullivan & Cromwell sent a revised draft of the merger agreement to TransCanada and Mayer Brown.

On March 4, 2016, Sullivan & Cromwell sent an updated draft of the CPG disclosure letter to Mayer Brown.

Also on March 4, 2016, TransCanada sent comments to CPG and Sullivan & Cromwell on the antitrust covenant reflected in Sullivan & Cromwell’s most recent draft of the merger agreement.

Also on March 4, 2016, Mr. Poirier called Mr. S. Smith to inform him that TransCanada was satisfied that its most recent revised financing plan would allow Parent to maintain its current credit rating. Mr Girling confirmed that TransCanada’s board of directors would be meeting on March 5, 2016, and that TransCanada expected to make a proposal to CPG on price following such meeting.

Later on March 4, 2016, the Board held a telephonic meeting that was also attended by certain members of senior management and representatives of Goldman Sachs and Sullivan & Cromwell. During the meeting, Mr. Skaggs provided an update to the Board on the status of negotiations with TransCanada and the outcome of the rating agencies’ assessment services based on review of TransCanada’s most recent financing plan. Mr. Skaggs reported that, with the exception of price and the size of the termination fee, most of the significant open points on the merger agreement had been resolved, and the parties and their respective legal advisors expected to finalize the merger agreement over the next several days assuming agreement was reached on the open economic terms. Because the non-disclosure agreement between TransCanada and CPG prohibited TransCanada from making a proposal absent an invitation to do so from the Board, the Board authorized management to send a written communication to TransCanada requesting on behalf of the Board that TransCanada make a proposal to acquire CPG. During the meeting, representatives from Sullivan & Cromwell responded to questions from directors regarding the terms of the merger agreement and the directors’ fiduciary duties.

Later on March 4, 2016, Mr. R. Smith sent an e-mail communication to Christine Johnston, Vice-President, Law and Corporate Secretary of TransCanada, informing Ms. Johnston that the Board had authorized him to advise TransCanada that the Board requested TransCanada to make an offer to acquire CPG at any meetings or during any telephone calls between representatives of TransCanada and CPG prior to the expiration of the exclusivity period.

On March 5, 2016, a representative of Blake, Cassels & Graydon LLP, TransCanada’s Canadian counsel and which we refer to as Blakes, sent drafts of TransCanada’s financing commitment papers to representatives of Bennett Jones LLP, CPG’s Canadian counsel and which we refer to as Bennett Jones.

Also on March 5, 2016, CPG and Lazard executed a letter confirming the engagement of Lazard, as contemplated by their existing engagement letter dated September 17, 2014, to act as CPG’s financial advisor with respect to any sale of all or a majority of the outstanding common stock or assets of CPG and any unsolicited offer to acquire CPG and agreeing on fees and related terms in connection with such engagement.

Also on March 5, 2016, members of management of CPG and TransCanada and representatives of Sullivan & Cromwell, Mayer Brown and Crowell & Moring LLP, TransCanada’s regulatory counsel, held a conference call to discuss TransCanada’s comments on the regulatory covenant in the merger agreement that had been sent to CPG the previous day. At the conclusion of such conference call, the parties had largely reached agreement regarding TransCanada’s obligations under such covenant, subject to finalizing the language to reflect such agreement.

On March 5, 2016, following the meeting of TransCanada’s board of directors, Mr. Poirier called Mr. S. Smith and indicated that Mr. Girling would be calling Mr. Skaggs later that day to make a formal offer to acquire CPG at $24 per share. Mr. S. Smith expressed the view that, based on prior discussions regarding value with the Board, such a price was not in an acceptable range. He conveyed management’s expectation that TransCanada’s proposal would be closer to $26.50 per share of CPG common stock, though at the very least, management had expected TransCanada’s proposal would be in the range indicated by Mr. Girling on January 25, 2016, which was the basis for CPG entering into exclusivity with TransCanada. Mr. S. Smith suggested that TransCanada increase its offer prior to the telephonic Board meeting scheduled for later that day.

Later on March 5, 2016, Mr. Girling made a verbal proposal to Mr. Skaggs for TransCanada to acquire all of the shares of CPG common stock for $25.25 per share in cash, indicating that it was the highest price he had the authority to offer. Mr. Skaggs indicated that, while he would report TransCanada’s proposal to the Board for its consideration, CPG’s senior management could not recommend that the Board accept such an offer. Mr. Skaggs then reported the terms of TransCanada’s proposal to the Board and senior management of CPG.

Later on March 5, 2016, the Board held a telephonic meeting that was also attended by certain members of senior management and representatives of Goldman Sachs and Sullivan & Cromwell. Mr. Skaggs recounted the events following TransCanada’s board meeting earlier that day and reported that, although TransCanada had increased its offer over the course of the day from $24 to $25.25 per share of CPG common stock, the management of CPG did not recommend in favor of the Board accepting such offer. After discussion, the Board directed management to communicate to TransCanada that the Board had rejected TransCanada’s proposal.

After the Board meeting on March 5, 2016, Mr. Skaggs contacted Mr. Girling and informed him that the Board had rejected TransCanada’s offer to acquire CPG at $25.25 per share of CPG common stock. Mr. Girling gave no indication that TransCanada was authorized or willing to make an offer at a higher price and expressed disappointment that it appeared the transaction would not be moving forward.

Later on March 5, 2016, Mr. Poirier called Mr. S. Smith to communicate that TransCanada did not have the ability to increase its offer. Shortly thereafter, Mr. Skaggs provided an update to the Board on his conversation with Mr. Girling and Mr. S. Smith’s conversation with Mr. Poirier.

On the morning of March 6, 2016, a representative of Wells Fargo Securities, LLC, TransCanada’s financial advisor and which we refer to as Wells Fargo, called a representative of Goldman Sachs to convey that TransCanada’s board of directors continued to see significant value potential in the combination of TransCanada’s and CPG’s businesses. The representative of Wells Fargo noted that he could not foresee any circumstances in which TransCanada’s management or board of directors would support an acquisition at a price of $26.50 per share of CPG common stock; however, he indicated that TransCanada might be willing to re-convene its board of directors to seek authority to increase its offer price above $25.25 per share if CPG’s management would be willing to propose a price that would be acceptable to CPG (though noting that such price needed to be lower than $26.50). The Goldman Sachs representative promptly reported his conversation with the Wells Fargo representative to CPG’s senior management.

Later on March 6, 2016, after receiving the update from the representative of Goldman Sachs, certain members of CPG’s senior management held a conference call to consider whether they would be willing to recommend a price below $26.50 to the Board and, after reviewing the most recent preliminary standalone financial analyses of CPG that had been prepared by each of CPG’s financial advisors, CPG’s senior management concluded that it would be willing to make a recommendation to the Board that it accept a price per share of CPG common stock of $26.

Later on March 6, 2016, Mr. S. Smith, after consulting with Mr. Skaggs and the Board’s lead independent director, called Mr. Poirier to request that TransCanada consider making a revised proposal at $26 per share of CPG common stock, noting that the Board had not approved that price and that there was no assurance that the Board would authorize CPG to engage in a transaction at that price. Later that same day, Mr. Girling informed Mr. Skaggs that TransCanada’s management would be meeting the following morning to determine whether it could support and recommend to TransCanada’s board of directors an acquisition of CPG at a price of $26 per share.

On the evening of March 6, 2016, the Board held a telephonic meeting that was also attended by certain members of senior management and representatives of Goldman Sachs and Sullivan & Cromwell. Mr. Skaggs recounted the events that had transpired since the Board’s meeting on March 5, 2016. The directors then discussed the merits of a potential transaction with TransCanada at a price of $26 per share of CPG common stock, considering, among other things, the relatively high degree of certainty that such a transaction would close, the favorability of certain key terms of the merger agreement to CPG based on the outcome of the most recent negotiations, the fact that the consideration was all cash and the multiples implied by such a price to certain financial metrics included in the CPG financial forecasts, as reflected in the most recent preliminary standalone financial analyses that had been prepared by each of CPG’s financial advisors. At the conclusion of the meeting, CPG’s directors met in executive session, initially with representatives from Sullivan & Cromwell participating.

On March 7, 2016, Mr. Poirier called Mr. S. Smith to inform him that TransCanada’s board of directors could not be convened until March 9, 2016 to consider making a revised proposal to CPG at a higher price.

On March 7, 2016, the Board held a telephonic meeting that was also attended by certain members of senior management and representatives of Goldman Sachs and Sullivan & Cromwell. During the meeting, Mr. S. Smith updated the Board on his conversation with Mr. Poirier. The directors discussed the latest developments and strategy considerations with senior management and representatives from Goldman Sachs and Sullivan & Cromwell. At the conclusion of the meeting, CPG’s directors met in executive session, initially with representatives from Sullivan & Cromwell participating.

On March 8, 2016, CPG senior management and its advisors became aware, as a result of inquiries to various investment banks, including Goldman Sachs, that were subsequently reported to senior management, that The Wall Street Journal was developing a story that TransCanada was in advanced discussions to acquire a company.

Later on March 8, 2016, a representative of Wells Fargo conveyed to a representative of Goldman Sachs that, although TransCanada’s board of directors had generally expressed positive views about the potential acquisition of CPG, there could be no assurance as to the outcome of the upcoming board meeting and whether TransCanada’s board of directors would be supportive of pursuing a transaction at $26 per share of CPG common stock. The Wells Fargo representative further communicated that he expected that, if TransCanada’s board of directors was supportive of pursuing a transaction at $26 per share, the timing of announcement of such a transaction would likely be delayed several weeks due to Canadian capital markets considerations.

On March 8, 2016, the Board held a telephonic meeting that was also attended by certain members of senior management and representatives of Goldman Sachs and Sullivan & Cromwell. A representative of Goldman Sachs updated the Board on his conversation with the Wells Fargo representative. Mr. Skaggs noted that management had not heard anything from TransCanada management during the course of the day, but expected to receive an update after the meeting of TransCanada’s board of directors scheduled for the following day. He informed the Board of management’s understanding that The Wall Street Journal was developing a story concerning a potential acquisition by TransCanada, noting that it was not clear at the time whether CPG was known to be the target company.

Late in the evening on March 8, 2016, representatives of CPG and TransCanada management conferred regarding the potential leak and discussed and agreed upon a communication strategy in the event that such a leak should occur.

At 11:59 p.m., Central Time, on March 8, 2016, the exclusivity period under the exclusivity agreement between CPG and TransCanada, as extended on March 2, 2016, expired.

On March 9, 2016, a representative of Goldman Sachs informed CPG senior management that a member of Goldman Sachs’ communications team had received earlier that day an inquiry from a reporter at The Wall Street Journal. The reporter indicated that The Wall Street Journal was preparing to report that TransCanada was in advanced negotiations to acquire CPG. The Goldman Sachs representative had declined to comment.

On March 9, 2016, the Board held a telephonic meeting that was also attended by certain members of senior management and representatives of Goldman Sachs and Sullivan & Cromwell. At the beginning of the meeting, Mr. Skaggs informed the Board that as yet neither management nor CPG’s financial advisors had received an update regarding the outcome of the meeting of TransCanada’s board of directors. Mr. Skaggs updated the Board on the potential for a leak in The Wall Street Journal.

Later on March 9, 2016, after the meeting of the Board, Mr. S. Smith received a call from Mr. Poirier. During the call, Mr. Poirier outlined an indicative offer for TransCanada to acquire CPG at a value of $26 per share of CPG common stock, with 10% of the consideration being comprised of TransCanada common stock and the remainder being comprised of cash, with a termination fee of 4.5% of the transaction value. Mr. Poirier described in general terms the impact of the change in the structure and amount of the consideration on TransCanada’s acquisition financing plans, and noted that TransCanada intended to present the revised plan to the credit rating agencies to confirm that the outcome of the rating assessment services would be unchanged. Mr. Poirier also indicated that TransCanada’s underwriters had advised against launching a subscription receipts offering before March 29, 2016 given Canadian capital markets considerations. Mr. Poirier did not provide details on how the equity portion of the consideration would be structured (for example, whether the exchange ratio would be fixed or floating and, if floating, whether there would be a collar) and stated that the proposal was non-binding, subject to changes in market conditions and TransCanada receiving feedback from the credit rating agencies and TransCanada’s underwriters. Mr. S. Smith informed Mr. Poirier that he would bring TransCanada’s revised indicative proposal before CPG’s management and the Board.

Later on March 9, 2016, after Mr. S. Smith’s conversation with Mr. Poirier, CPG’s senior management held a conference call, which was also attended by representatives of Goldman Sachs and Sullivan & Cromwell, to discuss the latest proposal from TransCanada. CPG’s management and representatives from Goldman Sachs and Sullivan & Cromwell discussed the need to obtain additional clarity from TransCanada regarding how the exchange ratio would be structured and also discussed how the change in structure would impact the timing of announcement, the potential impact of a leak on TransCanada’s stock price and the need to conduct additional due diligence on TransCanada given the equity component of the consideration. CPG’s management decided that additional information regarding TransCanada’s proposal was needed before the Board would be able to consider it.

Following the call among CPG’s management and advisors, Mr. S. Smith called Mr. Poirier to request additional clarity regarding the exchange ratio structure that TransCanada was contemplating. Mr. Poirier told Mr. S. Smith that a fixed exchange ratio was essential given TransCanada’s financing needs.

On the morning of March 10, 2016, Messrs. Skaggs and Girling spoke and Mr. Girling confirmed the terms of TransCanada’s indicative offer as outlined by Mr. Poirier to Mr. S. Smith on March 9. Mr. Skaggs informed Mr. Girling that the Board would be convening to discuss TransCanada’s latest proposal. Mr. Skaggs indicated that the Board would likely insist on a relatively low termination fee and Mr. Girling indicated that TransCanada would be open to negotiation on that point.

Later in the morning of March 10, 2016, The Wall Street Journal published an article reporting that TransCanada was in talks to acquire CPG. Following publication of such article, NYSE briefly halted trading of CPG common stock, and the Toronto Stock Exchange and NYSE halted trading of shares of TransCanada common stock until TransCanada released a public statement commenting on the rumor. In its statement, TransCanada disclosed that it was in discussions regarding a potential transaction with a third party but did not disclose the identity of the party.

Also on the morning of March 10, 2016, the Board held a telephonic meeting that was also attended by certain members of senior management and representatives of Goldman Sachs and Sullivan & Cromwell. Mr. Skaggs recounted the developments since the Board’s meeting on March 9, 2016, including the initial offer made by Mr. Poirier to Mr. S. Smith on March 9, 2016 and the subsequent discussions between representatives of CPG and TransCanada. He noted that, taking into account the clarifications made by TransCanada during such subsequent discussions, TransCanada’s indicative offer effectively amounted to $23.40 in cash plus a number of shares of TransCanada common stock equal to $2.60 for each share of CPG common stock. He noted that the volume-weighted average trading price of shares of TransCanada common stock over some period leading up to the signing of a definitive agreement would presumably be used for purposes of calculating the applicable exchange ratio, though the parties had not yet discussed specifics in that regard. Mr. Skaggs also informed the

Board that TransCanada’s exclusivity period had expired at 11:59 p.m., Central Time, on March 8, 2016, and that TransCanada had not yet requested to extend the exclusivity period. The Board then discussed TransCanada’s proposal with management and representatives from Goldman Sachs and Sullivan & Cromwell. The directors noted that though the introduction of an equity component to the merger consideration introduced a degree of risk, given that the equity component was relatively small compared to the cash component, TransCanada’s stock price would need to decline by a very significant amount before such proposal would imply a lower value per share than TransCanada’s previous offer of $25.25 in cash. In addition, under the revised proposal, CPG stockholders would receive the opportunity to participate in some of the upside potential of the combined company. The directors also considered the risks associated with delaying announcement of the potential transaction for approximately two weeks, and the potential negative impact of a leak on TransCanada’s ability to raise equity financing should the leak cause a drop in the price of TransCanada common stock. With respect to the termination fee, the Board determined that a termination fee of 4.5% would be unacceptable, but took comfort in Mr. Girling’s indication that TransCanada was willing to negotiate on that point. The Board recognized that TransCanada’s offer was only a non-binding indication of interest, and there could be no certainty that it would result in a firm offer by TransCanada approximately two weeks later. After considering these and other factors, the Board concluded that TransCanada’s indicative offer was a basis for moving forward with discussions and authorized management to continue working toward a potential transaction, including revising the merger agreement to reflect the new structure and commencing more in-depth due diligence on TransCanada’s business. At the conclusion of the meeting, CPG’s directors met in executive session, initially with representatives from Sullivan & Cromwell participating.

After the Board meeting on March 10, 2016, Mr. S. Smith reported to Mr. Poirier that the Board had authorized CPG’s management and advisors to continue pursuing discussions with TransCanada on the basis of TransCanada’s most recent indicative offer, and Mr. Skaggs communicated a similar message to Mr. Girling. In his conversation with Mr. S. Smith, Mr. Poirier requested that CPG and TransCanada enter into a new exclusivity agreement granting TransCanada exclusivity for a period of two weeks. Mr. S. Smith informed Mr. Poirier that CPG’s management would discuss TransCanada’s exclusivity request at the next Board meeting.

On March 11, 2016, Mr. R. Smith and Ms. Johnston had a call to discuss the status of various transaction-related workstreams. Ms. Johnston indicated that Mayer Brown was in the process of revising the merger agreement to reflect TransCanada’s latest proposal.

Also on March 11, 2016, a representative of Sullivan & Cromwell sent representatives of Blakes comments on the drafts of TransCanada’s financing commitment papers.

Also on March 11, 2016, Mr. Skaggs received an e-mail from the Chief Executive Officer of Party A referencing the prior day’s leak and indicating that Party A again had begun considering some of the possibilities of a combination of CPG and Party A. The e-mail did not include any specifics about the structure of a transaction or details of the economic terms of such a transaction except to imply that shares of Party A’s common stock would comprise a significant portion, if not the entirety, of the consideration. The Chief Financial Officer of Party A called a representative of Goldman Sachs to indicate Party A’s potential interest in acquiring CPG.

Later on March 11, 2016, the Board held a telephonic meeting that was also attended by certain members of senior management and representatives of Goldman Sachs and Sullivan & Cromwell. At the meeting, Mr. Skaggs reviewed with the Board the trading activity of securities of TransCanada, CPG and CPPL since the leak in The Wall Street Journal as well as certain inquiries received from the media, employees, customers and the investor community following the leak. He also informed the Board of Party A’s communications to him and Goldman Sachs earlier that day. Mr. S. Smith then updated the Board on the latest discussions with TransCanada, noting that financial due diligence on TransCanada would commence at the beginning of the following week and that the parties intended to have the merger agreement finalized, other than with respect to the price and termination fee, by the end of such week. He also informed the Board of TransCanada’s request to re-enter exclusivity. The

Board then engaged in a discussion with management and representatives from Goldman Sachs and Sullivan & Cromwell regarding whether to grant TransCanada a new exclusivity period, including in light of Party A’s communications to Mr. Skaggs and Goldman Sachs. Because CPG and Goldman Sachs had received Party A’s inbound inquiry only a short while before the Board meeting, management requested additional time to formulate a recommendation to the Board as to how to respond to Party A. The Board agreed to re-convene the following morning to consider such recommendation. The Board then authorized entry into a new exclusivity period with TransCanada to continue through March 18, 2016, subject to the Board’s evaluation of Party A’s inquiry the following morning.

On the morning of March 12, 2016, the Board held a telephonic meeting that was also attended by certain members of senior management and representatives of Goldman Sachs and Sullivan & Cromwell. Mr. Skaggs presented management’s recommendation that CPG not engage with Party A given that Party A had not made a specific proposal and that engaging with Party A would likely distract management and CPG’s advisors from pursuing the proposal that had been made by TransCanada. The Board then engaged in a discussion with management and representatives from Goldman Sachs and Sullivan & Cromwell regarding a wide range of considerations applicable to potentially engaging with Party A and the optimal strategy for responding, if at all, to Party A. The Board concluded there was no reason to believe, based on information then available and taking into account the views of management, that engaging with Party A was likely to lead to a transaction offering greater value to CPG stockholders than the transaction represented by TransCanada’s most recent proposal. Given that TransCanada had already devoted substantial resources to acquiring CPG and made an indicative offer at an attractive price, the Board concluded that pursuing discussions with Party A would not be worth the risk of losing the potential transaction with TransCanada and confirmed its authorization for CPG to enter into a new exclusivity period with TransCanada to continue through March 18, 2016. At the conclusion of such period, the Board could evaluate whether a further extension was warranted. The Board also approved a script that management had prepared with the assistance of Sullivan & Cromwell for use in responding to Party A’s inquiry as well as any future inquiries from potentially interested parties. Prior to using such script, Mr. R. Smith would send the proposed language to a representative of TransCanada to obtain confirmation that using such script in responding to unsolicited proposals would not constitute a breach of CPG’s obligations under the new exclusivity agreement once the new exclusivity agreement was in effect. The Board suggested informing TransCanada that CPG had received an inbound inquiry from a large midstream company following the leak, without disclosing the identity of the party or any additional details.

After the Board meeting, on March 12, 2016, Mr. R. Smith contacted Ms. Johnston to confirm that the Board had authorized CPG to enter into a new exclusivity agreement and also noted that CPG had received an inbound inquiry from a large midstream company. After their call, Mr. R. Smith sent Ms. Johnston the proposed script to be used by CPG and Goldman Sachs when responding to any inbound inquiries, and Ms. Johnston confirmed that such a response would not be interpreted to constitute a breach of CPG’s obligations under the exclusivity agreement.

Later on March 12, 2016, CPG and TransCanada entered into a new exclusivity agreement granting TransCanada exclusivity through 5:00 p.m., Central Time, on March 18, 2016. Under the terms of the new exclusivity agreement, TransCanada was required to notify CPG during the new exclusivity period if TransCanada was no longer interested in pursuing a potential transaction on terms at least as favorable to the stockholders of CPG as the terms discussed by Messrs. Skaggs and Girling on March 10, 2016, and the new exclusivity period would automatically terminate upon receipt of such notice. In addition, notwithstanding the exclusivity restriction during the new exclusivity period, CPG was able to engage with, provide due diligence information to and potentially enter into a transaction with any third party that provided CPG with a bona fide written unsolicited acquisition proposal so long as the Board determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be a breach of the Board’s fiduciary duties.

Also on March 12, 2016, at the direction of CPG and utilizing the agreed upon script, a representative of Goldman Sachs responded to the Chief Financial Officer of Party A to indicate that CPG would not comment on market speculation or rumors and, with respect to indications of interest in pursuing a transaction, would not respond to anything other than serious written proposals. Another officer of Party A responded to indicate that they understood Goldman Sachs’s response and that CPG should expect to receive a formal letter from Party A in the next few days. The representative of Goldman Sachs informed CPG management of Party A’s response.

On the morning of March 13, 2016, Mr. Skaggs updated the Board via e-mail on the developments that had occurred following the prior day’s Board meeting, including Party A’s indication that Party A would be submitting a formal written proposal in the next few days.

On the afternoon of March 14, 2016, Mr. Poirier and Mr. Kettering were scheduled to have a routine status update call. Mr. Pourbaix also joined the call and Messrs. Poirier and Pourbaix, citing concerns over execution risk on TransCanada’s proposed subscription receipts offering and the deterioration of TransCanada’s stock price following the leak, indicated that TransCanada’s board of directors had concluded it could not maintain the $26 per share mixed-consideration proposal and that TransCanada’s final proposal was to acquire CPG at a price of $25.50 in cash per share of CPG common stock. Messrs. Poirier and Pourbaix indicated that TransCanada would be prepared to move expeditiously and, subject to board approval, announce the transaction on March 16 or March 17, 2016 and that if CPG were not to accept the offer, TransCanada planned to issue a press release within the next few days indicating its acquisition discussions had been terminated. Mr. Kettering noted that he would advise Mr. Skaggs and the other members of the Board of TransCanada’s revised offer.

Later on March 14, 2016, Mr. Skaggs spoke to Mr. Girling, who reaffirmed TransCanada’s revised proposal and confirmed that TransCanada’s board of directors was supportive of such proposal.

Later on March 14, 2016, the Board convened a telephonic meeting that was also attended by certain members of senior management and representatives of Goldman Sachs and Sullivan & Cromwell in order to discuss TransCanada’s revised proposal. Based on the most recent discussions with representatives of TransCanada, management informed the Board, in the event CPG were to accept TransCanada’s revised offer, that TransCanada was targeting March 17, 2016 to announce the transaction and launch TransCanada’s subscription receipts offering. The Board then discussed TransCanada’s revised proposal. The Board acknowledged that proceeding with TransCanada on the expedited timetable would mean that CPG would be entering into the merger agreement without having the opportunity to consider a formal written proposal from Party A; however, the Board’s concern in this regard would be mitigated if the parties could agree upon a sufficiently low termination fee, ideally not greater than 3% of the equity value of the transaction. The Board determined to defer a substantive response on price until the Board could meet in person and review the presentations of each of CPG’s financial advisors. At the conclusion of the meeting, CPG’s directors met in executive session, initially with representatives from Sullivan & Cromwell participating.

Later on March 14, 2016, Mayer Brown sent a revised draft of the merger agreement to Sullivan & Cromwell. From March 15, 2016 through March 17, 2016, representatives of CPG and TransCanada, together with Sullivan & Cromwell, Mayer Brown, Bennett Jones and Blakes, finalized the terms of the merger agreement, the CPG disclosure letter and the Parent disclosure letter.

On March 15, 2016, Messrs. Kettering, Poirier and Pourbaix had a conversation and reached agreement on a termination fee of 3% of the equity value of the transaction, subject to final approval by the Board and TransCanada’s board of directors.

On March 16, 2016, the Board held a meeting that was also attended by certain members of senior management and representatives of Goldman Sachs, Lazard and Sullivan & Cromwell in order to consider TransCanada’s proposal to acquire CPG at a price of $25.50 per share. Mr. Skaggs and representatives of Sullivan & Cromwell summarized the negotiations that had taken place since the previous Board meeting. Sullivan & Cromwell also provided the Board with both a written and an oral summary of the key terms of the merger agreement and responded to questions received from the Board regarding the merger agreement.

Sullivan & Cromwell also again reviewed with the Board the Board’s fiduciary duties under Delaware law. Representatives of each of Goldman Sachs and Lazard then presented their respective preliminary financial analyses relating to the proposed transaction. In response to questions, a representative of Goldman Sachs described how macroeconomic factors, including changes in equity financing costs at the CPG and CPPL levels, had contributed to changes in Goldman Sachs’ discounted cash flow analysis of CPG utilizing the CPG financial forecasts as compared to the preliminary discounted cash flow analysis that Goldman Sachs had performed in the summer of 2015 utilizing CPG management’s forecasts that were available at that time. In addition, a representative of Lazard presented preliminary illustrative financial analyses of a potential acquisition of CPG by Party A for a mix of cash and Party A common stock at prices ranging from $25.50 to $28 per share of CPG common stock under various scenarios. The Board concluded, after discussions with management and CPG’s financial advisors, that Party A’s ability to present a strong, competitive offer in a timely manner was likely relatively weak. The Board also considered that there was no assurance that Party A would make a formal written proposal in a timely matter or at all and the fact that the exclusivity agreement prohibited CPG from soliciting any such proposal during the exclusivity period. In addition, after discussing the matter with management, the Board concluded that there was a high likelihood that the opportunity to enter into a transaction with TransCanada at a price of $25.50 per share would be lost if CPG chose to delay entering into the merger agreement with TransCanada until receiving a formal, written proposal from Party A. Following additional discussion and consideration of the proposed transaction with TransCanada, including as to the matters discussed in the section entitled “—Reasons for the Merger” beginning on page [—] of this proxy statement, the Board unanimously determined to proceed with the merger, assuming satisfactory finalization of definitive transaction documentation.

On March 17, 2016, pursuant to Section 5.5(e) of the Tax Allocation Agreement, dated as of June 30, 2015, between CPG and NiSource, which we refer to as the Tax Allocation Agreement, Sullivan & Cromwell delivered to NiSource in escrow, subject to approval of the merger by the Board and the board of directors of TransCanada, an opinion to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the completion of the merger would not result in any “Distribution Taxes” (as such term is defined in the Tax Allocation Agreement). CPG then delivered a true and complete copy of such opinion to TransCanada and NiSource executed and delivered to CPG and TransCanada in escrow, subject to approval of the merger by the Board and the board of directors of TransCanada, a written confirmation that such tax opinion was reasonably satisfactory to NiSource.

Later on March 17, 2016, the Board held a telephonic meeting that was also attended by certain members of senior management and representatives of Goldman Sachs, Lazard and Sullivan & Cromwell. Representatives from Sullivan & Cromwell confirmed that the terms of the final merger agreement did not reflect any material changes to the version that was reviewed with the Board the previous day. Thereafter, Lazard presented certain updated financial analyses, which are described in the section entitled “—Opinions of CPG’s Financial Advisors—Opinion of Lazard Frères & Co. LLC” beginning on page [—] of this proxy statement, and then rendered its oral opinion to the Board, later confirmed by delivery of a written opinion dated March 17, 2016, that as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the per share merger consideration to be paid to the holders of shares of CPG common stock (other than cancelled shares and dissenting shares) in the merger was fair, from a financial point of view, to such holders. Thereafter, Goldman Sachs presented certain updated financial analyses, which are described in the section entitled “—Opinions of CPG’s Financial Advisors—Opinion of Goldman, Sachs & Co.” beginning on page [—] of this proxy statement, and then rendered its oral opinion to the Board, later confirmed by delivery of a written opinion dated March 17, 2016, to the effect that, and based upon and subject to the factors, limitations and assumptions set forth therein, as of the date of the merger agreement, the per share merger consideration to be paid to the holders of shares of CPG common stock (other than Parent and its affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders. Mr. R. Smith and a representative of Sullivan & Cromwell then reviewed with the Board the resolutions proposed to be adopted at the meeting. The Board then unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, were fair to, and in the best interests of, CPG and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, (iii) resolved that the merger agreement be submitted for consideration by the stockholders of CPG at a special meeting of stockholders and (iv) resolved to recommend that the stockholders of CPG vote to adopt the merger agreement. The Board meeting concluded shortly after the close of trading on NYSE.

Following conclusion of the Board meeting and the meeting of the board of directors of TransCanada to approve the merger, entry into the merger agreement and the related financing, on the afternoon of March 17, 2016, CPG and the TransCanada parties executed the merger agreement and, shortly thereafter, each of CPG and TransCanada issued a press release announcing entry into the merger agreement.

Reasons for the Merger; Recommendation of the Board

Reasons for the Merger

The Board held 17 meetings beginning on January 28, 2016 at which the possibility of selling CPG was discussed. CPG’s outside legal advisor, Sullivan & Cromwell, participated in portions of all 17 meetings, and one or both of CPG’s financial advisors, Goldman Sachs and Lazard, participated in portions of certain of these meetings. At many of these meetings, the Board met in executive session with representatives of Sullivan & Cromwell without management and financial advisors present and also met in executive session without any advisors present.

At a meeting held on March 17, 2016, the Board unanimously (i) determined that the merger agreement, and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, CPG and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, (iii) resolved that the merger agreement be submitted for consideration by the stockholders of CPG at a special meeting of stockholders and (iv) resolved to recommend that the stockholders of CPG vote to adopt the merger agreement.

The Board consulted with and received the advice of CPG’s outside legal and financial advisors, held discussions with CPG senior management and considered a number of factors that it believed supported its decision to approve the merger agreement and the consummation of the merger. The Board believes, as reflected in financial forecasts prepared by CPG management and described in the section entitled “—Certain CPG Forecasts” beginning on page [—] of this proxy statement, that if CPG were to continue as a standalone company, CPG’s earnings and distributable cash flows would grow considerably in future years as CPG continued to execute on its significant portfolio of organic growth opportunities. However, CPG’s ability to achieve the results projected in the financial forecasts prepared by CPG management is subject to risks and uncertainties, among them execution risk associated with CPG’s ambitious growth plan as a result of (i) general long-term business and operational risks and (ii) risks associated with CPG’s ability to efficiently finance existing and future growth projects, which require substantial amounts of capital, in an increasingly volatile capital markets environment for companies in CPG’s industry and, in particular, a significantly challenged MLP financing market. The Board believes that the all-cash $25.50 per share merger consideration compensates CPG stockholders not only for the value of CPG’s current business and results but also for the future growth in earnings and distributable cash flows assuming realization of the financial forecasts prepared by CPG management and the successful execution of CPG’s growth projects. The per share merger consideration of $25.50 in cash will therefore allow CPG stockholders to immediately monetize CPG’s growth potential while eliminating the development, construction, permitting, operating, financing and other risks associated with CPG’s ability to successfully execute on its growth plan.

The material factors considered by the Board in determining to approve the merger agreement and recommend its adoption by CPG stockholders included the following (not in any relative order of importance):

•	Management’s and the Board’s understanding of the business, operations, financial condition and financing needs, earnings, growth projects, strategy and prospects of CPG, as well as CPG’s historical and projected financial performance;

•	That the $25.50 per share merger consideration represented approximately:

•	a 29.1% premium to the closing trading price on the undisturbed date;

•	a 41.3% premium to the volume-weighted average trading price of CPG common stock for the 20 trading day period ending on the undisturbed date; and

•	a 60.5% premium to the 52-week low closing trading price of CPG common stock as of March 17, 2016, which occurred on February 11, 2016;

•	That the $25.50 per share merger consideration indicated an implied valuation multiple of 18.2x CPG’s estimated Adjusted EBITDA for fiscal year 2016 as compared to a precedent transaction median forward EBITDA multiple of 12.8x;

•	That negotiations between the parties resulted in an increase from TransCanada’s initial proposal to the Board on March 5, 2016 of $24.00 per share to the per share merger consideration of $25.50, representing a difference of approximately $600 million of value to CPG stockholders;

•	That under the merger agreement, through the closing of the merger, CPG is permitted to declare and pay regular quarterly cash dividends on its common stock that will permit CPG to grow dividends at an annual rate of 15%, and CPPL is permitted to declare and pay regular quarterly cash distributions on CPPL common units that will permit CPPL to grow distributions at an annual rate of 20%, consistent with CPG’s and CPPL’s publicly announced targets for dividend and distribution growth, respectively;

•	The Board’s belief that the all-cash merger consideration will allow CPG stockholders to realize in the near term a fair value, in cash, for their shares, while avoiding medium and long-term market and business risks and the risks associated with realizing current expectations for CPG’s future financial performance;

•	The Board’s belief that the per share merger consideration compensates CPG stockholders not only for the value of CPG’s current business and results but also for the future growth in earnings and distributable cash flows, even assuming realization of the financial forecasts prepared by CPG management and the successful execution of CPG’s growth projects;

•	The terms and conditions of the merger agreement, including, among other things, the representations, warranties, covenants and agreements of the parties, the conditions to closing of the merger, the form and structure of the merger consideration and the termination rights of the parties;

•	That CPG had conducted preliminary discussions with several other parties around the time of its initial discussions with TransCanada, none of which had resulted in a serious proposal offering greater value to CPG stockholders than the value represented by the merger with TransCanada;

•	That only Party A contacted CPG to indicate interest in a potential transaction following media speculation that TransCanada was pursuing an acquisition of CPG;

•	The Board’s judgment, after discussions with CPG’s financial advisors and management, that there were few, if any, potentially interested and capable alternative counterparties to TransCanada that would likely be willing and able to compete with the financial terms proposed by TransCanada;

•	That, while the merger agreement contains a covenant prohibiting CPG from soliciting third-party acquisition proposals, the merger agreement permits CPG, prior to the time that CPG stockholders adopt the merger agreement, to discuss and negotiate, under specified circumstances, an unsolicited acquisition proposal should one be made and, if the Board determines in good faith, after consultation with its legal and financial advisors, that the unsolicited acquisition proposal constitutes a superior proposal within the meaning of the merger agreement and that the failure to pursue such superior proposal would be inconsistent with the Board’s fiduciary duties under applicable law, the Board is permitted, after taking certain steps, to terminate the merger agreement in order to enter into a definitive agreement for that superior proposal, subject to payment of a termination payment of $309 million to Parent;

•	That, although the common stock of CPG and its peers had been trading over the previous six months at multiples that were significantly lower than the historical averages for those companies during the last three to five years, there could be no assurance as to whether or when shares of CPG common stock would return to trading levels more consistent with the historical averages during that period, particularly in view of CPG’s known need to access the equity capital markets at significant levels in order to finance its substantial planned growth projects, or that the shares of CPG common stock would not trade at even lower levels when such financing was necessary, particularly given the historical fluctuations in multiples in the industry over the past 10 to 15 years;

•	That the merger agreement allows the Board, prior to the time that CPG stockholders adopt the merger agreement, to change or withdraw its recommendation of the merger agreement in response to a superior proposal or any change, event, or occurrence that becomes known to the Board and was not known to the Board when the merger agreement was entered into, in each case if the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to change or withdraw its recommendation would be inconsistent with the Board’s fiduciary duties under applicable law;

•	The opinion of Goldman Sachs, dated March 17, 2016, that, based upon and subject to the factors, limitations and assumptions set forth therein, as of the date of the merger agreement, the per share merger consideration to be paid to the holders of shares of CPG common stock (other than Parent and its affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders, including the various analyses undertaken by Goldman Sachs in connection with its opinion, certain of which are described below under “—Opinion of CPG’s Financial Advisors—Opinion of Goldman, Sachs & Co.” beginning on page [—] of this proxy statement;

•	The opinion of Lazard, dated March 17, 2016, that, subject to the limitations and assumptions set forth therein, as of such date, the per share merger consideration to be paid to the holders of shares of CPG common stock (other than cancelled shares and dissenting shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders, including the various analyses undertaken by Lazard in connection with its opinion, certain of which are described below under “—Opinion of CPG’s Financial Advisors—Opinion of Lazard Frères & Co. LLC” beginning on page [—] of this proxy statement;

•	The belief of the Board, after negotiations with TransCanada, that the per share merger consideration provided for in the merger agreement represented the highest per share consideration reasonably attainable;

•	The Board’s consideration of the current state of the economy and assessment of the state of the midstream industry cycle, debt and equity financing markets and uncertainty surrounding forecasted economic conditions both in the near term and the long term, and both generally and within CPG’s industry in particular;

•	The likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

•	the fact that there is no financing or due diligence condition to the completion of the merger in the merger agreement;

•	more generally, the fact that the conditions to the closing of the merger are specific and limited in scope;

•	the business reputation and capabilities of TransCanada, and the Board’s assessment that TransCanada is willing to devote the resources necessary to close the merger in an expeditious manner;

•	TransCanada’s willingness to agree to a robust regulatory cooperation covenant in the merger agreement;

•	TransCanada’s financial condition and the discussions relating thereto among the Board, management and CPG’s financial advisors, CPG’s and its legal advisor’s review of the agreements providing Parent with committed financing in connection with the merger, and the TransCanada parties’ representation in the merger agreement that they have, through a combination of cash on hand and committed financing, all funds necessary for the payment of the aggregate per share merger consideration and to satisfy all of their other obligations under the merger agreement;

•	CPG’s ability to seek specific performance to prevent breaches of the merger agreement by the TransCanada parties and to enforce specifically the terms of the merger agreement; and

•	the exclusions from the definition of “material adverse effect” set forth in the merger agreement, including an exclusion for changes in the creditworthiness or financial condition of any customer or other commercial counterparty of CPG or any of its subsidiaries;

•	The rights of CPG stockholders to demand appraisal of their shares and receive payment of the “fair value” of their shares pursuant to Section 262 of the DGCL if they comply in all respects with Section 262 of the DGCL and the absence of any closing conditions related to the exercise of appraisal rights; and

•	The fact that the merger and the merger agreement are subject to approval by CPG’s stockholders.

The Board also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the merger, including the following (not in any relative order of importance):

•	The risk that the merger will be delayed or will not be completed, including the risk that the required regulatory approvals may not be obtained, as well as the potential loss of value to CPG stockholders and the potential negative impact on the financial position, operations and prospects of CPG if the merger is delayed or is not completed for any reason;

•	That CPG stockholders will have no ongoing equity participation in CPG or TransCanada following the merger and that CPG stockholders will cease to participate in CPG’s future earnings or growth, if any, and will not benefit from increases, if any, in the value of CPG common stock in the future;

•	That CPG and its peers had been trading over the previous six months at multiples that were significantly lower than the historical averages for those companies during the last three to five years, and the potential that CPG common stock could in the future return to trading at a multiple that was more consistent with the historical averages over that period, resulting in a higher per share valuation for CPG than that implied by the per share merger consideration;

•	The risk of incurring substantial expenses related to the merger, including in connection with the pursuit of regulatory approvals, including in the event that the merger is not ultimately consummated;

•	The significant costs involved in connection with negotiating the merger agreement and completing the merger, the substantial management time and effort required to effectuate the merger and the potential disruptions to CPG’s day-to-day operations during the pendency of the merger;

•	The risk, if the merger is not consummated, that the pendency of the merger could affect adversely the relationship of CPG and its subsidiaries with their respective regulators, customers, employees, suppliers, agents and others with whom they have business dealings;

•	The restrictions in the merger agreement on the conduct of CPG’s business prior to the completion of the merger, which could delay or prevent CPG from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the business absent the pendency of the merger;

•	That the receipt of cash in exchange for shares of CPG common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes for many CPG stockholders;

•	That CPG’s executive officers and directors may have interests in the merger that are different from, or in addition to, the interests of CPG stockholders, including the accelerated vesting of stock-based awards held by executive officers and directors, the payment of cash severance to certain executives of CPG if a termination of employment were to occur under specified circumstances in connection with the merger, and the interests of CPG’s directors and officers in indemnification by Parent and insurance coverage from the surviving corporation under the terms of the merger agreement (see the section entitled “The Merger—Interests of CPG’s Directors and Executive Officers in the Merger” beginning on page [—] of this proxy statement);

•	That the termination payment to be paid to Parent under the circumstances specified in the merger agreement, which, while as a percentage of the equity value of the transaction is within a customary range for similar transactions, may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, CPG, or may reduce the price offered by those other parties in a competing bid (see the section entitled “The Merger Agreement—Termination Payment and Expenses” beginning on page [—] of this proxy statement); and

•	That the right afforded to Parent under the merger agreement to match acquisition proposals that the Board determines in good faith are superior proposals may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, CPG.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board. In view of the variety of factors considered in connection with its evaluation of the merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its recommendation on the totality of the information presented.

Portions of this explanation of the reasons for the merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Recommendation of the Board

The Board recommends that you vote “FOR” the proposal to adopt the merger agreement.

Opinions of CPG’s Financial Advisors

Opinion of Goldman, Sachs & Co.

On March 17, 2016, Goldman Sachs rendered its oral opinion to the Board, which was subsequently confirmed in writing, that, as of the date of the written opinion and based upon and subject to the factors, assumptions and limitations set forth therein, the per share merger consideration to be paid to the holders (other than Parent and its affiliates) of CPG common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated March 17, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. The summary of the Goldman Sachs opinion provided in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the Board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of CPG common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	the Form 10 of CPG, including the Information Statement contained therein dated June 2, 2015, relating to the distribution by NiSource, Inc., which we refer to as NiSource, of all of the then issued and outstanding shares of CPG common stock to holders of common stock, par value $0.01 per share, of NiSource;

•	the annual report to stockholders and Annual Report on Form 10-K of CPG for the fiscal year ended December 31, 2015;

•	certain other communications from CPG to its stockholders;

•	certain publicly available research analyst reports for CPG; and

•	certain internal financial analyses and forecasts for CPG prepared by CPG’s management, as approved for Goldman Sachs’ use by CPG, which are described below in the section entitled “—Certain CPG Forecasts” beginning on page [—] of this proxy statement and which we refer to as the CPG financial forecasts.

Goldman Sachs held discussions with members of CPG’s senior management regarding CPG’s assessment of its past and current business operations, financial condition and future prospects; reviewed the reported price and trading activity for CPG common stock; compared certain financial and stock market information for CPG with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the midstream energy industry and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with CPG’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed, with CPG’s consent, that the CPG financial forecasts were reasonably prepared on a basis reflecting the best available estimates and judgments of CPG’s management as of the date that Goldman Sachs rendered its opinion. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of CPG or any of its subsidiaries or affiliates and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to Goldman Sachs’ analysis.

Goldman Sachs’ opinion does not address CPG’s underlying business decision to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to CPG; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of shares of CPG common stock, as of the date of the opinion, of the per share merger consideration to be paid to such holders pursuant to the merger agreement. Goldman Sachs does not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of CPG; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of CPG, or class of such persons, in connection with the merger, whether relative to the per share merger consideration to be paid to the holders (other than Parent and its affiliates) of shares of CPG common stock pursuant to the merger agreement or otherwise. Goldman Sachs does not express any opinion as to the impact of the merger on the solvency or viability of CPG, TransCanada, Parent or US Parent or the ability of CPG, TransCanada, Parent or US Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the Board in connection with its consideration of the merger and Goldman Sachs’ opinion does not constitute a recommendation as to how any holder of shares of CPG common stock should vote with respect to the merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Summary of Financial Analyses

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board in connection with rendering the opinion to the Board described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 16, 2016 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

Goldman Sachs compared the per share merger consideration to (i) the closing price of CPG common stock as of March 16, 2016, (ii) the closing price of CPG common stock as of the undisturbed date of March 9, 2016, (iii) the volume weighted average trading prices of CPG common stock for the 20-trading day and 30-trading day periods ended as of the undisturbed date, respectively, and (iv) the highest and lowest closing prices of CPG common stock since our separation from NiSource on July 1, 2015.

This analysis indicated that the merger consideration represented:

•	a premium of 10.9% to the closing price of $23.00 per share of CPG common stock as of March 16, 2016;

•	a premium of 29.1% to the closing price of $19.75 per share of CPG common stock as of the undisturbed date;

•	a premium of 41.3% to the volume-weighted average trading price of $18.04 per share of CPG common stock for the 20-trading day period ended as of the undisturbed date;

•	a premium of 43.3% to the volume-weighted average trading price of $17.79 per share of CPG common stock for the 30-trading day period ended as of the undisturbed date;

•	a discount of 17.1% to the highest closing price of $30.76 per share of CPG common stock since our separation from NiSource on July 1, 2015; and

•	a premium of 60.5% to the lowest closing price of $15.89 per share of CPG common stock since our separation from NiSource on July 1, 2015.

Illustrative Discounted Cash Flow Analysis

Using the CPG financial forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on CPG. Utilizing illustrative discount rates ranging from 9.3% to 10.7%, reflecting estimates of CPG’s cost of equity, Goldman Sachs, using mid-year convention, discounted to present value as of June 30, 2016 (i) estimates of the distributable cash flow for CPG for the six months ending December 31, 2016 and the five years ending December 31, 2021, as reflected in the CPG financial forecasts, and (ii) a range of illustrative terminal values for CPG as of December 31, 2021 which were calculated by applying perpetuity growth rates ranging from 1.00% to 2.00% to a terminal year estimate of the distributable cash flow for CPG, and assuming a terminal cash tax rate of 30.5% as per CPG management. Goldman Sachs then derived ranges of implied equity values of CPG by adding the ranges of present values it derived above, which included the value of an additional tax shield due to extended bonus depreciation and alternative minimum tax credits, as per CPG management, that Goldman Sachs, using mid-year convention, discounted to June 30, 2016 utilizing discount rates ranging from 9.3% to 10.7%, reflecting estimates of CPG’s cost of equity. Goldman Sachs then divided the range of implied equity values it derived by the number of fully diluted outstanding shares of CPG common stock, as provided by CPG management, to derive a range of implied equity values per fully diluted outstanding share of CPG common stock of $18.67 to $23.66.

Illustrative Present Value of Future Share Price Analysis

Goldman Sachs performed an illustrative analysis of the implied present value of the future value per share of CPG common stock. Using CPG financial forecasts, Goldman Sachs first calculated illustrative distributable cash flows per share at the year-end of each of fiscal year 2019 and fiscal year 2020 by dividing distributable cash flow estimates for such years by projected year-end fully diluted outstanding shares of CPG common stock, as provided by CPG management, which resulted in illustrative per share distributable cash flows of $2.38 and $2.40 for each of fiscal year 2019 and fiscal year 2020, respectively. Goldman Sachs then calculated the illustrative present value of the future value per share of CPG common stock based on the sum of (1) the illustrative per share distributable cash flows derived above, capitalized at illustrative forward yields of 8.0% to 10.0% and (2) cumulative per share dividends as forecasted by CPG management, in each case discounted to June 30, 2016 at an illustrative discount rate of 10.1%, reflecting an estimate of CPG’s cost of equity. The following table presents the results of Goldman Sachs’ analysis:

NTM Yield Applied to 2019E Distributable Cash Flow

8.0% – 10% Yield	$20.15 – $24.83

NTM Yield Applied to 2020E Distributable Cash Flow

8.0% – 10% Yield	$19.21 – $23.51

Selected Transactions Analysis

Goldman Sachs analyzed certain information relating to the following selected transactions in the midstream energy industry over the past five years, each of which involved a transaction where the target had a consolidated enterprise value, which we refer to as EV, at the applicable offer price of greater than $5.0 billion:

Target	Acquirer	Announcement Date
The Williams Companies, Inc.	Energy Transfer Equity, L.P.	September 2015
MPLX LP	MarkWest Energy Partners, L.P.	July 2015
Atlas Pipeline Partners, L.P.	Targa Resources Partners LP	October 2014
PVR Partners, L.P.	Regency Energy Partners LP	October 2013
El Paso Corporation	Kinder Morgan, Inc.	October 2011
Southern Union Company	Energy Transfer Equity, L.P.	June 2011

For each of the selected transactions, Goldman Sachs calculated and compared the consolidated EV of the target at the applicable offer price as a multiple of the target’s estimated forward fiscal year earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA. For purposes of this analysis, forward fiscal year represents the target’s next fiscal year following the announcement of the transaction.

While none of the companies that participated in the selected transactions are directly comparable to CPG, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of CPG’s results, market size and product profile.

Consolidated EV / Forward EBITDA
Selected Transactions
High	16.8x
Median	12.8x
Low	9.8x
Proposed Transaction (1)	18.2x

(1)	EV calculated using the per share merger consideration of $25.50, net debt as of December 31, 2015 and non-controlling interest attributable to CPPL as of March 16, 2016, as provided by CPG management. Forward EBITDA reflects estimated Adjusted EBITDA for CPG for fiscal year 2016 as per the CPG financial forecasts.

Goldman Sachs applied the range of Consolidated EV / Forward EBITDA ratios of 9.8x to 16.8x in respect of the selected transactions to the average of CPG’s estimated Adjusted EBITDA for fiscal years 2016 and 2017 as per the CPG financial forecasts. After dividing by the number of fully diluted shares of CPG common stock outstanding as of March 16, 2016 as provided by CPG management, Goldman Sachs calculated a range of implied equity values per fully diluted outstanding share of CPG common stock of $11.40 to $24.51. In calculating CPG’s implied equity value, Goldman Sachs calculated net debt as of December 31, 2015 and calculated non-controlling interest attributable to CPPL using the equity value as of the undisturbed date of the 53.8 million common units representing limited partnership interests of CPPL that were not held by CPG.

Selected Historical Premia Analysis

Goldman Sachs reviewed and analyzed the acquisition premia for all announced all-cash transactions greater than $5.0 billion from January 1, 2004 to March 16, 2016, based on information obtained from Deallogic. Announced premia were calculated relative to the target’s closing share price one day prior to announcement.

The following table presents the results of this analysis:

Year (No. of Deals)	Average Premia to Undisturbed Price
2004 (4)	32%
2005 (8)	33%
2006 (18)	26%
2007 (30)	22%
2008 (10)	31%
2009 (2)	43%
2010 (7)	37%
2011 (10)	51%
2012 (3)	28%
2013 (9)	31%
2014 (14)	27%
2015 (32)	35%
2016 (5)	32%
Median (for all years)	32%

By applying a range of 22% to 51% acquisition premia to the closing price per share of CPG common stock of $19.75 as of the undisturbed date, Goldman Sachs calculated a range of implied equity values per outstanding share of CPG common stock of $24.10 to $29.82.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to CPG or Parent or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to the Board as to the fairness from a financial point of view of the per share merger consideration to be paid to the holders (other than Parent and its affiliates) of CPG common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of CPG, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasted.

The per share merger consideration to be paid to the holders (other than Parent and its affiliates) of CPG common stock pursuant to the merger agreement was determined through arm’s-length negotiations between CPG and the TransCanada parties and was approved by the Board. Goldman Sachs provided advice to us during these negotiations. Goldman Sachs did not, however, recommend any amount of consideration to CPG or the Board or that any specific amount of consideration constituted the only appropriate amount of consideration for the merger.

As described above, Goldman Sachs’ opinion to the Board was one of a number of factors taken into consideration by the Board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C to this proxy statement.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of CPG, TransCanada, Parent, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the merger. Goldman Sachs has acted as financial advisor to CPG in connection with, and has participated in certain of the negotiations leading to, the merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to CPG and/or CPG’s affiliates from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as a joint book-running manager with respect to the initial public offering of 53,833,107 common units representing limited partner interests of CPPL, CPG’s affiliate, in February 2015; and as a joint book-running manager with respect to a public offering of 82,225,000 shares of CPG common stock in December 2015. During the two year period ended March 17,

2016, Goldman Sachs has received, or become entitled to receive, compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to CPG and/or its affiliates of approximately $17.8 million. During the two year period ended March 17, 2016, Goldman Sachs has not been engaged by Parent or its affiliates to provide financial advisory or underwriting services for which the Investment Banking Division of Goldman Sachs has received compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to CPG, TransCanada, Parent and their respective affiliates for which Goldman Sachs’ Investment Banking Division may receive compensation.

The Board selected Goldman Sachs as its financial advisor because Goldman Sachs is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated November 10, 2015, CPG engaged Goldman Sachs to act as its financial advisor in connection with the possible sale of all or a substantial portion of CPG. Pursuant to the terms of this engagement letter, CPG has agreed to pay Goldman Sachs a transaction fee, based on information available as of the date of announcement, of approximately $32.5 million, approximately $6.5 million of which became payable at announcement of the transaction, and the remainder of which is contingent upon consummation of the merger. In addition, CPG has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities that may arise out of its engagement.

Opinion of Lazard Frères & Co. LLC

Summary of Opinion

CPG retained Lazard to provide it with financial advisory services and to render to the Board a fairness opinion in connection with the merger. On March 17, 2016, Lazard rendered its written opinion, consistent with its oral opinion rendered on the same date, to the Board that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the per share merger consideration to be paid to holders of CPG common stock (other than holders of cancelled shares or dissenting shares) in the merger was fair, from a financial point of view, to such holders.

The full text of Lazard’s written opinion, dated March 17, 2016, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this proxy statement as Annex D and is incorporated by reference herein in its entirety. The following summary of Lazard’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Lazard’s opinion and this section carefully and in their entirety.

Lazard’s engagement and its opinion were for the benefit of the Board (in its capacity as such), and Lazard’s opinion was rendered to the Board in connection with its evaluation of the merger and addressed only the fairness as of the date of the opinion, from a financial point of view, to holders of CPG common stock (other than holders of cancelled shares or dissenting shares) of the per share merger consideration to be paid to such holders in the merger. Lazard’s opinion was not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matter relating to the merger. Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. Lazard did not express any opinion as to the prices at which shares of CPG common stock or common units of CPPL may trade at any time subsequent to the announcement of the merger. In connection with its engagement, Lazard was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction with CPG (or CPPL). In addition, Lazard’s opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which CPG (or CPPL) might engage or the merits of the underlying decision by CPG to engage in the merger.

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions of the merger agreement;

•	reviewed certain publicly available historical business and financial information relating to CPG and CPPL;

•	reviewed various financial forecasts and other data provided to it by CPG relating to the businesses of CPG (including CPPL);

•	held discussions with members of the senior management of CPG with respect to the business and prospects of CPG (including CPPL);

•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of CPG (including CPPL);

•	reviewed the financial terms of certain business combinations involving companies in lines of business similar in certain respects to the business of CPG and CPPL;

•	reviewed historical stock prices and trading volumes of CPG common stock and limited partner interests of CPPL; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of CPG (or CPPL) or concerning the solvency or fair value of CPG (or CPPL), and Lazard was not furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in Lazard’s analyses, Lazard assumed, with the consent of CPG, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of CPG (including CPPL). Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they were based.

In rendering its opinion, Lazard assumed, with the consent of CPG, that the merger would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Lazard also assumed, with the consent of CPG, that obtaining the necessary governmental, regulatory or third party approvals and consents for the merger would not have an adverse effect on CPG, CPPL or the merger in any way meaningful to its analyses. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that CPG had obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the per share merger consideration to the extent expressly specified in the opinion) of the merger, including, without limitation, the form or structure of the merger or any agreements or arrangements entered into in connection with, or contemplated by, the merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger or their affiliates, or class of such persons, relative to the per share merger consideration or otherwise.

In connection with rendering its opinion, Lazard performed certain financial analyses and reviews of certain information that Lazard deemed appropriate in connection with rendering its opinion as summarized below under “—Summary of Lazard Financial Analyses,” and Lazard also performed certain additional financial analyses and reviews as summarized below under “—Other Analyses.” The summary of the analyses and reviews provided below under “—Summary of Lazard Financial Analyses” and “—Other Analyses” is not a complete description of the analyses and reviews undertaken by Lazard. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and review and the application of those methods to particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Considering selected portions of these analyses and reviews or the summaries contained below without considering the analyses and reviews as a whole could create an incomplete or misleading view of the analyses and reviews underlying Lazard’s opinion. In arriving at its opinion, Lazard considered the results of all of its analyses and reviews and did not attribute any particular weight to any particular analysis or review or application thereof considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses and reviews.

For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of CPG. No company, business or transaction used in Lazard’s analyses and reviews as a comparison is identical to CPG, its business or the merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Lazard’s analyses and reviews. The estimates contained in Lazard’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual results or values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and reviews are inherently subject to substantial uncertainty.

Summary of Lazard Financial Analyses

The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Lazard’s analyses and reviews.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 14, 2016, and is not necessarily indicative of current market conditions. In certain of its analyses, Lazard referred to the closing trading price of shares of CPG common stock and common units of CPPL on the undisturbed date of March 9, 2016.

Selected Comparable Company Multiples Analysis

Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data related to selected comparable publicly traded midstream companies whose operations Lazard believed, based on its experience with companies in the energy industry and its professional judgment, to be generally relevant in analyzing CPG’s operations for purposes of this analysis. Lazard compared such information of the selected comparable companies to the corresponding information for CPG.

The selected group of companies used in this analysis with respect to CPG, which we refer to as the CPG comparable companies, was as follows:

•	Enbridge Inc.;

•	Kinder Morgan Inc.;

•	ONEOK, Inc.;

•	Spectra Energy Corporation; and

•	TransCanada Corporation.

Lazard selected the companies reviewed in this analysis because, among other things, the CPG comparable companies operate businesses similar to the business of CPG. However, no selected company is identical to CPG. Accordingly, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the merger and that qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of CPG and the CPG comparable companies that could affect the public trading values of each company are also relevant.

Lazard calculated and compared various financial multiples and ratios of each of the comparable companies, including, among other things:

•	the ratio of each company’s March 14, 2016 closing share price to its calendar year 2016 and 2017 estimated distributable cash flow per share, which ratio we refer to as the DCF multiple; and

•	the ratio of each company’s EV, which Lazard calculated, on a fully consolidated basis, as the market capitalization of each company (based on each company’s closing share price as of March 14, 2016 and fully diluted share count as stated in such company’s Form 10-K dated December 31, 2015), plus debt, noncontrolling interest and preferred or preference stock and less cash, cash equivalents and marketable securities as of December 31, 2015, to its estimated calendar year 2016 and 2017 EBITDA, which ratio we refer to as the EBITDA multiple.

The distributable cash flow and EBITDA estimates for the CPG comparable companies used by Lazard in its analysis were based on Wall Street research, which represents publicly available estimates. The following table summarizes the ranges of DCF multiples and EBITDA multiples for the CPG comparable companies utilizing distributable cash flow and EBITDA estimates for calendar years 2016 and 2017:

CPG Comparable Companies Range of Multiples
2016E DCF Multiple	8.7x – 15.0x
2017E DCF Multiple	8.1x – 13.3x
2016E EBITDA Multiple	11.4x – 14.4x
2017E EBITDA Multiple	10.7x – 13.2x

For comparability, Lazard utilized CPG’s estimated distributable cash flow per share, which Lazard calculated by dividing the estimated distributable cash flow as provided in the CPG financial forecasts by the number of fully diluted outstanding shares of CPG common stock as provided by CPG management, and CPG’s estimated Adjusted EBITDA as provided in the CPG financial forecasts and described in the section entitled “—Certain CPG Forecasts” beginning on page [—] of this proxy statement. Based on Lazard’s analysis of the DCF multiples and EBITDA multiples for the CPG comparable companies, as well as its professional judgment and experience, in order to derive consolidated “near term” valuation ranges for CPG, Lazard applied certain ranges of multiples to the estimates of CPG’s consolidated distributable cash flow per share and Adjusted EBITDA for fiscal years 2016 and 2017, in each case based on the CPG financial forecasts, as described below:

•	a range of DCF multiples of 11.5x to 13.5x was applied to CPG’s estimated distributable cash flow per share of $0.95 for fiscal year 2016 and a range of DCF multiples of 10.25x to 12.25x was applied to CPG’s estimated distributable cash flow per share of $1.12 for fiscal year 2017; and

•	a range of EBITDA multiples of 11.0x to 12.5x was applied to CPG’s estimated Adjusted EBITDA of $712 million for fiscal year 2016 and a range of EBITDA multiples of 10.5x to 12.0x was applied to CPG’s estimated Adjusted EBITDA of $800 million for 2017.

In order to derive consolidated “run rate” valuation ranges for CPG based on CPG’s estimated future equity value at the end of fiscal year 2019, Lazard applied, utilizing the CPG financial forecasts:

•	a range of DCF multiples of 11.5x to 13.5x to CPG’s estimated distributable cash flow per share of $2.40 for fiscal year 2020 and a range of DCF multiples of 10.25x to 12.25x to CPG’s estimated distributable cash flow per share of $2.55 for fiscal year 2021; and

•	a range of EBITDA multiples of 11.0x to 12.5x to CPG’s estimated Adjusted EBITDA of $1,763 million for fiscal year 2020 and a range of EBITDA multiples of 10.5x to 12.0x to CPG’s estimated Adjusted EBITDA of $1,900 million for fiscal year 2021).

The estimated equity value at the end of fiscal year 2019 was discounted using an equity discount rate of 10.25%, derived with reference to the CPG comparable companies’ cost of equity.

Lazard averaged the results of each of the consolidated near-term and consolidated run-rate calculations and, from each of these analyses, estimated an implied price per share range for shares of CPG common stock.

In addition, Lazard applied comparable company multiples to perform a sum-of-the-parts analysis of CPG. A sum-of-the-parts valuation analysis reviews a company on a segment-by-segment basis to determine an implied market value for the enterprise as a whole. Lazard based its analysis on the estimated respective values of (i) CPG’s interest in CPG OpCo LP, a Delaware limited partnership and subsidiary of CPPL, which we refer to as CPG OpCo, (ii) CPG’s general partner interest and incentive distribution rights in CPPL and (iii) CPG’s limited partner units in CPPL.

•	With respect to CPG’s interest in CPG OpCo, Lazard applied the fiscal year 2016 DCF multiple range described above for the CPG comparable companies (11.5x to 13.5x) to CPG OpCo’s estimated distributable cash flow for fiscal year 2021 (as reflected in the CPG financial forecasts), and discounted the resulting products using an equity discount rate of 10.25% derived with reference to the CPG comparable companies’ cost of equity.

•	With respect to CPG’s general partner interest and incentive distribution rights in CPPL, Lazard derived a range of estimated distribution yields for fiscal year 2016 with reference to a group of publicly traded companies whose operations Lazard believed, based on its experience with companies in the energy industry and professional judgment, to be generally relevant in analyzing such general partner interest and incentive distribution rights, which we refer to as the GP comparable companies. The GP comparable companies consisted of Western Gas Equity Partners, EQT GP Holdings and Tallgrass Energy GP. A range of 4.0% to 5.0%, based on the estimated distribution yields for calendar year 2016 of the GP comparable companies, was applied to the estimated distributions in respect of CPG’s general partner interest and incentive distribution rights in CPPL for fiscal year 2021 (as reflected in the CPG financial forecasts). This amount was then discounted using an equity discount rate of 14.5%, derived with reference to the GP comparable companies’ cost of equity.

•	With respect to CPG’s limited partner units in CPPL, Lazard referred to the closing trading price of CPPL common units on the undisturbed date, which was $18.15, and multiplied that value by the number of limited partner units owned by CPG.

Lazard totaled the results of these analyses to estimate an implied price per share range for shares of CPG common stock.

The above analyses each resulted in an implied price per share range for shares of CPG common stock, as compared to the per share merger consideration, as set forth below:

Implied CPG Price Per Share Range – Consolidated (Near Term)	Implied CPG Price Per Share Range – Consolidated (Run-Rate)	Implied CPG Price Per Share Range – Sum-of-the- Parts	Per Share Merger Consideration
$12.25 – $14.75	$18.00 – $22.00	$19.50 – $22.75	$25.50

Discounted Cash Flow Analysis

Lazard performed a discounted cash flow analysis of CPG on a consolidated and sum-of-the-parts basis. A discounted cash flow analysis is a valuation methodology used to derive a valuation of a company by calculating the present value of its estimated future cash flows. “Future cash flows” refers to projected unlevered free cash flows of a company. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capital structure, income taxes, expected returns and other appropriate factors. Lazard calculated the discounted cash flow value for CPG as the sum of the net present value, as of December 31, 2015, which we refer to as the discount date, of each of:

•	the estimated future cash flows that CPG will generate for each of fiscal years 2016 through 2021; and

•	the estimated value of CPG at the end of fiscal year 2021, or the terminal value.

The estimated future cash flow for CPG was calculated by Lazard based on the CPG financial forecasts. For its discounted cash flow calculations, Lazard applied discount rates ranging from 7.5% to 8.0% for both the consolidated analysis and the sum-of-the-parts analysis (with respect to CPG’s interest in CPG OpCo). Such discount rates were based on Lazard’s estimated range of CPG’s weighted average cost of capital, derived from a number of factors, including, among others, the applicable risk free rate of return, unlevered risk profile, after-tax cost of long-term debt and consolidated leverage ratio of CPG and the CPG comparable companies.

The terminal value of CPG for the consolidated analysis was calculated by applying terminal year DCF multiples ranging from 11.5x to 13.5x to CPG’s estimated terminal year distributable cash flow and applying terminal year EBITDA multiples ranging from 11.0x to 12.5x to CPG’s estimated terminal year Adjusted EBITDA. The range of terminal year DCF multiples for CPG was selected by Lazard by reference to the estimated DCF multiples for the CPG comparable companies for calendar year 2016. The range of terminal year EBITDA multiples for CPG was selected by Lazard by reference to the estimated EBITDA multiples for the CPG comparable companies for calendar year 2016.

Lazard based its sum-of-the-parts discounted cash flow analysis on the estimated respective values of CPG’s interest in CPG OpCo, CPG’s general partner interest and incentive distribution rights in CPPL and CPG’s limited partner units in CPPL.

•	With respect to CPG’s interest in CPG OpCo, Lazard applied the same 7.5% to 8.0% discount rate range and 11.5x to 13.5x terminal year DCF multiple range described above.

•	With respect to CPG’s general partner interest and incentive distribution rights in CPPL, Lazard applied discount rates ranging from 14.0% to 15.0%, derived from a number of factors, including, among others, the applicable risk free rate of return and unlevered risk profile of the GP comparable companies. The terminal value was calculated by applying a range of 4.0% to 5.0%, based on estimated distribution yields for the GP comparable companies for calendar year 2016, to estimated terminal year distributions in respect of CPG’s general partner interest and incentive distribution rights in CPPL (as reflected in the CPG financial forecasts).

•	With respect to CPG’s limited partner units in CPPL, Lazard referred to the closing trading price of CPPL common units on the undisturbed date, which was $18.15, and multiplied that value by the number of limited partner units owned by CPG.

Lazard averaged the price per share ranges implied by these calculations and, based on that analysis, reviewed the implied price per share range for shares of CPG common stock, as compared to the per share merger consideration, as set forth below:

Implied CPG Price Per Share Range – Consolidated	Implied CPG Price Per Share Range – Sum-of-the-Parts	Per Share Merger Consideration
$20.00 – $25.50	$19.00 – $24.50	$25.50

Other Analyses

The analyses and data described below were presented to the Board for informational purposes only and did not provide the basis for, and were not otherwise material to, the rendering of Lazard’s opinion.

Dividend Discount Analysis

Lazard performed a dividend discount analysis of shares of CPG common stock, which calculates an implied equity value per share by discounting to the present the value of the future dividends per share of CPG common stock expected to be paid by CPG, as reflected in the CPG financial forecasts, based on an assumed equity discount rate ranging from 10.00% to 10.50%.

This analysis resulted in an implied price per share range for shares of CPG common stock, as compared to the per share merger consideration, as set forth below:

Implied CPG Per Share Price Range	Per Share Merger Consideration
$13.75 – $17.25	$25.50

Research Analyst Price Targets

Lazard reviewed recently available equity analyst price targets based on published, publicly available Wall Street equity research reports prepared by equity analysts covering CPG, which indicated 12-month target prices that ranged from $20.00 to $29.00 (adjusted to $19.00 to $27.50 to reflect next-12-months dividend and discounting at CPG’s cost of equity of 10.25%), as compared to the per share merger consideration of $25.50 in cash.

Premiums Paid Analysis

Lazard performed premiums paid analyses based on the premiums paid, where applicable, in selected energy industry transactions with a transaction value greater than $5 billion announced from 2009 through the date of Lazard’s opinion and an “adjusted set” of such selected transactions that excluded related-party transactions. The analyses were based on the one-day, 5-day, 30-day and 52-week high implied premiums paid in such precedent transactions, respectively.

The analyses indicated the following premiums paid:

	1 Day	5 Day	30 Days	52-Week High
Mean	24.2%	26.2%	24.0%	1.6%
Median	19.1%	22.9%	24.0%	2.2%
Mean (Adjusted)	31.1%	34.7%	31.1%	6.3%
Median (Adjusted)	31.6%	35.8%	30.6%	7.1%

Based on this analysis, as well as its professional judgment and experience, Lazard applied a premium range of 25% to 40% to the CPG common stock price as of the undisturbed date, and, based on that analysis, reviewed the implied price per share range for shares of CPG common stock, as compared to the per share merger consideration, as set forth below:

Implied CPG Per Share Price Range	Per Share Merger Consideration
$24.75 – $27.75	$25.50

Miscellaneous

In connection with Lazard’s services as financial advisor to CPG with respect to the merger, CPG agreed to pay Lazard a fee for such services in the amount of $20 million, of which $4 million was payable upon Lazard’s rendering of its opinion, and the remainder of which will be payable upon consummation of the merger. CPG has also agreed to reimburse Lazard for certain expenses incurred in connection with Lazard’s engagement and to indemnify Lazard and certain related persons under certain circumstances against various liabilities that may arise from or be related to Lazard’s engagement, including certain liabilities under United States federal securities laws. Lazard has provided financial advisory services to NiSource in the past, including in connection with the spin-off of CPG from NiSource. The aggregate amount of fees paid to Lazard for financial advisory services to NiSource in the two-year period prior to the date of the opinion was approximately $12 million.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In addition, in the ordinary course, Lazard and its respective affiliates and employees may trade securities of CPG, TransCanada and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of CPG, TransCanada and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the opinion committee of Lazard.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as investment banker to CPG because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions generally and in the midstream oil and gas industry specifically, as well as its familiarity with the business of CPG.

CPG and TransCanada determined the per share merger consideration to be paid to holders of CPG common stock (other than holders of cancelled shares or dissenting shares) in the merger through arm’s-length negotiations, and the Board unanimously approved such per share merger consideration. Lazard did not recommend any specific consideration to the Board or any other person or indicate that any given consideration constituted the only appropriate consideration for the merger. Lazard’s opinion was one of many factors considered by the Board, as discussed further in the section above entitled “—Reasons for the Merger; Recommendation of the Board” beginning on page [—] of this proxy statement.

Certain CPG Forecasts

CPG does not, as a matter of course, publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction involving CPG, CPG provided the Board, Goldman Sachs, Lazard and TransCanada with certain non-public financial forecasts covering multiple years that were prepared by CPG’s management and not for public disclosure.

A summary of certain of those financial forecasts, which we refer to as the CPG financial forecasts, is not being included in this document to influence your decision whether to vote for or against the proposal to adopt the merger agreement, but is being included because they were made available to the Board, Goldman Sachs, Lazard and TransCanada. The inclusion of this information should not be regarded as an indication that the Board, its advisors or any other person considered, or now considers, the CPG financial forecasts to be material or to be a reliable prediction of actual future results, and the CPG financial forecasts should not be relied upon as such. CPG’s management’s internal financial forecasts, upon which the CPG financial forecasts were based, are subjective in many respects. There can be no assurance that the CPG financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted. The CPG financial forecasts cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. As a result, the inclusion of the CPG financial forecasts in this proxy statement should not be relied on as necessarily predictive of actual future events.

In addition, the CPG financial forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither CPG’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the CPG financial forecasts contained in this proxy statement, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Additionally, although the CPG financial forecasts presented below are presented with numerical specificity, they are not facts. The CPG financial forecasts were based on numerous variables and assumptions that were deemed to be reasonable as of the respective dates when such projections were finalized. Such assumptions are inherently uncertain and may be beyond the control of CPG. Important factors that may affect actual results and cause these CPG financial forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to CPG’s business (including its ability to achieve strategic goals, objectives and targets), industry performance, the legal and regulatory environment, general business and economic conditions and other factors described or referenced under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [—] of this proxy statement. In addition, the CPG financial forecasts reflect assumptions that are subject to change and do not reflect revised prospects for CPG’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the CPG financial forecasts were prepared. CPG has not prepared revised forecasts to take into account other variables that have changed since the dates on which the CPG financial forecasts were finalized. There can be no assurance that these CPG financial forecasts will be realized or that CPG’s future financial results will not materially vary from these CPG financial forecasts. CPG will shortly make publicly available its actual results of operations for the fiscal quarter ended March 31, 2016, and stockholders are urged to review carefully CPG’s Form 10-Q for such period when it is filed.

In developing the CPG financial forecasts, management of CPG made numerous material assumptions with respect to CPG for the periods covered by such forecasts, including:

•	the EBITDA and maintenance capital expenditures from existing assets and business activities;

•	organic growth opportunities and the amounts and timing of related capital expenditures and EBITDA;

•	outstanding debt and new debt and equity issuances during applicable periods, and the availability and cost of debt and equity capital for CPG;

•	the prices and production of crude oil, natural gas, natural gas liquids and other hydrocarbons, which could impact mineral interest royalties and EBITDA;

•	the timing and pricing of debt and equity issuances by CPPL and the use of proceeds from such debt and equity issuances;

•	CPG’s tax profile; and

•	other general business, market and financial assumptions.

The following is a summary of the CPG financial forecasts prepared by CPG’s management and given to the Board, Goldman Sachs, Lazard and TransCanada:

	Fiscal Year Ending December 31,
	2016E	2017E	2018E	2019E	2020E	2021E
	($ in millions, except per share data)
Adjusted EBITDA (Consolidated) (1)	$712	$800	$1,101	$1,650	$1,763	$1,900
Distributable Cash Flow	$381	$451	$589	$959	$970	$1,030
Dividend Coverage	1.7x	1.8x	2.0x	2.9x	2.5x	2.3x
Dividend Per Share	$0.55	$0.63	$0.72	$0.83	$0.95	$1.10
Cash From (Used in) Investing Activities (2)	($1,481)	($2,861)	($3,079)	($1,072)	($1,054)	($913)

Notes:

(1)	For purposes of the CPG financial forecasts, Adjusted EBITDA means consolidated net income of CPG (including net income of CPPL) before interest expense, income taxes, and depreciation and amortization, plus distributions of earnings received from equity investees and one-time transition costs, less equity earnings in unconsolidated affiliates and certain other adjustments, net. In addition, to the extent transactions occur that are considered unusual, infrequent or not representative of underlying trends, the effects of those items were removed from Adjusted EBITDA. Examples of these transactions include impairments and costs associated with CPG’s separation from NiSource. CPG believes that Adjusted EBITDA, which is frequently used by management, analysts, investors and other interested parties, can be a useful measure for evaluating a company’s performance since it excludes certain items that do not reflect ongoing operations. Adjusted EBITDA as defined by CPG may differ from EBITDA or adjusted EBITDA as used by other companies and is not a measurement under GAAP. There are limitations inherent in non- GAAP financial measures in that they exclude a variety of charges and credits that are required to be included in a GAAP presentation, and therefore do not present the full measure of CPG’s recorded costs against its revenue. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of a company’s profitability or liquidity.
(2)	For purposes of the CPG financial forecasts, Cash Used in Investing Activities reflects projected net cash payments for maintenance and expansion capital and certain other investing activities of CPG and its consolidated subsidiaries. Cash Used in Investing Activities does not include projected capital accruals or the non-cash allowance for funds used during construction-equity.

The following tables set forth a reconciliation of Adjusted EBITDA as included in the CPG financial forecasts to its most directly comparable GAAP measure, Net Income:

	Fiscal Year Ending December 31,
	2016E	2017E	2018E	2019E	2020E	2021E
	($ in millions)
Net Income (Consolidated)	$263	$465	$623	$807	$861	$921
Interest Expense	114	97	153	269	306	320
Income Taxes	119	158	194	301	329	369
Depreciation, Depletion & Amortization	167	182	228	287	301	319
One-Time Adjustments (Separation from NiSource)	87	—	—	—	—	—
Other Adjustments, Net	(35)	(98)	(94)	(10)	(31)	(24)
Equity Investee’s Distributions	58	62	67	81	82	84
Equity Earnings	(61)	(66)	(70)	(84)	(86)	(88)
Adjusted EBITDA (Consolidated) (1)	$712	$800	$1,101	$1,650	$1,763	$1,900

Note:

(1)	Amounts in this row may not equal the sum of amounts reflected in the preceding rows due to rounding.

Financing of the Merger

The obligations of the TransCanada parties to complete the merger are not contingent upon the receipt by them of any financing.

TransCanada has announced that it intends to finance the merger consideration and related expenses with a combination of some or all of the following: (i) net proceeds of the TransCanada equity offering (as defined below), (ii) amounts drawn under the acquisition credit facilities (as defined below) at or shortly before the time of the merger and (iii) existing cash on hand and other financial sources available to TransCanada, including the planned monetization of its U.S. Northeast merchant power assets and a minority interest in its Mexican natural gas pipeline business.

On April 1, 2016, TransCanada completed a public offering of its subscription receipts, which we refer to as the TransCanada equity offering, with gross proceeds of C$4,419,450,000, or approximately $3,387,330,421 based on an exchange rate of C$1.3047 to $1.00, the noon exchange rate as reported by the Bank of Canada on April 1, 2016 (in this proxy statement, “$” indicates that the number immediately following such symbol is denominated in US dollars, and “C$” indicates that the number immediately following such symbol is denominated in Canadian dollars). The net proceeds of the TransCanada equity offering, together with any interest credited or received thereon, are being held in escrow on behalf of the purchasers of the subscription receipts pursuant to the terms of a subscription receipt agreement between TransCanada, the representatives of the underwriters for the TransCanada equity offering and Computershare Trust Company of Canada, and will be released to TransCanada (less the amount of any dividend equivalent payments made to purchasers of the subscription receipts) upon TransCanada’s delivery of notice to the escrow agent that the parties to the merger agreement are able to complete the merger, in all material respects, in accordance with the terms of the merger agreement, and that TransCanada has available to it all other funds required to complete the merger.

In connection with the execution of the merger agreement, Parent entered into commitment letters with a consortium of banks providing for senior unsecured bridge term loan credit facilities in an aggregate principal amount of up to $10.3 billion, which we refer to collectively as the acquisition credit facilities. The acquisition credit facilities consist of (i) an equity bridge term loan credit facility in an aggregate principal amount of $3.2 billion, which we refer to as the equity bridge facility; and (ii) two asset sale bridge term loan credit facilities in an aggregate principal amount of $7.1 billion, which we refer to collectively as the asset sale bridge facilities. Upon receipt of the net cash proceeds of the TransCanada equity offering, the commitments of the lenders under the equity bridge facility were automatically reduced to $0 in accordance with the terms of the equity bridge facility commitment letter. TransCanada intends to repay the asset sale bridge facilities through the sale of a whole or partial interest in certain of TransCanada’s existing assets, including certain of TransCanada’s U.S. Northeast merchant power assets and a minority interest in its Mexican natural gas pipeline business. To the extent TransCanada completes any such asset sales prior to the time of the merger, the commitments under the asset sale bridge facilities will be reduced by the amount of the net cash proceeds of such sales.

The TransCanada parties have represented to CPG in the merger agreement that the proceeds of the TransCanada equity offering, the acquisition credit facilities and the other financial resources of Parent and US Parent, including cash on hand, will be sufficient, at the closing of the merger, to pay the aggregate per share merger consideration and to satisfy all of the TransCanada parties’ other financial obligations under the merger agreement.

Closing and Effective Time of Merger

The merger agreement provides that the closing for the merger will take place on the sixth business day following the first day on which all of the conditions to the closing of the merger (described under “The Merger Agreement—Conditions to the Merger” beginning on page [—] of this proxy statement) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions at the closing of the merger), or such other time and place as CPG and Parent may agree in writing.

The effective time of the merger will occur when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware (or at such later time as CPG and Parent may agree in writing and specify in the certificate of merger). We refer to the date on which the effective time occurs as the closing date.

Assuming receipt of required regulatory approvals and timely satisfaction of other closing conditions, including the approval by CPG stockholders of the proposal to adopt the merger agreement, we currently expect the closing of the merger to occur in the second half of 2016.

Payment of Merger Consideration and Surrender of Shares

Promptly, and in any event within three business days, after the date of the effective time of the merger, each holder of record of shares of CPG common stock (other than holders who solely hold cancelled shares or dissenting shares) will be sent transmittal materials and instructions for use in effecting the surrender of shares of CPG common stock to the paying agent for the merger.

Because all shares of CPG common stock are held in non-certificated form and represented by book-entry, which we refer to as book-entry shares, you will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the per share merger consideration that you are entitled to receive. Instead, each holder of record of one or more book entry shares whose shares of CPG common stock were converted into the right to receive the per share merger consideration will, upon receipt by the paying agent of an “agent’s message” in customary form (or such other evidence, if any, as the paying agent may reasonably request), be entitled to receive, and US Parent will cause the paying agent to pay and deliver as promptly as reasonably practicable after the effective time of the merger, the per share merger consideration in respect of each such share of CPG common stock. The holders of book-entry shares will be deemed to have surrendered such shares upon receipt by the paying agent of such “agent’s message” or such other evidence, if any, as the paying agent may reasonably request, and such book-entry shares so surrendered will forthwith be cancelled.

No interest will be paid or accrued on the cash payable as the per share merger consideration upon your surrender of your book-entry shares.

CPG, US Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the per share merger consideration. Any sum that is withheld will be deemed to have been paid to the holder of shares with regard to whom it is withheld.

Interests of CPG’s Directors and Executive Officers in the Merger

Overview

CPG’s executive officers and directors have interests in the merger that are different from, or in addition to, those of CPG stockholders generally. In considering the recommendations of the Board, including the recommendation that you vote to approve the proposal to adopt the merger agreement, you should be aware of these interests. In reaching its decision to make such recommendations and to approve the merger, the Board was aware of these interests and considered them, along with other matters described in the section above entitled “—Reasons for the Merger; Recommendation of the Board” beginning on page [—] of this proxy statement. As described in more detail below, these interests include:

•	the acceleration of vesting and/or payment with respect to CPG RSUs, CPG PSUs and CPG phantom units;

•	certain severance payments and benefits; and

•	entitlement to indemnification benefits.

Treatment of CPG Stock-Based Awards

Upon completion of the merger, outstanding CPG RSUs, CPG PSUs and CPG phantom units, which we refer to collectively as equity-based awards, in each case, whether vested or unvested, will be cancelled. In connection with the merger:

•	each CPG RSU that is outstanding immediately prior to the effective time of the merger will fully vest and will be cancelled and converted automatically into the right to receive a cash amount equal to the per share merger consideration in respect of each share underlying such CPG RSU, and will be paid within five business days after the effective time of the merger;

•	each CPG PSU that is outstanding immediately prior to the effective time of the merger will fully vest with the applicable number of shares based on performance deemed satisfied at the greater of (i) actual performance as objectively determined based on performance measured through a day that is no more than five business days prior to the effective time of the merger and (ii) the target level of 100%, and will be cancelled and converted automatically into the right to receive a cash amount equal to the per share merger consideration in respect of each share underlying such CPG PSU, and will be paid within five business days after the effective time of the merger; and

•	each CPG phantom unit that is outstanding immediately prior to the effective time of the merger will be cancelled and converted automatically into the right to receive the per share merger consideration in respect of each share underlying such CPG phantom unit, and will be paid within five business days of the effective time of the merger.

The table below sets forth, for each CPG executive officer and director, (i) the number of outstanding unvested CPG RSUs and (ii) the number of outstanding unvested CPG PSUs (assuming the target level of performance has been achieved for all grants), in each case, that was held by such executive officer or director as of April 8, 2016, the latest practicable date to determine such amounts before the filing of this proxy statement. The actual number of CPG PSUs earned will be based on the achievement of performance goals measured through a date no later than five business days before the effective time of the merger, and may range from the target level up to 200% of the target level. Depending on when the closing date occurs, certain equity-based awards shown in the table may vest and be settled in accordance with their terms.

The table below also sets forth the total amount, based on the number of equity-based awards determined as described above, per individual, payable in respect of such unvested equity-based awards on the closing date, which we assume to be April 8, 2016 for these purposes, with such amounts calculated by multiplying the number of shares of CPG RSUs and CPG PSUs by the per share merger consideration of $25.50 per share underlying such equity-based awards.

	CPG Equity Awards
Name	Unvested Restricted Stock Units (#)	Unvested Performance Stock Units (#)	Amount ($)
Named Executive Officers
Robert C. Skaggs, Jr.	366,315	272,874	16,299,320
Stephen P. Smith	137,260	107,501	6,241,406
Glen L. Kettering	82,494	93,705	4,493,075
Stanley G. Chapman, III	113,065	37,111	3,829,488
Shawn L. Patterson	91,182	35,290	3,225,036
All Other Executive Officers as a Group	111,610	100,137	5,339,549
Non-Employee Directors as a Group	281,046	—	7,166,673

In addition, Messrs. Skaggs and Kettering have 264,777 and 69,373 CPG phantom units, respectively, that have previously fully vested in accordance with their terms, independent of the merger, and will receive the per share merger consideration.

CPG’s executive officers who are not named executive officers are Brett A. Stovern, Karl Brack, Robert E. Smith and Jon D. Veurink. CPG’s non-employee directors are Lester P. Silverman, Sigmund L. Cornelius, Marty R. Kittrell, W. Lee Nutter, Deborah S. Parker and Teresa A. Taylor.

Individual Change in Control and Termination Agreements

Each of CPG’s executive officers (within the meaning of Section 16(a) of the Exchange Act) is party to a change in control and termination agreement with CPG, which we refer to collectively as the change in control agreements. The change in control agreements provide severance and other separation benefits in the event an executive officer experiences a qualifying termination of employment in conjunction with the completion of a transaction such as the merger.

The change in control agreements provide that, in the event the executive (i) is terminated without “cause” (as defined below) or resigns with “good reason” (as defined below) following completion of the merger and prior to the second anniversary thereof or (ii) is terminated without “cause” during the year prior to the consummation of the merger, and it is reasonably demonstrated that such termination was in connection with the merger, the executive will be entitled to:

•	Cash Severance: A cash amount equal to three times (Messrs. Skaggs, Smith and Kettering) or two times (Messrs. Patterson, Chapman and the four other executive officers) the sum of (i) annual base salary plus (ii) target annual incentive bonus, paid in a lump sum;

•	Pro-Rata Bonus: A cash amount equal to the executive officer’s pro-rated bonus for the year of termination (reported below at target), paid in a lump sum;

•	Health and Welfare Benefits: A cash amount equal to 130% of health and welfare coverage premiums for the three years (Messrs. Skaggs, Smith and Kettering) or two years (Messrs. Patterson, Chapman and the four other executive officers) following termination of employment, paid in a lump sum;

•	Retirement Benefits: Certain executive officers will be deemed to have retired without regard to vesting limitations for purposes of all of CPG’s retirement and health and welfare arrangements (including with respect to retiree healthcare), and will receive:

•	Mr. Skaggs will be eligible to receive a cash amount equal to the difference, if any, without regard to vesting limitations, between (i) the amount actually payable under the CPG’s qualified and non-qualified pension plans as of the employment termination date and (ii) the amount that would be payable if the executive officer were entitled to normal retirement benefits under such plans;

•	Messrs. Skaggs, Smith, Kettering and Patterson and four of CPG’s executive officers who are not named executive officers will be eligible to participate in CPG’s retiree healthcare plans (or, if not permitted by the terms of such plans, will be eligible to receive a lump sum payment equal to the value of participation in such plans); and

•	Outplacement: Outplacement services for a 12-month period (or, if earlier, until the executive officer accepts other employment) with a value of up to $25,000.

Cash severance and health and welfare benefits will be paid or provided within 60 days after termination of employment (or, if an executive officer is terminated prior to the consummation of the merger, such executive’s cash severance amount will be paid within 60 days after consummation of the merger). Pro-rata bonus and retirement benefits will be paid or provided within 30 days after termination of employment (or, for retirement benefits, within 30 days after the earliest permitted payment date under the plan if payment on termination of employment is not permitted).

For purposes of the change in control agreements, “cause” generally means: (i) acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance, in each case that results in substantial harm to CPG or (ii) conviction of a criminal violation involving fraud or dishonesty.

For purposes of the change in control agreements, “good reason” generally means: (i) a significant diminution in the nature of the scope of the executive’s authority or duties, (ii) a significant reduction in monthly rate of base salary and the opportunity to earn a bonus under an incentive bonus compensation plan maintained by CPG or the executive’s benefits, (iii) a relocation of over 50 miles or (iv) CPG or any successor materially breaches the change in control agreement.

In addition to the payments above, the change in control agreements also provide that CPG will pay the executive officer’s reasonable attorneys’ fees and legal expenses in connection with any judicial proceeding to enforce, construe or determine the validity of such agreements if the executive officer is successful in one material claim in such litigation. Each of the executive officers (including the named executive officers) is subject to a reduction of their payments under the change in control agreements if such payments are subject to the golden parachute excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, to the extent such reduction would result in the executive officer retaining a greater after-tax amount of such payment than the net amount the executive would receive without such a reduction on an after-tax basis.

Each of the executive officers is subject to a perpetual confidentiality covenant, a non-competition covenant that endures for one year after termination of employment and a non-solicitation covenant that endures for three years (Messrs. Skaggs, Smith and Kettering) or two years (Messrs. Patterson, Chapman and the four other executive officers) after termination of employment.

The amounts reported below assume the consummation of the merger occurred on April 8, 2016, and the employment of the executive officer was terminated without “cause” or for “good reason” on such date. Such amounts are estimates based on multiple assumptions, which may or may not actually occur, and do not reflect certain compensation actions that may be taken before the consummation of the merger. Such amounts do not include amounts that are vested as of the date of the merger in accordance with their terms without regard to the merger, or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of the executive officers and that are readily available to all of the salaried employees of CPG. The amounts shown below are based on compensation and benefits levels in effect on April 8, 2016, the latest practicable date to determine such amounts before the filing of this proxy statement. Therefore, if compensation or benefits levels change after such date, actual payments to an executive officer may be different from those provided for below.

For amounts payable to CPG’s named executive officers upon a qualifying termination of employment under the change in control agreements described above, see “—Golden Parachute Compensation” beginning on page [—] of this proxy statement. Amounts payable to CPG’s four executive officers who are not named executive officers, as a group, upon a qualifying termination of employment under the change in control agreements are estimated in the aggregate to be: cash severance equal to $[—]; pro-rated cash bonuses for the year of employment termination equal to $[—]; cash amounts in respect of health and welfare premiums equal to $[—]; for four executive officers, benefits under CPG’s health and welfare plans with a value estimated to be $[—]; and outplacement services with a value of up to $[—]. In addition, $7,500 in respect of a one-time special spot bonus granted to one of CPG’s executive officers who is not a named executive officer in connection with the executive’s extraordinary efforts leading up to the execution of the merger agreement was paid to the officer prior to the signing of the merger agreement.

Retention Bonus Agreements

Messrs. Chapman and Patterson are party to retention bonus letter agreements providing (i) for Mr. Chapman, $100,000 on each of December 31, 2016 and December 31, 2017, and (ii) for Mr. Patterson, $200,000 on each of March 31, 2016 and March 31, 2018, that in each case are subject to continued employment through the applicable payment date. The executive officers are entitled to receive any unpaid retention bonuses in the event CPG terminates their employment without “cause”.

Deferred Compensation Plans

CPG maintains an elective salary and bonus deferral plan, which we refer to as the Executive Deferred Compensation Plan, a non-qualified defined contribution plan, which refer to as the Savings Restoration Plan and a non-qualified defined benefit plan, which we refer to as the Pension Restoration Plan. Balances under the

Executive Deferred Compensation Plan are comprised of participant contributions (and related earnings) and are 100% vested at all times. The Savings Restoration Plan provides for participant (and CPG matching) contributions for earnings in excess of the limits imposed on tax qualified retirement plans by the Code applicable to the CPG 401(k) Savings Plan. Similarly, the Pension Restoration Plan provides for the payment of benefits to participants in CPG’s Group Pension Plan who are subject to the limits imposed on tax qualified retirement plans by the Code. All amounts under the Savings Restoration Plan and Pension Restoration Plan have fully vested as of the date of this proxy statement independent of the merger. Each of the Executive Deferred Compensation Plan, Savings Restoration Plan and Pension Restoration Plan will be terminated in connection with the merger, and all participant balances thereunder will be paid out as soon as practicable after consummation of the merger.

Director Deferred Cash Investment Accounts

Three of CPG’s non-employee directors who previously held vested CPG RSUs previously elected under the terms of CPG’s equity compensation plans to convert their stock-settled CPG RSUs into cash-settled deferred compensation accounts that may be invested in a range of mutual funds. Such cash investment balances will be terminated in connection with the merger, and all participant balances thereunder will be paid out as soon as practicable after consummation of the merger.

Employee Benefits Matters

See the section entitled “The Merger Agreement—Employee Benefits Matters” beginning on page [—] of this proxy statement for additional information regarding benefits to which CPG’s employees may be entitled.

Golden Parachute Compensation

The table below, entitled “Potential Change-in-Control Payments to Named Executive Officers,” along with its footnotes, sets forth the information required by Item 402(t) of Regulation S-K regarding compensation payable to CPG’s chief executive officer, chief financial officer and the three other most highly compensated executive officers (each of whom we refer to as a “named executive officer”). This compensation is subject to an advisory vote of CPG stockholders, as described below in the section entitled “Advisory Vote on Merger-Related Compensation for CPG’s Named Executive Officers” beginning on page [—] of this proxy statement. The table assumes the consummation of the merger occurred on April 8, 2016, and the employment of the named executive officer was terminated without “cause” or for “good reason” on such date.

The amounts reported below are payable pursuant to each named executive officer’s change in control agreement and, with respect to equity-based awards, the terms of the applicable awards and the merger agreement. These amounts are estimates based on multiple assumptions, which may or may not actually occur, and do not reflect certain compensation actions that may be taken before the consummation of the merger. As a result, the actual amounts to be received by the named executive officers may differ materially from the amounts set forth below. The calculations in the table below do not include amounts that are vested as of the date of the merger in accordance with their terms without regard to the merger, or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of the executive officers and that are available generally to all of the salaried employees of CPG. Calculations related to the value of unvested CPG stock-based awards were based on the per share merger consideration of $25.50 per share underlying such stock-based awards. The amounts shown in this table are based on compensation and benefits levels in effect on April 8, 2016 and the number of equity-based awards held by each named executive officer as of April 8, 2016, the latest practicable date to determine such amounts before the filing of this proxy statement. Therefore, if compensation or levels or the number of equity-based awards held by the named executive officers change after such date, actual payments to an executive officer may be different than those provided for below.

As described above, each named executive officer is subject to a one-year post-termination, non-competition covenant and a three-year (Messrs. Skaggs, Smith and Kettering) or two-year (Messrs. Chapman and Patterson) post-termination, employee non-solicitation covenant, compliance with which is a condition to retaining payments and amounts under the change in control agreements.

Potential Change in Control Payments to Named Executive Officers
Name	Cash ($) (1)	Equity ($) (2)	Pension/ NQDC ($) (3)	Perquisites/ Benefits($) (4)	Other ($) (5)	Total ($)
Named Executive Officers
Robert C. Skaggs, Jr.	6,946,363	16,299,320	176,912	48,435	25,000	23,496,030
Stephen P. Smith	3,173,610	6,241,406	—	73,335	25,000	9,513,351
Glen L. Kettering	2,644,675	4,493,075	—	72,519	25,000	7,235,269
Stanley G. Chapman, III	1,475,576	3,829,488	—	29,777	25,000	5,359,841
Shawn L. Patterson	1,362,551	3,225,036	—	135,911	25,000	4,748,498

(1)	As described above in the section entitled “—Individual Change in Control and Termination Agreements,” the cash payments to the named executive officers consist of (i) three times (Messrs. Skaggs, Smith and Kettering) or two times (Messrs. Chapman and Patterson) the sum of (x) annual base salary plus (y) target annual incentive bonus and (ii) pro-rated bonus (at target) for the year of termination of employment. The amounts of payments in respect of the pro-rated bonuses included in this column are $331,352, $113,607, $94,672, $55,025 and $50,149 for Messrs. Skaggs, Smith, Kettering, Chapman and Patterson, respectively.

As described above in the section entitled “—Retention Bonus Agreements,” Messrs. Chapman and Patterson are entitled to receive any unpaid retention bonuses in the event CPG terminates their employment without “cause”.

The above payments are “double-trigger” in nature as they will only be payable in the event of a termination of employment without “cause” or for “good reason” in connection with the merger, as described above.

(2)	As described above in the section entitled “—Treatment of CPG Stock-Based Awards,” the equity amounts consist of the accelerated vesting and/or payment of unvested CPG RSUs and CPG PSUs (assuming the target level of performance has been achieved for all grants), based on the per share merger consideration of $25.50 per share underlying such equity-based awards. As described above in the section entitled “—Treatment of CPG Stock-Based Awards,” Messrs. Skaggs and Kettering hold CPG phantom units that have previously vested in accordance with their terms and will receive the per share merger consideration, and such amounts are not reported in this table. The actual number of CPG PSUs earned will be based on the achievement of performance goals measured through a date no later than five business days before the effective time of the merger, and may range from the target level up to 200% of the target level. The above payments are “single-trigger” in nature as they will become payable immediately upon the closing date, whether or not the executive officer’s employment is terminated.

For additional information regarding the number of CPG RSUs and CPG PSUs that are reflected above, see the section entitled “—Treatment of CPG Stock-Based Awards,” beginning on page [—] of this proxy statement.

(3)	As described above in the section entitled “—Individual Change in Control and Termination Agreements,” the named executive officers will be deemed to have retired for purposes of all of CPG’s retirement arrangements, and Mr. Skaggs will be entitled to receive a cash amount equal to the difference, if any, between (a) the amount actually payable under CPG’s qualified and non-qualified pension plans and (b) the amount that would be payable if the executive officer were entitled to normal retirement benefits under such plans.

The above payments are “double-trigger” in nature as they will only be payable in the event of a termination of employment without cause or resignation for good reason in connection with the merger.

(4)	As described above in the section entitled “—Individual Change in Control and Termination Agreements,” the named executive officers are entitled to a cash amount equal to 130% of health and welfare coverage premiums for the three years (Messrs. Skaggs, Smith and Kettering) or two years (Messrs. Chapman and Patterson) following a qualifying termination of employment.

The named executive officers will be deemed to have retired for purposes of all of CPG’s health and welfare arrangements (including with respect to retiree healthcare), and Messrs. Skaggs, Smith, Kettering and Patterson will be eligible to participate in CPG’s retiree healthcare plans (or, if not permitted by such plans, will receive a lump sum payment equal to the value of participation in such plans):

The above payments are “double-trigger” in nature as they will only be payable in the event of a termination of employment without cause or resignation for good reason in connection with the merger.

(5)	The named executive officers are entitled to outplacement services for a 12-month period (or, if earlier, until the executive officer accepts other employment) with a value of up to $25,000.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of CPG common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to CPG stockholders. For purposes of this discussion, we use the term “U.S. holder” to refer to a beneficial owner of shares of CPG common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

This discussion is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. This discussion applies only to beneficial owners who hold shares of CPG common stock as capital assets, and does not apply to shares of CPG common stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, actually or constructively, in a TransCanada party or the surviving corporation after the merger, stockholders who have perfected and not withdrawn a demand for, or lost the right to, appraisal under the DGCL or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar or stockholders who hold CPG common stock as part of a hedge, straddle, wash sale, constructive sale or conversion transaction). This discussion also does not address the U.S. tax consequences to any stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address the receipt of cash in connection with the treatment of CPG RSUs, CPG PSUs, CPG phantom units or any other matters relating to equity compensation or benefit plans. This discussion does not address any aspect of state, local or foreign tax laws.

Exchange of Shares of CPG Common Stock for Cash Pursuant to the Merger Agreement

The exchange of shares of CPG common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of CPG common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes, as described in the section entitled “—Backup Withholding and Information Reporting” immediately below) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. If a U.S. holder received shares of CPG common stock as a part of the distribution of shares of CPG common stock to stockholders of NiSource in connection with CPG’s spin-off from NiSource, such U.S. holder’s adjusted tax basis in such shares should be determined by allocating to those shares of CPG common stock, on the basis of the relative fair market values of NiSource common stock and CPG common stock at the time of such distribution (including any fractional share interest for which cash was received), a portion of the U.S. holder’s adjusted tax basis in its NiSource common stock immediately prior to such distribution. You should consult NiSource’s Internal Revenue Service Form 8937 filed in connection with the distribution of shares of CPG common stock and your own tax advisor for additional information on calculating your adjusted tax basis. Gain or loss will be determined separately for each block of shares of CPG common stock (i.e., shares of common stock acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss where the U.S. holder’s holding period for such shares of CPG common stock is more than one year at the effective time of the merger. Long-term capital gain of a non-corporate U.S. holder is generally taxed at preferential rates. There are limitations on the deductibility of capital losses. In addition, a 3.8% tax is imposed on all or a portion of the “net investment income” (within the meaning of the Code) of certain individuals (or the “undistributed net investment income” of certain estates and trusts). The 3.8% tax generally is imposed on the lesser of (i) the U.S. holder’s “net investment income” (or the “undistributed net investment income” of certain estates and trusts) for the relevant taxable year and (ii) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). For these purposes, “net investment income” generally will include any gain recognized on the receipt of cash for shares pursuant to the merger.

Backup Withholding and Information Reporting

A U.S. holder may be subject to information reporting. In addition, backup withholding of tax will apply at the statutory rate to cash payments to which a non-corporate U.S. holder is entitled under the merger agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of CPG’s U.S. holders should complete and sign, under penalty of perjury, the Form W-9 (or an acceptable substitute) to be included as part of the transmittal materials and return it to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the merger under the backup withholding rules will generally be allowable as a refund or a credit against such U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service. U.S. holders are urged to consult their independent tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the treatment of CPG RSUs, CPG PSUs, CPG phantom units or any other matters relating to equity compensation or benefit plans.

Regulatory Approvals

HSR Approval

The completion of the merger is subject to antitrust review in the United States. Under the HSR Act and the rules promulgated thereunder, the merger cannot be completed until the parties to the merger agreement have given notification and furnished information to the FTC and the DOJ, and until the applicable waiting period has expired or has been terminated.

On April 4, 2016, TransCanada and CPG each filed a premerger notification and report form under the HSR Act, as a result of which the applicable waiting period would be expected to expire by May 4, 2016 at 11:59 p.m., Eastern Time, unless otherwise earlier terminated or extended by the antitrust authorities.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the FTC or the DOJ, or any state, could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of CPG or TransCanada or their respective subsidiaries. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

CFIUS Clearance

The merger agreement provides for CPG and the TransCanada parties to file a draft and a final joint voluntary notice with CFIUS pursuant to the DPA. Under the terms of the merger agreement, consummation of the merger is subject to the satisfaction or waiver by the TransCanada parties of the condition that one of the following shall have occurred: (a) the 30-day review period under the DPA commencing on the date the joint voluntary notice is accepted by CFIUS shall have expired and the parties shall have received written notice from CFIUS that such review has been concluded and that either the transactions contemplated by the merger agreement do not constitute a “covered transaction” under the DPA or that there are no unresolved national security concerns, (ii) an investigation shall have been commenced after such 30-day review period and CFIUS shall have determined to conclude all deliberative action under the DPA without sending a report to the President of the United States, and CPG and the TransCanada parties shall have received written notice from CFIUS that either the transactions contemplated by the merger agreement do not constitute a “covered transaction” under the DPA or that there are no unresolved national security concerns, and all action under the DPA is concluded with respect to the transactions contemplated by the merger agreement, or (iii) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and either (A) the period under the DPA during which the President may announce his decision or take action to suspend, prohibit or put any limitations on the transactions contemplated by the merger agreement shall have expired without any such action being threatened, announced or taken or (B) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated by the merger agreement (we refer to the satisfaction of one of the foregoing alternatives as the CFIUS Clearance).

On March 25, 2016, CPG and US Parent submitted a draft joint voluntary notice with CFIUS. On April 7, 2016, CPG and US Parent submitted the final joint voluntary notice with CFIUS. On [●], 2016, CFIUS accepted the parties’ joint voluntary notice and began its initial 30-day review period, which will conclude no later than [●].

Efforts to Obtain Regulatory Approvals

Under the terms of the merger agreement, CPG and TransCanada generally must, and must cause their respective affiliates to, use their respective reasonable best efforts to take all actions reasonably necessary, proper or advisable to consummate the merger as soon as practicable. TransCanada must take actions necessary to obtain antitrust approval for the merger and to obtain the CFIUS Clearance, except that TransCanada is not required to accept or agree to any terms, conditions, obligations or restrictions or to take or agree to take any action that would reasonably be expected to, individually or in the aggregate, net of any benefits arising out of the taking of such action, have a material adverse effect on the business, condition (financial or otherwise), assets, properties, liabilities, operations or results of operations of CPG and its subsidiaries, taken as a whole, or of TransCanada and its subsidiaries, taken as a whole (assuming for such purpose that TransCanada and its subsidiaries, taken as a whole, are the same size as CPG and its subsidiaries, taken as a whole).

There can be no certainty that the regulatory approvals required to consummate the merger will be obtained within the period of time contemplated by the merger agreement or that any such approvals would not be conditioned upon actions that would be materially adverse to CPG or the TransCanada parties, or that a regulatory challenge to the merger will not be made. For a more detailed description of the parties’ obligations with respect to regulatory approvals related to the merger, see “The Merger Agreement—Filings; Other Actions; Notification” beginning on page [—] of this proxy statement.

Litigation Relating to the Merger

On March 30, 2016, two purported stockholders of CPG filed an action challenging the merger on behalf of a putative class of CPG stockholders in the Court of Chancery of the State of Delaware, captioned Vann v. Columbia Pipeline Group, Inc., et al. The action names as defendants CPG, the members of the Board, Merger Sub, Parent, US Parent and TransCanada. On April 7, 2016, a second, substantially identical action was filed in the same court on behalf of the same putative class, captioned Baldino v. Skaggs, Jr., et al., and naming as defendants only the members of the Board. The complaints allege that the Board members breached their fiduciary duties by, among other things, agreeing to the proposed merger following an inadequate sale process and at an unfair price, and because the sale process purportedly was affected by conflicts of interest on the part of the Board, the management of CPG and/or CPG’s largest stockholder as a result of their substantial stockholdings in CPG, and on the part of one of CPG’s financial advisors as a result of its alleged holdings in TransCanada stock. The Vann complaint also alleges, among other things, that the TransCanada parties aided and abetted those purported breaches of duty by the Board. The complaints purport to seek injunctive and other equitable relief preventing the completion of the proposed merger. CPG believes that the allegations in this action are without merit.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description of the merger agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to, and is incorporated by reference into, this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety as it is the legal document governing the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms are included to provide you with information regarding its terms. Factual disclosures about CPG contained in this proxy statement or in CPG’s public reports filed with the SEC may supplement, update or modify the factual disclosures about CPG contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by CPG and the TransCanada parties were made solely to the parties to, and solely for the purposes of, the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by CPG and the TransCanada parties in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the CPG disclosure letter, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of CPG, the TransCanada parties or any of their respective subsidiaries or affiliates.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The merger agreement provides for the merger of Merger Sub with and into CPG upon the terms, and subject to the conditions, set forth in the merger agreement. At the effective time of the merger, the separate corporate existence of Merger Sub will cease. As the surviving corporation, CPG will continue to exist following the merger. As a result of the merger, the surviving corporation will be a direct wholly owned subsidiary of US Parent and an indirect wholly owned subsidiary of TransCanada.

The directors of Merger Sub immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the directors of the surviving corporation, until their respective successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the surviving corporation’s certificate of incorporation and bylaws. The officers of CPG immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the officers of the surviving corporation, until their respective successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the surviving corporation’s certificate of incorporation and bylaws.

At the effective time of the merger, the certificate of incorporation of the surviving corporation will be amended in its entirety to read as set forth in Exhibit A to the merger agreement, until changed or amended in accordance with its terms or by applicable law, and the bylaws of Merger Sub in effect immediately prior to the effective time of the merger will be the bylaws of the surviving corporation, until changed or amended as provided in such bylaws, in the certificate of incorporation of the surviving corporation or by applicable law.

Closing and Effective Time of the Merger

The merger agreement provides that the closing for the merger will take place on the sixth business day following the first day on which all of the conditions to the closing of the merger (described under “—Conditions to the Merger” beginning on page [—] of this proxy statement) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions at the closing of the merger), or such other time and place as CPG and Parent may agree in writing.

The effective time of the merger will occur when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware (or at such later time as CPG and Parent may agree in writing and specify in the certificate of merger).

Treatment of CPG Common Stock and Stock-Based Awards

Common Stock

At the effective time of the merger, each share of CPG common stock issued and outstanding immediately prior to such time (other than cancelled shares and dissenting shares) will be cancelled, cease to be outstanding, and be converted into the right to receive cash in an amount equal to the per share merger consideration of $25.50, without interest and less any applicable withholding taxes. At the effective time of the merger, cancelled shares, which are comprised of shares of CPG common stock owned immediately prior to the effective time of the merger by a TransCanada party or CPG, or by any direct or indirect wholly owned subsidiary of a TransCanada party (except to the extent held by any such person on behalf of a third-party or held in any rabbi trust in connection with any CPG benefit plan), will cease to be outstanding, will be cancelled without payment of any consideration and will cease to exist. For information on the treatment of dissenting shares in the merger, see the section below entitled “—Appraisal Rights” beginning on page [—] of this proxy statement and the section entitled “Appraisal Rights” beginning on page [—] of this proxy statement.

Restricted Stock Units

At the effective time of the merger, each CPG RSU that is outstanding immediately prior to the effective time of the merger will fully vest and will be cancelled and converted automatically into the right to receive a cash amount equal to the per share merger consideration in respect of each share underlying such CPG RSU, and will be paid within five business days after the effective time of the merger.

Performance Stock Units

At the effective time of the merger, each CPG PSU that is outstanding immediately prior to the effective time of the merger will fully vest with the applicable number of shares based on performance deemed satisfied at the greater of (i) actual performance as objectively determined based on performance measured through a day that is no more than five business days prior to the effective time of the merger and (ii) the target level of 100%, and will be cancelled and converted automatically into the right to receive a cash amount equal to the per share merger consideration in respect of each share underlying such CPG PSU, and will be paid within five business days after the effective time of the merger.

Phantom Stock Units

At the effective time of the merger, each CPG phantom unit that is outstanding immediately prior to the effective time of the merger will be cancelled and converted automatically into the right to receive a cash amount equal to the per share merger consideration in respect of each share underlying such CPG phantom unit, and will be paid within five business days of the effective time of the merger.

Payment in Respect of Awards Subject to Section 409A of the Code

Notwithstanding the foregoing, to the extent a CPG RSU, CPG PSU or CPG phantom unit is nonqualified deferred compensation subject to Section 409A of the Code, the merger agreement provides that payment in respect of such CPG RSU, CPG PSU or CPG phantom unit, as the case may be, will be made at the earliest time permitted under the applicable CPG stock plan that will not trigger a tax or penalty under Section 409A of the Code, with interest from the closing date through the date of such payment.

CPG Employee Stock Purchase Plan

Under the merger agreement, CPG is required, prior to the closing date and in accordance with the terms of the CPG ESPP, to take all actions necessary in order that: (i) the final savings period will end no later than the 10th business day prior to the anticipated closing date (or, if the anticipated closing date becomes known less than 10 business days prior to such anticipated closing date, then as soon as practicable after such anticipated closing date becomes known and prior to the closing date); (ii) each CPG ESPP participant’s accumulated contributions under the CPG ESPP will be used to purchase shares of CPG common stock in accordance with the terms of the CPG ESPP as of the end of the final savings period; and (iii) the CPG ESPP will terminate immediately following the conclusion of the final savings period.

Exchange and Payment Procedures

Prior to the effective time of the merger, Parent or US Parent is required under the merger agreement to appoint a paying agent, which paying agent and terms of its appointment will be reasonably acceptable to CPG, for the purpose of exchanging the shares of CPG common stock for the per share merger consideration. At or prior to the effective time of the merger, US Parent must deposit or cause to be deposited with the paying agent cash in immediately available funds in an amount sufficient to fund the aggregate per share merger consideration payable to holders of shares of CPG common stock pursuant to the merger agreement.

Promptly after the effective time of the merger, and in any event within three business days thereafter, the surviving corporation is required under the merger agreement to cause the paying agent to mail or otherwise provide to each holder of record of shares of CPG common stock (other than holders of cancelled shares and dissenting shares) the following:

•	transmittal materials specifying that delivery will be effected, and risk of loss and title with respect to book-entry shares will pass, only upon delivery of an “agent’s message” regarding the book-entry transfer of such book-entry shares (or such other evidence, if any, of the transfer as the paying agent may reasonably request), such transmittal materials to be in such form and have such other provisions as Parent may reasonably determine; and

•	instructions for use in effecting the surrender of the book-entry shares to the paying agent.

The merger agreement provides that no holder of book-entry shares will be required to deliver a certificate formerly representing shares of CPG common stock or an executed letter of transmittal to the paying agent to receive the aggregate per share merger consideration that such holder is entitled to receive as a result of the merger. Instead, each holder of record of one or more book-entry shares, upon receipt by the paying agent of a customary “agent’s message” constituting the deemed surrender of such holder’s book-entry shares, will be entitled to receive, and US Parent will cause the paying agent to pay and deliver as promptly as reasonably practicable after the effective time of the merger, the per share merger consideration (after giving effect to any required tax withholdings) for each of the book-entry shares held of record by such holder, and the book-entry shares so surrendered will forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the shares of CPG common stock.

In the event of a transfer of ownership of shares of CPG common stock that is not registered in the transfer records of CPG or if payment of the applicable per share merger consideration is to be made to a person other than the person in whose name the surrendered book-entry share is registered, the merger agreement provides that upon due surrender of the book-entry share, a check for any cash to be exchanged may be issued to such transferee or other person if the book-entry share formerly representing such shares of CPG common stock is presented to the paying agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer or other similar taxes have been paid or are not applicable.

Until surrendered in the manner contemplated above, each share of CPG common stock will be deemed at any time after the effective time of the merger to represent only the right to receive upon such surrender (together with such documents as may reasonably be required pursuant to the instructions included in the applicable transmittal materials) the per share merger consideration pursuant to the merger agreement. US Parent is required to pay all charges and expenses, including those of the paying agent, in connection with the exchange of shares of CPG common stock for the per share merger consideration.

Any portion of the per share merger consideration deposited with the paying agent (including the proceeds of any investment thereof) that remains undistributed one year after the effective time of the merger will be delivered to US Parent or the surviving corporation upon demand by US Parent. Thereafter, any holders of shares of CPG common stock (other than cancelled shares or dissenting shares) will be entitled to look only to US Parent and the surviving corporation for payment of the per share merger consideration (after giving effect to any required tax withholdings), without interest, upon acceptable evidence of book-entry shares in accordance with the procedures for surrender set forth above, and US Parent and the surviving corporation will remain liable (subject to applicable abandoned property, escheat or other similar laws) for payment of the per share merger consideration payable upon due surrender of such book-entry shares. None of the surviving corporation, the TransCanada parties, CPG, the paying agent or any other person will be liable to any former holder of shares of CPG common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or other similar laws.

From and after the effective time of the merger, there will be no transfers on the stock transfer books of CPG of the shares of CPG common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, acceptable evidence of a book-entry share is presented to the surviving corporation, Parent, US Parent or the paying agent for transfer, it will be cancelled and exchanged for the cash amount in immediately available funds to which the holder of such share is entitled pursuant to the merger agreement. The per share merger consideration paid upon receipt by the paying agent of an “agent’s message” for book-entry shares in accordance with the terms of the merger agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of CPG common stock formerly represented by such book-entry shares.

US Parent, the surviving corporation and their respective agents (including the paying agent) will be entitled to deduct and withhold any applicable taxes from the consideration otherwise payable pursuant to the merger agreement to any holder of shares of CPG common stock, CPG RSUs, CPG PSUs or CPG phantom units, and pay over such withheld amount to the appropriate governmental entity. Any amount so withheld will be promptly remitted to the applicable governmental entity and be treated for all purposes under the merger agreement as having been paid to such holder.

Appraisal Rights

Any shares of CPG common stock that are issued and outstanding immediately prior to the effective time of the merger and as to which the holders of such shares have properly demanded appraisal in accordance with

Section 262 of the DGCL and have not effectively withdrawn such demand, which we refer to as dissenting shares, will not be converted into the right to receive the per share merger consideration unless and until such person has effectively withdrawn or lost such person’s right to appraisal under the DGCL, at which time such shares of CPG common stock will be treated as if they had been converted into and become exchangeable for the right to receive, as of the effective time of the merger, the per share merger consideration, after giving effect to any required tax withholdings, and such shares of CPG common stock will no longer be deemed dissenting shares, and such holder will cease to have any other rights with respect to such shares of CPG common stock. Each holder of dissenting shares will be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the dissenting shares owned by such holder. CPG must give Parent and US Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable law that are received by CPG or any of its representatives, relating to stockholders’ rights of appraisal, and Parent and US Parent will be entitled to participate in and direct all negotiations and proceedings with respect to any demand for appraisal under the DGCL. Under the merger agreement, CPG may not, except with the prior written consent of Parent and US Parent, make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands, except as required by applicable law.

Adjustments to Prevent Dilution

In the event that the number of shares of CPG common stock or securities convertible or exchangeable into or exercisable for shares of CPG common stock issued and outstanding after the date of the merger agreement and prior to the effective time of the merger are changed into a different number of shares of CPG common stock or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the per share merger consideration will be equitably adjusted, without duplication, to provide the holders thereof the same economic effect contemplated by the merger agreement prior to such change (but the merger agreement expressly provides that this provision is not to be construed to permit CPG or its subsidiaries or any other person to take any action that is otherwise prohibited by the terms of the merger agreement).

Representations and Warranties

Representations and Warranties of CPG

The merger agreement contains customary representations and warranties made by CPG to the TransCanada parties that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, in the CPG disclosure letter or in certain reports filed by CPG or CPPL. In particular, certain of these representations and warranties are subject to materiality or “material adverse effect” qualifications (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect on CPG, as further described in the section entitled “—Material Adverse Effect” beginning on page [—] of this proxy statement). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of CPG did not have actual knowledge after reasonable inquiry.

In the merger agreement, CPG made representations and warranties to the TransCanada parties regarding, among other things:

•	CPG’s and its subsidiaries’ due organization, valid existence, good standing and authority to carry on their businesses;

•	ownership of CPG’s subsidiaries (which, for purposes of the merger agreement, includes CPPL and CPG OpCo, and their respective subsidiaries, but excludes the joint venture entities (as defined under the next bullet point in this list) and the subsidiaries of such joint venture entities);

•	CPG’s direct or indirect ownership interests in Hardy Storage Company, LLC, Millennium Pipeline Company, L.L.C. and Pennant Midstream, LLC, which are joint ventures in which CPG owns, directly or indirectly, a membership interest and which we refer to as the joint venture entities;

•	CPG’s capitalization, including the number of shares of CPG common stock and equity-based awards outstanding;

•	CPPL’s capitalization, including the number of common units, subordinated units, incentive distribution rights and equity-based awards outstanding;

•	CPG’s corporate power and authority to execute and deliver, and perform its obligations under, the merger agreement and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against CPG;

•	the Board’s declaration of advisability of the merger agreement, approval of the merger agreement and the merger, direction that the adoption of the merger agreement be submitted to a vote at the special meeting and recommendation that the stockholders of CPG vote to adopt the merger agreement, which we refer to collectively as the CPG Board recommendation;

•	the absence of violations of, or conflicts with, CPG’s or its subsidiaries’ governing documents, governmental orders, applicable law and certain agreements as a result of CPG entering into and performing under the merger agreement;

•	the governmental consents, approvals, notices and filings required in connection with the transactions contemplated by the merger agreement;

•	the proper filing of documents by CPG and CPPL with the SEC and the accuracy of the information contained in those documents;

•	the conformity with generally accepted accounting principles of CPG’s financial statements filed with the SEC and the absence of certain undisclosed liabilities;

•	internal controls over financial reporting and disclosure controls and procedures;

•	the conduct of business, in all material respects, in the ordinary course of business between December 31, 2015 and March 17, 2016, and the absence of a material adverse effect or certain other changes during such period;

•	the absence of certain legal proceedings, investigations and governmental orders against CPG or its subsidiaries;

•	compliance with certain material contracts;

•	compliance with applicable laws and the existence, effectiveness and status of necessary licenses and permits;

•	certain labor and employment matters;

•	certain employee benefits matters, including matters related to employee benefit plans;

•	certain tax matters, including that CPG received an opinion of its counsel to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the completion of the merger will not result in any “Distribution Taxes” (as defined in the Tax Allocation Agreement, dated as of June 30, 2015, between CPG and NiSource, which we refer to as the Tax Allocation Agreement);

•	certain environmental matters;

•	insurance policies;

•	matters relating to CPG’s owned and leased property;

•	intellectual property;

•	certain regulatory matters;

•	the absence of undisclosed affiliate arrangements required to be described under Item 404 of Regulation S-K under the Securities Act of 1933, as amended;

•	the required vote of CPG stockholders to adopt the merger agreement;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the receipt of fairness opinions from Goldman Sachs and Lazard; and

•	the inapplicability of any anti-takeover law or anti-takeover provision of CPG’s certificate of incorporation or bylaws to the merger.

Material Adverse Effect

Many of CPG’s representations and warranties in the merger agreement are qualified by, among other things, exceptions relating to the absence of a “material adverse effect”, which means any change, effect, event, occurrence or development (each of which we refer to as a Change) that has a material adverse effect on the business, financial condition, assets, properties, liabilities, operations or results of operations of CPG and its subsidiaries, taken as a whole, but excluding any Change to the extent resulting from:

•	Changes in the economy in the United States, including as a result of changes in geopolitical conditions;

•	Changes in industries involved in the gathering, processing, treating, transportation, storage and marketing of natural gas, crude oil, refined petroleum products, other hydro carbon products, natural gas liquids and products produced from the fractionation of natural gas liquids, which we refer to collectively as energy products, or related products and services (including those due to actions by competitors and changes in the prices of energy products);

•	Changes in the financial, debt, capital, credit or securities markets generally in the United States, including changes in interest rates;

•	any Change in the stock price, trading volume or credit rating of CPG or any of its subsidiaries or any failure by CPG to meet published analyst estimates or expectations of CPG’s revenue, earnings or other financial performance or results of operations for any period, or any failure by CPG to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations for any period (though the exclusion of such Changes will not prevent or otherwise affect a determination that any Changes underlying such Changes or failures constitute or contribute to a material adverse effect, provided such underlying Changes are not otherwise excluded from the definition of material adverse effect);

•	Changes or prospective Changes in law, legislative or political conditions or policy or practices of any governmental entity after the date of the merger agreement;

•	Changes or prospective Changes in applicable accounting regulations or principles or interpretations thereof after the date of the merger agreement;

•	an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or earthquakes, any weather-related or other natural disasters;

•	the execution and delivery of the merger agreement or the public announcement or pendency of the merger or the other transactions contemplated by the merger agreement, including any impact on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners or employees of CPG and its subsidiaries, or any action taken or requirements imposed by any governmental entity in connection with the merger or the other transactions contemplated by the merger agreement;

•	any action taken or omitted to be taken by CPG (i) at the request of Parent, which action or omission by CPG is not required under the terms of the merger agreement, or (ii) which action or omission by CPG is required for CPG to comply with the terms of the merger agreement but for which CPG has requested Parent’s consent to permit CPG’s non-compliance and Parent has not granted such consent; or

•	the creditworthiness or financial condition of any customer or other commercial counterparty of CPG or any of its subsidiaries;

except, with respect to the first, second, third, fifth, sixth and seventh bullet points above, to the extent that CPG and its subsidiaries, taken as a whole, are disproportionately adversely affected by such Change as compared with other participants in the industries in which CPG and its subsidiaries operate (in which case, solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a material adverse effect).

Representations and Warranties of the TransCanada Parties

The merger agreement also contains customary representations and warranties made by the TransCanada parties to CPG that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure letter that Parent delivered to CPG in connection with the merger agreement. In particular, certain of these representations and warranties are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of TransCanada did not have actual knowledge after reasonable inquiry. The representations and warranties of the TransCanada parties relate to, among other things:

•	their due organization, valid existence, good standing and authority to carry on their businesses;

•	their corporate power and authority to execute and deliver, and perform their obligations under, the merger agreement and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

•	the absence of violations of, or conflicts with, their or their subsidiaries’ governing documents, governmental orders, applicable law and certain agreements as a result of their entering into and performing under the merger agreement;

•	the absence of certain legal proceedings, investigations and governmental orders against them;

•	the capitalization, ownership and operations of Merger Sub;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the absence of ownership of any of CPG’s securities;

•	the validity and enforceability of the debt financing commitment letters Parent entered into in connection with execution of the merger agreement and the availability to Parent of sufficient funds to consummate the merger and the other transactions contemplated by the merger agreement;

•	their independent investigation of CPG and its business and the absence of reliance by them on any representation, warranty or other statement by any person on behalf of CPG or any of its subsidiaries other than the representations and warranties expressly set forth in the merger agreement;

•	certain matters relating to CFIUS and regulatory matters; and

•	compliance with applicable laws and the existence, effectiveness and status of necessary licenses and permits.

The representations and warranties in the merger agreement of each of CPG and the TransCanada parties will not survive the effective time of the merger.

Conduct of CPG’s Business Pending the Merger

Under the merger agreement, CPG has agreed to certain restrictions on the operation of its business until the earlier of the effective time of the merger and the termination of the merger agreement. In general, CPG and its subsidiaries will conduct their businesses in the ordinary course of business consistent with past practice and will use commercially reasonable efforts to preserve their current business organizations and to preserve, in all material respects, their relationships and goodwill with governmental entities, customers, suppliers, creditors, lessors, lessees, officers and employees.

In addition, except as specifically disclosed in the CPG disclosure letter, required by applicable law, as otherwise expressly contemplated by the merger agreement or with the written consent of Parent (which consent cannot be unreasonably withheld, conditioned or delayed), CPG will not, and will not permit its subsidiaries to:

•	declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, other than (i) dividends or distributions by a wholly owned subsidiary of CPG, (ii) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of the merger agreement, (iii) regular quarterly cash dividends with customary record and payment dates on shares of CPG common stock not in excess of $0.13375 per share in the second quarter of 2016, $0.13875 per share in the third quarter of 2016, $0.14375 per share in the fourth quarter of 2016 and $0.14875 per share in the first quarter of 2017, and (iv) regular quarterly cash distributions with customary record and payment dates on the common units of CPPL not in excess of $0.18750 per unit in the second quarter of 2016, $0.19750 per unit in the third quarter of 2016, $0.20750 per unit in the fourth quarter of 2016 and $0.21750 per unit in the first quarter of 2017;

•	split, combine, subdivide, redeem, reclassify, amend or otherwise acquire, directly or indirectly, any of its capital stock or other equity interests, other than with respect to the capital stock or other equity interests of a wholly owned subsidiary of CPG;

•	purchase, redeem or otherwise acquire any shares of its or its subsidiaries’ (including CPPL’s) capital stock or other securities or any rights, warrants or options to acquire any such shares or other securities, other than (i) the withholding of shares of CPG common stock to satisfy tax obligations with respect to awards granted pursuant to CPG stock plans and (ii) the acquisition by CPG of awards granted pursuant to CPG stock plans and purchase rights under the CPG ESPP in connection with the forfeiture of such awards or rights, in each case that were outstanding as of the date of the merger agreement and in accordance with their terms as of the date of the merger agreement or granted after the date of the merger agreement in accordance with the merger agreement;

•	issue, deliver, sell, pledge, grant, transfer, dispose of, encumber or subject to any pledges, liens, charges, mortgages, encumbrances, adverse claims and interests, or security interests any shares of its capital stock, ownership interests, any other voting securities (other than the issuance of shares by a wholly owned subsidiary of CPG to CPG or another wholly owned subsidiary), or any securities convertible into, exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, ownership interests, voting securities or convertible securities or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (i) by a wholly owned subsidiary of CPG to CPG or another wholly owned subsidiary of CPG, (ii) upon the exercise of purchase rights under the CPG ESPP and (iii) upon the vesting or settlement of CPG RSUs, CPG PSUs or CPG phantom units granted under CPG stock plans, in the case of each of clauses (ii) and (iii) above, that were outstanding as of the date of the merger agreement and in accordance with their terms as of the date of the merger agreement or granted after the date of the merger agreement in accordance with the merger agreement;

•	amend the certificate of incorporation, bylaws, or any other applicable governing instruments of CPG or any subsidiary of CPG, other than amendments that solely effect ministerial changes to such documents of a subsidiary of CPG;

•	acquire, whether by merger, consolidation, or the purchase of stock, equity interests or assets, any business or a division of any business with a value in excess of $10 million in the aggregate, other than transactions solely between or among (i) CPG and its wholly owned subsidiaries or (ii) CPPL and its wholly owned subsidiaries;

•	sell, license, lease, transfer, assign, divest, cancel, abandon or otherwise dispose of any of its properties, rights or assets (excluding cash) with a value in excess of $10 million in the aggregate (including to CPPL), other than (i) sales or other dispositions of assets to a person that is not a subsidiary of CPG in the ordinary course of business consistent with past practice, (ii) sales, transfers and dispositions of assets or properties that are obsolete, non-operating or worthless, in each case, as determined in the ordinary course of business consistent with past practice and (iii) sales, leases, transfers or other dispositions made in connection with any transaction among (A) CPG and its wholly owned subsidiaries or (B) a subsidiary of CPG and such subsidiary’s wholly owned subsidiaries;

•	incur, redeem, prepay, defease, cancel, assume or, in any material respect, modify, any indebtedness of CPG or any of its subsidiaries, or guarantee, assume or endorse or otherwise as an accommodation become responsible for any indebtedness of another person, other than, (i) indebtedness incurred under the revolving credit facilities of CPG and CPPL in existence as of the date of the merger agreement, (ii) prepayments of indebtedness in the ordinary course of business, including repayments under the revolving credit facilities of CPG and CPPL in existence as of the date of the merger agreement, (iii) indebtedness incurred by CPG or a subsidiary of CPG to CPG or a subsidiary of CPG in the ordinary course of business consistent with past practice, including, for the avoidance of doubt, indebtedness among CPG (and its subsidiaries) and CPPL and its subsidiaries, and (iv) indebtedness incurred under a commercial paper program (provided that any such amounts may not exceed availability under the revolving credit facilities of CPG); provided that the indebtedness incurred pursuant to clauses (i) and (iv) above (A) are incurred for the purpose of funding capital expenditure projects in compliance with the terms of the merger agreement and then-reasonably foreseeable working capital needs of CPG and its subsidiaries and (B) may not exceed in the aggregate for any period a certain specified amount as set forth in the CPG disclosure letter;

•	make any capital expenditures in the aggregate in excess of $40 million in any three-month period, other than (i) expenditures contemplated by CPG’s capital expenditures plan that was provided to the TransCanada parties in connection with entry into the merger agreement and which we refer to as the CPG CapEx plan, (ii) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise, and (iii) expenditures that CPG reasonably determines are necessary to maintain the safety and integrity of any asset or property in response to any unanticipated and subsequently discovered events, occurrences or developments, provided that CPG uses its reasonable best efforts to consult with Parent prior to making or agreeing to make any capital expenditure described in clause (iii) above;

•	settle any suit, action, claim, investigation, proceeding or litigation with a governmental entity or third party, in each case threatened, made or pending against CPG or any of its subsidiaries, in excess of $2 million individually or $5 million in the aggregate (excluding any amounts that are covered by any insurance policies of CPG or its subsidiaries, as applicable);

•

except as required by law or pursuant to the terms of any CPG benefit plan or other written agreement, in each case, in effect on the date of the merger agreement, (i) grant to any director, executive officer, employee or consultant any increase in compensation or pay, or award any bonuses or incentive compensation (other than certain merit increases that were approved by the compensation committee of the Board or that are consistent with past practice (subject to limitations), that will take effect, in each case, June 1, 2016), (ii) grant to any current or former director, executive officer or employee any increase in severance, retention or termination pay, (iii) grant or amend any equity awards, (iv) enter into any new or modify in any material respect any existing consulting agreement with any current or former individual consultant pursuant to which the annual base salary of such individual under such agreement exceeds $250,000, (v) establish, adopt, enter into or amend in any material respect any (A) collective bargaining agreement, (B) CPG benefit plan, (C) individual employment, change in control and termination, or retention agreement, or (D) other agreement, policy, plan or program which would be a “CPG benefit plan” as defined under the merger agreement if it was in effect on the date the merger agreement was signed, (vi) take any action to accelerate any rights or benefits under any CPG benefit plan or (vii) hire or promote any individual as a CPG employee to a level of vice president or above without first consulting with and considering in good faith the views of Parent; except that CPG and any of its subsidiaries will not be restricted from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case, in the ordinary course of business compensation and benefits arrangements (including incentive grants, but excluding any individual severance arrangements) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

•	other than as required (i) by United States generally accepted accounting principles (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (ii) by law, including pursuant to SEC rule or policy, make any material change in accounting methods, principles or practices;

•	other than in the ordinary course of business consistent with past practice, (i) make any change (or file any such change) in any material method of tax accounting, (ii) make, change or rescind any material tax election, (iii) settle or compromise any material tax liability or consent to any claim or assessment relating to a material amount of taxes, (iv) file any amended tax return reflecting a material amount of taxes or (v) enter into any closing agreement relating to a material amount of taxes;

•	amend, modify, renew, extend or terminate, or waive any rights under, any material contract, unless (i) with respect to contracts that are material contracts solely because they contain non-compete, exclusivity, “most favored nation” or similar provisions restricting the business of CPG or its subsidiaries, (A) such action would not reasonably be expected to alter the scope or impact of such restriction in a manner that is adverse to CPG or its subsidiaries (or, after the effective time of the merger, the surviving corporation or its affiliates) and (B) such action would not cause the applicable material contract to become a material contract for any reason other than those described at the beginning of this clause (i), and (ii) with respect to other material contracts not described in clause (i) above, such action would not reasonably be expected to materially diminish the value of such material contract in a manner that is adverse to CPG or any of its subsidiaries (or, after the effective time of the merger, the surviving corporation or any of its affiliates);

•	enter into (i) certain contracts that would have been considered certain specified types of material contracts for purposes of the merger agreement if they were in effect prior to the date of the merger agreement or (ii) certain capital expenditure contracts;

•	amend, modify, renew, extend or terminate, or waive any material rights under, certain real property leases;

•	enter into certain leases with respect to real property;

•	amend, modify or terminate, or waive any rights under, the Tax Allocation Agreement;

•	forgive, cancel, waive or compromise any material debt or material claim of CPG or any of its subsidiaries, or fail to pay when due any material liability (other than any such liability that is being contested in good faith), except that CPG or any of its subsidiaries may amend, modify, renew, extend or terminate, or waive any rights under, contracts to the extent such action is not otherwise prohibited by the restrictive covenant in the merger agreement concerning contracts;

•	terminate or permit any material permit or license to lapse, other than in accordance with the terms and regular expiration of any such permit or license, or fail to apply on a timely basis for any renewal of any renewable material permit or license;

•	enter into any consent decree or similar agreement that, individually or in the aggregate, is material to CPG and its subsidiaries, taken as a whole;

•	other than in the ordinary course of business or on account of changes, effects, events, occurrences or developments in the insurance industry generally in the United States or elsewhere in the world, make or agree to any material changes to be made to any insurance policies so as to affect the insurance coverage of CPG or any of its subsidiaries or their respective assets following the effective time of the merger;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the merger and any other mergers, consolidations, restructurings, recapitalizations or other reorganizations solely among CPG and its wholly owned subsidiaries or among its wholly owned subsidiaries; or

•	authorize any, or commit or agree to take any, of the foregoing prohibited actions.

Notwithstanding any of the foregoing restrictions, the TransCanada parties and CPG have agreed that CPG and CPPL will be permitted to undertake certain intercompany and related financing transactions if the merger is not completed by September 30, 2016, subject to certain agreed limitations.

The merger agreement provides that, with respect to CPPL and its subsidiaries, CPG’s obligations to take an action or not to take an action, or to cause its subsidiaries to take an action or not to take an action, in each case as summarized in this section of this proxy statement, only apply (i) to the extent permitted by the organizational documents and governance arrangements of CPPL and its subsidiaries, (ii) to the extent CPG is authorized and empowered to bind CPPL and its subsidiaries and (iii) to the extent permitted by CPG’s or its subsidiaries’ duties (fiduciary or otherwise) to CPPL or any of its equity holders.

The merger agreement is not intended to give any of the parties to the merger agreement, directly or indirectly, the right to control, direct or influence another party’s operations prior to the effective time of the merger. Prior to the effective time of the merger, each party will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its operations.

Non-Solicitation of Acquisition Proposals

Non-Solicitation of Acquisition Proposals

From the date of the merger agreement until the earlier of the effective time and the termination of the merger agreement, CPG is subject to restrictions on its ability to solicit third-party proposals relating to alternative transactions or to provide information to and engage in discussions or negotiations with a third-party in relation to an alternative transaction (subject to certain exceptions prior to the time the CPG stockholder approval is obtained as described further below). Specifically, CPG and its subsidiaries and CPG’s and CPG’s subsidiaries’ officers and directors may not, and CPG must instruct and use its reasonable best efforts to cause its and its subsidiaries’ representatives not to, directly or indirectly:

•	initiate, solicit or encourage any, or make any, inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal (as defined below);

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data to any person relating to, any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal.

Under the merger agreement, an acquisition proposal means any proposal or offer (whether or not in writing) from, or public announcement by, any person or group of persons (other than Parent, Merger Sub or their respective affiliates) relating to any transaction or series of transactions involving (i) any direct or indirect sale, lease, transfer, exchange, acquisition or purchase of any assets or one or more businesses that constitute more than 15% of the net revenues, net income or assets of CPG and its subsidiaries, taken as a whole, or more than 15% of the total voting power of any class of equity securities of CPG, (ii) any direct or indirect sale, exchange, transfer or other disposition, tender offer or exchange offer or other similar transaction that, if consummated, would result in any person or “group” (as defined in the Exchange Act) of persons directly or indirectly acquiring beneficial or record ownership of more than 15% of the total voting power of any class of equity securities of CPG, or (iii) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, joint venture, partnership, dissolution or similar transaction involving CPG (or any subsidiary or subsidiaries of CPG whose business constitutes more than 15% of the net revenues, net income or consolidated assets of CPG and its subsidiaries, taken as a whole).

Fiduciary Exception

Notwithstanding the foregoing restrictions, prior to the time the CPG stockholder approval is obtained, CPG may, subject to CPG providing prior notice to Parent:

•	provide information in response to a request by a person who has made a bona fide written acquisition proposal that was not initiated, solicited, encouraged or facilitated in violation of the non-solicitation obligations described above if CPG receives from the person requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the confidentiality agreement between CPG and TransCanada (such confidentiality agreement need not prohibit the making, or amendment, of an acquisition proposal but may not prohibit CPG from fulfilling its obligations under the merger agreement with respect to acquisition proposals); or

•	engage or participate in any discussions or negotiations with any person who has made such an unsolicited bona fide written acquisition proposal;

in each case if, prior to taking such action, the Board:

•	determines in good faith after consultation with its outside legal counsel that the failure to take such action would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable law; and

•	determines in good faith after consultation with its outside legal counsel and its financial advisor that such acquisition proposal either constitutes or could reasonably be expected to result in a superior proposal.

In addition, CPG must promptly provide to Parent a true and complete copy of any confidentiality agreement entered into as contemplated above and copies of any information provided to a third-party that has made an acquisition proposal to the extent not previously provided to Parent, in each case, redacted, if necessary, to remove the identity of the person making the proposal or offer.

Under the merger agreement, a superior proposal means a bona fide written acquisition proposal, which was not initiated, solicited, encouraged or facilitated in violation of the non-solicitation obligations described above, relating to any acquisition or purchase by a person or group of persons of (i) assets that generate more than 50% of the consolidated total revenues of CPG and its subsidiaries, taken as a whole, (ii) assets that constitute more than 50% of the consolidated total assets of CPG and its subsidiaries, taken as a whole, or (iii) more than 50% of the total voting power of the equity securities of CPG, in each case, that the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms, taking into account (A) the timing and likelihood of consummation of the proposal (including whether such acquisition proposal is contingent on receipt of third-party financing or is terminable by the acquiring person or group upon payment of a termination payment), (B) all legal, financial and regulatory aspects of the acquisition proposal and (C) the person or group making the acquisition proposal (including in respect of the potential effects of any actions that might be required by any governmental entity with jurisdiction over enforcement of any applicable antitrust or competition law in connection with the consummation of such transaction), and if consummated, would result in a transaction more favorable to CPG stockholders from a financial point of view than the merger.

Existing Discussions

CPG agreed, upon execution of the merger agreement, to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of the merger agreement with respect to any acquisition proposal. CPG also agreed that it would promptly inform any such parties of CPG’s obligations under the merger agreement and request that any person that executed a confidentiality agreement in connection with its consideration of a potential transaction with CPG or any of its subsidiaries return or destroy all confidential information furnished to such person by or on behalf of CPG or any of its subsidiaries.

Notice

CPG must promptly (and, in any event, within 24 hours) notify Parent if any inquiries, proposals or offers with respect to an acquisition proposal are received by, any information relating to CPG or any of its subsidiaries is requested from, or any discussions or negotiations are sought to be initiated or continued with, CPG or any of its representatives indicating, in connection with such notice, except to the extent such information is permitted to be redacted under the merger agreement, the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). CPG must (i) keep Parent informed, on a reasonably prompt basis, of the status and terms of any such inquiries, indications of interest, proposals or offers (including any changes to the terms and conditions of any of the foregoing) and the status of any such discussions or negotiations, including any change in CPG’s intentions as previously notified and (ii) provide to Parent as soon as reasonably practicable (and, in any event, within 24 hours of receipt or delivery thereof) true and complete copies of all written material (including draft agreements) specifying the material terms and conditions of such acquisition proposal exchanged between CPG, its subsidiaries or its representatives, on the one hand, and the person making such acquisition proposal, on the other hand.

No Change in Board Recommendation; No Entry into Alternative Transactions

No Change in Board Recommendation; No Entry into Alternative Transactions

In the merger agreement, the Board agreed to recommend that CPG stockholders vote in favor of adoption of the merger agreement. Subject to certain exceptions described below, the Board and each committee of the Board may not:

•	(i) approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) any acquisition proposal or any action or public announcement inconsistent with the CPG Board recommendation, (ii) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the CPG Board recommendation (including by taking a neutral position or no position with respect to an acquisition proposal except as described under the section below entitled “—Certain Permitted Disclosure”), or (iii) following the date of any acquisition proposal or any material modification to any acquisition proposal first being made public or being sent or given to CPG stockholders, fail to issue a press release that expressly reaffirms the CPG Board recommendation within five business days following Parent’s request that CPG do so (we refer to each of the above actions as a change of recommendation);

•	cause or permit CPG to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement entered into in compliance with the terms of the merger agreement as described above), which are referred to as alternative acquisition agreements, relating to any acquisition proposal or requiring CPG to abandon, terminate, delay or fail to consummate the merger or any other transaction contemplated by the merger agreement; or

•	take any action pursuant to which any person (other than the TransCanada parties and their affiliates) or acquisition proposal would become exempt from or not subject to any anti-takeover statute or anti-takeover provision in CPG’s or its subsidiaries’ organizational documents.

Fiduciary Exception

Prior to the time that the CPG stockholder approval is obtained and so long as CPG is not in violation of the non-solicitation obligations described above, the Board may effect a change of recommendation in response to a superior proposal that was not withdrawn at the time of the change of recommendation or cause CPG to terminate the merger agreement for the purpose of entering into a definitive agreement with respect to a superior proposal (subject to paying the required termination payment to Parent prior to or concurrently with such termination, as described in the section entitled “—Termination Payment and Expenses” beginning on page [—] of this proxy statement), in each case if the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law. However, the Board may not take any such action unless:

•	CPG first provides written notice advising Parent that the Board intends to effect a change of recommendation or terminate the merger agreement, specifying in such notice the reasons underlying such intention and including the material terms and conditions of the applicable superior proposal, and attaching the most current draft of any written agreement relating to such superior proposal;

•	during the four-business-day period following Parent’s receipt of such notice, CPG negotiates in good faith with Parent and its representatives (to the extent requested by Parent) with respect to any revisions to the terms of the merger agreement proposed by Parent (and any subsequent amendment to any material term of the applicable superior proposal triggers an additional four-day period for negotiation with Parent, except that such four-day period must not shorten the initial four-business-day period); and

•	at or after 5:00 p.m., New York City time, on the last day of the required negotiation period, the Board, after consultation with its financial advisor and outside legal counsel, determines that the superior proposal would continue to be a superior proposal, taking into account any changes to the terms of the merger agreement agreed to by Parent in writing.

The Board may also effect a change of recommendation in response to an intervening event (as defined below) if the Board determines in good faith, after consultation with its financial advisor and outside legal counsel that, in light of such intervening event, the failure to effect such a change of recommendation would be inconsistent with the directors’ fiduciary duties under applicable law. However, the Board may not take any such action unless:

•	CPG first provides written notice to Parent advising Parent that the Board intends to effect a change of recommendation, specifying the reasons underlying such intention;

•	during the four-business-day period following receipt by Parent of such notice, CPG negotiates in good faith with Parent and its representatives (to the extent requested by Parent) with respect to any revisions to the terms of the merger agreement proposed by Parent; and

•	at or after 5:00 p.m., New York City time, on the last day of the negotiation period, the Board, after consultation with its financial advisor and outside legal counsel, determines that the failure to effect a change of recommendation would continue to be inconsistent with the directors’ fiduciary duties under applicable law, taking into account any changes to the terms of the merger agreement agreed to by Parent in writing.

Under the merger agreement, an intervening event means an event, fact, occurrence, development or circumstance that was not known to the Board as of the date of the merger agreement (or if known, the consequences of which were not known to the Board as of the date of the merger agreement). The merger agreement expressly provides that the receipt, existence or terms of, or any matter relating to, or the consequences of, an acquisition proposal will in no event constitute an intervening event.

Certain Permitted Disclosure

Nothing in the merger agreement will prevent CPG or any of its subsidiaries from (i) complying with its disclosure obligations under U.S. federal or state law with regard to an acquisition proposal or change of recommendation or (ii) making any disclosure to its stockholders if the Board or the board of directors of any of CPG’s subsidiaries determines in good faith (after consultation with and receiving advice of its outside legal counsel) that the failure to do so would reasonably be expected to result in a breach of such directors’ fiduciary duties under applicable law; except that (A) solely in the case of clause (ii) above, if such disclosure would otherwise constitute a breach of the provisions of the merger agreement relating to a change of recommendation or alternative acquisition agreements, such disclosure will be deemed to be a breach of such provisions and (B) if such disclosure constitutes an approval, recommendation, or declaration of advisability of any acquisition proposal or an action inconsistent with the CPG Board recommendation, or the withholding, withdrawal, qualification or modification of the CPG Board recommendation in a manner adverse to Parent, such disclosure will be deemed to be a change of recommendation and Parent will have the right to terminate the merger agreement (as described in the section below entitled “—Termination” beginning on page [—] of this proxy statement). The issuance by CPG or the Board of a “stop, look and listen” communication as contemplated by Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to its stockholders) in which CPG indicates that the Board has not changed the CPG Board recommendation will not constitute a change of recommendation.

Special Meeting

Unless the merger agreement is terminated, regardless of whether the Board determines at any time that the merger agreement is no longer advisable, recommends that the stockholders of CPG reject the merger agreement or any other change of recommendation has occurred, CPG is required, as promptly as reasonably practicable after the execution of the merger agreement, to take all actions necessary to establish a record date for, duly call, give notice of, convene and hold the special meeting. However, CPG may, acting in good faith after consulting with its outside legal counsel, postpone or adjourn the special meeting (i) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), (ii) to ensure that any required supplement or amendment to this proxy statement is provided to the stockholders of CPG within a reasonable amount of time in advance of the special meeting consistent with SEC guidance and applicable law, (iii) if CPG reasonably believes that (A) it is necessary and advisable to do so in order to solicit additional proxies in order to obtain the CPG stockholder approval, whether or not a quorum is present, or (B) CPG will not have sufficient shares of CPG common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting (but in such case, the date of the special meeting is not to be postponed or adjourned more than an aggregate of 15 calendar days) or (iv) as may be required by applicable law. Subject to the provisions of the merger agreement discussed above under “—No Change in Board Recommendation; No Entry into Alternative Transactions” beginning on page [—] of this proxy statement, CPG has agreed that the Board will recommend the adoption of the merger agreement and will use its reasonable best efforts to solicit from CPG stockholders proxies in favor of such adoption.

Filings; Other Actions; Notification

General Obligations

As a general matter, each party to the merger agreement must cooperate with the other parties and use its reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things reasonably necessary, proper or advisable under the merger agreement and applicable law to consummate and make effective the merger and the other transactions contemplated by the merger agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement.

Antitrust Approval

CPG and TransCanada have agreed to make all filings required under the HSR Act with respect to the transactions contemplated by the merger agreement as promptly as practicable after the date of the merger agreement, to comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by each of them or any of their respective subsidiaries from the FTC, the DOJ or any other governmental entity in respect of such filings or such transactions and to cooperate with each other in connection with any such filing. Subject to applicable law, the parties must consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party related to proceedings under the HSR Act and other antitrust laws, except that TransCanada, after good faith consultation with CPG, and after considering in good faith CPG’s views and comments, will have the principal responsibility for devising and implementing the strategy for obtaining U.S. antitrust approval for the merger.

Subject to certain limitations as described below, TransCanada has agreed to take or cause to be taken all actions necessary to avoid the entry of any permanent, preliminary or temporary injunction or other order or determination that would delay or prohibit consummation of the transactions contemplated by the merger agreement. This includes agreeing to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, assets or businesses of CPG or TransCanada or their subsidiaries if, after a reasonable period of time to permit TransCanada to consult with and engage in discussions with the relevant government antitrust entity, such action is reasonably necessary or advisable to avoid, prevent or eliminate the actual, anticipated or threatened commencement of litigation or issuance of any order or judgment that would delay or prohibit consummation of the merger by any government antitrust entity. In addition, in the event that any permanent, preliminary or temporary injunction is entered or issued, or becomes reasonably foreseeable to be entered or issued, which would make consummation of the merger in accordance with the terms of the merger agreement unlawful or that would delay or prohibit consummation of the merger, TransCanada has agreed, subject to certain limitations as described below under “—Certain Limitations on TransCanada’s Obligations to Obtain Regulatory Approvals”, to take all actions necessary to resist, vacate, modify, reverse, suspend, prevent or eliminate such actual, anticipated or threatened injunction so as to permit the merger to close as promptly as practicable.

CFIUS Clearance

CPG and TransCanada have also agreed to use reasonable best efforts to obtain the CFIUS Clearance described in the section entitled “The Merger—Regulatory Approvals” beginning on page [—] of this proxy statement. Such reasonable best efforts includes (i) submitting the draft and final joint voluntary notice with CFIUS in accordance with the requirements of the DPA and within the time limits agreed among the parties and (ii) providing any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review in accordance with the time periods required by applicable law without the need to request an extension of time. With respect to TransCanada and its subsidiaries, such reasonable best efforts also includes, subject to the limitations described below, agreeing to any action, condition or restriction required by CFIUS in connection with the CFIUS Clearance (including entering into any mitigation agreement with CFIUS as may be required) in order to receive the CFIUS Clearance as promptly as reasonably practicable and in any event prior to the sixth business day prior to September 17, 2016, unless Parent, US Parent and Merger Sub have, prior to such date, irrevocably waived the closing condition under the merger agreement relating to CFIUS Clearance.

Certain Limitations on TransCanada’s Obligations to Obtain Regulatory Approvals

Nothing contained in the merger agreement will be deemed to require TransCanada or its subsidiaries to offer, accept, agree to or commit to agree to any terms, conditions, liabilities, obligations, commitments, sanctions or restrictions or to take any action imposed upon or otherwise affecting, directly or indirectly, TransCanada, CPG or any of their respective subsidiaries, in connection with obtaining the permits, consents, approvals, clearances and authorizations of any governmental entities, that would reasonably be expected to, individually or in the aggregate, net of any benefits arising out of or related to the taking of such action or the making of such agreement, have a material adverse effect on (i) the business, condition (financial or otherwise), assets, properties, liabilities, operations or results of operations of CPG and its subsidiaries, taken as a whole, or (ii) the business, condition (financial or otherwise), assets, properties, liabilities, operations or results of operations of TransCanada and its subsidiaries, taken as a whole (deeming for such purpose TransCanada and its subsidiaries, taken as a whole, to be the same size as CPG and its subsidiaries, taken as a whole). However, any laws of general applicability to which CPG or any of its subsidiaries are subject and to which TransCanada or any of its subsidiaries become subject as a condition to, or by reason of, the consummation of the merger will not be taken into account in determining whether there has been a material adverse effect on the business, condition (financial or otherwise), assets, properties, liabilities, operations or results of operations of TransCanada and its subsidiaries, taken as a whole.

Financing

The obligations of the TransCanada parties to complete the merger are not contingent upon the receipt by them of any financing.

The TransCanada parties have represented to CPG in the merger agreement that the proceeds of the TransCanada equity offering, the acquisition credit facilities and the other financial resources of Parent and US Parent, including cash on hand, will be sufficient, at the closing of the merger, to pay the aggregate per share merger consideration and to satisfy all of their other financial obligations under the merger agreement. The TransCanada parties (other than Merger Sub) have agreed to use their reasonable best efforts to arrange and consummate the acquisition credit facilities to the extent the commitments in respect of the acquisition credit facilities are not reduced in accordance with the terms of the commitment letters by the net cash proceeds of the TransCanada equity offering, certain other debt or equity offerings or certain other asset sales consummated prior to the closing of the merger.

CPG has agreed to use its reasonable best efforts to provide all assistance reasonably requested by Parent in connection with the acquisition credit facilities, the TransCanada equity offering or any other public or private offering of debt, equity or hybrid securities by TransCanada or any of its subsidiaries or by TransCanada Trust between the date of the merger agreement and the closing date, which we refer to collectively as financings, subject to customary limitations. This assistance may include, among other things, cooperating with marketing efforts for the financings, assisting in preparation of lender and underwriting presentations, prospectuses and similar marketing documents, participation by senior management of CPG in meetings with prospective lenders, underwriters and rating agencies, providing financial information regarding CPG and its subsidiaries to the TransCanada parties, and assisting with the preparation of pro forma financial adjustments to the extent relating to CPG. CPG has also agreed to use its reasonable best efforts to provide all assistance reasonably requested by Parent in connection with the repayment of any of its existing indebtedness and the procurement of customary payoff letters and lien releases in connection with the transactions contemplated by the merger agreement and financings.

TransCanada and Parent have agreed to reimburse CPG for all reasonable out-of-pocket costs and expenses incurred by CPG or its subsidiaries or their respective representatives in connection with their cooperation in connection with the financings or the repayment of CPG’s existing indebtedness, and to indemnify and hold harmless CPG, its subsidiaries, and their respective representatives from and against any and all claims, losses, damages, fees, costs and expenses suffered or incurred by them in connection with such cooperation or the financings, subject to customary limitations.

Employee Benefits Matters

Following the effective time of the merger and until December 31, 2017, which we refer to as the continuation period, Parent has agreed to provide to the individuals who are employed by CPG or any of its subsidiaries immediately before the effective time of the merger and who continue employment during the continuation period (which, other than any individual covered by a collective bargaining agreement, we refer to as the continuing employees) with (i) annual base compensation no less than the annual base compensation provided immediately prior to the effective time of the merger, (ii) annual target cash incentive amounts that are no less than the annual target cash incentive amounts provided immediately prior to the effective time of the merger and (iii) severance benefits that are no less favorable than the severance benefits provided immediately prior to the effective time of the merger. Annual cash incentives for the pre-closing portion of the year of the closing will be measured based on the greater of target and actual performance, and the post-closing portion of the year of the closing will be based on actual performance. In addition, Parent has agreed to maintain during the continuation period, without any amendment or modification that would affect continuing employees who are eligible for such CPG benefit plans immediately prior to the effective time of the merger, a level of benefits for such continuing employees that are no less favorable in the aggregate than the level of benefits provided immediately prior to the effective time of the merger with respect to benefits provided under certain specified CPG benefit plans as set forth in the CPG disclosure letter. Parent has agreed to assume and honor certain agreements between CPG and individual employees with respect to payments, benefits or rights arising as a result of the merger.

The parties have agreed that with respect to all plans in which the continuing employees are eligible to participate after the closing date of the merger (including any vacation, paid time-off and severance plans), for purposes of determining eligibility to participate, level of benefits or vesting (but not for benefit accrual under any defined benefit pension plan), each continuing employee’s service with CPG or any of its subsidiaries will be treated as service with Parent or any of its subsidiaries to the extent such service would have been recognized by CPG or its subsidiaries under analogous benefit plans prior to the effective time of the merger; provided that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service. Parent has agreed to use all commercially reasonable efforts to waive any pre-existing conditions, limitations, exclusions, actively-at-work requirements and waiting periods under its welfare benefit plans and to use all commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each continuing employee (and his or her eligible dependents) during the calendar year in which the closing date of the merger occurs.

CPG has agreed to adopt an amendment to the 401(k) Savings Plan contingent upon and effective as of the closing of the merger, to terminate the CPG stock fund and remove CPG stock as an investment alternative under the plan.

Stockholder Litigation

CPG must advise Parent promptly in writing of any stockholder litigation arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement and must keep Parent reasonably informed regarding any such matter. CPG may not settle any such litigation without Parent’s consent, which consent may not be unreasonably withheld or delayed, subject to certain specific exceptions.

Other Agreements

The merger agreement contains certain other covenants and agreements between the parties, including covenants and agreements relating to:

•	CPG’s agreement to provide Parent reasonable access to its books and records;

•	CPG’s agreement to provide Parent certain pension plan reports and letters;

•	the parties’ compliance with the confidentiality agreement between CPG and TransCanada;

•	cooperation between the parties to delist CPG’s securities from NYSE and de-register CPG’s securities under the Exchange Act;

•	cooperation between the parties in connection with public announcements relating to the merger;

•	Parent’s agreement to use commercially reasonable efforts to maintain certain operations, employment levels and community presence in operating centers in West Virginia, Ohio, Virginia, Kentucky and Pennsylvania for a period of two years following the effective time of the merger;

•	CPG’s agreement to cause any dispositions of CPG equity securities (including derivative securities) pursuant to the transactions contemplated by the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CPG to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•	CPG’s agreement to take certain actions with regards to takeover statutes and regulations;

•	cooperation between the parties with regards to transition and integration planning; and

•	CPG’s agreement to take certain actions in connection with CPG’s registration rights agreement, dated as of May 22, 2015.

Conditions to the Merger

Each party’s obligation to consummate the merger is subject to the satisfaction or (to the extent permitted by law) waiver of the following conditions:

•	the merger agreement having been duly adopted by holders of at least a majority of the outstanding shares of CPG common stock entitled to vote on the matter at the special meeting;

•	the absence of a governmental entity of competent jurisdiction enacting, entering, promulgating or enforcing any law, executive order, ruling, injunction or other order (whether temporary, preliminary or permanent) that is in effect and is permanently or preliminarily restraining, enjoining or otherwise prohibiting the consummation of the merger; and

•	the expiration or termination of the waiting period (or any extension of the waiting period) applicable to the merger under the HSR Act.

The obligations of Parent, US Parent and Merger Sub to effect the merger are subject to the satisfaction or (to the extent permitted by law) waiver of the following additional conditions:

•	the representations and warranties of CPG relating to its corporate power and authority and the absence of certain Changes between December 31, 2015 and the date of the merger agreement constituting a material adverse effect being true and correct as of the date of the merger agreement and as of the closing date as though made on and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date);

•	the representations and warranties of CPG relating to its capital structure being true and correct (other than de minimis inaccuracies) as of the date of the merger agreement and as of the closing date as though made on and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation and warranty must be true and correct (other than de minimis inaccuracies) as of such earlier date);

•

the representations and warranties of CPG relating to the capitalization and ownership of its subsidiaries being true and correct in all material respects (disregarding all qualifications or limitations as to “materiality”, “material adverse effect” and words of similar import set forth therein) as of the date of the merger agreement and as of the closing date of the merger as though made on and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation and warranty must be so true and correct in all material respects as of such earlier date);

•	each of the other representations and warranties of CPG being true and correct in all respects (disregarding all qualifications or limitations as to “materiality”, “material adverse effect” and words of similar import set forth therein) as of the date of the merger agreement and as of the closing date of the merger as though made on and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty must be so true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	CPG having performed, in all material respects, all obligations required to be performed by it under the merger agreement on or prior to the closing date of the merger;

•	Parent having received a certificate of the chief executive officer or the chief financial officer of CPG, certifying that the conditions set forth in the preceding five bullets have been satisfied;

•	Parent having received the CFIUS Clearance; and

•	there not having occurred, since the date of the merger agreement, any Changes that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect.

CPG’s obligation to effect the merger is subject to the satisfaction or (to the extent permitted by law) waiver of the following additional conditions:

•	the representations and warranties of the TransCanada parties relating to corporate power and authority being true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on and as of such date;

•	each of the other representations and warranties of the TransCanada parties set forth in the merger agreement being true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger as though made on and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation and warranty must be true and correct in all material respects as of such earlier date);

•	each of the TransCanada parties having performed in all material respects the obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger; and

•	CPG having received a certificate of the chief executive officer or the chief financial officer of Parent, certifying that the conditions set forth in the preceding three bullets have been satisfied.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by CPG stockholders, under the following circumstances:

•	by mutual written consent of Parent and CPG;

•	by either Parent or CPG, if:

•

the merger is not consummated on or before September 17, 2016 (unless the condition relating to the expiration or termination of the waiting period under the HSR Act has not been satisfied by such date, in which case such date automatically will be extended for two additional three-month periods, all such extensions not to exceed six months in the aggregate), which date (as so extended, if applicable) we refer to as the termination date, except that this right to terminate the merger agreement will not be available to any party that has breached in any material respect its obligations under the merger agreement if such breach was the principal cause of or resulted in the failure of the merger to be consummated on or before such date (with any breach by a TransCanada party being deemed a breach by Parent) (we refer to a termination of the merger agreement for this reason as an outside date termination);

•	the CPG stockholder approval is not obtained at the special meeting or any adjournment or postponement of the special meeting taken in accordance with the merger agreement (we refer to a termination of the merger agreement for this reason as a stockholder no-vote termination); or

•	a final, nonappealable governmental order has been entered prohibiting consummation of the merger, except that this right to terminate the merger agreement will not be available to any party that has not complied in all material respects with its obligations under the regulatory approvals covenant of the merger agreement (with any non-compliance by a TransCanada party being attributed to Parent); or

•	by CPG:

•	prior to the CPG stockholder approval being obtained, in order to enter into a definitive agreement with respect to a superior proposal in compliance with the terms of the merger agreement, so long as prior to or concurrently with such termination, CPG pays the required termination payment to Parent (we refer to a termination of the merger agreement for this reason as a superior proposal termination); or

•	if a TransCanada party has breached any of its representations and warranties under the merger agreement, or any such representations and warranties become untrue after the date of the merger agreement, or if a TransCanada party has breached or failed to perform any of its covenants or agreements set forth in the merger agreement, in each case such that the conditions to CPG’s obligations to complete the merger (which are solely applicable to CPG) would not be satisfied and such breach, condition or failure to perform is not curable or, if curable, is not cured by or within the earlier of (i) 45 days after written notice of such breach, condition or failure to perform by CPG to Parent and (ii) the termination date, except that CPG may not terminate the merger agreement for this reason if CPG is then in material breach of any of its representations, warranties, covenants or other agreements under the merger agreement; or

•	by Parent, if:

•	the Board makes a change of recommendation or fails to include its recommendation in favor of the adoption of the merger agreement in the proxy statement for the special meeting, except that Parent may not terminate the merger agreement for this reason if the CPG stockholder approval has been obtained (we refer to a termination of the merger agreement for this reason as a termination for change of recommendation);

•	CPG has materially breached the non-solicitation of alternative transactions covenant, except that Parent may not terminate the merger agreement for this reason if the CPG stockholder approval has been obtained (we refer to a termination of the merger agreement for this reason as a termination for breach of the non-solicitation covenant); or

•

CPG has breached any of its representations and warranties under the merger agreement, or any such representations and warranties become untrue after the date of the merger agreement, or if CPG has breached or failed to perform any of its covenants or agreements set forth in the merger agreement, in each case such that the conditions to the Parent’s, US Parent’s and Merger Sub’s obligations to complete the merger (which are solely applicable to Parent, US Parent and Merger Sub) would not be satisfied and such breach, condition or failure to perform is not curable or, if curable, is not cured by or within the earlier of (i) 45 days after written notice of such breach, condition or failure to perform by Parent to CPG and (ii) the termination date, except that Parent may not terminate the merger agreement for this reason if any TransCanada party is then in material breach of any of its representations, warranties, covenants or other agreements under the merger agreement or, if the CPG breach relates to CPG’s obligations under the non-solicitation of alternative transactions covenant, if the CPG stockholder approval has been obtained and such breach only occurred prior to the CPG stockholder approval being obtained (we refer to a termination of the merger agreement for this reason as a termination for CPG breach).

Termination Payment and Expenses

CPG will be required to pay Parent a termination payment of $309 million if:

•	a superior proposal termination has occurred;

•	(i) an outside date termination, a stockholder no-vote termination or a termination for CPG breach has occurred, (ii) prior to such termination (in the case of an outside date termination), the special meeting (in the case of a stockholder no-vote termination) or the breach or failure to perform giving rise to Parent’s right to terminate the merger agreement (in the case of a termination for CPG breach), an acquisition proposal had been made to CPG or the Board or publicly announced or disclosed and was not withdrawn and (iii) within 12 months of such termination, CPG enters into a definitive agreement with respect to an acquisition proposal or an acquisition proposal is consummated (for these purposes, “acquisition proposal” has the same meaning assigned to such term elsewhere in this proxy statement, except that all references to 15% in the definition are deemed to be references to 50%);

•	a termination for change of recommendation has occurred; or

•	a termination for breach of the non-solicitation covenant has occurred.

If the merger agreement is terminated pursuant to the first bullet above, the termination payment must be paid on the date of termination of the merger agreement. If the merger agreement is terminated pursuant to the second bullet above, the termination payment must be paid on the earlier of the date of entry into the definitive agreement with respect to an acquisition proposal or the date of consummation of the acquisition proposal (or, if later, the date of termination of the merger agreement). If the merger agreement is terminated pursuant to the third or fourth bullets above, the termination payment must be paid within five business days of the date of termination. CPG will not be required under any circumstances to pay the termination payment on more than one occasion.

CPG will be required to reimburse Parent’s and its affiliates’ reasonable out-of-pocket expenses incurred in connection with the transaction (including the preparation and negotiation of the merger agreement and the making of required filings and notices with governmental authorities), in an amount not to exceed $40 million, if:

•	a stockholder no-vote termination has occurred; or

•	an outside date termination or a termination for CPG breach has occurred and prior to such termination (in the case of an outside date termination) or the breach or failure to perform giving rise to Parent’s right to terminate the merger agreement (in the case of a termination for CPG breach), an acquisition proposal had been made to CPG or the Board or publicly announced or disclosed and was not withdrawn (for these purposes, “acquisition proposal” has the same meaning assigned to such term elsewhere in this proxy statement, except that all references to 15% in the definition are deemed to be references to 50%).

If an expense reimbursement is paid by CPG to Parent and a termination payment subsequently becomes due, then the amount of the termination payment will be reduced by the amount of expenses CPG previously paid to Parent.

Expenses

Subject to certain exceptions, including CPG’s obligation to make the termination payment or reimburse certain of Parent’s and its affiliates’ expenses under certain circumstances as described above, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expenses, whether or not the merger is consummated.

Remedies

No termination of the merger agreement will relieve any party to the merger agreement of any liability for fraud or any willful breach (as defined below) of its representations, warranties, covenants or agreements set forth in the merger agreement prior to such termination.

Under the merger agreement, “willful breach” means, (i) with respect to any covenants or other agreements contained in the merger agreement, a breach that is a consequence of an act or failure to act undertaken by the breaching party with actual knowledge, or knowledge that a person acting reasonably under the circumstances should have, that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of the merger agreement and (ii) with respect to any representation and warranty contained in the agreement, a party’s actual knowledge, or knowledge that a reasonable person making such representation or warranty under the circumstances should have, that such representation or warranty is untrue or inaccurate. The failure of a party to consummate the closing when required under the merger agreement constitutes a willful breach of the merger agreement.

In the event of termination of the merger agreement and abandonment of the merger, Parent’s rights to receive the termination payment and/or expense reimbursement from CPG are the sole and exclusive remedies of the TransCanada parties against CPG and its subsidiaries and their respective partners, stockholders, directors, officers, managers, members, affiliates, agents and other representatives for any loss suffered as a result of any breach of any covenant or agreement or the failure of the merger or the other transactions contemplated by the merger agreement to be consummated and, upon payment of such amount, none of the aforementioned persons will have any liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement, other than in the case of fraud or willful breach of the merger agreement by such aforementioned persons.

The parties are entitled to seek an injunction, specific performance or other equitable remedies to prevent breaches of the merger agreement and to enforce specifically its terms.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time of the merger, Parent will indemnify and hold harmless, to the fullest extent permitted under applicable law, each present and former director and officer of CPG and its subsidiaries (in each case, only in connection with such person’s service as a director or officer of CPG or any of its subsidiaries), whom we collectively refer to as the indemnified parties, from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, suit, action, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring or alleged to have occurred at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement.

Prior to the effective time of the merger, CPG will and, if CPG is unable to, US Parent will cause the surviving corporation to, as of the effective time of the merger, obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the effective time of the merger from an insurance carrier with the same or better credit rating as CPG’s current insurance carrier with respect to directors’ and officers’

liability insurance and fiduciary liability insurance with benefits and levels of coverage that are not, in the aggregate, less favorable than CPG’s existing policies with respect to matters existing or occurring at or prior to the effective time of the merger (including in connection with the merger agreement), in an amount not to exceed 250% of the annual premiums of the current policies maintained by CPG. If CPG and the surviving corporation for any reason fail to obtain such “tail” insurance policies as of the effective time of the merger, the surviving corporation will, and US Parent will cause the surviving corporation to, continue to maintain in effect for a period of at least six years from and after the effective time of the merger, the directors’ and officers’ liability insurance and fiduciary liability insurance in place as of the date of the merger agreement with benefits and levels of coverage that are not, in the aggregate, less favorable than the coverage provided in CPG’s existing policies as of the date of the merger agreement, or the surviving corporation shall, and US Parent will cause the surviving corporation to, use reasonable best efforts to purchase comparable directors’ and officers’ liability insurance and fiduciary liability insurance for such six-year period with benefits and levels of coverage that are not, in the aggregate, less favorable than the coverage provided in CPG’s existing policies as of the date of the merger agreement. However, none of Parent, US Parent or the surviving corporation will be required to expend for such policies an annual premium amount in excess of 250% of the annual premiums currently paid by CPG for such insurance, but the surviving corporation will still be required to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Each of the indemnified parties will have the right to enforce the provisions of the merger agreement relating to their indemnification as third-party beneficiaries of such provisions.

Amendment and Waiver

Subject to applicable law, the merger agreement may be amended or modified by the parties at any time prior to the effective time of the merger, whether before or after the CPG stockholder approval has been obtained. Any such amendment or modification must be in a writing and signed on behalf of each of the parties. However, certain provisions may not be amended without the prior written consent of TransCanada’s financing sources.

At any time prior to the effective time of the merger, any party may extend the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties in the merger agreement or any document delivered pursuant to the merger agreement and, subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained in the merger agreement. Such waivers will only be valid if set forth in a written and signed instrument. The failure of any party to assert any rights or remedies will not constitute a waiver of such remedies.

ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR CPG’S NAMED EXECUTIVE OFFICERS

Proposal 2. The Advisory Proposal Concerning Merger-Related Compensation Arrangements for the CPG’s Named Executive Officers

(Proposal 2 on your proxy card)

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (as amended), CPG is required to submit a proposal to CPG stockholders for a non-binding, advisory vote to approve the compensation that CPG’s named executive officers may be entitled to receive from CPG that is based on or otherwise relates to the merger.

The compensation that CPG’s named executive officers may be entitled to receive from CPG that is based on or otherwise relates to the merger is summarized and included in the section entitled “The Merger—Interests of CPG’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page [—] of this proxy statement. That summary includes all compensation and benefits that may be paid or become payable to CPG’s named executive officers by CPG that is based on or otherwise relates to the merger.

The Board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement. The Board recommends that CPG stockholders approve the following resolution:

“RESOLVED, that CPG stockholders approve, on a non-binding, advisory basis, the compensation that will or may become payable to CPG’s named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled ‘The Merger—Interests of CPG’s Directors and Executive Officers in the Merger—Golden Parachute Compensation.’”

The affirmative vote of a majority of the shares of CPG common stock represented (in person or by proxy) at the special meeting and entitled to vote on such proposal is required to approve the advisory proposal concerning merger-related compensation arrangements for CPG’s named executive officers. The vote on the advisory proposal concerning merger-related compensation arrangements for CPG’s named executive officers is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, you may vote not to approve the advisory proposal concerning merger-related compensation arrangements for CPG’s named executive officers and vote to adopt the merger agreement. Because the vote on the advisory proposal concerning merger-related compensation arrangements for CPG’s named executive officers is advisory only, it will not be binding on either CPG or Parent. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of CPG stockholders.

THE BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE, BY NON-BINDING, ADVISORY VOTE, THE COMPENSATION THAT MAY BECOME PAYABLE TO CPG’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER (PROPOSAL 2).

MARKET PRICE OF CPG COMMON STOCK

Market Information

CPG common stock is listed for trading on NYSE under the symbol “CPGX”. On July 2, 2015, CPG common stock began “regular way” trading on NYSE. Prior to that time, there was no public market for CPG common stock. The following table sets forth the high and low sales prices for CPG common stock, as reported by NYSE Composite Transactions, during the periods indicated:

FY 2015	CPG Common Stock Price
	High	Low
Third quarter	$31.19	$17.51
Fourth quarter	$22.38	$16.95

FY 2016
First quarter	$25.13	$15.89
Second quarter (through April 7, 2016)	$25.21	$25.08

The closing price of CPG common stock on NYSE on March 17, 2016, the last trading day prior to the public announcement of the execution of the merger agreement, was $23.51 per share of common stock. On [—], 2016, the most recent practicable date before this proxy statement was mailed to CPG stockholders, the closing price for CPG common stock on NYSE was $[—] per share of common stock. You are encouraged to obtain current market quotations for CPG common stock in connection with voting your shares of CPG common stock.

Holders

As of [—], 2016, the record date for the special meeting, there were approximately [—] holders of record of CPG common stock.

Dividends

The following table sets forth the dividends declared on CPG common stock for the periods indicated:

Declaration Date	Record Date	Payment Date	Dividend Per Common Share
July 2, 2015	July 31, 2015	August 20, 2015	0.12500
August 4, 2015	October 30, 2015	November 20, 2015	0.12500
January 29, 2016	February 8, 2016	February 19, 2016	0.12875
March 22, 2016	April 29, 2016	May 20, 2016	0.13375

Under the merger agreement, CPG is restricted in its ability to pay dividends on shares of CPG common stock, as described in the section entitled “The Merger Agreement—Conduct of CPG’s Business Pending the Merger” beginning on page [—] of this proxy statement. However, under the merger agreement, CPG is permitted to continue to pay a regular quarterly dividend of up to $0.13875 per share in the third quarter of 2016, $0.14375 per share in the fourth quarter of 2016 and $0.14875 per share in the first quarter of 2017 prior to completion of the merger. Although the Board currently intends to continue the payment of regular quarterly cash dividends on shares of CPG common stock, the timing and amount of future dividends will depend on the earnings of CPG’s subsidiaries, their financial condition, cash requirements, regulatory restrictions, any restrictions in financing agreements and other factors deemed relevant by the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about those persons or groups that are known to CPG to be the beneficial owners of more than five percent of the outstanding CPG common stock, based solely on the latest Schedule 13G and any amendments filed with the SEC by such persons or groups on or before April 6, 2016.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Outstanding
JP Morgan Chase & Co.	43,693,311	11.2%
270 Park Avenue
New York, NY 10017

Vanguard Group Inc.	34,585,069	8.9%
100 Vanguard Blvd.
Malvern, PA 19355

Capital Research Global Investors	23,686,998	6.1%
333 South Hope Street, 55th Floor
Los Angeles, CA 90071

Blackrock Inc.	22,417,830	5.8%
55 East 52nd Street
New York, NY 10055

(1)	As reported on an amendment to statement on Schedule 13G filed with the SEC on behalf of JP Morgan Chase & Co. on January 13, 2016. JP Morgan Chase & Co. has sole voting power with respect to 38,259,647 shares, sole dispositive power with respect to 42,847,247 shares, shared voting power with respect to 961,240 shares, and shared dispositive power with respect to 841,854 shares reported as beneficially owned.
(2)	As reported on Schedule 13G filed with the SEC on behalf of Vanguard Group Inc. on February 11, 2016. Vanguard Group Inc. has sole voting power with respect to 746,556 shares, sole dispositive power with respect to 33,824,866 shares, shared voting power with respect to 34,000 shares, and shared dispositive power with respect to 760,203 shares reported as beneficially owned.
(3)	As reported on Schedule 13G filed with the SEC on behalf of Capital Research Global Investors on February 16, 2016. Capital Research Global Investors has sole voting power with respect to 23,686,998 shares, sole dispositive power with respect to 23,686,998 shares, shared voting power with respect to 0 shares, and shared dispositive power with respect to 0 shares reported as beneficially owned.
(4)	As reported on Schedule 13G filed with the SEC on behalf of Blackrock Inc. on January 28, 2016. Blackrock Inc. has sole voting power with respect to 19,029,225 shares, sole dispositive power with respect to 22,417,830 shares, shared voting power with respect to 0 shares, and shared dispositive power with respect to 0 shares reported as beneficially owned.

The following table contains information about the beneficial ownership of CPG common stock as of April 6, 2016 for each of the directors and named executive officers, and for all directors and executive officers as a group. Beneficial ownership reflects sole voting and sole investment power, unless otherwise noted.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)
Sigmund L. Cornelius	15,784
Stanley G. Chapman III	40,588
Shawn L. Patterson	51,791
Glen L. Kettering	178,045
Marty R. Kittrell	5,586
W. Lee Nutter (2)	118,399
Deborah S. Parker (2)	4,312
Robert C. Skaggs, Jr. (3)	918,867
Stephen P. Smith	262,706
Teresa A. Taylor	4,444
Brett A. Stovern	28,254
Karl Brack	34,478
Robert E. Smith	32,143
Jon D. Veurink	33,747
Lester P. Silverman	—
All directors and executive officers as a group (15 persons)	1,729,144

(1)	Includes shares held in the CPG 401(k) Savings Plan and shares distributable within 60 days pursuant to CPG RSUs, as applicable. The percentage of CPG common stock owned by any director or named executive officer, or all directors and executive officers as a group, does not exceed one percent of the CPG common stock outstanding as of April 6, 2016.
(2)	The number does not include vested NiSource restricted stock units granted to Mr. Nutter and Ms. Parker which Mr. Nutter and Ms. Parker elected to have invested in an investment option that tracks CPG common stock.
(3)	Includes shares owned by trusts over which Mr. Skaggs maintains investment control and of which he and his immediate family members are the sole beneficiaries.

Certain of CPG’s directors and executive officers own common units representing limited partnership interests of Columbia Pipeline Partners LP (“CPPL”), a Delaware limited partnership that CPG controls and owns a 46.5% limited partner interest in through its subsidiary, Columbia Energy Group. The table below shows the number of common units beneficially owned as of April 6, 2016. Beneficial ownership reflects sole voting and sole investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)
Sigmund L. Cornelius	4,400
Stanley G. Chapman III	5,000
Shawn L. Patterson	1,100
Glen L. Kettering	1,300
Marty R. Kittrell	—
W. Lee Nutter	25,000
Deborah S. Parker	—
Robert C. Skaggs, Jr.	37,500
Stephen P. Smith	37,500
Teresa A. Taylor	3,000
Brett A. Stovern	5,000
Karl Brack.	1,000
Robert E. Smith	6,100
Jon D. Veurink	1,500
Lester P. Silverman	—
All directors and executive officers as a group (15 persons)	128,400

(1)	The percentage of common units owned by any director or named executive officer, or all directors and executive officers as a group, does not exceed one percent of the common units outstanding as of April 6, 2016.

APPRAISAL RIGHTS

If the merger is completed, CPG stockholders will be entitled to appraisal rights under Section 262 of the DGCL, provided that they comply with the conditions established therein.

Under the DGCL, if you do not wish to accept the per share merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of CPG common stock and to receive payment in cash for the fair value of your shares of CPG common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of CPG common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $25.50 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. CPG stockholders who do not vote in favor of the merger proposal and who properly demand appraisal for their shares in compliance with the provisions of Section 262 of the DGCL will be entitled to appraisal rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended only as a brief summary of certain provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex B to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.

Under Section 262 of the DGCL where a merger agreement is to be submitted for adoption at a meeting of stockholders, CPG must notify the stockholders who were stockholders of record on the record date for notice of such meeting with respect to shares for which appraisal rights are available, not less than 20 days before the meeting to vote on the merger, that appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes CPG’s notice to CPG stockholders that appraisal rights are available in connection with the merger and the full text of Section 262 of the DGCL is attached to this proxy statement as Annex B, in compliance with the requirements of Section 262 of the DGCL. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex B. Failure to comply timely and properly with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of CPG common stock, CPG believes that if a stockholder is considering exercising such rights, such stockholder should seek the advice of legal counsel.

If you wish to demand appraisal of your shares of CPG common stock, you must satisfy each of the following conditions: You must deliver to CPG a written demand for appraisal of your shares of CPG common stock before the vote is taken to approve the merger proposal, which must reasonably inform CPG of the identity of the holder of record of shares of CPG common stock who intends to demand appraisal of his, her or its shares of CPG common stock; and you must not vote or submit a proxy in favor of the merger proposal.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of CPG common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of CPG common stock. A holder of shares of CPG common stock wishing to exercise appraisal rights must hold of record the shares of CPG common stock on the date the written demand for appraisal is made and must continue to hold the shares of CPG common stock of record through the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted “FOR” the proposal to adopt the merger agreement, and it will result in the loss of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote “AGAINST” the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

All demands for appraisal should be addressed to Columbia Pipeline Group, Inc., Attention: Corporate Secretary, 5151 San Felipe St., Suite 2500, Houston, Texas 77056, and must be delivered to CPG before the vote is taken to approve the proposal to adopt the merger agreement at the special meeting, and must be executed by, or on behalf of, the record holder of the shares of CPG common stock. The demand must reasonably inform CPG of the identity of the stockholder and the intention of the stockholder to demand appraisal of the “fair value” of his, her or its shares of CPG common stock. A stockholder’s failure to deliver to CPG the written demand for appraisal prior to the taking of the vote on the proposal to adopt the merger agreement at the special meeting will result in the loss of appraisal rights.

Only a holder of record of shares of CPG common stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a CPG stockholder common stock must be made by, or on behalf of, the record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears in the transfer agent’s records, and should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name. The demand must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the merger. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of CPG common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of CPG common stock. If you hold your shares of CPG common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee and obtaining notice of the effective date of the merger.

If shares of CPG common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made in that capacity. If the shares of CPG common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of CPG common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of CPG common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of CPG common stock as to which appraisal is sought. Where no number of shares of CPG common stock is expressly mentioned, the demand will be presumed to cover all shares of CPG common stock held in the name of the record owner. If a stockholder holds shares of CPG common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record owner.

Within 10 days after the effective time of the merger, the surviving corporation in the merger must give notice of the date that the merger became effective to each of CPG’s record stockholders who has complied with Section 262 of the DGCL and who did not vote in favor of the merger proposal. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the stockholder’s demand and accept the consideration specified by the merger agreement for that stockholder’s shares of CPG common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined such a proceeding as a named party may withdraw such stockholder’s demand for appraisal and accept the merger consideration offered in the merger within 60 days after the effective date of the merger. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of his, her or its shares of CPG common stock determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of CPG common stock held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of CPG common stock to initiate all necessary petitions to perfect their appraisal rights in respect of shares of CPG common stock within the time prescribed in Section 262 of the DGCL and the failure of a stockholder to file such a petition within the period specified in Section 262 of the DGCL could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly complied with the requirements of Section 262 of the DGCL and who did not vote in favor of the merger proposal will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of CPG common stock not voted in favor of the merger proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of CPG common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of CPG common stock and with whom agreements as to the value of their shares of CPG common stock have not been reached. After notice to stockholders who have demanded appraisal from the Register in Chancery, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL.

After determination of the stockholders entitled to appraisal of their shares of CPG common stock, the Delaware Court of Chancery will appraise the shares of CPG common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value to the stockholders entitled to receive the same forthwith. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the merger, is not an opinion as to fair value under Section 262 of the DGCL. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of CPG common stock is less than the per share merger consideration. In determining “fair value,” the Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of CPG common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of CPG common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of CPG common stock, other than with respect to payment as of a record date prior to the effective time of the merger. If no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be deemed to have been converted at the effective time of the merger into the right to receive the $25.50 per share cash payment (without interest) for his, her or its shares of CPG common stock pursuant to the merger agreement. Inasmuch as CPG has no obligation to file such a petition, and CPG has no present intention to do so, any holder of shares of CPG common stock who desires such a petition to be filed is advised to file it on a timely basis. A stockholder will fail to perfect, or effectively lose, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL and accept the merger consideration offered pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, CPG stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF CPG COMMON STOCK

If the merger is completed, CPG common stock will be delisted from NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of CPG common stock.

OTHER MATTERS

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

SUBMISSION OF STOCKHOLDER PROPOSALS

CPG previously announced that it intended to hold its 2016 annual meeting of stockholders, which we refer to as the 2016 annual meeting, on May 10, 2016. In an amendment to CPG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed on April 7, 2016, CPG disclosed that it no longer plans to hold a 2016 annual meeting of stockholders pending the merger. If the merger is completed, there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, CPG stockholders will continue to be entitled to attend and participate in CPG’s next annual meeting of stockholders.

The deadline for submitting a stockholder proposal to be considered for inclusion in CPG’s proxy statement for its 2016 annual meeting that was originally to be held on May 10, 2016 was December 2, 2015. No proposals were received by CPG by that date, other than one proposal which was subsequently withdrawn. However, if CPG reschedules and holds its 2016 annual meeting, or if CPG holds an annual meeting of stockholders in 2017, then the deadline for submitting any proposal to be considered for inclusion in CPG’s proxy statement for such meeting must be received in writing no later than a reasonable time before CPG begins to print and send its proxy materials for such meeting.

Where a stockholder does not seek inclusion of the proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Exchange Act, the proposal must still comply with the procedural requirements in CPG’s bylaws. The deadline for submitting a stockholder proposal that was not eligible for inclusion in CPG’s proxy statement and proxy card for the 2016 annual meeting was February 10, 2016. No proposals were received by CPG by that date. Under CPG’s bylaws, the postponement of the 2016 annual meeting does not commence a new time period for the giving of a stockholder’s notice of business to be brought before an annual meeting. If CPG does not hold its 2016 annual meeting but holds an annual meeting of stockholders in 2017 because the merger is not completed, because CPG has never held an annual meeting of stockholders, under CPG’s bylaws, the deadline for submitting a stockholder proposal that was not eligible for inclusion in CPG’s proxy statement and proxy card will be no more than 120 days prior to such annual meeting nor less than the later of (i) 90 days prior to such annual meeting and (ii) 10 days after the day on which public disclosure of the date of the meeting was made.

With respect to stockholder suggestions for director nominations, if CPG does not hold its 2016 annual meeting but holds an annual meeting of stockholders in 2017 because the merger is not completed, because CPG has never held an annual meeting of stockholders, under CPG’s bylaws, the deadline for a stockholder to submit such nomination will be no more than 120 days prior to such annual meeting nor less than the later of (i) 90 days prior to such annual meeting and (ii) 10 days after the earlier of (A) the day on which notice of the date of the meeting was mailed and (B) the day on which public disclosure of the date of the meeting was made.

You are advised to review the CPG bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. You can obtain a copy of the bylaws by writing to Columbia Pipeline Group, Inc., Attention: Corporate Secretary, 5151 San Felipe St., Suite 2500, Houston, Texas 77056, Telephone (713) 386-3701.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to CPG stockholders residing at the same address, unless such stockholders have notified CPG of their desire to receive multiple copies of the proxy statement. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of this proxy statement and wish to receive only one, please contact CPG at the address identified below. CPG will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Columbia Pipeline Group, Inc., Attention: Corporate Secretary, 5151 San Felipe St., Suite 2500, Houston, Texas 77056, Telephone (713)  386-3701.

WHERE YOU CAN FIND MORE INFORMATION

CPG files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that CPG files or furnishes to the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. CPG’s public filings are also available in electronic format to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You can also review CPG’s SEC filings on its web site at www.cpg.com. Information included on CPG’s website is not a part of this proxy statement.

The SEC allows CPG to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents described below that CPG has previously filed with the SEC, as well as the annexes to this proxy statement. These documents contain important information about CPG and its financial condition.

The following documents listed below that CPG has previously filed with the SEC are incorporated by reference:

•	Annual Report on Form 10-K, for the fiscal year ended December 31, 2015, filed with the SEC on February 18, 2016, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on April 7, 2016; and

•	Current Reports on Form 8-K, filed with the SEC on February 23, 2016, March 17, 2016 and March 18, 2016.

All documents that CPG files pursuant to Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act from the date of this proxy statement to the date on which the special meeting is held, including any adjournments or postponements, shall also be deemed to be incorporated by reference in this proxy statement. Notwithstanding anything herein to the contrary, any information furnished under Item 2.02 or Item 7.01 of CPG’s Current Reports on Form 8-K and any other information which is furnished to, but not filed with, the SEC, including the related exhibits, is not deemed to be incorporated herein by reference.

You may obtain any of the documents incorporated by reference from the SEC’s public reference room or the SEC’s Internet website described above. Documents incorporated by reference in this proxy statement are also available from CPG without charge, upon request in writing or by telephone at the following address:

Columbia Pipeline Group, Inc.

5151 San Felipe St., Suite 2500

Houston, Texas 77056

Telephone: (713) 386-3701

Attn: Corporate Secretary

If you would like to request documents, please do so by [—], 2016 to receive them before the special meeting. If you request any incorporated documents, CPG will strive to mail them to you by first class mail, or another equally prompt means, within one business day of receipt of your request.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations should not be relied upon as having been authorized by CPG or any other person. This proxy statement is dated [—], 2016. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not and will not create any implication to the contrary.

Annex A	Agreement and Plan of Merger, dated as of March 17, 2016, by and among TransCanada PipeLines Limited, TransCanada PipeLine USA Ltd., Taurus Merger Sub Inc., Columbia Pipeline Group, Inc., and, solely for purposes of Section 3.02, Section 5.02, Section 5.09 and Article VIII thereof, TransCanada Corporation

Annex B	Section 262 of the General Corporation Law of the State of Delaware

Annex C	Opinion of Goldman, Sachs & Co., dated as of March 17, 2016

Annex D	Opinion of Lazard Frères & Co. LLC, dated as of March 17, 2016

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

among

TRANSCANADA PIPELINES LIMITED,

TRANSCANADA PIPELINE USA LTD.,

TAURUS MERGER SUB INC.,

COLUMBIA PIPELINE GROUP, INC.

and, solely for purposes of Section 3.02, Section 5.02, Section 5.09 and Article VIII,

TRANSCANADA CORPORATION

Dated as of March 17, 2016

A-i

Annex I        Defined Terms

Exhibit A      Form of Certificate of Incorporation of the Surviving Corporation

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 17, 2016 (this “Agreement”), is entered into by and among TRANSCANADA PIPELINES LIMITED, a Canadian corporation (“Parent”), TRANSCANADA PIPELINE USA LTD., a Nevada corporation and a wholly owned Subsidiary of Parent (“US Parent”), TAURUS MERGER SUB INC., a Delaware corporation and a wholly owned Subsidiary of US Parent (“Merger Sub”), COLUMBIA PIPELINE GROUP, INC., a Delaware corporation (the “Company”), and, solely for purposes of Section 3.02, Section 5.02, Section 5.09 and Article VIII, TRANSCANADA CORPORATION, a Canadian corporation and the direct parent company of Parent (“Ultimate Parent”).

RECITALS

WHEREAS, the board of directors of each of Ultimate Parent, Parent and US Parent has approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company has (a) determined that it is in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend that the stockholders of the Company adopt this Agreement;

WHEREAS, the board of directors of Merger Sub has (a) determined that it is in the best interests of Merger Sub and US Parent, as the sole stockholder of Merger Sub, that Merger Sub enter into this Agreement and consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement; and

WHEREAS, the Company, Ultimate Parent, Parent, US Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements, contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and a wholly owned Subsidiary of US Parent, and the separate corporate existence of the Company, with all of its rights, privileges, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises and all and every other interest of the Company and Merger Sub shall vest in the Company as the Surviving Corporation and all claims, obligations, debts, liabilities and duties of the Company and Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Company as the Surviving Corporation. The Merger shall have the effects set forth in this Agreement and specified in the DGCL.

SECTION 1.02. Closing. The closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 a.m., New York City time, on the sixth (6th) Business Day following the first day on which all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) have been satisfied or waived in accordance with this Agreement, or at such other time and place as the Company and Parent may agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 1.03. Effective Time. As soon as practicable following the Closing, the Company and US Parent will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

SECTION 1.04. Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth in Exhibit A, until thereafter amended as provided therein or by applicable Law, in each case consistent with the obligations set forth in Section 5.08.

(b) The parties hereto shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein, in the certificate of incorporation of the Surviving Corporation or by applicable Law, in each case consistent with the obligations set forth in Section 5.08.

SECTION 1.05. Directors and Officers.

(a) The parties hereto shall take all actions necessary so that the directors of Merger Sub as of immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

(b) The officers of the Company as of immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, US Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent, US Parent or Merger Sub:

(a) Merger Consideration. Each share of common stock, par value $0.01 per share, of the Company (each, a “Share”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by

Ultimate Parent, Parent, US Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Ultimate Parent, Parent or US Parent and Shares owned by the Company, including Shares held in treasury by the Company, and in each case not held on behalf of third parties or held in any rabbi trust in connection with any Company Benefit Plan (collectively, the “Cancelled Shares”), which shall be treated in accordance with Section 2.01(b), and (ii) the Dissenting Shares, which shall be treated in accordance with Section 2.04) shall be converted into the right to receive $25.50 per Share in cash, without interest (the “Per Share Merger Consideration”). At the Effective Time, all such Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each such Share shall thereafter represent only the right to receive the Per Share Merger Consideration.

(b) Cancellation of Cancelled Shares. Each Cancelled Share shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(c) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock (the “Surviving Corporation Common Stock”), par value $0.01 per share, of the Surviving Corporation (the “Converted Shares”). In addition to the foregoing conversion, the Surviving Corporation shall contemporaneously issue ten million (10,000,000) shares of Surviving Corporation Common Stock (the “Issued Shares”) to US Parent in consideration for the deposit of the Exchange Fund by or on behalf of US Parent with the Paying Agent plus payment of an amount equal to the aggregate par values for such shares. The Converted Shares and the Issued Shares together shall constitute the only issued and outstanding shares of the capital stock of the Surviving Corporation.

SECTION 2.02. Treatment of Company Equity Awards.

(a) Treatment of Restricted Stock Units. At the Effective Time, each restricted stock unit award in respect of Shares granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time and that vests solely based on a holder’s continued service (a “Company RSU”) shall fully vest and shall be cancelled and converted automatically into the right to receive from the Surviving Corporation, as soon as reasonably practicable (but no later than five (5) Business Days) after the Effective Time, the Per Share Merger Consideration in respect of each Share underlying such Company RSU; provided, however, that to the extent such Company RSU is nonqualified deferred compensation subject to Section 409A of the Code, payment in respect of such Company RSU shall be made at the earliest time permitted under the applicable Company Stock Plan that will not trigger a Tax or penalty under Section 409A of the Code, with interest at the U.S. prime rate as shown at the end of the day on Bloomberg screen BTMM or PRIME INDEX HP, whichever is higher (the “Interest Rate”) from the Closing Date through such payment date.

(b) Treatment of Performance Stock Units. At the Effective Time, with respect to each restricted stock unit award in respect of Shares granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time and that vests, in whole or in part, based on the achievement of a specified level of performance (a “Company PSU”), such performance shall be deemed satisfied at the greater of (x) actual performance as objectively determined by the Human Resources and Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) prior to the Effective Time based on performance through a day that is no more than five (5) Business Days prior to the Effective Time and (y) the target level of one hundred percent (100%), and shall be cancelled and converted automatically into the right to receive from the Surviving Corporation, as soon as reasonably practicable (but no later than five (5) Business Days) after the Effective Time, the Per Share Merger Consideration in respect of each Share underlying such Company PSU; provided, however, that to the extent such Company PSU is nonqualified deferred compensation subject to Section 409A of the Code, payment in respect of such Company PSU shall be made at the earliest time permitted under the applicable Company Stock Plan that will not trigger a Tax or penalty under Section 409A of the Code, with interest at the Interest Rate from the Closing Date through such payment date.

(c) Treatment of Phantom Stock Units. At the Effective Time, each phantom stock unit award in respect of Shares granted under a Company Stock Plan that is outstanding immediately prior to the Effective

Time (a “Company Phantom Unit”) shall, to the extent not previously vested, fully vest and shall be cancelled and converted automatically into the right to receive from the Surviving Corporation, as soon as reasonably practicable (but no later than five (5) Business Days) after the Effective Time, the Per Share Merger Consideration in respect of each Share underlying such Company Phantom Unit; provided, however, that to the extent such Company Phantom Unit is nonqualified deferred compensation subject to Section 409A of the Code, payment in respect of such Company Phantom Unit shall be made at the earliest time permitted under the applicable Company Stock Plan that will not trigger a Tax or penalty under Section 409A of the Code, with interest at the Interest Rate from the Closing Date through such payment date.

(d) Company ESPP. Prior to the Closing Date, the Company shall, in accordance with the terms of the Company ESPP, take all actions that are necessary to provide that with respect to the Company ESPP: (i) the Savings Period (as defined in the Company ESPP) in progress as of the Closing Date (the “Final Savings Period”) shall end no later than the tenth (10th) Business Day prior to the anticipated Closing Date (or, if the anticipated Closing Date becomes known less than ten (10) Business Days prior thereto, then as soon as practicable after such anticipated Closing Date becomes known and prior to the Closing Date); (ii) each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase Shares in accordance with the terms of the Company ESPP as of the end of the Final Savings Period; and (iii) the Company ESPP shall terminate immediately following the conclusion of the Final Savings Period.

(e) Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company and the Compensation Committee, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 2.02(a) through Section 2.02(d). The Company shall take all actions necessary to ensure that, from and after the Effective Time, none of Parent, US Parent or the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company RSUs, Company PSUs or Company Phantom Units.

SECTION 2.03. Surrender of Shares.

(a) Paying Agent. Prior to the Effective Time, Parent or US Parent will appoint a paying agent (the “Paying Agent”) which agent and the terms of such appointment are reasonably acceptable to the Company for purposes of exchanging the Shares for the Per Share Merger Consideration to which the holders of the Shares shall become entitled pursuant to Section 2.01(a). At or prior to the Effective Time, Parent shall cause US Parent to, and US Parent shall, deposit or cause to be deposited with the Paying Agent, in trust for the benefit of the holders of Shares, a cash amount in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments under Section 2.01(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent (on behalf of US Parent) or by US Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. Subject to Section 2.03(c), to the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Per Share Merger Consideration as contemplated hereby, Parent shall cause US Parent to, and US Parent shall, promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all applicable times maintained at a level sufficient to make such payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.01(a) shall be promptly returned to US Parent or the Surviving Corporation, as requested by Parent (on behalf of US Parent) or by US Parent. The funds deposited with the Paying Agent pursuant to this Section 2.03(a) shall not be used for any purpose other than as contemplated by this Section 2.03(a).

(b) Exchange Procedures.

(i) Transmittal Materials. Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail or otherwise provide to each holder of record of Shares (other than holders of Cancelled Shares and Dissenting Shares) (A) transmittal materials specifying that delivery shall be effected, and risk of loss and title with respect to Shares held in non-certificated form and represented by book-entry (each, a “Book-Entry Share”) shall pass, only upon delivery of an “agent’s message” regarding the book-entry transfer of such Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request), such transmittal materials to be in such form and have such other provisions as Parent may reasonably determine, and (B) instructions for use in effecting the surrender of the Book-Entry Shares to the Paying Agent.

(ii) Payment of Per Share Merger Consideration. Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Shares shall be required to deliver a certificate formerly representing Shares or an executed letter of transmittal to the Paying Agent to receive the aggregate Per Share Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to Section 2.01(a). In lieu thereof, each holder of record of one or more Book-Entry Shares shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such Shares upon receipt by the Paying Agent of such “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause US Parent to, and US Parent shall, cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.03(e)) equal to the product obtained by multiplying (A) the number of Book-Entry Shares held of record by such holder by (B) the Per Share Merger Consideration, and the Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Shares.

(iii) Unrecorded Transfers; Other Payments. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company or if payment of the applicable Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Book-Entry Share is registered, a check for any cash to be exchanged upon due surrender of the Book-Entry Share may be issued to such transferee or other Person if the Book-Entry Share formerly representing such Shares is presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer or other similar Taxes have been paid or are not applicable.

(iv) Until surrendered as contemplated by this Section 2.03(b), each Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (together with such documents as may reasonably be required pursuant to the instructions included in the applicable transmittal materials) the applicable Per Share Merger Consideration as contemplated by this Article II. US Parent shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Per Share Merger Consideration.

(c) Termination of the Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investment thereof) that remains undistributed one (1) year after the Effective Time shall be delivered to US Parent or the Surviving Corporation, upon demand by US Parent. Any holders of Shares (other than Cancelled Shares or Dissenting Shares) who have not theretofore complied with this Article II shall thereafter be entitled to look only to US Parent and the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.03(e)) upon acceptable evidence of Book-Entry Shares, without any interest thereon in accordance with the provisions set forth in Section 2.03(b), and US Parent and the Surviving Corporation shall remain liable for (subject to applicable abandoned property, escheat or other similar Law) payment of their claims for the Per Share Merger Consideration payable upon due surrender of their Book-Entry Shares. Notwithstanding the foregoing, none of the Surviving Corporation, Ultimate Parent, Parent, US Parent, the Company, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or other similar Law.

(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, acceptable evidence of a Book-Entry Share is presented to the Surviving Corporation, Parent, US Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article II. The Per Share Merger Consideration paid upon receipt by the Paying Agent of an “agent’s message” for Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Book-Entry Shares.

(e) Withholding Rights. Each of US Parent, the Surviving Corporation and their respective agents (including the Paying Agent) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company RSUs, Company PSUs or Company Phantom Units such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Law (including any federal, state, local or foreign Tax Law), taking into account any applicable exemption under such Law. To the extent that amounts are so withheld by US Parent, the Surviving Corporation or any of their respective agents (including the Paying Agent), as the case may be, such withheld amounts (i) shall be promptly remitted by US Parent, the Surviving Corporation or any of their respective agents (including the Paying Agent), as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Company RSUs, Company PSUs or Company Phantom Units in respect of which such deduction and withholding were made by US Parent, the Surviving Corporation or any of their respective agents (including the Paying Agent), as the case may be.

SECTION 2.04. Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, any Shares that are issued and outstanding immediately prior to the Effective Time and as to which the holders thereof have properly demanded appraisal in accordance with Section 262 of the DGCL and have not effectively withdrawn such demand (collectively, “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL, at which time such Shares shall be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Per Share Merger Consideration as provided in Section 2.01(a), after giving effect to any required Tax withholdings pursuant to Section 2.03(e), and such Shares shall no longer be deemed Dissenting Shares, and such holder thereof shall cease to have any other rights with respect to such Shares. Each holder of Dissenting Shares shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the Dissenting Shares owned by such holder. The Company shall give Parent and US Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law that are received by the Company or any of its Representatives relating to stockholders’ rights of appraisal and Parent and US Parent shall be entitled to participate in and direct all negotiations and proceedings with respect to any demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent and US Parent, make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands, except as required by applicable Law.

SECTION 2.05. Adjustments to Prevent Dilution. In the event that the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding after the date hereof and prior to the Effective Time shall have been changed into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted, without duplication, to provide the holders thereof the same economic effect contemplated by this Agreement prior to such change; provided, however, that nothing in this Section 2.05 shall be construed to permit the Company, any Subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01. Representations and Warranties of the Company. As an inducement for Ultimate Parent, Parent, US Parent and Merger Sub to enter into this Agreement, except (x) as disclosed in the SEC Reports filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) since the Distribution Date and prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or to the extent they are cautionary, predictive or forward-looking in nature); provided, however, that in no event shall any disclosure contained in any SEC Report be deemed to be an exception to a representation or warranty contained in Section 3.01(c), and it being understood that any matter set forth in the SEC Reports shall be deemed to qualify any representation or warranty in this Section 3.01 only to the extent that it is reasonably apparent that the description of such matter in the SEC Reports is relevant to such representation or warranty; and (y) as set forth in the Company Disclosure Letter (with specific reference to the particular section or subsection of this Agreement to which the information set forth in the Company Disclosure Letter relates; provided, however, that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to each other section or subsection of this Agreement to which the relevance of such information to such other section or subsection of this Agreement is reasonably apparent), the Company hereby represents and warrants to Ultimate Parent, Parent, US Parent and Merger Sub as follows:

(a) Organization, Standing and Corporate Power. The Company is a legal entity duly organized, validly existing and in good standing under the Law of its jurisdiction of organization and has all requisite corporate power and authority to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Law of its jurisdiction of organization and has all requisite corporate or similar power and authority to carry on its business as presently conducted and each of the Company’s Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent prior to the execution of this Agreement true and complete copies of the Restated Certificate of Incorporation of the Company (the “Company Certificate of Incorporation”) and the Second Amended and Restated Bylaws of the Company (the “Company Bylaws”).

(b) Subsidiaries; Joint Ventures.

(i) Section 3.01(b)(i) of the Company Disclosure Letter sets forth (A) a list of each of the Company’s Subsidiaries, (B) the authorized and outstanding shares of the capital stock of each such Subsidiary that is a corporation and (C) the percentage of the outstanding shares of the capital stock of, or other equity interests in, each of the Company’s Subsidiaries that is beneficially owned, directly or indirectly, by the Company. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have, in all cases, been duly authorized and validly issued and are fully paid, nonassessable and not subject to preemptive rights, and are wholly owned, directly or indirectly, by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances, adverse claims and interests, or security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended (the “Securities Act”), the “blue sky” Laws of the various States of the United States or similar

Law of other applicable jurisdictions) (collectively, “Liens”), other than Permitted Liens. Except for its interests in its Subsidiaries and the Joint Venture Entities, the Company does not own, directly or indirectly, any capital stock of, or other equity interests in, any Person.

(ii) Section 3.01(b)(ii) of the Company Disclosure Letter sets forth (A) a list of each of the Joint Venture Entities and (B) as of the date hereof, the percentage of the outstanding equity interests in each of such Joint Venture Entities that is beneficially owned, directly or indirectly, by the Company. With respect to the outstanding equity interests in each of the Joint Venture Entities that are owned, directly or indirectly, by the Company or any of its Subsidiaries, such equity interests have been duly authorized and validly issued and are fully paid, nonassessable and not subject to preemptive rights, and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens.

(c) Capital Structure.

(i) The authorized capital stock of the Company consists of 2,000,000,000 Shares and 80,000,000 shares of preferred stock, par value $0.01 per share (such preferred stock, the “Company Preferred Stock”). At the close of business on March 15, 2016, (A) (1) 400,383,243 Shares were issued and outstanding and (2) 332,946 Shares were held by the Company in its treasury, (B) 1,665,210.09 Shares were issuable upon settlement or vesting of outstanding Company RSUs (other than Company PSUs), (C) 1,117,352 Shares were issuable upon settlement or vesting of outstanding Company PSUs (assuming achievement of applicable performance goals at target value), (D) 332,740.523 Company Phantom Units were outstanding and (E) no shares of Company Preferred Stock were issued or outstanding or held by the Company in its treasury. Except as set forth above, at the close of business on March 15, 2016, no shares of capital stock or other voting securities of the Company were issued or outstanding. Since March 15, 2016 to the date of this Agreement, (x) there have been no issuances by the Company of shares of capital stock or other voting securities of the Company, other than issuances of Shares pursuant to the exercise of purchase rights under the Company ESPP or vesting of Company RSUs, Company PSUs or Company Phantom Units, in each case outstanding as of March 15, 2016, and (y) there have been no issuances by the Company of options, warrants, other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Shares. All outstanding Shares are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(ii) The authorized equity interests of CPPL consist of common units representing limited partner interests in CPPL (“MLP Common Units”), subordinated units representing limited partnership interests in CPPL (“MLP Subordinated Units”), incentive distribution rights representing the right to receive variable distributions from CPPL (“MLP Incentive Distribution Rights”) and a general partner interest in CPPL. At the close of business on March 15, 2016, (A) 53,834,784 MLP Common Units were issued and outstanding, (B) 46,811,398 MLP Subordinated Units were issued and outstanding and (C) 8,682 MLP (non-employee director) phantom units under the MLP Long-Term Incentive Plan were issued and outstanding. At the close of business on March 15, 2016, the Company or a Subsidiary of the Company owns zero MLP Common Units, one hundred percent (100%) of the MLP Subordinated Units and one hundred percent (100%) of the MLP Incentive Distribution Rights and general partnership interest of CPPL. All limited partnership interests of CPPL are, and all such interests that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and, except as provided in the Second Amended and Restated Agreement of Limited Partnership of CPPL, not subject to preemptive rights.

(iii) No Subsidiary of the Company owns any shares of capital stock of the Company. There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries that give the holders thereof the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares may vote (“Voting Company Debt”). Except for any obligations pursuant to this Agreement or as otherwise set forth above, as of March 15, 2016, there are no options, warrants, rights (including preemptive, conversion, stock appreciation, redemption or repurchase rights), convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (A) obligating the Company or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of, or equity interests in, or any security convertible or exchangeable for any capital stock or other security of, or equity interest in, the Company or of any of its Subsidiaries or any Voting Company Debt, (B) obligating the Company or any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking or to declare or pay any dividend or distribution or (C) giving any Person the right to subscribe for or acquire any securities of the Company or any of its Subsidiaries, or to receive any economic interest of a nature accruing to the holders of Shares or otherwise based on the performance or value of shares of capital stock of the Company or any of its Subsidiaries. As of the date of this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, other than (1) pursuant to the Company Stock Plans or (2) options, warrants or other rights to acquire shares of capital stock of, or other equity interest in, the Company or any such Subsidiary described above.

(iv) There are no voting agreements, voting trusts, shareholders agreements, proxies or other agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of the capital stock or other equity interest of the Company, or restricting the transfer of, or providing registration rights with respect to, such capital stock or equity interest. To the Knowledge of the Company, there are no voting agreements, voting trusts, shareholders agreements, proxies or other agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of the capital stock or other equity interest of any of the Subsidiaries of the Company, or restricting the transfer of, or providing registration rights with respect to, such capital stock or equity interest.

(d) Authority; Noncontravention.

(i) The Company has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby, subject, in the case of the Merger only, to receipt of the Company Requisite Vote. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger only, to receipt of the Company Requisite Vote. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Law of general applicability relating to or affecting creditors’ rights and to general equity principles. The board of directors of the Company duly, validly and unanimously adopted resolutions (A) declaring that it is in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement, (B) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (C) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (D) recommending that the stockholders of the Company adopt this Agreement (clauses (A), (B), (C) and (D) of this Section 3.01(d)(i) being referred to herein as the “Company Board Recommendation”), which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way.

(ii) The execution, delivery and performance by the Company of this Agreement do not, and the consummation of the Merger and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right (including a right of termination, cancellation or acceleration of any obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, or give rise to any right of notice, acceleration or termination under, or result in the creation of any Lien (other than Permitted Liens and Liens created in connection with any action taken by Parent, US Parent or Merger Sub or any of their respective Affiliates) upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (A) the Company Certificate of Incorporation, the Company Bylaws or the comparable organizational documents of any of the Company’s Subsidiaries or (B) subject to the filings and other matters referred to in the immediately following sentence, (1) any contract, purchase order, license, sublicense, lease, sublease, franchise, warranty, option, warrant, guaranty, indenture, note, bond, mortgage or other legally binding agreement, instrument or obligation, whether written or unwritten (a “Contract”), to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, or (2) any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, rule, regulation, code, injunction, order, judgment, ruling, decree, directive, code, writ, binding case law, governmental guideline, or interpretation having the force of law, regulation or requirement issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of any Governmental Entity (collectively, “Law”), in each case applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (B) above, any such conflicts, violations, defaults, rights, losses or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and would not reasonably be expected to prevent, materially delay or impair the ability of the Company to consummate the Merger or comply with its obligations under this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any federal, state, local, municipal or foreign government, any court or tribunal of competent jurisdiction, any administrative, regulatory (including any stock exchange) or other governmental agency or quasi-governmental agency, commission, branch or authority or other governmental entity or body (each, a “Governmental Entity”) is required, or in the case of the CFIUS Notice, advisable to be obtained or made, by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger, except for (I) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other filings required or advisable under any applicable foreign antitrust or competition Law, (II) the CFIUS Notice, (III) the filing with the SEC of such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder as may be required in connection with this Agreement and the transactions contemplated hereby (including the filing of the Proxy Statement), and state securities, takeover and “blue sky” Law, (IV) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (V) any filings required under the rules and regulations of the NYSE, (VI) any consents, approvals, orders, authorizations, registrations, declarations, filings and notices required by the Company as a result of the performance by Ultimate Parent, Parent, US Parent or Merger Sub of their respective obligations under Section 5.02, (VII) the execution and filing of an FCC Form 603 application or applications with the FCC pertaining to the FCC Private Licenses and (VIII) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and would not reasonably be expected to prevent, materially delay or impair the ability of the Company to consummate the Merger or comply with its obligations under this Agreement.

(e) SEC Reports; Financial Statements; Undisclosed Liabilities.

(i) Each of the Company and CPPL has filed or furnished, as applicable, all forms, statements, certifications, reports and other documents required to be filed or furnished by it with the SEC (the forms, statements, certifications, reports and other documents of the Company and CPPL so filed or furnished and those filed or furnished subsequent to the date of this Agreement, including all exhibits and other information incorporated therein and all amendments and supplements thereto, the “SEC Reports”). As of their respective dates of filing, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the SEC Reports complied, and, in the case of the Proxy Statement or any registration statement, complied or will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the

case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such filing. As of the time of filing with the SEC (or, if amended prior to the date of this Agreement, as of the date of such amendment), none of the SEC Reports so filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Reports has been amended or superseded by a later SEC Report filed prior to the date of this Agreement. Each SEC Report that is a registration statement or prospectus, as amended, if applicable, filed pursuant to the Securities Act, as of the date such registration statement, prospectus or applicable amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) The audited consolidated financial statements of the Company (including any related notes thereto) and its Subsidiaries included in the SEC Reports have been prepared, or, in the case of SEC Reports filed after the date of this Agreement, will be prepared, in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and applicable accounting requirements and published rules and regulations of the SEC, and each fairly present, or, in the case of SEC Reports filed after the date of this Agreement, will fairly present, in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof (taking into account the notes thereto) and the consolidated results of their operations and cash flows for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the SEC Reports filed prior to the date of this Agreement have been prepared, or, in the case of SEC Reports filed after the date of this Agreement, will be prepared, in accordance with GAAP in all material respects (except as permitted by Form 10-Q of the SEC or other applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and applicable accounting requirements and published rules and regulations of the SEC, and each fairly present, or, in the case of SEC Reports filed after the date of this Agreement, will fairly present, in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof (taking into account the notes thereto) and the consolidated results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments).

(iii) The Company and CPPL maintain disclosure controls and procedures required by Rule 13a-15(e) or Rule 15d-15(e) under the Exchange Act effective to ensure that information required to be disclosed by the Company and CPPL in the reports that they file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The Company and CPPL each maintain internal control over financial reporting required by Rule 13a-15(f) or Rule 15d-15(f) under the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and its Subsidiaries, on a consolidated basis, and CPPL and its Subsidiaries, on a consolidated basis. The Company and CPPL have disclosed, based on their most recent evaluation prior to the date of this Agreement, to the Company’s and CPPL’s respective auditors, the audit committee of the board of directors of the Company and the audit committee of the board of directors of CPP GP LLC, the general partner of CPPL, as applicable (A) any known significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s or CPPL’s ability to record, process, summarize and report financial information and (B) any known fraud, whether or not material, that involves management or other employees who have, in each case, a significant role in the Company’s or CPPL’s internal control over financial reporting. The Company has made available to Parent a summary of any such disclosure made to the Company’s and CPPL’s respective auditors or audit committees since, with respect to the Company, the Distribution Date through the date hereof and, with respect to CPPL, February 11, 2015 through the date hereof. Since (x) with respect to the Company, the Distribution Date and (y) with respect to CPPL, February 11, 2015, no attorney representing the Company or CPPL, whether or not employed by the Company or CPPL, has reported evidence of a violation of securities Laws or breach of fiduciary duty relating to periods after such dates. Each of the principal executive officer of the Company and CPPL and the principal financial officer of the Company and CPPL (or each former principal executive officer of the Company and CPPL and each former principal financial officer of the Company and CPPL), as applicable, has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder with respect to the SEC Reports and the statements contained in such certifications are true and accurate in all material respects as of the date hereof. There are no “significant deficiencies” or “material weaknesses” (as defined by the Sarbanes-Oxley Act) in the design or operation of the Company’s and CPPL’s internal control and procedures which would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial data.

(iv) Since the Distribution Date, the Company and its Subsidiaries and, to the Knowledge of the Company, any of their respective Representatives have not received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after the Distribution Date, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have no reasonable basis).

(v) There are no liabilities or obligations of the Company or any of its Subsidiaries of a nature that would be required under GAAP to be reflected on a consolidated financial statement of the Company and its Subsidiaries, other than (A) liabilities or obligations reflected or reserved against in the Company’s or CPPL’s audited consolidated balance sheet as of December 31, 2015 (or the notes thereto) included in the Company’s Annual Report on Form 10-K filed with the SEC on February 18, 2016 or CPPL’s Annual Report on Form 10-K filed with the SEC on February 18, 2016, (B) liabilities or obligations incurred in the ordinary course of business since December 31, 2015, (C) liabilities or obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby and (D) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) Absence of Certain Changes or Events. Since December 31, 2015 through the date of this Agreement, (i) there have not been any changes, effects, events, occurrences or developments (changes, effects, events, occurrences and developments being individually and collectively referred to as a “Change” or “Changes”) that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would reasonably be expected to prevent, materially delay or impair the ability of the Company to consummate the Merger or comply with its obligations under this Agreement, (ii) except as contemplated or required by this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business and (iii) neither the Company nor any of its Subsidiaries have taken, or committed or agreed to take, any actions that would have been prohibited pursuant to clauses (i), (v), (vi), (ix), (xii), (xiii), (xvi), (xix) and (xxi) of Section 4.01(a) if such covenants had been in effect as of December 31, 2015. Since March 15, 2016 through the date of this Agreement, neither the Company nor any of its Subsidiaries have taken, or committed or agreed to take, any actions that would have been prohibited pursuant to clauses (ii), (iii) or (iv) of Section 4.01(a) if such covenants had been in effect as of March 15, 2016.

(g) Litigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and would not reasonably be expected to prevent, materially delay or impair the ability of the Company to consummate the Merger or comply with its obligations under this Agreement, as of the date hereof (i) there is no suit, action, claim, arbitration, mediation or legal, arbitral, administrative or other proceeding pending or, to the Knowledge of the Company, threatened against, or, to the Knowledge of the Company, any pending or threatened material governmental or regulatory investigation of, the Company or any of its Subsidiaries and (ii) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Entity outstanding or, to the Knowledge of the Company, threatened to be imposed, against the Company or any of its Subsidiaries.

(h) Contracts. Section 3.01(h) of the Company Disclosure Letter sets forth a correct and complete list of the following Contracts (excluding in each case any Company Benefit Plan) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is otherwise bound as of the date of this Agreement:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) any Contract (including any exclusivity Contract) that restricts (other than in an immaterial manner) either the type of business or activities in which the Company or any of its Subsidiaries (or, after the Effective Time, the Surviving Corporation or its Affiliates) may engage or the locations in which any of them may so engage in any business or activity, including a covenant not to compete with any other Person or acquire or dispose of the securities of another Person;

(iii) any loan, mortgage, note, debenture, bond, indenture, security agreement, guaranty, pledge or other Contract relating to the Indebtedness of the Company or any of its Subsidiaries, in each case in excess of a principal outstanding amount of $10 million, other than any such Contract solely between or among any of the Company and any of its Subsidiaries;

(iv) any Contract that is a governance or operating agreement or organizational document of any material joint venture (in the form of a partnership or otherwise), including the Joint Venture Entities;

(v) any Contract expressly limiting or restricting the ability of the Company or any of its Subsidiaries to declare or pay dividends or make distributions in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(vi) any Contract in connection with the acquisition by the Company or its Subsidiaries of any business or assets that provides for “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that would reasonably be expected to result in payments after the date hereof by the Company or any of its Subsidiaries in excess of $25 million;

(vii) any Contract that involves aggregate payments by the Company or any of its Subsidiaries of more than $50 million in any fiscal year period or $100 million in the aggregate over the term of such Contract, excluding any such Contract that may be cancelled by the Company, without any penalty or other liability (except for payment obligations in respect of services provided prior to the applicable date of cancellation) to the Company or any of its Subsidiaries, upon notice of 180 days or less;

(viii) (A) any Contract that involves, or is reasonably expected in the future to involve, annual revenues of $100 million or more or (B) any Contract that involves, or is reasonably expected to involve, annual revenues of more than $50 million in any fiscal year period if the Company or its applicable Subsidiaries have not initiated providing services under such Contract as of the date hereof;

(ix) to the extent not covered under Section 3.01(h)(vii) or Section 3.01(h)(viii), any Contract for the acquisition or disposition by the Company or any of its Subsidiaries of properties or assets for, in each case, consideration of more than $50 million individually or, with respect to any series of transactions, $100 million in the aggregate, other than, in each case, Contracts for the acquisition of properties or Rights-of-Way contemplated by the CapEx Plan or, in respect of periods prior to those covered by the CapEx Plan, any then-existing capital expenditure plan adopted with respect to the Company at or prior to the time of entry into such Contract;

(x) any Contract that, to the Knowledge of the Company, contains a “most favored nation” or any similar term for the benefit of a third party that restricts (other than in an immaterial manner) the business of the Company or any of its Subsidiaries;

(xi) any Contract that provides for continuing indemnification obligations in excess of $25 million by the Company or any of its Subsidiaries with respect to liabilities in connection with the Company’s or its Subsidiaries’ previous sales of their respective business or assets;

(xii) any Contact under which the Company or any of its Subsidiaries licenses Intellectual Property from a third party, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(xiii) any Contract under which the Company or any of its Subsidiaries has advanced or loaned any amount of money to any of its current or former directors, officers, employees or consultants, other than (A) advances or loans to employees for relocation expenses or (B) bonuses to non-executive employees that are subject to repayment by such employees; or

(xiv) any Contract that relates to a Related Party Transaction.

Each such Contract described in Sections 3.01(h)(i) through (xiv) above is referred to herein as a “Material Contract”. Each of the Material Contracts is valid and binding on the Company or any Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no default under any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, in each case except for such defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent true and complete copies of each Material Contract (including all modifications and amendments thereto and waivers thereunder).

(i) Compliance with Law; Permits. Since the Distribution Date, the Company and its Subsidiaries, and, to the Knowledge of the Company, between January 1, 2013 and the Distribution Date, the predecessors of the Company and its Subsidiaries, with respect to the Company Business, are and have been in compliance with and are not and have not been in default under or in violation of any applicable Law, except, in each case, where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and would not reasonably be expected to prevent, materially delay or impair the ability of the Company to consummate the Merger or comply with its obligations under this Agreement. Since January 1, 2013, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding any violation of, or failure to comply with, any Law, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and would not reasonably be expected to prevent, materially delay or impair the ability of the Company to consummate the Merger or comply with its obligations under this Agreement. The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all Governmental Entities, and all rights under any Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices, and other documents with all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as presently conducted (collectively, “Permits”), except where the failure to have any of the Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since the Distribution Date, the Company and its Subsidiaries, and, to the Knowledge of the Company, between January 1, 2013 and the Distribution Date, the predecessors of the Company and its Subsidiaries, with respect to the Company Business, are and have been in compliance with the terms and requirements of such Permits, except where the failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j) Labor and Employment Matters.

(i) Except as set forth in Section 3.01(j)(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other similar material agreement with a labor union (e.g., memorandum of understanding), labor organization, works council or similar organization. There are no pending or, to the Knowledge of the Company, threatened grievances, arbitration demands, unfair labor practice charges, complaints, or other similar proceedings against the Company that have had and would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, (A) as of the date hereof, there are no union or other labor organizing activities occurring concerning any employees of the Company or any of its Subsidiaries and (B) there are no labor strikes, slowdowns, work stoppages or lockouts pending or threatened in writing against the Company or any of its Subsidiaries, except, in the case of each of clauses (A) and (B) of this Section 3.01(j)(i), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2013 through the Distribution Date, to the Knowledge of the Company, the Company has no liability resulting from any action that would constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification (WARN) Act of 1989, and since the Distribution Date, the Company has not taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act or that could otherwise trigger any notice requirement or liability under any state or local layoff or plant closing notice Law, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii) The Company and its Subsidiaries are and have been in compliance with the terms of, and the payment of all amounts due pursuant to, any employment, collective bargaining and independent contract agreements and have been in compliance with all applicable Laws respecting labor, collective bargaining, employment, discrimination, harassment and retaliation in employment, terms and conditions of employment, immigration, payroll, worker classification, wages, hours of work, the collection and payment of withholding or payroll taxes, mandatory social security schemes, workers compensation, unemployment compensation, hours and occupational safety and health and employment practices, other than instances of noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iii) To the Knowledge of the Company, no employee of the Company at the level of Vice President or above is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, independent contractor or similar agreement affecting or in conflict with the present or proposed business activities of the Company and, to the Knowledge of the Company, no employee of the Company at the level of Vice President or above has taken steps or is otherwise planning to terminate his or her employment with the Company for any reason (or no reason), including the consummation of the transactions contemplated by this Agreement, except in each case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(k) Employee Benefit Matters.

(i) Section 3.01(k)(i) of the Company Disclosure Letter sets forth a correct and complete list of each material Company Benefit Plan in effect as of the date of this Agreement. With respect to each such Company Benefit Plan, the Company has made available to Parent complete and accurate copies of (A) such Company Benefit Plan, including any amendment thereto, (B) a written description of any such Company Benefit Plan if such plan is not set forth in a written document, (C) each trust, insurance, annuity or other funding Contract related thereto (if any), (D) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto (if any), (E) the most recent Internal Revenue Service determination letter (if any), (F) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service with respect thereto (if any) and (G) all material correspondence to or from any Governmental Entity received in the last three (3) years with respect to any such Company Benefit Plan.

(ii) (A) Each Company Benefit Plan (and any related trust or other funding vehicle) has been established, operated and administered in all material respects in accordance with its terms and is in material compliance with ERISA, the Code and all other applicable Law, (B) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, (C) each of the Company and its Subsidiaries is in material compliance with ERISA, the Code and all other Law applicable to Company Benefit Plans and (D) each Company Benefit Plan (and any related trust) that is intended to be qualified under section 401(a) of the Code has received a favorable determination or opinion letter, or has pending or has time remaining in which to file, an application for such determination or opinion from the Internal Revenue Service.

(iii) Other than as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, with respect to any Company Benefit Plan (and any related trust or other funding vehicle), (A) no actions, suits or claims (other than routine claims for benefits in the ordinary course of business) are pending or, to the Knowledge of the Company, threatened, relating to or otherwise in connection with such Company Benefit Plan, assets thereof, or fiduciaries or parties-in-interest, as defined under ERISA, and (B) there are no pending or, to the Knowledge of the Company, threatened administrative investigations, audits or other administrative proceedings by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or other Governmental Entity.

(iv) None of the Company, any of its Subsidiaries or any Commonly Controlled Entity of the Company has, within the past six (6) years, contributed to or been required to contribute to, or has any liability, contingent or otherwise, with respect to any “multiemployer plan” (as defined in section 3(37) of ERISA).

(v) With respect to any Company Benefit Plan that is subject to Title IV of ERISA:

(A) there has been no reportable event (as described in section 4043 of ERISA), excluding any such event for which the 30-day notice requirement has been waived under the regulations for section 4043 of ERISA;

(B) no steps have been taken by the Company to terminate any such plan;

(C) there has been no withdrawal (within the meaning of section 4063 of ERISA) of a “substantial employer” (as defined in section 4001(a)(2) of ERISA);

(D) to the Knowledge of the Company, no event or condition has occurred which constitutes grounds under section 4042 of ERISA for the termination of or the appointment of a trustee to administer any such plan;

(E) to the Knowledge of the Company, no event or condition has occurred which would give rise to liabilities under section 4062(e) of ERISA;

(F) the minimum funding standards of section 412 of the Code have been satisfied, no waiver of the minimum funding standards have been granted and none of the Company or any Commonly Controlled Entity of the Company has requested a funding waiver; and

(G) to the Knowledge of the Company, no event has occurred with respect to any such plan which has resulted or could reasonably be expected to result in a Lien being imposed on the assets of the Company or any Commonly Controlled Entity of the Company.

(vi) Except as set forth in Section 3.01(k)(vi) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has any liability for providing any health, medical or life insurance or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under section 4980(B)(f) of the Code or other similar applicable Law), except for such liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(vii) None of the assets of any Company Benefit Plan are invested in employer securities or employer real property. To the Knowledge of the Company, there have been no “prohibited transactions” (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Company Benefit Plan and none of the Company or any Commonly Controlled Entity of the Company has engaged in any prohibited transaction that in each case would result in any material liability to the Company.

(viii) Except as otherwise expressly provided in this Agreement, none of the execution and delivery of this Agreement, the obtaining of the Company Requisite Vote or the consummation of the Merger (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) would reasonably be expected to (A) entitle any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries to any compensation or material benefit, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or material benefits or trigger any other material obligation under any Company Benefit Plan, (C) result in any material breach or violation of, or material default under, or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan or (D) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits, or otherwise give rise to any material liability, under any Company Benefit Plan. Except as set forth in Section 3.01(k)(viii) of the Company Disclosure Letter, none of the payments contemplated by the Company Benefit Plans would, in the aggregate, constitute “excess parachute payments” (as defined in section 280G of the Code (without regard to subsection (b)(4) thereof)). None of the Company or any Commonly Controlled Entity of the Company is a nonqualified entity within the meaning of section 457A of the Code.

(ix) Each Company Benefit Plan which constitutes a “group health plan” (as defined in section 607(i) of ERISA or section 4980B(g)(2) of the Code), including any plans of current and former Affiliates which must be taken into account under sections 4980B and 414(t) of the Code or sections 601-608 of ERISA, has been operated in compliance with applicable law, including the continuation coverage requirements of section 4980B of the Code and section 601 of ERISA and the portability and nondiscrimination requirements of sections 9801 and 9802 of the Code and sections 701-707 of ERISA, to the extent such requirements are applicable, in each case, other than instances of noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(x) None of the Company Benefit Plans is a multiple employer pension plan or a multiple employer welfare arrangement (within the meaning of section 3(40) of ERISA).

(xi) To the Knowledge of the Company, there has been no act or omission that would impair the ability of the Company and its Subsidiaries (or any successor thereto) to unilaterally amend or terminate any Company Benefit Plan, other than the terms of such Company Benefit Plan or in accordance with applicable Law.

(l) Taxes.

(i) Except where the failure of the representations and warranties set forth in this Section 3.01(l)(i) to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(A) all Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are correct and complete;

(B) all Taxes of the Company and its Subsidiaries, other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, have been timely paid;

(C) there are no Tax Liens, other than Permitted Liens, on any asset of the Company or any of its Subsidiaries;

(D) as of the date hereof, neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations for the assessment or collection of any Tax and there has been no request by a Governmental Entity to execute such a waiver or extension;

(E) as of the date hereof, no audit or other examination or administrative, judicial or other proceeding of, or with respect to, any Tax Return or Taxes of the Company or any of its Subsidiaries is currently in progress;

(F) as of the date hereof, none of the Company or any of its Subsidiaries (A) is a party to any Tax allocation, Tax sharing, Tax indemnity or similar agreement (other than the Tax Allocation Agreement) or (B) is under an obligation under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as transferee or successor, such that, in each of clauses (A) and (B) of this Section 3.01(l)(i)(F), the Company or any of its Subsidiaries is, after the date hereof or after the Closing (as the case may be), liable for any amount of Taxes of another Person (other than the Company or any of its Subsidiaries);

(G) neither the Company nor any of its Subsidiaries has any payments due under the Tax Allocation Agreement;

(H) there are no closing agreements, private letter rulings, technical advance memoranda or similar agreements or rulings that have been entered into or issued by any Tax authority with respect to the Company or any of its Subsidiaries which are still in effect as of the date of this Agreement;

(I) neither the Company nor any of its Subsidiaries has “participated” within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A) in any “listed transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder, as in effect and as amended by any guidance published by the Internal Revenue Service for the applicable period;

(J) except for Columbia Energy Group, Columbia Remainder Corporation, Columbia Pipeline Group Services Company and Crossroads Pipeline Company, each of the Subsidiaries of the Company is currently (and has been since its respective formation) either (A) properly classified as a partnership for U.S. federal income Tax purposes or (B) properly disregarded as an entity separate from its respective owner for U.S. federal income Tax purposes pursuant to Treasury Regulation Section 301.7701-3(b);

(K) each of the Subsidiaries of the Company that is classified as a partnership for U.S. federal income Tax purposes has in effect a valid election under Section 754 of the Code; and

(L) CPPL is properly classified as a partnership for U.S. federal income Tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and has been properly treated as such since its formation, and at least ninety percent (90%) of the gross income of CPPL for each taxable year since its formation has been “qualifying income” within the meaning of Section 7704(d) of the Code.

(ii) Since January 1, 2014, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation,” or has otherwise participated, in a transaction intended to qualify under Section 355 of the Code, other than the Spin-Off.

(iii) None of the Company or any of its Affiliates has taken or failed to take any action that would reasonably be expected to adversely affect the tax-free status of the distribution by NiSource Inc. (“Distributing”) on the Distribution Date of all of the outstanding capital stock of the Company (the “Spin-Off”).

(iv) Tax Allocation Agreement. The Company has delivered to Distributing, pursuant to Section 5.5(e) of the Tax Allocation Agreement, dated as of June 30, 2015, by and between Distributing and the Company (the “Tax Allocation Agreement”), an opinion of its counsel, Sullivan & Cromwell LLP, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the completion of the Merger will not result in any Distribution Taxes (as such term is defined in the Tax Allocation Agreement)

(the “Tax Opinion”). As of the date of this Agreement, the Company has delivered to Parent a true and complete copy of the Tax Opinion and written confirmation by Distributing that such Tax Opinion delivered by the Company pursuant to Section 5.5(e) of the Tax Allocation Agreement is reasonably satisfactory to Distributing. The Tax Opinion has not been withdrawn or revoked, or amended, or modified or supplemented, in any material respect.

(v) Definitions. For purposes of this Agreement, the following terms shall have the meanings assigned below:

(A) “Code” means the Internal Revenue Code of 1986, as amended.

(B) “Tax Return” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Entity relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(C) “Taxes” means all forms of taxation or duties imposed by any Governmental Entity, or required by any Governmental Entity to be collected or withheld, including charges, together with any related interest, penalties and other additional amounts.

(m) Environmental Matters. Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (A) since the Distribution Date, each of the Company and its Subsidiaries and Joint Venture Entities, and, to the Knowledge of the Company, between January 1, 2013 and the Distribution Date, the predecessors of the Company and its Subsidiaries and Joint Venture Entities, with respect to the Company Business, are and have been in compliance with all applicable Environmental Law; (B) as of the date hereof, none of the Company or any of its Subsidiaries or Joint Venture Entities has received any written notice, demand or claim alleging that the Company or any of its Subsidiaries or Joint Venture Entities is in violation of, or has any liability under, any Environmental Law, and to the Knowledge of the Company, no such notice, demand or claim has been threatened; (C) since the Distribution Date, each of the Company and its Subsidiaries and Joint Venture Entities, and, to the Knowledge of the Company, between January 1, 2013 and the Distribution Date, the predecessors of the Company and its Subsidiaries and Joint Venture Entities, with respect to the Company Business, are and have been in possession of, and in compliance with, all Permits required under applicable Environmental Law to conduct the Company Business, and all such Permits are valid and in good standing except where an application for renewal has been timely filed, and no action is pending or, to the Knowledge of the Company, threatened, to revoke, suspend or modify any such Permit; (D) as of the date hereof, there are no claims, suits, actions or proceedings pursuant to any Environmental Law pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or Joint Venture Entities; (E) there have been no releases or threatened releases of Hazardous Materials at or on any location, including at or on any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries or Joint Venture Entities, in each of the above cases, in a manner that would reasonably be expected to result in any obligation to conduct any investigation, remediation or other corrective or response action by, or result in any liability of, the Company or any of its Subsidiaries or Joint Venture Entities; (F) to the Knowledge of the Company, there has been no exposure of any Person or property to any Hazardous Materials in connection with the Company or any of its Subsidiaries or Joint Venture Entities or the Company Business in excess of relevant exposure standards under Environmental Laws; (G) none of the Company or any of its Subsidiaries or Joint Venture Entities is subject to any consent decrees, orders, judgments, settlements or compliance agreements that impose any current or future obligations under Environmental Law; (H) to the Knowledge of the Company, none of the Company or any of its Subsidiaries or the Joint Venture Entities has expressly assumed by Contract or otherwise the liability of any other Person under Environmental Law; and (I) no real property currently owned or operated by the Company or its Subsidiaries or Joint Venture Entities, and to the Knowledge of the Company, no real property formerly owned or operated by the Company or its Subsidiaries or Joint Venture Entities, or to which any of the Company or its Subsidiaries or Joint Venture Entities has sent any Hazardous Materials, is listed on, or has been proposed for listing on, the National Priorities List or CERCLIS under CERCLA, or any similar state list.

(n) Insurance. The Company and its Subsidiaries maintain, or are entitled to the benefits of, insurance in such amounts and against such risks as the Company believes to be customary for companies of a comparable size in the industries in which it and its Subsidiaries operate. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all material insurance policies carried by or covering the Company and its Subsidiaries with respect to their business, assets and properties are in full force and effect and all of the premiums due on such policies have been paid by the Company or its Subsidiaries (as applicable), and, to the Knowledge of the Company, no notice of cancellation has been given with respect to any such policy. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are in compliance with the terms and conditions of all insurance policies maintained by or on behalf of the Company and its Subsidiaries, and none of the Company or its Subsidiaries is in default or breach under, or has taken any action that would permit termination or material modification of, any material insurance policies. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all material insurance policies of the Company and its Subsidiaries are sufficient for compliance with all applicable Laws and all Contracts to which the Company or any of its Subsidiaries is bound.

(o) Title to Properties; Rights-of-Way.

(i) Section 3.01(o)(i) of the Company Disclosure Letter sets forth each material parcel of real estate owned by the Company or any of its Subsidiaries as of the date hereof (the “Company Owned Real Property”).

(ii) Section 3.01(o)(ii) of the Company Disclosure Letter sets forth a correct and complete list of all leases (together with all amendments, modifications and other written agreements with respect thereto) with respect to an office that serves as the primary office of at least twenty (20) employees of the Company or any of its Subsidiaries and under which the Company or any Subsidiary thereof is the landlord, sublandlord, tenant, subtenant or occupant as of the date hereof (each, a “Company Real Property Lease” and the property covered thereby, the “Company Leased Real Property”). The Company has made available to Parent true and complete copies of each Company Real Property Lease.

(iii) Subject, as to enforceability, to bankruptcy, insolvency and other Law of general applicability relating to or affecting creditors’ rights and to general equity principles, each Company Real Property Lease is valid, binding and enforceable on the Company or the Subsidiary of the Company party thereto, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no uncured default under any Company Real Property Lease by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would reasonably be expected to constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, in each case except for such defaults and events that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of termination or cancellation under any Company Real Property Lease, except for such notices that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have good, valid and enforceable leasehold interests in the Company Leased Real Property, in each case free and clear of all Liens, other than Permitted Liens.

(iv) The Company or one of its Subsidiaries has good and valid title to the Company Owned Real Property free and clear of all Liens, other than Permitted Liens.

(v) Each of the Company and its Subsidiaries has such consents, easements, rights-of-way, permits and licenses from each Person (collectively, “Rights-of-Way”) as are sufficient to conduct its business in the manner described, and subject to the limitations, qualifications, reservations and encumbrances contained, in any SEC Report, except for such Rights-of-Way the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(vi) The Company and its Subsidiaries have sufficient rights under their leases relating to the storage of Energy Products, when taken together with the rights of the Company and its Subsidiaries to real property that is owned by the Company and its Subsidiaries relating to the storage of Energy Products, to conduct the Company Business, except where a failure to have such rights would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(p) Intellectual Property. Section 3.01(p) of the Company Disclosure Letter contains a correct and complete list, as of the date hereof, of all of the Intellectual Property owned by the Company or any of its Subsidiaries subject to a registration or application therefor. No such Intellectual Property is material to the operation of the Company Business. To the Knowledge of the Company, the Company and its Subsidiaries own or have the right to use all Intellectual Property necessary for the operation of the Company Business, except where the failure to own or have the right to use such Intellectual Property has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, the operation of the Company Business does not infringe upon or misappropriate any Intellectual Property of any other Person as of the date of this Agreement, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have taken commercially reasonable precautions to protect the secrecy and confidentiality of the trade secrets and other confidential information owned by the Company and its Subsidiaries, except where the failure to take reasonable precautions has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(q) Regulatory Matters.

(i) Neither the Company nor any of its Subsidiaries, all or part of whose rates or services are regulated by a Governmental Entity, (A) has rates which have been or are being collected subject to refund, pending final resolution of any suit, action or proceeding pending before a Governmental Entity or on appeal in a court of competent jurisdiction, or (B) is a party to any suit, action or proceeding before a Governmental Entity or on appeal from orders of a Governmental Entity, in each case, which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would reasonably be expected to prevent, materially delay or impair the ability of the Company to consummate the Merger or comply with its obligations under this Agreement.

(ii) With respect to the FCC Private Licenses, (A) neither the Company nor any of its Subsidiaries is in “red light” status under the rules and policies of the FCC, (B) none of the FCC Private Licenses is used to provide commercial interconnected voice or data service and (C) none of the FCC Private Licenses was acquired by competitive bidding. Neither the Company nor any of its Subsidiaries holds any FCC-issued authorizations other than the FCC Private Licenses. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the FCC Private Licenses will be terminated, impaired or become terminable, in whole or in part, solely as a result of the Merger and the other transactions contemplated by this Agreement, so long as the FCC has, prior to the Closing, approved the FCC Form 603 application or applications pertaining to the FCC Private Licenses filed by the Company and Ultimate Parent in connection with the Merger and the other transactions contemplated by this Agreement.

(r) Related Party Transactions. None of the Company or any of its Subsidiaries are party to any transaction or arrangement under which any (i) present or former executive officer or director of the Company or any Subsidiary of the Company, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent (5%) or more of the Shares or (iii) Affiliate, or “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act), of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon the Company or any of its Subsidiaries or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K under the Securities Act (a “Related Party Transaction”).

(s) Voting Requirements. The affirmative vote of holders of a majority of the outstanding Shares entitled to vote thereon at the Stockholders Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Company Requisite Vote”) is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and approve and consummate the Merger and the other transactions contemplated hereby.

(t) Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co. and Lazard Frères & Co. LLC, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has made available to Parent true and complete copies of all agreements (including any amendments, waivers or other changes thereto) between the Company (or any of its Subsidiaries) and each of Goldman, Sachs & Co. and Lazard Frères & Co. LLC pursuant to which either such firm would be entitled to any payment relating to the Merger and the other transactions contemplated by this Agreement.

(u) Opinions of Financial Advisors. The board of directors of the Company has received the written opinion (or oral opinion to be confirmed in writing) of (i) Lazard Frères & Co. LLC, dated as of the date of this Agreement, to the effect that, subject to the limitations and assumptions set forth therein, as of such date, the Per Share Merger Consideration to be paid to the holders of Shares (other than Cancelled Shares and Dissenting Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders, and (ii) Goldman, Sachs & Co., to the effect that, and based upon and subject to the factors, limitations and assumptions set forth therein, as of the date of this Agreement, the Per Share Merger Consideration to be paid to the holders of Shares (other than Parent and its affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company shall forward to Parent, solely for informational purposes, a copy of each written opinion promptly following the execution of this Agreement.

(v) State Takeover Statutes. The approval of the board of directors of the Company of this Agreement, the Merger and the other transactions contemplated hereby represents all the action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated hereby, the provisions of Section 203 of the DGCL to the extent, if any, such Section would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated hereby, and no “fair price,” “moratorium,” “control share acquisition” or other state takeover statute or regulation (collectively, “Takeover Statutes”) or any anti-takeover provision in the Company’s organizational documents is applicable to the Company, the Shares, this Agreement, the Merger or the other transactions contemplated hereby.

(w) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.01, each of Parent, US Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent, US Parent or Merger Sub, including any information, documents, projections, forecasts or other material made available to Parent, US Parent or Merger Sub or their Representatives in any virtual data room maintained by or on behalf of the Company or any management presentations in expectation of the transactions contemplated by this Agreement, including with respect to the completeness, accuracy or currency of any such information.

SECTION 3.02. Representations and Warranties of Ultimate Parent, Parent, US Parent and Merger Sub. As an inducement for the Company to enter into this Agreement, except as set forth in the Parent Disclosure Letter (with specific reference to the particular section or subsection of this Agreement to which the information set forth in the Parent Disclosure Letter relates; provided, however, that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to each other section or subsection of this Agreement to which the relevance of such information to such other section or subsection of this Agreement is reasonably apparent), Ultimate Parent, Parent, US Parent and Merger Sub each hereby represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power. Each of Ultimate Parent, Parent, US Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Law of its respective jurisdiction of organization and has all requisite corporate power and authority to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Ultimate Parent, Parent, US Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement. Parent has made available to the Company prior to the execution of this Agreement a true and complete copy of the organizational documents of each of Ultimate Parent, Parent and US Parent (the “Parent Organizational Documents”) and the comparable organizational documents of Merger Sub, in each case, as in effect as of the date of this Agreement.

(b) Authority; Noncontravention.

(i) Each of Ultimate Parent, Parent, US Parent and Merger Sub has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby, subject, in the case of the Merger, to the delivery by US Parent of the written consent, as sole stockholder of Merger Sub, referenced in Section 5.12. The execution, delivery and performance of this Agreement by Ultimate Parent, Parent, US Parent and Merger Sub and the consummation by Ultimate Parent, Parent, US Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Ultimate Parent, Parent, US Parent and Merger Sub, subject, in the case of the Merger, to the delivery by US Parent of the written consent, as sole stockholder of Merger Sub, referenced in Section 5.12. This Agreement has been duly executed and delivered by each of Ultimate Parent, Parent, US Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Ultimate Parent, Parent, US Parent and Merger Sub, enforceable against each of Ultimate Parent, Parent, US Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Law of general applicability relating to or affecting creditors’ rights and to general equity principles. The board of directors of each of Ultimate Parent, US Parent and Parent has duly and validly adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, and the board of directors of Merger Sub duly and validly adopted resolutions (A) declaring that it is in the best interests of Merger Sub and its stockholder that Merger Sub enter into this Agreement and consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement, (B) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger and (C) recommending that the sole stockholder of Merger Sub adopt this Agreement, which resolutions of Ultimate Parent, Parent, US Parent and Merger Sub, in each case, have not been rescinded, modified or withdrawn in any way.

(ii) The execution, delivery and performance by Ultimate Parent, Parent, US Parent and Merger Sub of this Agreement do not, and the consummation of the Merger and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right (including a right of termination, cancellation or acceleration of any obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, or give rise to any right of notice, acceleration or termination under, or result in the creation of any Lien upon any of the properties or assets of Ultimate Parent, Parent, US Parent or Merger Sub or any of their respective Subsidiaries under, any provision of (A) the Parent Organizational Documents or the comparable organizational documents of any of Parent’s Subsidiaries, including Merger Sub, or (B) subject to the filings and other matters referred to in the immediately following sentence, (1) any Contract to which Ultimate Parent, Parent, US Parent or Merger Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (2) any Law applicable to Ultimate Parent, Parent, US Parent or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (B) above, any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Ultimate Parent, Parent, US Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required, or, in the case of the CFIUS Notice, advisable, to be obtained or made by or with respect to Ultimate Parent, Parent, US Parent or Merger Sub or any of their respective Subsidiaries in connection with the execution, delivery and performance of this Agreement by Ultimate Parent, Parent, US Parent and Merger Sub or the consummation by Ultimate Parent, Parent, US Parent and Merger Sub of the Merger, except for (I) the filing of a premerger notification and report form by Ultimate Parent, Parent, US Parent and Merger Sub under the HSR Act and any other filings required or advisable under any applicable foreign antitrust or competition Law, (II) the filing of the CFIUS Notice, (III) the filing with the SEC of such reports under the Exchange Act and the rules and regulations promulgated thereunder, or with the Canadian Securities Commissions, as may be required in connection with this Agreement and the transactions contemplated hereby, (IV) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (V) any filings required under the rules and regulations of the NYSE or the Toronto Stock Exchange, (VI) any consents, approvals, orders, authorizations, registrations, declarations, filings and notices required for Ultimate Parent, Parent, US Parent or Merger Sub to perform their respective obligations under Section 5.02, (VII) the execution and filing of an FCC Form 603 application or applications with the FCC pertaining to the FCC Private Licenses and (VIII) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Ultimate Parent, Parent, US Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement.

(c) Litigation. Except as has not prevented, materially delayed or impaired, and would not reasonably be expected to prevent, materially delay or impair, the ability of Ultimate Parent, Parent, US Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement, as of the date hereof, (i) there is no suit, action, claim, arbitration, mediation or legal, arbitral, administrative or other proceeding pending or, to the Knowledge of Parent, threatened against, or, to the Knowledge of Parent, any pending or threatened material governmental or regulatory investigation of, Parent or any of its Subsidiaries and (ii) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Entity outstanding or, to the Knowledge of Parent, threatened to be imposed, against Parent or any of its Subsidiaries.

(d) Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than Wells Fargo Securities, LLC, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of Ultimate Parent, Parent, US Parent or Merger Sub.

(e) Operations and Ownership of Merger Sub. The authorized capital stock of Merger Sub consists solely of one thousand (1,000) shares of common stock, par value $0.01 per share, one hundred (100) of which are validly issued and outstanding as of the date hereof. All of the issued and outstanding capital stock of Merger Sub is, and at and immediately prior to the Effective Time will be, owned by US Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective

Time will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than those incident to its formation pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(f) Ownership of Shares. None of Ultimate Parent, Parent, US Parent, Merger Sub or any of their respective Subsidiaries beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares or any securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares, or any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that provides Ultimate Parent, Parent, US Parent, Merger Sub or any of their respective Subsidiaries with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of the Shares or a value determined in whole or in part with reference to, or derived in whole or in part from, the value of the Shares, in any case without regard to whether (i) such derivative conveys any voting rights in such securities to such Person, (ii) such derivative is required to be, or capable of being, settled through delivery of securities or (iii) such Person may have entered into other transactions that hedge the economic effect of such derivative.

(g) Acquisition Financing. Parent has delivered to the Company true and complete copies of the executed Debt Commitment Letters pursuant to which the Commitment Parties have committed, subject to the terms and conditions set forth therein, to provide the Debt Financing for the purposes of funding, directly or indirectly, a portion of the consideration for the transactions contemplated by this Agreement and related fees and expenses. The Debt Commitment Letters have not been amended, modified or supplemented in any way since the time of their execution. As of the date of this Agreement, other than the termination of the Equity Bridge Commitment Letter from and after the Equity Financing Closing Date, no amendment, modification or supplement is contemplated to be made to any of the Debt Commitment Letters and none of the obligations and commitments contained in the Debt Commitment Letters have been withdrawn, terminated or rescinded in any respect. Except for the fee letters (complete copies of which have been provided to the Company, but redacted as to rates, fee amounts, monetary thresholds or other economic terms (but not as to any conditions precedent) and excluding (x) the engagement letter delivered in connection with the Debt Financing (which engagement letter does not contain any conditions precedent to the funding of the Debt Financing or other terms that would affect the availability or amount of the Debt Financing) and (y) those fee letters that only include administrative agent’s fees and other fees with respect to the Debt Financing, as of the date of this Agreement, there are no Contracts or other agreements, arrangements, side letters or understandings (whether oral or written) or commitments to enter into agreements, arrangements, side letters or understandings (whether oral or written) to which Parent or its Affiliates is a party related to the Debt Financing other than as expressly contained in the Debt Commitment Letters delivered to the Company on or prior to the date hereof. Ultimate Parent, Parent, US Parent or Merger Sub or any of their respective Affiliates has fully paid any and all commitment fees or other fees in connection with the Debt Commitment Letters that are payable on or prior to the date of this Agreement. Assuming that the representations and warranties of the Company set forth in Section 3.01(c)(i) are true and correct in all respects (other than de minimis inaccuracies), the proceeds contemplated by the Debt Commitment Letters, together with other financial resources of Parent and US Parent, including cash on hand and, if applicable in substitution for the Equity Bridge Commitment Letter, the net proceeds of the Equity Financing, will in the aggregate be sufficient for US Parent and the Surviving Corporation to pay the aggregate Per Share Merger Consideration to holders of Shares pursuant to Article II, any repayment or refinancing of indebtedness of the Company required in connection with the Merger or otherwise contemplated by this Agreement or the Debt Commitment Letters, all amounts payable to holders of Company RSUs, Company PSUs and Company Phantom Units pursuant to Article II, and all fees and expenses of Ultimate Parent, Parent, US Parent, Merger Sub and the Surviving Corporation in connection with the Merger, the transactions contemplated hereby and the Debt Financing. The Debt Commitment Letters are (i) the legal, valid and binding obligation of Parent and, to the Knowledge of Parent, each of the other parties thereto, (ii) enforceable in accordance with their terms against Parent and, to the Knowledge of Parent, each of the other parties thereto and (iii) in full force and effect. As of the date of this Agreement, (A) no event has occurred that, with or without notice, lapse of time, or both, would or would reasonably be expected to constitute a default or breach under any Debt Commitment Letter on the part of Parent or, to the Knowledge of Parent, any other Person, or result in the failure of any condition precedent under any

Debt Commitment Letter to be satisfied, and (B) none of Ultimate Parent, Parent, US Parent or Merger Sub has any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that, other than the termination of the Equity Bridge Commitment Letter from and after the Equity Financing Closing Date, the Debt Financing will not be made available to Ultimate Parent, Parent and US Parent on the Closing Date. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as expressly set forth in the Debt Commitment Letters.

(h) Access to Information. Each of Ultimate Parent, Parent, US Parent and Merger Sub acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition and prospects of the Company and its Subsidiaries and that it and its Representatives have received access to such books, records and facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and its Representatives have requested for such purposes and that it and its Representatives have had the opportunity to meet with management of the Company to discuss the foregoing, and that it and its Representatives have not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties expressly set forth in Section 3.01.

(i) CFIUS. Since January 1, 2006, none of Ultimate Parent, Parent, US Parent or Merger Sub (i) has been party to a joint voluntary notice to CFIUS that involved entering into any form of mitigation agreement or that was blocked or otherwise barred from proceeding, and (ii) has been party to a joint voluntary notice to CFIUS that was withdrawn prior to CFIUS completing its review and/or investigation. None of Ultimate Parent, Parent, US Parent or Merger Sub, nor any senior officer or member of the board of directors of Ultimate Parent, Parent, US Parent or Merger Sub, (x) has been the subject of U.S., European Union, or United Nations sanctions or (y) has been denied a visa to travel to the U.S.

(j) Compliance with Laws; Permits. Since January 1, 2013, Ultimate Parent, Parent, US Parent, Merger Sub and their Subsidiaries are and have been in compliance with and are not and have not been in default under or in violation of any applicable Law, except, in each case, where such noncompliance, default or violation would not reasonably be expected to prevent, materially delay or impair the ability of Ultimate Parent, Parent, US Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement. Since January 1, 2013, none of Ultimate Parent, Parent, US Parent, Merger Sub or their Subsidiaries has received any written notice from any Governmental Entity regarding any violation of, or failure to comply with, any Law, except as would not reasonably be expected to prevent, materially delay or impair the ability of Ultimate Parent, Parent, US Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement. Ultimate Parent, Parent, US Parent, Merger Sub and their Subsidiaries are in possession of all Permits, except as would not reasonably be expected to prevent, materially delay or impair the ability of Ultimate Parent, Parent, US Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement. All Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof would not reasonably be expected to prevent, materially delay or impair the ability of Ultimate Parent, Parent, US Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement. Since January 1, 2013, Ultimate Parent, Parent, US Parent and Merger Sub are and have been in compliance with the terms and requirements of such Permits, except where the failure to be in compliance would not reasonably be expected to prevent, materially delay or impair the ability of Ultimate Parent, Parent, US Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement.

(k) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.02, the Company acknowledges that none of Ultimate Parent, Parent, US Parent, Merger Sub or any other Person on behalf of Ultimate Parent, Parent, US Parent or Merger Sub makes any other express or implied representation or warranty with respect to Ultimate Parent, Parent, US Parent or Merger Sub or with respect to any other information provided to the Company.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.01. Conduct of Business Pending the Merger.

(a) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, except as otherwise expressly contemplated by this Agreement, set forth in a specific subsection of Section 4.01(a) of the Company Disclosure Letter responsive to the applicable subsection of this Section 4.01(a) (unless Section 4.01(a) of the Company Disclosure Letter expressly provides that a disclosure contained therein qualifies all subsections of this Section 4.01(a), in which case such disclosure shall qualify all subsections of this Section 4.01(a)), required by applicable Law or consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), (x) the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and shall use commercially reasonable efforts to preserve its current business organizations and to preserve in all material respects its relationships and goodwill with Governmental Entities, customers, suppliers, creditors, lessors, lessees, officers and employees and (y) without limiting the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, other than (A) dividends or distributions by a wholly owned Subsidiary of the Company, (B) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of this Agreement, (C) regular quarterly cash dividends with customary record and payment dates on the Shares not in excess of the amounts per Share set forth in Section 4.01(a)(i)(C) of the Company Disclosure Letter and (D) regular quarterly cash distributions with customary record and payment dates on the common units of CPPL not in excess of the amounts per common unit set forth in Section 4.01(a)(i)(D) of the Company Disclosure Letter;

(ii) split, combine, subdivide, redeem, reclassify, amend or otherwise acquire, directly or indirectly, any of its capital stock or other equity interests, other than with respect to the capital stock or other equity interests of a wholly owned Subsidiary of the Company;

(iii) purchase, redeem or otherwise acquire any shares of its or its Subsidiaries’ (including CPPL’s) capital stock or other securities or any rights, warrants or options to acquire any such shares or other securities, other than (A) the withholding of Shares to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans and (B) the acquisition by the Company of awards granted pursuant to the Company Stock Plans and purchase rights under the Company ESPP in connection with the forfeiture of such awards or rights, in each case that are outstanding as of the date hereof and in accordance with their terms as of the date hereof or granted after the date hereof in accordance with this Agreement;

(iv) issue, deliver, sell, pledge, grant, transfer, dispose of, encumber or subject to any Lien any shares of its capital stock, ownership interests, any other voting securities (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or any securities convertible into, exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, ownership interests, voting securities or convertible securities or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (A) by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company, (B) upon the exercise of purchase rights under the Company ESPP and (C) upon the vesting or settlement of Company RSUs, Company PSUs and Company Phantom Units granted under the Company Stock Plans, in the case of each of clauses (B) and (C) of this Section 4.01(a)(iv) that are outstanding as of the date hereof and in accordance with their terms as of the date hereof or granted after the date hereof in accordance with this Agreement;

(v) amend (A) the Company Certificate of Incorporation or the Company Bylaws, (B) other applicable governing instruments of the Company or (C) the comparable organizational documents of any Subsidiary of the Company, other than, in the case of this clause (C), amendments that solely effect ministerial changes to such documents;

(vi) acquire, whether by merger, consolidation, or the purchase of stock, equity interests or assets, any business, a division of any business with a value in excess of $10 million in the aggregate, other than transactions solely between or among (A) the Company and its wholly owned Subsidiaries or (B) CPPL and its wholly owned Subsidiaries;

(vii) sell, license, lease, transfer, assign, divest, cancel, abandon or otherwise dispose of any of its properties, rights or assets (excluding cash) with a value in excess of $10 million in the aggregate (including to CPPL), other than (A) sales or other dispositions of assets to a Person that is not a Subsidiary of the Company in the ordinary course of business consistent with past practice, (B) sales, transfers and dispositions of assets or properties that are obsolete, non-operating or worthless, in each case, as determined in the ordinary course of business consistent with past practice and (C) sales, leases, transfers or other dispositions made in connection with any transaction among (1) the Company and its wholly owned Subsidiaries or (2) a Subsidiary of the Company and such Subsidiary’s wholly owned Subsidiaries;

(viii) incur, redeem, prepay, defease, cancel, assume or, in any material respect, modify, any Indebtedness of the Company or any of its Subsidiaries, or guarantee, assume or endorse or otherwise as an accommodation become responsible for any Indebtedness of another Person, other than (A) Indebtedness incurred under the revolving credit facilities of the Company and CPPL in existence as of the date hereof, (B) prepayments of Indebtedness in the ordinary course of business, including repayments under the revolving credit facilities of the Company and CPPL in existence as of the date hereof, (C) Indebtedness incurred by the Company or a Subsidiary of the Company to the Company or a Subsidiary of the Company in the ordinary course of business consistent with past practice, including, for the avoidance of doubt, Indebtedness among the Company (and its Subsidiaries) and CPPL and its Subsidiaries, and (D) Indebtedness incurred under a commercial paper program (provided that any such amounts shall not exceed availability under the revolving credit facilities of the Company); provided, however, that the Indebtedness incurred pursuant to clauses (A) and (D) above (x) shall be incurred for the purpose of funding capital expenditure projects in compliance with the terms of this Agreement and then-reasonably foreseeable working capital needs of the Company and its Subsidiaries and (y) shall not exceed in the aggregate for any period the amount specified with respect to such period in the table set forth in Section 4.01(a)(viii) of the Company Disclosure Letter;

(ix) make any capital expenditures in the aggregate in excess of $40 million in any three (3) month period, other than (A) expenditures contemplated by the CapEx Plan, (B) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise, and (C) expenditures that the Company reasonably determines are necessary to maintain the safety and integrity of any asset or property in response to any unanticipated and subsequently discovered events, occurrences or developments; provided, however, that the Company will use its reasonable best efforts to consult with Parent prior to making or agreeing to make any capital expenditure referenced in this clause (C);

(x) settle any suit, action, claim, investigation, proceeding or litigation with a Governmental Entity or third party, in each case threatened, made or pending against the Company or any of its Subsidiaries, in excess of $2 million individually or $5 million in the aggregate (excluding any amounts that are covered by any insurance policies of the Company or its Subsidiaries, as applicable);

(xi) except as required by Law or pursuant to the terms of any Company Benefit Plan or other written agreement, in each case, in effect on the date hereof, (A) grant to any director, executive officer, employee or consultant any increase in compensation or pay, or award any bonuses or incentive compensation, other than (1) merit increases for select executive officers that were approved by the Compensation Committee in January 2016 which will take effect June 1, 2016, and (2) merit increases for other employees of the

Company which will take effect June 1, 2016, in the ordinary course of business consistent with past practice (it being understood that such increases shall not exceed 3% in the aggregate of all salaries or base compensation for such other employees), (B) grant to any current or former director, executive officer or employee any increase in severance, retention or termination pay, (C) grant or amend any equity awards, (D) enter into any new or modify in any material respect any existing consulting agreement with any current or former individual consultant pursuant to which the annual base salary of such individual under such agreement exceeds $250,000, (E) establish, adopt, enter into or amend in any material respect any (1) collective bargaining agreement, (2) Company Benefit Plan, (3) individual employment, change in control and termination, or retention agreement, or (4) other agreement, policy, plan or program which would be a Company Benefit Plan if it was in effect on the date hereof, (F) take any action to accelerate any rights or benefits under any Company Benefit Plan or (G) hire or promote any individual as a Company Employee to a level of Vice President or above without first consulting with and considering in good faith the views of Parent; provided, however, that the foregoing shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case, in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants, but excluding any individual severance arrangements) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(xii) other than as required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law, including pursuant to SEC rule or policy, make any material change in accounting methods, principles or practices;

(xiii) other than in the ordinary course of business consistent with past practice, (A) make any change (or file any such change) in any material method of Tax accounting, (B) make, change or rescind any material Tax election, (C) settle or compromise any material Tax liability or consent to any claim or assessment relating to a material amount of Taxes, (D) file any amended Tax Return reflecting a material amount of Taxes or (E) enter into any closing agreement relating to a material amount of Taxes;

(xiv) (A) amend, modify, renew, extend or terminate, or waive any rights under, any Material Contract; provided, however, that the Company and its Subsidiaries shall not be restricted from taking any such action if (1) in the case of a Material Contract that restricts the Company or its Subsidiaries in a manner described in Section 3.01(h)(ii) or Section 3.01(h)(x), (I) such Material Contract is classified as a Material Contract pursuant to Section 3.01(h)(ii) or Section 3.01(h)(x) and is not classified as a Material Contract pursuant to any other subsection of Section 3.01(h), (II) such action would not reasonably be expected to alter the scope or impact of such restriction in a manner that is adverse to the Company or its Subsidiaries (or, after the Effective Time, the Surviving Corporation or its Affiliates) and (III) such action would not cause such Material Contract to be classified as a Material Contract pursuant to any subsection of Section 3.01(h) other than Section 3.01(h)(ii) and Section 3.01(h)(x) (if such action were in effect as of the date of this Agreement) and (2) in the case of any Material Contract not described in clause (1) above, such action would not reasonably be expected to materially diminish the value of such Material Contract in a manner that is adverse to the Company or any of its Subsidiaries (or, after the Effective Time, the Surviving Corporation or any of its Affiliates), or (B) enter into any Contract that (1) would be a Material Contract under Section 3.01(h)(ii), Section 3.01(h)(v), Section 3.01(h)(viii), Section 3.01(h)(x), Section 3.01(h)(xiii) or Section 3.01(h)(xiv) if in effect as of the date of this Agreement, (2) is a Significant CapEx Contract or (3) calls for aggregate capital expenditures by the Company or its Subsidiaries of more than $25 million over the term of such Contract that are not contemplated by the CapEx Plan;

(xv) (A) amend, modify, renew, extend or terminate, or waive any material rights under, any Company Real Property Lease or (B) enter into any Contract that would be a Company Real Property Lease if in effect as of the date of this Agreement;

(xvi) amend, modify or terminate, or waive any rights under, the Tax Allocation Agreement;

(xvii) forgive, cancel, waive or compromise any material debt or material claim of the Company or any of its Subsidiaries, or fail to pay when due any material liability (other than any such liability that is being contested in good faith); provided, however, that this Section 4.01(a)(xvii) shall not restrict the Company or any of its Subsidiaries from amending, modifying, renewing, extending or terminating, or waiving any rights under, any Contract referred to in Section 4.01(a)(xiv), in each case, to the extent such action is not prohibited under Section 4.01(a)(xiv);

(xviii) terminate or permit any material Permit to lapse, other than in accordance with the terms and regular expiration of any such Permit, or fail to apply on a timely basis for any renewal of any renewable material Permit;

(xix) enter into any consent decree or similar agreement that, individually or in the aggregate, is material to the Company and its Subsidiaries, taken as a whole;

(xx) other than in the ordinary course of business or on account of Changes in the insurance industry generally in the United States or elsewhere in the world, make or agree to any material changes to be made to any insurance policies so as to affect the insurance coverage of the Company or any of its Subsidiaries or their respective assets following the Effective Time;

(xxi) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger and any other mergers, consolidations, restructurings, recapitalizations or other reorganizations solely among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries; or

(xxii) authorize any of, or commit or agree to take any of, the foregoing actions prohibited pursuant to clauses (i) through (xxi) of this Section 4.01(a).

(b) Treatment of CPPL. Notwithstanding anything to the contrary in this Agreement, the Company’s obligations under Section 4.01(a) to take an action or not to take an action, or to cause its Subsidiaries to take an action or not to take an action, shall, with respect to CPPL and its Subsidiaries, only apply (i) to the extent permitted by the organizational documents and governance arrangements of CPPL and its Subsidiaries, (ii) to the extent the Company is authorized and empowered to bind CPPL and its Subsidiaries and (iii) to the extent permitted by the Company’s or its Subsidiaries’ duties (fiduciary or otherwise) to CPPL or any of its equity holders.

(c) Except as set forth in Section 4.01(c) of the Parent Disclosure Letter, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, Parent and the Company shall not take or permit any of their respective Subsidiaries to take or agree to take any action that would reasonably be expected to prevent, materially impair or delay the consummation of the Merger.

SECTION 4.02. Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company agrees that, except as permitted by this Section 4.02, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and it shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or encourage any, or the making of any, inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data to any Person relating to, any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; or

(iii) otherwise knowingly facilitate any effort or attempt to make any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the time the Company Requisite Vote is obtained, the Company may, subject to the Company providing prior notice to Parent, (A) provide information in response to a request therefor by a Person who has made a bona fide written Acquisition Proposal that did not result from a breach of this Section 4.02 if the Company receives from the Person requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making, or amendment, of an Acquisition Proposal but which shall not prohibit the Company from fulfilling its obligations under this Section 4.02); provided, however, that the Company shall promptly after the execution thereof provide a true and complete copy to Parent of any such confidentiality agreement and any such information to the extent not previously provided to Parent, in each case, redacted, if necessary, to remove the identity of the Person making the proposal or offer; or (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A) or (B) above, the board of directors of the Company determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable Law and (y) in each such case referred to in clause (A) or (B) above, the board of directors of the Company has determined in good faith based on the information then available and after consultation with its outside legal counsel and its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of this Section 4.02(a) by any director, officer, investment banker or attorney of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 4.02(a) by the Company.

(b) Definitions. For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Acquisition Proposal” means any proposal or offer (whether or not in writing) from, or public announcement by, any Person or group of Persons (other than Parent, Merger Sub or their respective Affiliates) relating to any transaction or series of transactions involving (A) any direct or indirect sale, lease, transfer, exchange, acquisition or purchase of any assets or one or more businesses that constitute more than fifteen percent (15%) of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or more than fifteen percent (15%) of the total voting power of any class of equity securities of the Company, (B) any direct or indirect sale, exchange, transfer or other disposition, tender offer or exchange offer or other similar transaction that, if consummated, would result in any Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquiring beneficial or record ownership of more than fifteen percent (15%) of the total voting power of any class of equity securities of the Company, or (C) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, joint venture, partnership, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes more than fifteen percent (15%) of the net revenues, net income or consolidated assets of the Company and its Subsidiaries, taken as a whole).

(ii) “Superior Proposal” means a bona fide written Acquisition Proposal that did not result from a breach of this Section 4.02 relating to any acquisition or purchase by a Person or group of Persons of (A) assets that generate more than fifty percent (50%) of the consolidated total revenues of the Company and its Subsidiaries, taken as a whole, (B) assets that constitute more than fifty percent (50%) of the consolidated total assets of the Company and its Subsidiaries, taken as a whole, or (C) more than fifty percent (50%) of the total voting power of the equity securities of the Company, in each case, that the board of directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms, taking into account (x) the timing and likelihood of consummation of the proposal (including whether such Acquisition Proposal is contingent on receipt of third party financing or is terminable by the acquiring Person or group upon payment of a termination fee), (y) all legal, financial and regulatory aspects of the Acquisition Proposal and (z) the Person or group making the Acquisition Proposal (including in respect of the potential effects of any actions that might be required by any Government Antitrust Entity in connection with the consummation of such transaction), and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger.

(c) No Change in Recommendation or Alternative Acquisition Agreement. Except as set forth in Section 4.02(d), the board of directors of the Company and each committee of the board of directors shall not, and shall not agree or resolve to:

(i) approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) any Acquisition Proposal or any action or public announcement inconsistent with the Company Board Recommendation;

(ii) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Board Recommendation (it being understood that, except as specified in the last sentence of Section 4.02(e), taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification);

(iii) following the date of any Acquisition Proposal or any material modification thereto is first made public or is sent or given to the stockholders of the Company, fail to issue a press release that expressly reaffirms the Company Board Recommendation within five (5) Business Days following Parent’s request that the Company do so (any action set forth in the foregoing Section 4.02(c)(i), Section 4.02(c)(ii) or this Section 4.02(c)(iii), a “Change of Recommendation”);

(iv) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 4.02(a) entered into in compliance with Section 4.02(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal or requiring the Company to abandon, terminate, delay or fail to consummate the Merger or any other transaction contemplated hereby; or

(v) take any action pursuant to which any Person (other than Ultimate Parent, Parent, US Parent, Merger Sub or any of their respective Affiliates) or Acquisition Proposal would become exempt from or not otherwise subject to any Takeover Statute or provision in the Company Certificate of Incorporation or any comparable organizational document of a Subsidiary of the Company relating to Acquisition Proposals.

(d) Exceptions. Notwithstanding anything to the contrary set forth in Section 4.02(c), prior to the time the Company Requisite Vote is obtained and so long as the Company is in compliance with Section 4.02(a):

(i) the board of directors of the Company may (A) effect a Change of Recommendation in response to a Superior Proposal that is not otherwise withdrawn at the time of the Change of Recommendation or (B) cause the Company to terminate this Agreement for the purpose of entering into a definitive agreement with respect to a Superior Proposal that is not otherwise withdrawn at the time of such termination (provided that the Company shall have paid the Termination Payment prior to or concurrently with such termination), which definitive agreement the Company shall enter into concurrently with or immediately following such termination, in either case, if and only if the board of directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take any such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that the board of directors of the Company may not take any such action unless (1) the Company first provides written notice to Parent (a “Superior Proposal Notice”) advising Parent that the board of directors of the Company intends to either effect a Change of Recommendation or terminate this Agreement pursuant to Section 7.01(c)(i), which notice shall specify the reasons therefor and include the material terms and conditions of the applicable Superior Proposal and attach a copy of the most current draft of any written agreement relating thereto, (2) during the four (4) Business Day period following receipt by Parent of the Superior Proposal Notice (the “Superior Proposal Negotiation Period”) (it being understood that the first Business Day following the day on which a Superior Proposal Notice is received shall be the first day of the Superior Proposal Negotiation Period), the Company negotiates in good faith with Parent and its Representatives, to the extent requested by Parent, with respect to any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent; provided, however, that if during any Superior Proposal Negotiation Period there shall occur any subsequent amendment to any material term of the applicable Superior Proposal, the Company shall provide a new Superior Proposal Notice and a new Superior Proposal Negotiation Period shall commence (provided that, with respect to any Superior Proposal, each new Superior Proposal Negotiation Period that commences shall be for a period of four (4) days, except that in no event shall any new Superior Proposal Negotiation Period shorten the four (4) Business Day duration of the first Superior Proposal Negotiation Period) and (3) at or after 5:00 p.m., New York City time, on the last day of the Superior Proposal Negotiation Period, the board of directors of the Company (after consultation with its financial advisor and outside legal counsel) determines that the Superior Proposal would continue to be a Superior Proposal, taking into account any changes to the terms of this Agreement theretofore agreed to by Parent in writing; or

(ii) the board of directors of the Company may effect a Change of Recommendation in response to an Intervening Event (an “Intervening Event Recommendation Change”), if and only if the board of directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that, in light of such Intervening Event, the failure of the board of directors of the Company to effect such an Intervening Event Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that the board of directors of the Company may not make such an Intervening Event Recommendation Change unless (A) the Company first provides written notice to Parent advising Parent that the board of directors of the Company intends to effect an Intervening Event Recommendation Change, which notice shall specify the reasons therefor, (B) during the four (4) Business Day period following receipt by Parent of such notice (the “Intervening Event Negotiation Period”) (it being understood that the first Business Day following the day on which such notice is received shall be the first day of the Intervening Event Negotiation Period), the Company negotiates in good faith with Parent and its Representatives, to the extent requested by Parent, with respect to any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent and (C) at or after 5:00 p.m., New York City time, on the last Business Day of the Intervening Event Negotiation Period, the board of directors of the Company (after consultation with its financial advisor and outside legal counsel) determines that the failure to effect an Intervening Event Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law, taking into account any changes to the terms of this Agreement theretofore agreed to by Parent in writing. “Intervening Event” means an event, fact, occurrence, development or circumstance that was not known to the board of directors of the Company as of the date of this Agreement (or if known, the consequences of which were not known to the board of directors of the Company as of the date of this Agreement); provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequences thereof constitute an Intervening Event.

(e) Certain Permitted Disclosure. Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company or any of its Subsidiaries from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal or Change of Recommendation or (ii) making any disclosure to its stockholders if the board of directors of the Company or any of its Subsidiaries determines in good faith (after consultation with and receiving advice of its outside legal counsel) that the failure to do so would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable Law; provided, however, that (A) solely in the case of clause (ii) above, if such disclosure would be a breach of Section 4.02(c) but for the provisions of this Section 4.02(e), such disclosure shall be deemed to be a breach of Section 4.02(c) and (B) if such disclosure constitutes the taking of any of the actions set forth in Section 4.02(c)(i) or Section 4.02(c)(ii), such disclosure shall be deemed to be a Change of Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 7.01(d)(i).

For the avoidance of doubt, the issuance by the Company or the board of directors of the Company of a “stop, look and listen” communication as contemplated by Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to its stockholders) in which the Company indicates that the board of directors of the Company has not changed the Company Board Recommendation shall not constitute a Change of Recommendation.

(f) Existing Discussions. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the Persons referred to in the first sentence of this Section 4.02(f) of the obligations undertaken in this Section 4.02 and in the Confidentiality Agreement. The Company also agrees that it will promptly request of each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

(g) Notice. The Company agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any information relating to the Company or any of its Subsidiaries or otherwise in connection therewith is requested from, or any discussions or negotiation are sought to be initiated or continued with, the Company or any of its Representatives indicating, in connection with such notice, except as provided in Section 4.02(a), the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). The Company shall (i) keep Parent informed, on a reasonably prompt basis, of the status and terms of any such inquiries, indications of interest, proposals or offers (including any changes to the terms and conditions thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified and (ii) provide to Parent as soon as reasonably practicable (and, in any event, within twenty-four (24) hours of receipt or delivery thereof) true and complete copies of all written material (including draft agreements) specifying the material terms and conditions of such Acquisition Proposal exchanged between the Company, its Subsidiaries or its Representatives, on the one hand, and the Person making such Acquisition Proposal, on the other hand.

(h) Takeover Statute. No Change of Recommendation shall change or otherwise affect the approval of the board of directors of the Company for purposes of causing any Takeover Statute to be inapplicable to the Merger and the other transactions contemplated hereby.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Proxy Statement; Stockholders Meeting.

(a) As promptly as practicable after the date of this Agreement (but, in any event, no later than thirty (30) days after the date of this Agreement), the Company shall prepare and file with the SEC a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). Subject to Section 4.02, the Proxy Statement will include the Company Board Recommendation. The Company agrees, as to itself and its Subsidiaries, that the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. As promptly as practicable after the date of this Agreement, Parent, US Parent and Merger Sub will furnish all information concerning themselves and their Affiliates that is required to be included in the Proxy Statement. The Company, Parent, US Parent and Merger Sub agree that none of the information supplied by each of them or any of their respective Subsidiaries (as applicable) for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the

Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) If, at any time prior to the Stockholders Meeting, any information relating to the Company, Parent, US Parent or any of their respective Affiliates, officers or directors is discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement or the other filings shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary in this Section 5.01(b), prior to filing or mailing the Proxy Statement or making the other filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall (i) provide Parent a reasonable opportunity to review and comment on such document or response and shall consider such comments in good faith in accordance with Section 5.02(a) and (ii) promptly provide Parent with a copy of all such filings and responses made with the SEC. The Company will use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable.

(c) The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(d) The Company will take, in accordance with applicable Law, the Company Certificate of Incorporation and the Company Bylaws, all action necessary to establish a record date for, duly call, give notice of, convene and hold a meeting of the holders of Shares (the “Stockholders Meeting”) as promptly as reasonably practicable after the execution of this Agreement, for the purpose of obtaining the Company Requisite Vote, regardless of whether the board of directors of the Company determines at any time that this Agreement is no longer advisable, recommends that the stockholders of the Company reject this Agreement or any other Change of Recommendation has occurred; provided, however, that the Company, acting in good faith after consulting with its outside legal counsel, may postpone or adjourn the Stockholders Meeting (i) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), (ii) to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Stockholders Meeting consistent with SEC guidance and applicable Law, (iii) if the Company reasonably believes that (A) it is necessary and advisable to do so in order to solicit additional proxies in order to obtain the Company Requisite Vote, whether or not a quorum is present or (B) it will not have sufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting (but in the case of clause (B), the date of the Stockholders Meeting is not to be postponed or adjourned more than an aggregate of fifteen (15) calendar days) or (iv) as may be required by applicable Law. Subject to Section 4.02, the board of directors of the Company shall recommend the adoption of this Agreement and the approval of the transactions contemplated by this Agreement and shall use its reasonable best efforts to solicit from the stockholders of the Company proxies in favor of this Agreement and the transactions contemplated by this Agreement.

SECTION 5.02. Filings; Other Actions; Notification.

(a) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company, Ultimate Parent and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity, including any Government Antitrust Entity and the FCC, in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Subject to applicable Law relating to the exchange of information, Ultimate Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Ultimate Parent or the Company, as the case may be, and any of their respective Subsidiaries and stockholders, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity, including any Government Antitrust Entity and the FCC, in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement and any information provided to any Government Antitrust Entity). Such cooperation shall include, to the extent permitted by Law, providing copies of all such documents or filings prior to filing and considering all reasonable additions, deletions and changes suggested in connection therewith. In exercising the foregoing rights, each of the Company and Ultimate Parent shall act reasonably and as promptly as practicable. Each such party will promptly inform the other party of any oral communication with, and provide copies of written communications with, any Governmental Entity with respect to any such filings or any such transaction. No party hereto will independently participate in any formal meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting, and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto related to proceedings under the HSR Act and other antitrust Laws; provided, however, that Ultimate Parent, after prior, good faith consultation with the Company, and after considering in good faith the Company’s views and comments, shall have the principal responsibility for devising and implementing the strategy for satisfying the condition set forth in Section 6.01(c) in accordance with the terms of this Section 5.02. Unless Ultimate Parent provides prior written consent (which consent may be withheld in Ultimate Parent’s sole discretion), the Company will not, and will cause its Subsidiaries not to, offer, accept, agree to or commit to agree to terms, conditions, liabilities, obligations, commitments, sanctions or restrictions or to take any action imposed upon or otherwise affecting, directly or indirectly, Ultimate Parent, the Company or any of their respective Subsidiaries, in connection with the consents, registrations, approvals, permits and authorizations necessary to be obtained from any Government Antitrust Entity in order to consummate the Merger or any Governmental Entity in connection with obtaining the CFIUS Clearance.

(b) Information. The Company and Ultimate Parent each shall, upon request by the other, furnish the other with all information concerning itself and its Subsidiaries, directors, officers and stockholders, and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Ultimate Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(c) Status. Subject to applicable Law and as required by any Governmental Entity, the Company and Ultimate Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Ultimate Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Ultimate Parent shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(d) Antitrust Matters. Subject to Section 5.02(f) and the other terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 5.02, each of the Company (in the case of Section 5.02(d)(i)) and Ultimate Parent (in all cases set forth below) agree to take or cause to be taken the following actions:

(i) (A) make all filings required under the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement, (B) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by each of them or any of their respective subsidiaries from the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Governmental Entity in respect of such filings or such transactions and (C) cooperate with each other in connection with any such filing as described in Section 5.02(a);

(ii) all actions necessary to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including the agreement by Ultimate Parent of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of the Company or Ultimate Parent or their respective Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant Government Antitrust Entity giving effect thereto) if, after a reasonable period of time to permit Ultimate Parent to consult with and engage in discussions with the relevant Government Antitrust Entity and to permit the relevant Government Antitrust Entity to consider the matters so consulted upon and discussed, such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any suit, action or proceeding in any forum or (y) issuance of any order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger by any Government Antitrust Entity; and

(iii) in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger, all actions (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by Section 5.02(d)(ii)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation as promptly as practicable.

(e) CFIUS. Subject to Section 5.02(f), in connection with and without limiting the generality of Section 5.02(a), each of Ultimate Parent and the Company shall, and shall cause their respective Affiliates to, use their reasonable best efforts to obtain the CFIUS Clearance. Such reasonable best efforts shall include, promptly after the date hereof, making or causing to be made any draft and final CFIUS Notices required in accordance with 31 C.F.R. Part 800 and the other requirements of the DPA, which draft CFIUS Notice shall in any event be made within ten (10) calendar days hereof, unless the parties hereto agree in writing otherwise, and after prompt resolution of all questions and comments received from CFIUS on such draft, shall prepare and submit the final CFIUS Notice, which shall in any event be made within five (5) calendar days of the date of submission of the draft CFIUS Notice or receipt of comments from CFIUS, whichever occurs first, unless the parties agree in writing otherwise. Such reasonable best efforts shall also include providing any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the transactions contemplated by this Agreement, within the time periods specified by 31 C.F.R. §800.403(a)(3), or otherwise provided by CFIUS, without the need to request an extension of time. Each of Ultimate Parent and the Company shall, in connection with the efforts to obtain the CFIUS Clearance, (i) cooperate in all respects and consult with each other in connection with the CFIUS Notice, including by allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (ii) promptly inform the other party of any communication received by such party from, or given by such party to, CFIUS, by promptly providing copies to the other party of any such written communications, except for any exhibits to such communications providing the personal identifying information required by 31 C.F.R. §800.402(c)(6)(vi); and (iii) permit the other party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, give the other party the opportunity to attend and participate in any in-person meetings with CFIUS, in each of clauses (i), (ii) and (iii) of this Section 5.02(e), subject to confidentiality considerations contemplated by the DPA or required by CFIUS. Notwithstanding any disclosure set forth in Section 4.01(c) or Section 5.02(e) of the Parent Disclosure Letter, but subject to Section 5.02(f), with respect to Ultimate Parent and its Subsidiaries, such reasonable efforts shall also include agreeing to any action, condition or restriction required by CFIUS in connection with the CFIUS Clearance (including entering into any mitigation agreement with CFIUS as may be required) in order to receive the CFIUS Clearance as promptly as reasonably practicable and in any event prior to the sixth (6th) Business Day prior to September 17, 2016, unless Parent, US Parent and Merger Sub have irrevocably waived the condition set forth in Section 6.02(d) prior to such date (and, in the case of such waiver, none of Ultimate Parent or its Affiliates shall have any further obligations under this Section 5.02(e)). Except as set forth in Section 5.02(e) of the Parent Disclosure Letter and subject to this Section 5.02(e), neither Ultimate Parent nor the Company shall take or permit any of its Subsidiaries or Affiliates to take any action that would reasonably be expected to prevent, materially delay or materially impede the receipt of the CFIUS Clearance. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, the covenants and agreements set forth in Section 5.02(a), this Section 5.02(e) and Section 5.02(f) constitute the sole obligations of the parties with respect to the efforts required to obtain the CFIUS Clearance.

(f) Efforts. Nothing contained in this Section 5.02 shall be deemed to require (and reasonable best efforts will in no event require) Ultimate Parent or its Subsidiaries to offer, accept, agree to or commit to agree to any terms, conditions, liabilities, obligations, commitments, sanctions or restrictions or to take any action imposed upon or otherwise affecting, directly or indirectly, Ultimate Parent, the Company or any of their respective Subsidiaries, in connection with obtaining the permits, consents, approvals, clearances and authorizations of any Governmental Entities, that would reasonably be expected to, individually or in the aggregate, net of any benefits arising out of or related to the taking of such action or the making of such agreement, have a material adverse effect on (i) the business, condition (financial or otherwise), assets, properties, liabilities, operations or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the business, condition (financial or otherwise), assets, properties, liabilities, operations or results of operations of Ultimate Parent and its Subsidiaries, taken as a whole (except that, solely for purposes of this Section 5.02(f)(ii), Ultimate Parent and its Subsidiaries, taken as a whole, shall be deemed to be the same size as the Company and its Subsidiaries, taken as a whole); provided, however, that for purposes of this Section 5.02(f), any Laws of general applicability to which the Company or any of its Subsidiaries are subject and to which Ultimate Parent or any of its Subsidiaries become subject as a condition to, or by reason of, the consummation of the Merger shall not be taken into account in determining whether there has been a material adverse effect on the business, condition (financial or otherwise), assets, properties, liabilities, operations or results of operations of Ultimate Parent and its Subsidiaries, taken as a whole.

(g) Notification. Parent and the Company shall give prompt notice to the other party of (i) any representation or warranty made by the Company or Parent, US Parent or Merger Sub becoming untrue or incorrect such that the condition set forth in Section 6.02(a) or Section 6.03(a), as the case may be, could not be satisfied or (ii) the failure of the Company or Parent, US Parent or Merger Sub to perform any obligation to be performed by such party under this Agreement such that the condition set forth in Section 6.02(b) or Section 6.03(b), as the case may be, could not be satisfied; provided, however, that no such notification or failure to provide such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

SECTION 5.03. Access and Reports; Confidentiality.

(a) Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to the Company’s and its Subsidiaries’ officers, employees, properties, books, Contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested; provided, however, that no investigation pursuant to this Section 5.03(a) shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company to (i) permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure, (ii) disclose any privileged information of the Company or any of its Subsidiaries or (iii) permit any invasive environmental testing or sampling at any property. All requests for information made pursuant to this Section 5.03(a) shall be directed to the executive officer or other Person designated by the Company.

(b) The Company shall provide to Parent (i) a copy of the completed actuarial report that is available for the most recently completed fiscal year for each pension plan subject to Title IV of ERISA; and (ii) a copy of each Internal Revenue Service determination or opinion letter application submitted for any plan intended to be qualified under Section 401(k) of the Code, in each case as soon as practicable (but no later than fifteen (15) Business Days) after such items become available to the Company.

(c) Each of Parent, US Parent and Merger Sub will comply with the terms and conditions of that certain letter agreement, dated as of November 9, 2015, between Parent and the Company (including Addendum No. 1 thereto, dated January 28, 2016, and as the same may be amended from time to time, the “Confidentiality Agreement”), and will hold and treat, and will cause their respective Representatives to hold and treat, in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent, US Parent or Merger Sub in connection with the transactions contemplated by this Agreement (including pursuant to Section 5.03(a)) in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

SECTION 5.04. Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

SECTION 5.05. Publicity. The initial news releases regarding the Merger shall each be reasonably agreed upon by the Company and Parent and thereafter the Company and Parent each shall (a) consult with each other prior to issuing any news releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, (b) provide to each other for review a copy of any such news release or public announcement and (c) not issue any such news release or public statement prior to providing the other party with a reasonable period of time and a reasonable opportunity to review and comment on such news release or public statement, except, in each case, as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity. Prior to making any material, broad-based written communications to the employees of the Company or its Subsidiaries that primarily relate to the Merger and the other transactions contemplated by this Agreement, the Company shall use its reasonable best efforts to provide Parent with a copy of the intended communication (other than communications that are substantially similar to communications previously provided to Parent pursuant to this Section 5.05) and provide Parent with a reasonable period of time to review and comment on such communication.

SECTION 5.06. Employee Matters.

(a) Following the Effective Time and until December 31, 2017 (the “Continuation Period”), US Parent shall provide or shall cause the Surviving Corporation to provide the individuals who are employed by the Company or any of its Subsidiaries immediately before the Effective Time, other than any individual covered by a collective bargaining agreement (the “Company Employees”) and who continue employment during such time period with (i) annual base compensation no less than the annual base compensation provided to such Company Employees immediately prior to the Effective Time; (ii) annual target cash incentive amounts that are no less than the annual target cash incentive amounts provided to such Company Employees immediately prior to the Effective Time; and (iii) severance benefits that are no less favorable than the severance benefits provided to such Company Employees immediately prior to the Effective Time. US Parent shall, or shall cause the Surviving Corporation to, maintain during the Continuation Period, without any amendment or modification thereto that would affect Company Employees who are eligible for such Company Benefit Plans immediately prior to the Effective Time, a level of benefits for such Company Employees that are no less favorable in the aggregate than the level of benefits provided immediately prior to the Effective Time solely as it relates to benefits provided under the Company Benefit Plans set forth in Section 5.06(a) of the Company Disclosure Letter; provided, however, that US Parent and the Surviving Corporation may amend such Company Benefit Plans as required to comply with applicable Law.

(b) Without limiting the generality of Section 5.06(a), from and after the Effective Time, US Parent shall, or shall cause the Surviving Corporation to, assume and honor each of the agreements as set forth in Section 5.06(b) of the Company Disclosure Letter, as in effect at the Effective Time with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with applicable Law in accordance with the terms of such Company Benefit Plans; provided, however, that following the Effective Time, Parent, US Parent or Surviving Corporation may exercise its discretion to provide written notice of termination of such agreements pursuant to their terms as they relate to any subsequent change in control. In addition, US Parent shall assume and honor all collective bargaining agreements to which the Company or any of its Subsidiaries is a party as required by the terms thereof.

(c) With respect to all plans maintained by Parent, US Parent, the Surviving Corporation or their respective Subsidiaries in which the Company Employees are eligible to participate after the Closing Date (including any vacation, paid time-off and severance plans) for purposes of determining eligibility to participate, level of benefits and vesting (but not for benefit accrual under any defined benefit pension plan), each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) shall be treated as service with Parent, US Parent, the Surviving Corporation or any of their respective Subsidiaries, in each case, to the extent such service would have been recognized by the Company or its Subsidiaries under analogous Company Benefit Plans prior to the Effective Time; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(d) Without limiting the generality of Section 5.06(a), US Parent shall, or shall cause the Surviving Corporation to, use all commercially reasonable efforts to waive any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent, US Parent, the Surviving Corporation or any of their respective Subsidiaries in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. US Parent shall, or shall cause the Surviving Corporation to, use all commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(e) Prior to the Closing, the Company shall adopt an amendment to the 401(k) Savings Plan contingent upon and effective as of the Closing, to terminate the Company stock fund and remove Company stock as an investment alternative under the 401(k) Savings Plan and to make such amendments as are necessary to accomplish the foregoing. The Company shall provide Parent a reasonable opportunity to review and comment on any amendment to be made pursuant to this Section 5.06(e) and, subject to plan fiduciary obligations, shall not adopt any amendment without the prior consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

(f) The provisions of this Section 5.06 are solely for the benefit of the parties to this Agreement, and no other Person (including any Company Employee or any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Section 5.06, and no provision of this Section 5.06 shall create such rights in any such Persons. No provision of this Agreement shall be construed (i) as a guarantee of continued employment of any Company Employee, (ii) to prohibit Parent, US Parent or the Surviving Corporation from having the right to terminate the employment of any Company Employee, (iii) to prevent the amendment, modification or termination of any Company Benefit Plan after the Closing (in each case in accordance with the terms of the applicable Company Benefit Plan) or (iv) as an amendment or modification of the terms of any Company Benefit Plan.

SECTION 5.07. Expenses. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

SECTION 5.08. Indemnification, Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided, however, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries (in each case, only in connection with the Indemnified Party’s service as a director or officer of the Company or any of its Subsidiaries) (collectively, the “Indemnified Parties”) from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, suit, action, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring or alleged to have occurred at or prior to the Effective Time, including the transactions contemplated by this Agreement.

(b) Any Indemnified Party wishing to claim indemnification under Section 5.08(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this Section 5.08(b) to pay for only one (1) firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause US Parent to cause the Surviving Corporation to, as of the Effective Time, obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage that are not, in the aggregate, less favorable than the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company or the Surviving Corporation expend or, in case of the Surviving Corporation, be required to expend, for such “tail” insurance policies an aggregate premium amount in excess of two hundred and fifty percent (250%) of the annual premiums currently paid by the Company for the D&O Insurance. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause US Parent to cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage that are not, in the aggregate, less favorable than the coverage provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause US Parent to cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six (6) year period with benefits and levels of coverage that are not, in the aggregate, less favorable than the coverage provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall Parent, US Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of two hundred and fifty percent (250%) of the annual premiums currently paid by the Company for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) If Parent, US Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge with or into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent, US Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 5.08.

(e) The provisions of this Section 5.08 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(f) The rights of the Indemnified Parties under this Section 5.08 shall be in addition to any rights such Indemnified Parties may have under the Company Certificate of Incorporation, Company Bylaws and the comparable organizational documents of any of the Company’s Subsidiaries, or under any applicable Contracts or Law.

SECTION 5.09. Financing.

(a) The Company agrees to, and shall use its reasonable best efforts to cause its Subsidiaries and its and their respective Representatives to, use their respective reasonable best efforts to provide, at Parent’s expense, such assistance with the Financing as is reasonably requested by Parent. Such assistance shall include the following: (i) participation by senior management of the Company and its Subsidiaries in, and commercially reasonable assistance with, the preparation of rating agency presentations and lender and underwriter presentations, prospectuses, and meetings with prospective lenders, underwriters, and rating agencies, including participation by senior management in underwriter due diligence sessions; (ii) timely delivery to Parent and its financing sources and similar persons of financial statements and other information regarding the Company and its Subsidiaries reasonably requested by Parent (including unaudited quarterly and audited year-end consolidated financial statements, and French translations thereof, of each of the Company and its Subsidiaries as, when and to the extent prepared, in each case, to the extent required under applicable securities Laws to be included in any prospectus or prospectus supplement for the Financing (which shall not include in any event any separate financial statements of any of the Company’s Subsidiaries)); (iii) reasonable participation by appropriate senior management of the Company in the negotiation of the documentation evidencing the Financing; provided, however, that the effectiveness of any definitive documentation executed by the Company or its Subsidiaries shall be subject to the consummation of the transactions contemplated by this Agreement; (iv) using commercially reasonable efforts to take such actions as are reasonably requested by Parent or the financing sources to facilitate the satisfaction on a timely basis of any conditions precedent to obtaining the Financing relating to the Company or its Subsidiaries, including providing all documentation or other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, and providing reasonable access to Ultimate Parent, Parent, their respective Affiliates and their respective financing sources, including access to data rooms and websites, for purposes of completing any customary diligence requests (subject to entry by the financing sources into customary confidentiality undertakings); (v) taking all actions as may be reasonably requested by Parent in connection with the repayment of any existing Indebtedness of the Company or any of its Subsidiaries to be paid off or otherwise settled, in Parent’s discretion, in connection with the transactions contemplated in this Agreement, including using commercially reasonable efforts to provide customary payoff letters and Lien releases (subject, in each case, to receipt of funds from Parent sufficient to make any such repayment); (vi) using its commercially reasonable efforts to cause its independent auditors to cooperate with the Financing (including participation in underwriter due diligence sessions and the preparation and timely delivery to Ultimate Parent, Parent or their respective Affiliates of customary long form comfort letters and consents in connection with any prospectus offering) and to provide any reports of such auditors; (vii) using its commercially reasonable efforts to ensure that the Financing benefits from the existing material lender relationships of the Company and its Subsidiaries; and (viii) providing such information as may be necessary so that any and all information provided under this Section 5.09(a) is, to the extent required under applicable securities Laws in disclosure expressly provided by the Company and its Subsidiaries for use in any prospectus or prospectus supplement, complete and correct in all material respects and does not and will not contain any misrepresentation (as defined in the Securities Act (Alberta)) or any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading. The Company hereby consents to the use of all of the Company’s and its Subsidiaries’ logos in connection with the Financing; provided, however, that such logos are used solely in a manner that is not intended or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Notwithstanding any provision in this Section 5.09(a) to the contrary, nothing in this Section 5.09(a) shall require (A) any cooperation to the extent that it would unreasonably interfere with the business or operations of the Company or any of its Subsidiaries, (B) the Company or any of its Subsidiaries to enter into any instrument or Contract, or agree to any change or modification to any instrument or Contract or take any action with respect to its existing Indebtedness, prior to the occurrence of the Closing that would be effective if the Closing does not occur, (C) the Company, any of its Subsidiaries or their respective boards of directors (or equivalent bodies) to adopt any resolution, grant any approval or authorization or otherwise take any corporate or similar action approving the Financing, (D) the

Company or any of its Subsidiaries to pay any commitment or other fees, reimburse any expenses or otherwise incur any liabilities or give any indemnities prior to the Closing or (E) the Company or any of its Subsidiaries to provide pro forma financial statements or pro forma adjustments reflecting (x) the Financing or any description of all or any component of the Financing or (y) the transactions contemplated or required hereunder (it being understood that the Company shall use reasonable best efforts to assist Ultimate Parent or Parent in preparation of pro forma financial adjustments to the extent otherwise relating to the Company and its Subsidiaries and required in connection with the Financing). Ultimate Parent or Parent shall (i) promptly reimburse the Company for all reasonable out-of-pocket costs or expenses (including reasonable and documented costs and expenses of counsel and accountants, other than accounting costs associated with regular financial reporting by the Company) incurred by the Company, its Subsidiaries and their Representatives in connection with any cooperation provided for in this Section 5.09, and (ii) indemnify and hold harmless the Company and its Subsidiaries and each of their respective officers, directors, employees, agents, Representatives, successors and assigns from and against any and all claims, losses, damages, fees, costs and expenses (including fees and expenses of counsel and accountants) suffered or incurred as a result of, or in connection with, any cooperation provided pursuant to this Section 5.09 or the Financing or any information used in connection therewith (unless resulting from the bad faith, willful misconduct or gross negligence of the Company or any of its Subsidiaries or arising out of a material misrepresentation (as defined in the Securities Act (Alberta)) or a material misstatement in or failure to state a material fact pertinent to the information provided by or on behalf of the Company or its Subsidiaries pursuant to this Section 5.09(a)).

(b) Notwithstanding anything to the contrary contained in this Agreement, except for claims against the Financing Sources Related Parties by Parent pursuant to any of the Debt Commitment Letters (and any definitive documents related thereto), (i) none of the parties hereto nor any of their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall have any rights or claims against any of the Financing Sources Related Parties, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to any of the Debt Commitment Letters or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (ii) none of the Financing Sources Related Parties shall have any liability (whether in contract, in tort or otherwise) to any party hereto or any of their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to any of the Debt Commitment Letters or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise.

(c) Parent, US Parent and Ultimate Parent shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Debt Financing on the terms and conditions described in the Debt Commitment Letters, including using their respective reasonable best efforts to (i) maintain in effect the Debt Commitment Letters, (ii) negotiate any definitive agreements with respect thereto on terms and conditions contemplated by the Debt Commitment Letters, (iii) satisfy on a timely basis all conditions to funding under the Debt Commitment Letters, (iv) consummate the Debt Financing at or prior to the Closing on the terms and conditions set forth in the Debt Commitment Letters and (v) enforce their rights under the Debt Commitment Letters; provided that (A) Parent and US Parent shall not be required to consummate the Debt Financing to the extent the commitments thereunder are reduced in accordance with the terms thereof by the net cash proceeds from (x) asset sales or (y) the issuance of debt or equity securities received and retained by Ultimate Parent and its Subsidiaries prior to the Closing and (B) Parent may terminate the Equity Bridge Commitment Letter from and after the Equity Financing Closing Date. Ultimate Parent, Parent and US Parent shall use their respective reasonable best efforts to refrain from taking, directly or indirectly, any action that could reasonably be expected to result in a failure of any of the conditions contained in the Debt Commitment Letters or in any definitive agreement related to the Debt Financing. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing.

(d) If any portion of the Debt Financing becomes unavailable (other than, for certainty, the termination of the financing contemplated by the Equity Bridge Commitment Letter from and after the Equity Financing Closing Date) or Ultimate Parent, Parent or US Parent becomes aware of any event or circumstance that makes, or would reasonably be expected to make, any portion of the Debt Financing unavailable on the terms and conditions contemplated in the Debt Commitment Letters (other than, for certainty, the termination of the financing contemplated by the Equity Bridge Commitment Letter from and after the Equity Financing Closing Date), Parent shall promptly notify the Company, and Ultimate Parent, Parent or US Parent shall use their respective reasonable best efforts to arrange and obtain alternative financing from alternative financial institutions on terms not materially less favorable to Ultimate Parent, Parent, US Parent and their Subsidiaries than in the Debt Financing (the “Alternative Financing”) in an amount, when added to Parent’s and US Parent’s existing cash on hand and any proceeds from any equity or similar offering (whether or not consummated), sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event. Ultimate Parent, Parent and US Parent shall deliver to the Company true, correct and complete copies of all agreements entered into in connection with the Alternative Financing promptly following the execution thereof; provided, however, that Ultimate Parent, Parent and US Parent shall be permitted to redact rates, fee amounts, monetary thresholds or other economic terms (but not any conditions precedent), and exclude those fee letters which only include administrative agent’s fees and other fees, from any fee letters required to be delivered pursuant to this sentence.

(e) If any of the Debt Commitment Letters are amended, replaced, supplemented or otherwise modified, including as a result of obtaining Alternative Financing in accordance with Section 5.09(d), or if Ultimate Parent, Parent or US Parent substitute other financing for all or a portion of the Debt Financing, Ultimate Parent, Parent and US Parent shall comply with their respective covenants in Section 5.09(a), Section 5.09(c), Section 5.09(d) and this Section 5.09(e) with respect to the Debt Commitment Letters as so amended, replaced, supplemented or otherwise modified and with respect to such other financing to the same extent Ultimate Parent, Parent and US Parent would have been obligated to comply with respect to the Debt Financing, as applicable.

(f) Ultimate Parent, Parent, US Parent and Merger Sub acknowledge and agree that the obtaining of any financing is not a condition to the Closing.

SECTION 5.10. Certain Continuing Operations. Following the Effective Time and until the second (2nd) anniversary of the Closing Date, Parent shall, and shall cause US Parent and its Subsidiaries to, use commercially reasonable efforts to (a) maintain substantial operations, and manage division-related headquarter functions of the Surviving Corporation and its Subsidiaries, in Charleston, West Virginia and (b) maintain employment levels and a community presence in operating centers in West Virginia, Ohio, Virginia, Kentucky, and Pennsylvania that are substantially comparable to such employment levels and community presence prior to the Effective Time.

SECTION 5.11. Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.12. US Parent Consent. Immediately following the execution of this Agreement, US Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

SECTION 5.13. Merger Sub and Surviving Corporation Compliance. Parent shall cause US Parent, and US Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to comply with all of its respective obligations under this Agreement, and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

SECTION 5.14. Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

SECTION 5.15. Control of Operations. Without limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement will give either party, directly or indirectly, the right to control, direct or influence the other party’s operations prior to the Effective Time and (b) prior to the Effective Time, each party will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

SECTION 5.16. Stockholder Litigation. The Company shall advise Parent promptly in writing of any suit, action or proceeding brought by any stockholder of the Company or any other Person against the Company or its directors or officers arising out of or relating to this Agreement or the transactions contemplated by this Agreement and shall keep Parent reasonably informed regarding any such matter. The Company shall not settle any such stockholder litigation without Parent’s consent, not to be unreasonably withheld or delayed, except for any such settlement that (a) requires payments by the Company that are, in aggregate, less than or equal to the amount set forth in Section 5.16 of the Company Disclosure Letter, (b) provides for an unconditional release of all claims against the Company, Ultimate Parent and their respective Subsidiaries by the Persons (including any class) bringing such suit, action or proceeding and (c) imposes no other liability or other post-Closing obligations on the Company or any of its Subsidiaries other than the payments of the amounts set forth in the applicable settlement agreement.

SECTION 5.17. Transition Planning. Subject to applicable Law and any guidance or requirements by Government Antitrust Entity, Parent and the Company shall discuss in good faith and cooperate with respect to transition and post-Merger integration matters, including the planning and preparing for the implementation thereof. Promptly following the date of this Agreement, Parent and the Company will each designate one or more Persons to a working committee for the purpose of discussing, planning and implementing such transition and post-Merger integration matters. Subject to applicable Law, the Company will allow Parent a reasonable opportunity to participate in person or via teleconference in its regular monthly meetings of its Program Manager Office (or such other successor office that discusses companywide capital expenditure plans and material growth projects on a regular basis) (the “PMO”) regarding any updates and developments with respect to its capital expenditure plans and material growth projects or other such meetings of its PMO that discuss any material updates and developments with respect to its capital expenditure plans and material growth projects; provided, however, that the foregoing is not intended to allow Parent to participate in meetings of the individuals responsible for a specific growth project during which those individuals develop recommendations for the PMO. Promptly following the date of this Agreement, Parent will designate one or more Persons who will participate in such meetings. The Company will give reasonable prior notice to such designees of any such meetings and make available any material for such meetings reasonably prior to such meetings or, to the extent not provided in advance to the members of the PMO, on the same basis as provided to such members. The Company will consider in good faith reasonable comments made by such designees, and make available its EVP and Chief Operating Officer in order to provide such designees a reasonable opportunity for follow-up questions regarding the matters discussed at such meetings.

SECTION 5.18. Registration Rights Agreement. The Company shall use its reasonable best efforts to have the Form S-4 with respect to the Exchange Offer declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Exchange Offer. The Company shall, as promptly as practicable after the receipt thereof, provide Parent with true and complete copies of any written comments with respect to the Form S-4 received from the SEC and provide Parent with true and complete copies of all filings made with the SEC. The Company will advise Parent, promptly after it receives notice thereof, of the time when the Form S-4 has become effective and of the issuance of any stop order or any request by the SEC for an amendment of the Form S-4. The Company shall commence the Exchange Offer as promptly as practicable following the date upon which the Form S-4 becomes effective and shall use its reasonable best efforts to ensure that the Exchange Offer is consummated no later than May 1, 2016.

SECTION 5.19. Other Transactions. The Company agrees that for the purpose of facilitating Parent’s integration planning in connection with the Merger, upon reasonable prior written request by Parent, the Company shall, subject to applicable Laws and the Tax Allocation Agreement, use its commercially reasonable efforts to effect, as of, or to the extent determined by Parent to be necessary (and only to such extent) immediately prior to, the Effective Time, (a) the modification of the Company’s cash pooling arrangements involving the Company and any of its Subsidiaries and (b) the settlement of any intercompany loans between the Company and any of its Subsidiaries, or between any of the Company’s Subsidiaries (each, a “Pre-Closing Reorganization”); provided, however, that the Company shall not be required to effect any Pre-Closing Reorganization or take any other action (or fail to take any action) pursuant to this Section 5.19 if the Company determines in good faith that such Pre-Closing Reorganization or any other action (or failure to take any action) would, or would reasonably be expected to, (i) where such Pre-Closing Reorganization is required to be completed prior to the Effective Time, have any adverse effect on the Company or any of its Subsidiaries or the Company’s securityholders in the event the Closing does not occur or otherwise have any adverse effect in more than a de minimis manner on the Company’s or any of its Subsidiaries’ relationships or goodwill with third parties (through contract or otherwise), including Governmental Entities, customers, suppliers and creditors or (ii) impede or delay the completion of the Merger or the receipt of any governmental approvals or consents necessary to satisfy, or the satisfaction of, any condition to the obligations of the parties set forth in Article VI. Parent shall promptly provide written notice to the Company of any proposed Pre-Closing Reorganization and, notwithstanding anything in this Section 5.19 to the contrary, the Company shall not be required to complete any proposed Pre-Closing Reorganization not requested by Parent in writing at least ten (10) Business Days (or such longer period as may be required to cause such action to be taken without delaying the Closing) prior to the anticipated Closing Date. Parent and the Company shall work cooperatively and use commercially reasonable efforts to prepare prior to the Closing Date all documentation necessary and to take all such other actions as are reasonably necessary to give effect to any Pre-Closing Reorganization in accordance with this Section 5.19. Parent agrees to waive any breach of a representation, warranty, covenant or agreement by the Company where such breach is a result of an action taken by the Company in good faith pursuant to a Pre-Closing Reorganization requested by Parent in accordance with this Section 5.19. Parent and Merger Sub acknowledge and agree that no failure by the Company to perform its obligation under this Section 5.19 shall be deemed to be a failure to satisfy the condition for the performance of its obligations, agreements and covenants under this Agreement as set forth in Section 6.02(b) or otherwise delay the Closing. Where any Pre-Closing Reorganization requested by Parent under this Section 5.19 occurs prior to the Effective Time and the Merger is not completed, Parent shall promptly indemnify and hold the Company and its Subsidiaries harmless from and against any and all direct and indirect liabilities, losses, damages, claims, costs, expenses, fees (including advisor fees), interest, Taxes (including any Taxes imposed with respect to the accrual or receipt of any indemnification payment pursuant this sentence and any withholding Taxes required to be remitted by the Company or any of its Subsidiaries), judgments and penalties suffered or incurred (currently or in the future) by the Company or any of its Subsidiaries in connection with or as a result of any such Pre-Closing Reorganization.

ARTICLE VI

CONDITIONS

SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger . The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Closing of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote;

(b) Orders. No Governmental Entity of competent jurisdiction shall have enacted, entered, promulgated or enforced any Law, executive order, ruling, injunction or other order (whether temporary, preliminary or permanent) (collectively, “Orders”) that is in effect and permanently or preliminarily restrains, enjoins or otherwise prohibits the consummation of the Merger; and

(c) Antitrust Consent. The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or early termination thereof shall have been granted.

SECTION 6.02. Additional Conditions to Obligations of Parent, US Parent and Merger Sub. The obligations of Parent, US Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.01(d)(i) (Authority), and Section 3.01(f)(i) (Absence of Certain Changes or Events) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in Section 3.01(c)(i) (Capital Structure) shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct (other than de minimis inaccuracies) as of such earlier date); (iii) the representations and warranties of the Company set forth in Section 3.01(b)(i) (Subsidiaries) shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation and warranty shall be so true and correct in all material respects as of such earlier date); and (iv) each of the other representations and warranties of the Company set forth in Section 3.01 shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be so true and correct as of such earlier date), except, in the case of this clause (iv), where the failure of any such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date;

(c) Certificate. Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied;

(d) CFIUS Clearance. Parent shall have received the CFIUS Clearance; and

(e) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Change or Changes that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 6.03. Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Ultimate Parent, Parent, US Parent and Merger Sub set forth in Section 3.02(b)(i) (Authority) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date; and (ii) each of the other representations and warranties of Ultimate Parent, Parent, US Parent and Merger Sub set forth in Section 3.02 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date);

(b) Performance of Obligations of Ultimate Parent, Parent, US Parent and Merger Sub. Each of Ultimate Parent, Parent, US Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and

(c) Certificate. The Company shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of Parent, certifying that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

ARTICLE VII

TERMINATION

SECTION 7.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Requisite Vote is obtained:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before September 17, 2016 (the “Termination Date”); provided, however, that if the condition set forth in Section 6.01(c) shall not have been satisfied at such time, the Termination Date shall automatically be extended without any action on the part of the parties, for two (2) additional three (3) month periods (all such extensions not to exceed six (6) months in the aggregate); provided, further, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party that shall have breached in any material respect its obligations under this Agreement and such breach shall have been the principal cause of or resulted in the failure of the Merger to be consummated on or before such date (it being understood that for purposes of this Section 7.01(b)(i), any breach by Ultimate Parent, Parent, US Parent or Merger Sub shall be deemed a breach by Parent);

(ii) if the Company Requisite Vote shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement of the Stockholders Meeting taken in accordance with this Agreement; or

(iii) if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall have become final and non-appealable; provided, however, that a party may not terminate this Agreement pursuant to this Section 7.01(b)(iii) if such party (and in the case of Ultimate Parent, Parent, US Parent or Merger Sub) has not complied in all material respects with its obligations under Section 5.02;

(c) by the Company:

(i) at any time prior to the time the Company Requisite Vote is obtained, in order to enter into a definitive agreement with respect to a Superior Proposal in compliance with Section 4.02(d)(i); provided, however, that no termination of this Agreement pursuant to this Section 7.01(c)(i) shall be effective unless prior to or concurrently with such termination, the Company pays the Termination Payment pursuant to Section 7.02; or

(ii) if (A) there has been a breach of any representation or warranty made by Parent, US Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement or (B) Ultimate Parent, Parent, US Parent or Merger Sub shall have breached or failed to perform their covenants or other agreements contained in this Agreement, such that with respect to (A) or (B) (1) a condition set forth in Section 6.03(a) or Section 6.03(b) would not be satisfied and (2) such breach, condition or failure to perform is not curable or, if curable, is not cured by or within the earlier of (x) forty-five (45) days after written notice thereof is given by the Company to Parent and (y) the Termination Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(ii) if the Company is then in material breach of any of its representations, warranties, covenants or other agreements hereunder;

(d) by Parent:

(i) if (A) there shall have occurred a Change of Recommendation, (B) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement or (C) the Company shall have materially breached its obligations under Section 4.02(a); provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company Requisite Vote shall have been obtained; or

(ii) if (A) there has been a breach of any representation or warranty made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement or (B) the Company shall have breached or failed to perform its covenants or other agreements contained in this Agreement, such that with respect to (A) or (B) (1) a condition set forth in Section 6.02(a) or Section 6.02(b) would not be satisfied and (2) such breach, condition or failure to perform is not curable or, if curable, is not cured by or within the earlier of (x) forty-five (45) days after written notice thereof is given by Parent to the Company and (y) the Termination Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(ii) (I) if any of Ultimate Parent, Parent, US Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or other agreements hereunder (it being understood that for purposes of this Section 7.01(d)(ii), any breach by Ultimate Parent, Parent, US Parent or Merger Sub shall be deemed a breach by each of Ultimate Parent, Parent, US Parent and Merger Sub) or (II) due to a breach by the Company of its obligations under Section 4.02 if the Company Requisite Vote shall have been obtained and such breach occurred solely during the period prior to the Company Requisite Vote having been obtained.

SECTION 7.02. Effect of Termination and Abandonment.

(a) Except as provided in this Section 7.02, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement shall forthwith become void and of no effect and there shall be no liability or obligation on the part of any party hereto (or of any of its Representatives or Affiliates), except as provided in the provisions of Section 5.03(b) (Confidentiality), Section 5.07 (Expenses), this Section 7.02 and Article VIII (Miscellaneous), which provisions shall survive such termination; provided, however, that (i) no such termination shall relieve any party hereto of any liability for fraud or any Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination, and the aggrieved party will be entitled to all rights and remedies available at law or in equity; and (ii) if a Termination Payment or Expense payment (or both) is required to be paid pursuant to this Section 7.02, Parent’s right to the Termination Payment or Expense payment (or both) from the Company pursuant to this

Section 7.02 and any additional amounts pursuant to Section 7.02(d) shall be the sole and exclusive remedies of Parent, US Parent, Merger Sub and their respective Affiliates against the Company, its Subsidiaries and any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger or the other transactions contemplated by this Agreement to be consummated, and upon payment of such amount, none of the Company, its Subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents or other Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Merger or the other transactions contemplated by this Agreement, except that nothing in this clause (ii) shall relieve any of the aforementioned Persons of any liability for fraud or any Willful Breach of the representations, warranties, covenants or agreements set forth in this Agreement prior to such termination, and the aggrieved party will be entitled to all rights and remedies available at law or in equity.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 7.01(c)(i);

(ii) (A) this Agreement is terminated (x) by Parent or the Company pursuant to Section 7.01(b)(i) or Section 7.01(b)(ii) or (y) by Parent pursuant to Section 7.01(d)(ii), (B) prior to the termination pursuant to Section 7.01(b)(i), the Stockholders Meeting or the breach or failure to perform giving rise to Parent’s right to terminate under Section 7.01(d)(ii), as the case may be, an Acquisition Proposal shall have been made to the Company or board of directors of the Company or publicly announced or disclosed and not have been withdrawn and (C) within twelve (12) months of such termination, the Company enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated; or

(iii) this Agreement is terminated by Parent pursuant to Section 7.01(d)(i);

then, in each case, the Company shall pay Parent, as consideration for the disposition of rights acquired under this Agreement, an aggregate amount equal to $309 million (the “Termination Payment”) by wire transfer of immediately available funds (1) in the case of a payment required by Section 7.02(b)(i), on the date of termination of this Agreement, (2) in the case of a payment required by Section 7.02(b)(ii), on the earlier of the date of the definitive agreement or the date of consummation referred to in Section 7.02(b)(ii)(C) (or, if later, the date of the termination of this Agreement) and (3) in the case of a payment required by Section 7.02(b)(iii), within five (5) Business Days of the date of termination of this Agreement; provided, however, that the Termination Payment shall be reduced by the amount of any Expenses the Company has paid to Parent pursuant to Section 7.02(c) prior to the date on which the Termination Payment is required to be paid pursuant to this Section 7.02(b). The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Termination Payment on more than one occasion. For purposes of Section 7.02(b)(ii), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 4.02(b)(i), except that all references to fifteen percent (15%) therein shall be deemed to be references to fifty percent (50%).

(c) In the event that:

(i) this Agreement is terminated by Parent or the Company pursuant to Section 7.01(b)(ii); or

(ii) (A) this Agreement is terminated (x) by Parent or the Company pursuant to Section 7.01(b)(i) or (y) by Parent pursuant to Section 7.01(d)(ii), and (B) prior to the termination pursuant to Section 7.01(b)(i) or the breach or failure to perform giving rise to Parent’s right to terminate under Section 7.01(d)(ii), as the case may be, an Acquisition Proposal shall have been made to the Company or board of directors of the Company or publicly announced or disclosed and not have been withdrawn; then, in each case, the Company shall pay Parent an aggregate amount equal to the amount of all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by Parent and its Affiliates or on behalf of Parent or its Affiliates in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the Merger and the other transactions contemplated by this Agreement, in an amount not to exceed $40 million (the “Expenses”), by wire transfer of immediately available funds within five (5) Business Days of the date of termination of this Agreement. The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Expenses on more than one occasion. For purposes of Section 7.02(c)(ii), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 4.02(b)(i), except that all references to fifteen percent (15%) therein shall be deemed to be references to fifty percent (50%).

(d) Each of the parties hereto acknowledges that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated hereby, and that, without these agreements, the parties hereto would not enter into this Agreement. In the event that any payment required to be made pursuant to this Section 7.02 is not paid by the date so required, such amount payable shall bear interest from the date such payment was required to be made until the date of payment at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made. If, in order to obtain any payment required to be made pursuant to this Section 7.02, Parent commences a suit, action or proceeding that results in judgment for Parent for such amount, the Company shall pay to Parent all reasonable out-of-pocket costs and expenses of Parent (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, action or proceeding.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Non-Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those contained in this Article VIII.

SECTION 8.02. Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto (in the case of the Company or Merger Sub, by action of their respective boards of directors) may modify or amend this Agreement by written agreement, executed and delivered by duly authorized officers of the respective parties. Notwithstanding anything to the contrary, Section 5.09 (Financing), this Section 8.02 (Modification or Amendment), Section 8.08 (Parties in Interest), Section 8.09 (Governing Law), Section 8.11 (Specific Enforcement; Consent to Jurisdiction) and Section 8.12 (WAIVER OF JURY TRIAL) (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that impacts or is otherwise adverse in any respect to any financing sources of the Company without the prior written consent of the such financing sources.

SECTION 8.03. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby and specifically referencing this Agreement. The failure of any party hereto to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

SECTION 8.04. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed (with confirmation), electronically mailed in portable document format (PDF) (with confirmation) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Ultimate Parent, Parent, US Parent or Merger Sub, to:

TransCanada Pipelines Limited
450 – 1st Street SW
Calgary, Alberta T2P 5H1
Canada
Fax No.:	(403) 920-2467
Attention:	Christine R. Johnston
Vice-President, Law and Corporate Secretary
Email:	christine_johnston@transcanada.com

with a copy to (which shall not constitute notice):

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Fax No.:	(312) 706-8183
Attention:	Marc F. Sperber
Andrew J. Noreuil
Email:	msperber@mayerbrown.com
anoreuil@mayerbrown.com

if to the Company, to:

Columbia Pipeline Group, Inc. 5151 San Felipe St, Suite 2500 Houston, TX 77056
Fax No.:	(713) 386-3710
Attention:	Robert E. Smith
SVP and General Counsel
Email:	bobsmith@cpg.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004
Fax No.:	(212) 558-3588
Attention:	Joseph B. Frumkin
George J. Sampas
Email:	frumkinj@sullcrom.com
sampasg@sullcrom.com

SECTION 8.05. Definitions. Capitalized terms used in this Agreement have the meanings specified in Annex I.

SECTION 8.06. Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article or a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive.

(c) When a reference is made in this Agreement or the Company Disclosure Letter to information or documents being “provided”, “made available” or “disclosed” to Parent or its Affiliates, such information or documents that are so identified and (i) included in the SEC Reports filed at least three (3) Business Days prior to the date of this Agreement, (ii) furnished prior to the date of this Agreement in the “data room” maintained by the Company and to which access has been granted to Parent and its Representatives or (iii) otherwise provided in writing (including electronically) to Parent or its Affiliates, in each case, to the extent not redacted, shall be deemed to be “provided,” “made available” or “disclosed.”

(d) When a reference is made in this Agreement or the Parent Disclosure Letter to information or documents being provided, made available or disclosed to the Company or its Affiliates, such information or documents shall include any information or documents (i) contained in forms, statements, certifications, reports and other documents filed or furnished with the SEC since January 1, 2013, (ii) furnished prior to the execution of this Agreement in the “data room” maintained by Parent and to which access has been granted to the Company and its Representatives or (iii) otherwise provided in writing (including electronically) to the Company or its Affiliates.

(e) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(f) Any Contract, instrument or statute defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or statute as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(g) References to a Person are also to its permitted successors and permitted assigns.

(h) Where this Agreement states that a party “shall”, “will” or “must” perform in some manner, it means that the party is legally obligated to do so under this Agreement.

(i) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(j) All references herein to “dollars” or “$” shall mean United States dollars, other than references to “CDN$”, which shall mean Canadian dollars.

SECTION 8.07. Counterparts . This Agreement may be executed in one or more counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original but all of which taken together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

SECTION 8.08. Parties in Interest . This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) after the Effective Time, with respect to the provisions of Section 5.08 which shall inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b)

after the Effective Time, the rights of the holders of Shares to receive the Per Share Merger Consideration in accordance with the terms and conditions of this Agreement, (c) after the Effective Time, the rights of the holders of Company RSUs, Company PSUs and Company Phantom Units to receive the payments contemplated by the applicable provisions of Section 2.02(a), Section 2.02(b) and Section 2.02(c), in each case, in accordance with the terms and conditions of this Agreement and (d) solely with respect to the provisions of Section 3.02(g) (Acquisition Financing), Section 5.09 (Financing), Section 8.02 (Modification or Amendment), this Section 8.08 (Parties in Interest), Section 8.09 (Governing Law), Section 8.11 (Specific Enforcement; Consent to Jurisdiction) and Section 8.12 (WAIVER OF JURY TRIAL), the Financing Sources Related Parties shall be express third-party beneficiaries and shall be entitled to expressly rely on and enforce the provisions of such Sections. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of such parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.03 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 8.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal Law and judicial decisions of the State of Delaware applicable to agreements executed and performed entirely within such State, regardless of the Law that might otherwise govern under applicable principles of conflicts of Law thereof.

SECTION 8.10. Entire Agreement; Assignment. This Agreement (including the Exhibits hereto, the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties hereto. Any purported assignment in contravention of this Agreement is void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 8.11. Specific Enforcement; Consent to Jurisdiction.

(a) The parties hereto agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that they each shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereto hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of Section 5.02 or Section 5.09 by (i) in the case of the Company, Ultimate Parent, Parent, US Parent or Merger Sub and to cause Ultimate Parent, Parent, US Parent or Merger Sub to consummate the Merger and the other transactions contemplated hereby, including to effect the Closing in accordance with Section 1.02, on the terms and subject to the conditions set forth in this Agreement and (ii) in the case of Ultimate Parent, Parent, US Parent and Merger Sub, the Company and to cause the Company to consummate the Merger and the other transactions contemplated hereby, including to effect the Closing in accordance with Section 1.02, on the terms and subject to the conditions set forth in this Agreement. Each of the parties hereto further agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that

(x) the other party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(b) Each of the parties hereto irrevocably (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any state or federal court within the State of Delaware), in connection with any matter based upon or arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement or the actions of Ultimate Parent, Parent, US Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (iv) consents to service being made through the notice procedures set forth in Section 8.04. Each of the Company, Ultimate Parent, Parent, US Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.04 shall be effective service of process for any suit, action or proceeding in connection with this Agreement or the transactions contemplated hereby. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any suit, action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 8.11, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 8.11 is solely for the purpose referred to in this Section 8.11 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

SECTION 8.12. WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.12.

SECTION 8.13. Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 8.14. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Ultimate Parent, Parent, US Parent and Merger Sub when due.

SECTION 8.15. Disclosure Letters. Certain items and matters are listed in the Company Disclosure Letter and the Parent Disclosure Letter for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in the Company Disclosure Letter and the Parent Disclosure Letter be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants and agreements contained in this Agreement. No reference to, or disclosure of, any item or matter in any Section of this Agreement or any section or subsection of the Company Disclosure Letter and the Parent Disclosure Letter shall be construed as an admission or indication that such item or matter is material or that such item or matter is required to be referred to or disclosed in this Agreement or in the Company Disclosure Letter and the Parent Disclosure Letter, as applicable. Without limiting the foregoing, no reference to, or disclosure of, a possible breach or violation of any Contract or Law in the Company Disclosure Letter and the Parent Disclosure Letter shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

[Signature pages follow]

IN WITNESS WHEREOF, the Company, Ultimate Parent, Parent, US Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

TRANSCANADA PIPELINES LIMITED

By:	/s/ Russell K. Girling
	Name:	Russell K. Girling
	Title:	President and Chief Executive Officer

By:	/s/ Donald R. Marchand
	Name:	Donald R. Marchand
	Title:	Executive Vice-President, Corporate Development and Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

TRANSCANADA PIPELINE USA LTD.

By:	/s/ Brandon M. Anderson
	Name:	Brandon M. Anderson
	Title:	President

By:	/s/ Christine R. Johnston
	Name:	Christine R. Johnston
	Title:	Vice-President and Assistant Secretary

[Signature Page to Agreement and Plan of Merger]

TAURUS MERGER SUB INC.

By:	/s/ Brandon M. Anderson
	Name:	Brandon M. Anderson
	Title:	President

By:	/s/ Christine R. Johnston
	Name:	Christine R. Johnston
	Title:	Vice-President and Assistant Secretary

[Signature Page to Agreement and Plan of Merger]

and, solely for purposes of Section 3.02, Section 5.02, Section 5.09 and Article VIII,

TRANSCANADA CORPORATION

By:	/s/ Russell K. Girling
	Name:	Russell K. Girling
	Title:	President and Chief Executive Officer

By:	/s/ Donald R. Marchand
	Name:	Donald R. Marchand
	Title:	Executive Vice President, Corporate Development and Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

COLUMBIA PIPELINE GROUP, INC.

By:	/s/ Robert C. Skaggs, Jr.
Name: Robert C. Skaggs, Jr.
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX I

DEFINITIONS

(a) The following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks in the City of New York or the City of Toronto are required or authorized to be closed.

“Canadian Securities Commissions” means the securities commission or similar Governmental Entity in each of the provinces and territories of Canada.

“CapEx Plan” means the Company’s capital expenditures plan (including intra-year month-to-month changes in capital expenditures contemplated therein) set forth in Annex I to the Company Disclosure Letter.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency pursuant to CERCLA.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Clearance” means that any of the following shall have occurred: (i) the thirty (30) day review period under the DPA commencing on the date that the CFIUS Notice is accepted by CFIUS shall have expired and the parties shall have received written notice from CFIUS that such review has been concluded and that either the transactions contemplated hereby do not constitute a “covered transaction” under the DPA or there are no unresolved national security concerns; (ii) an investigation shall have been commenced after such thirty (30) day review period and CFIUS shall have determined to conclude all deliberative action under the DPA without sending a report to the President of the United States, and parties shall have received written notice from CFIUS that either the transactions contemplated hereby do not constitute a “covered transaction” under the DPA or there are no unresolved national security concerns, and all action under the DPA is concluded with respect to the transactions contemplated hereby; or (iii) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and either (A) the period under the DPA during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby shall have expired without any such action being threatened, announced or taken or (B) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby.

“CFIUS Notice” means a joint voluntary notice with respect to the transactions contemplated by this Agreement prepared by Ultimate Parent, Parent, US Parent and Merger Sub and the Company and submitted to CFIUS in accordance with the requirements of the DPA.

“Commitment Parties” means each of Royal Bank of Canada, JPMorgan Chase Bank, N.A., The Toronto-Dominion Bank and Wells Fargo Bank, N.A.

“Commonly Controlled Entity” means, with respect to a Person, any other Person or entity that, together with such first Person, is treated as a single employer under Section 414 of the Code.

“Company Benefit Plan” means, whether or not material, any (i) pension plan (as defined in section 3(2) of ERISA) or post-retirement or employment profit-sharing, insurance, health, medical or fringe plan, program, policy or arrangement, (ii) “employee benefit plan” (within the meaning of section 3(3) of ERISA), (iii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement (including the Company Stock Plans), (iv) severance, change in control, employment, consulting, retirement, retention or termination plan, program, agreement, policy or arrangement or (v) other compensation or benefit plan, program, agreement, policy, practice, contract, arrangement or other obligation, whether or not in writing and whether or not subject to ERISA, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any of its Subsidiaries or any other Commonly Controlled Entity of the Company (A) for the benefit of any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries or (B) under which the Company or any Commonly Controlled Entity of the Company had or has any present or future liability, other than any (x) “multiemployer plan” (within the meaning of section 3(37) of ERISA) or (y) plan, program, policy or arrangement mandated by applicable Law.

“Company Business” means the business of the Company and its Subsidiaries as conducted on the date of this Agreement, including any expansion or modification contemplated by the Company’s business plan as of the date of this Agreement, a copy of which is set forth in Annex II to the Company Disclosure Letter.

“Company Disclosure Letter” means the disclosure letter dated as of the date of this Agreement delivered by the Company to Parent, US Parent and Merger Sub.

“Company ESPP” means the Columbia Pipeline Group, Inc. Employee Stock Purchase Plan.

“Company Stock Plans” means the Columbia Pipeline Group, Inc. 2015 Omnibus Plan, including all sub-plans and award agreements thereunder and all Company Phantom Unit award agreements, as amended.

“control” (including the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“CPPL” means Columbia Pipeline Partners LP, a Delaware limited partnership.

“Debt Commitment Letter” means, collectively, (i) the executed asset sale bridge commitment letter from the Commitment Parties in favor of Parent and (ii) the Equity Bridge Commitment Letter.

“Debt Financing” means the financing contemplated by the Debt Commitment Letters, pursuant to which, and in accordance with the terms and subject to the conditions thereof, the Commitment Parties have committed to lend the amounts set forth therein to Parent and US Parent for the purpose of funding the transactions contemplated by this Agreement; provided that, from and after the Equity Financing Closing Date, if the Equity Bridge Commitment Letter has been terminated in accordance with its terms, “Debt Financing” shall not include the financing contemplated by the Equity Bridge Commitment Letter for all purposes hereof.

“Distribution Date” means July 1, 2015.

“DPA” means Section 721 of Title VII of the Defense Production Act of 1950, as amended, including the amendments under the Omnibus Trade and Competitiveness Act of 1988 and the Foreign Investment and National Security Act of 2007 (codified at 50 U.S.C. App. 2170) and including the regulations of CFIUS promulgated thereunder, codified at 31 C.F.R. Part 800, et seq.

“Environmental Law” means any Law (including common law) concerning (i) pollution or protection of the environment or natural resources, including ambient air, soil, subsurface strata, surface water or groundwater, sediment, flora and fauna, including those relating to investigation, clean up and remediation of Hazardous Materials; (ii) the exposure of any Person to Hazardous Materials; (iii) relating to the use, treatment, storage, manufacture, processing, transportation, handling, disposal, release or threatened release of any Hazardous Material; or (iv) imposing liability with respect to any of the foregoing, including CERCLA or any other Law of similar effect.

“Equity Bridge Commitment Letter” means the executed equity bridge commitment letter from the Commitment Parties in favor of Parent.

“Equity Financing” means the proposed public offering by Ultimate Parent of subscription receipts expected to be announced on the date hereof for aggregate gross proceeds of CDN $4.2 billion.

“Equity Financing Closing Date” means the date upon which the net proceeds from the Equity Financing have been paid by the Underwriters and deposited in escrow in accordance with the terms of the underwriting agreement to be entered into between Ultimate Parent and the Underwriters relating to the Equity Financing or, if the Equity Financing is not completed for any reason, the closing date of any subsequent offering of equity securities carried out by Ultimate Parent or Parent as an alternative to the Equity Financing resulting in the same or greater amount of gross proceeds.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Offer” has the meaning set forth in Section 1 of the Registration Rights Agreement.

“FCC” means the Federal Communications Commission.

“FCC Private Licenses” means FCC-issued authorizations in the Industrial/Business Pool, Microwave Industrial/Business Pool and Coastal Group held by the Company or any of its Subsidiaries for the purpose of operating stations for transmission of communications in connection with the conduct of the Company Business and regulated pursuant to Parts 80 and 90 of the FCC’s rules.

“Financing” means, collectively, the Debt Financing, the Equity Financing and the Parent Subsequent Financings.

“Financing Sources Related Parties” means the Underwriters, the Commitment Parties and any lender or prospective lender, underwriter, lead arranger, arranger, agent or representative of or to Parent or US Parent, and their respective Affiliates, and their respective officers, directors, employees, agents, successors and assigns.

“Government Antitrust Entity” means each and every Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Law.

“Hazardous Materials” means any substance, pollutant, chemical, waste or material, whether solid, liquid or gas, defined or regulated as hazardous, acutely hazardous, toxic, carcinogenic, infectious, reactive, corrosive, ignitable or flammable, or that is otherwise subject to regulation as harmful under, or that could reasonably be expected to result in liability pursuant to, any applicable Environmental Law currently in effect, including petroleum, petroleum products, by-products and distillates, pesticides, dioxin, polychlorinated biphenyls, mold, biological hazards, asbestos and asbestos-containing materials.

“Indebtedness” means, with respect to any Person, (i) any indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) any obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business, (iv) any obligations as lessee under capitalized leases (or leases that are required by GAAP to be capitalized), “synthetic” leases or conditional sale or other title retention agreements, (v) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities that have been drawn, (vi) obligations under any interest rate, currency or other hedging agreements, or (vii) any guaranty, keep well agreement or other agreement to maintain any financial condition of another person, in each case with respect to indebtedness or obligations of the type described in clauses (i) through (vi) above, or any arrangement having the economic effect of any of the foregoing.

“Intellectual Property” means all (i) patents and patent applications, (ii) trademarks, service marks, trade dress, logos, Internet domain names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (iii) copyrights and rights under copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (iv) trade secrets and other rights in know-how and confidential or proprietary information, including any technical data, specifications, techniques, inventions and discoveries, in each case, to the extent that it qualifies as a trade secret under applicable Law and (v) all other intellectual property rights recognized by applicable Law.

“Joint Venture Entities” means each of Hardy Storage Company, LLC, Millennium Pipeline Company, L.L.C. and Pennant Midstream, LLC.

“Knowledge” means (i) with respect to the Company, the actual knowledge of any of the Persons set forth in Section 8.05 of the Company Disclosure Letter and (ii) with respect to Parent, US Parent or Merger Sub, the actual knowledge of any of the Persons set forth in Section 8.05 of the Parent Disclosure Letter, in each case following reasonable inquiry.

“Material Adverse Effect” means any Change that has a material adverse effect on the business, financial condition, assets, properties, liabilities, operations or results of operations of the Company and its Subsidiaries, taken as a whole, but excluding any Change, to the extent resulting from: (i) Changes in the economy in the United States, including as a result of changes in geopolitical conditions, (ii) Changes in the Energy Product (as defined below) gathering, processing, treating, transportation, storage and marketing industries or related products and services (including those due to actions by competitors and including any change in the prices of natural gas, crude oil, refined petroleum products, other hydro carbon products, natural gas liquids and products produced from the fractionation of natural gas liquids (collectively, “Energy Products”)), (iii) Changes in the financial, debt, capital, credit or securities markets generally in the United States, including changes in interest rates, (iv) any Change in the stock price, trading volume or credit rating of the Company or any of its Subsidiaries or any failure by the Company to meet published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations for any period, (v) Changes or prospective Changes in Law, legislative or political conditions or policy or practices of any Governmental Entity after the date hereof, (vi) Changes or prospective Changes in applicable accounting regulations or principles or interpretations thereof after the date hereof, (vii) an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or earthquakes, any weather-related or other natural disasters, (viii) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or the other transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners or employees of the Company and its Subsidiaries, or any action taken or requirements imposed by any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement, (ix) any action taken or omitted to be taken by the Company (A) at the request of Parent, which action or omission by the Company is not required under the terms of this Agreement or (B) which action or omission by the Company is required for the Company to comply with the terms of this Agreement but for which the Company shall have requested Parent’s consent to permit the Company’s non-compliance and Parent shall not have granted such consent, or (x) the creditworthiness or financial condition of any customer or other commercial counterparty of the Company or any of its Subsidiaries; except (x) in the cases of clause (i), (ii), (iii), (v), (vi) or (vii) of this definition, to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected thereby as compared with other participants in the industries in which the Company and its Subsidiaries operate (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect) and (y) that clause (iv) shall not prevent or otherwise affect a determination that any Changes (not otherwise excluded from the definition of Material Adverse Effect) underlying such Changes or failures constitute or contribute to a Material Adverse Effect.

“NYSE” means the New York Stock Exchange.

“Parent Disclosure Letter” means the disclosure letter dated as of the date of this Agreement delivered by Parent to the Company.

“Parent Subsequent Financing” means any public or private offering of debt, equity or hybrid securities by Ultimate Parent, Parent or any other Subsidiary of Ultimate Parent, or by TransCanada Trust initiated by Ultimate Parent, Parent or any other such Subsidiary of Ultimate Parent or by TransCanada Trust between the date of this Agreement and the Closing Date for which disclosure regarding the Company or participation by the Company of the type contemplated in Section 5.09(a) is (i) required by or advisable under applicable Law or (ii) necessary or customary in order to carry out such offering.

“Permitted Liens” means (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens, if any, that do not materially detract from the value of or materially interfere with the use of any of the assets of the Company and its Subsidiaries as presently conducted; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) easements, rights-of-way, covenants, conditions, restrictions and other similar matters of record affecting title and other title defects of record or Liens (other than those constituting Liens for the payment of Indebtedness), if any, that do not or would not, individually or in the aggregate, impair in any material respect the use or occupancy of the assets of the Company and its Subsidiaries, taken as a whole; (iv) Liens for Taxes that are not yet due or payable or that may thereafter be paid without penalty; (v) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the businesses of the Company and its Subsidiaries; (vi) Liens not created by the Company or its Subsidiaries that affect the underlying fee interest of a Company Leased Real Property; (vii) Liens that are disclosed on the most recent consolidated balance sheet of the Company included in the SEC Reports or notes thereto or securing liabilities reflected on such balance sheet; (viii) Liens arising under or pursuant to the organizational documents of the Company or any of its Subsidiaries; (ix) grants to others of Rights-of-Way, surface leases or crossing rights and amendments, modifications, and releases of Rights-of-Way, surface leases or crossing rights in the ordinary course of business; (x) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which the Company or any of its Subsidiaries otherwise has access, between the parties thereto; (xi) Liens resulting from any facts or circumstances relating to Parent or any of its Affiliates; (xii) Liens that do not and would not reasonably be expected to materially impair the continued use of a Company Owned Real Property or a Company Leased Real Property as presently operated; and (xiii) with respect to the Company Leased Real Property, Liens arising from any Company Real Property Lease.

“Person” means an individual, corporation (including not-for-profit), Governmental Entity, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity of any kind or nature or group (as defined in Section 13(d)(3) of the Exchange Act).

“Registration Rights Agreement” means the Registration Rights Agreement by and among the Company, the subsidiary guarantors, listed on the signature pages thereto, and J.P. Morgan Securities LLC, Mitsubishi UFJ Securities (USA), Inc. and Scotia Capital (USA) Inc., as representatives of the initial purchasers, dated as of May 22, 2015.

“Significant CapEx Contract” means a Contract for capital expenditures that (i) is not in existence as of the date of this Agreement and (ii) is entered into with any member or members of a Supplier Group that, upon entry into such Contract, such Supplier Group would have Contracts that were not in existence as of the date of this Agreement with the Company or any of its Subsidiaries that call for aggregate capital expenditures by the Company and its Subsidiaries of more than $100 million in any fiscal year period or $200 million in the aggregate over the terms of such Contracts.

“Subsidiary” means, with respect to any Person, (i) any other Person (other than a partnership, joint venture or limited liability company) of which more than fifty percent (50%) of the total voting power of shares of stock or other equity interests entitled to vote in the election of directors, managers or trustees is at the time of determination owned or controlled, directly or indirectly, by such first Person and (ii) any partnership, joint venture or limited liability company of which (A) more than fifty percent (50%) of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person, whether in the form of membership, general, special or limited partnership interests or otherwise or (B) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity. For the avoidance of doubt, (1) CPPL and CPG OpCo LP and their respective Subsidiaries are Subsidiaries of the Company and (2) the Joint Venture Entities and their respective Subsidiaries are not Subsidiaries of the Company.

“Supplier Group” means, collectively, any supplier, vendor or service provider of the Company or any of its Subsidiaries and all Affiliates of such supplier, vendor or service provider, solely to the extent the Company becomes aware of such affiliations after reasonable inquiry.

“Underwriters” means the syndicate of securities dealers engaged by Ultimate Parent to conduct the Equity Financing.

“Willful Breach” means (i) with respect to any covenants or other agreements contained in this Agreement, a breach of this Agreement that is a consequence of an act or failure to act undertaken by the breaching party with actual knowledge, or knowledge that a Person acting reasonably under the circumstances should have, that such party’s act or failure to act would, or would be reasonably expected to, result in or constitute a breach of this Agreement and (ii) with respect to any representation or warranty contained in this Agreement, a party’s actual knowledge, or knowledge that a reasonable Person making such representation or warranty under the circumstances should have, that such representation or warranty is untrue or inaccurate. For the avoidance of doubt, the failure of a party hereto to consummate the Closing when required pursuant to Section 1.02 shall be a Willful Breach of this Agreement.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition Proposal	Section 4.02(b)(i)
Agreement	Preamble
Alternative Acquisition Agreement	Section 4.02(c)(iv)
Alternative Financing	Section 5.09(d)
Book-Entry Share	Section 2.03(b)(i)
Cancelled Shares	Section 2.01(a)
Certificate of Merger	Section 1.03
Change	Section 3.01(f)
Change of Recommendation	Section 4.02(c)(iii)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 3.01(l)(v)(A)
Company	Preamble
Company Board Recommendation	Section 3.01(d)(i)
Company Bylaws	Section 3.01(a)
Company Certificate of Incorporation	Section 3.01(a)
Company Employees	Section 5.06(a)
Company Leased Real Property	Section 3.01(o)(ii)
Company Owned Real Property	Section 3.01(o)(i)
Company Phantom Unit	Section 2.02(c)

Term	Section
Company Preferred Stock	Section 3.01(c)(i)
Company PSU	Section 2.02(b)
Company Real Property Lease	Section 3.01(o)(ii)
Company Requisite Vote	Section 3.01(s)
Company RSU	Section 2.02(a)
Compensation Committee	Section 2.02(b)
Confidentiality Agreement	Section 5.03(c)
Continuation Period	Section 5.06(a)
Contract	Section 3.01(d)(ii)
Converted Shares	Section 2.01(c)
D&O Insurance	Section 5.08(c)
DGCL	Section 1.01
Dissenting Shares	Section 2.04
Distributing	Section 3.01(l)(iii)
Effective Time	Section 1.03
Energy Products	Definition of “Material Adverse Effect”
Exchange Act	Section 3.01(d)(ii)
Exchange Fund	Section 2.03(a)
Expenses	Section 7.02(c)
Final Savings Period	Section 2.02(d)
GAAP	Section 3.01(e)(ii)
Governmental Entity	Section 3.01(d)(ii)
HSR Act	Section 3.01(d)(ii)
Indemnified Parties	Section 5.08(a)
Interest Rate	Section 2.02(a)
Intervening Event	Section 4.02(d)(ii)
Intervening Event Negotiation Period	Section 4.02(d)(ii)
Intervening Event Recommendation Change	Section 4.02(d)(ii)
Issued Shares	Section 2.01(c)
Law	Section 3.01(d)(ii)
Liens	Section 3.01(b)(i)
Material Contract	Section 3.01(h)
Merger	Recitals
Merger Sub	Preamble
MLP Common Units	Section 3.01(c)(ii)
MLP Incentive Distribution Rights	Section 3.01(c)(ii)
MLP Subordinated Units	Section 3.01(c)(ii)
Orders	Section 6.01(b)
Parent	Preamble
Parent Organizational Documents	Section 3.02(a)
Paying Agent	Section 2.03(a)
Per Share Merger Consideration	Section 2.01(a)
Permits	Section 3.01(i)
PMO	Section 5.17
Pre-Closing Reorganization	Section 5.19
Proxy Statement	Section 5.01(a)
Related Party Transaction	Section 3.01(r)
Representatives	Section 4.02(a)
Rights-of-Way	Section 3.01(o)(v)
Sarbanes-Oxley Act	Section 3.01(e)(i)
SEC	Section 3.01

Term	Section
SEC Reports	Section 3.01(e)(i)
Securities Act	Section 3.01(b)(i)
Share	Section 2.01(a)
Spin-Off	Section 3.01(l)(iii)
Stockholders Meeting	Section 5.01(d)
Superior Proposal	Section 4.02(b)(ii)
Superior Proposal Negotiation Period	Section 4.02(d)(i)
Superior Proposal Notice	Section 4.02(d)(i)
Surviving Corporation	Section 1.01
Surviving Corporation Common Stock	Section 2.01(c)
Takeover Statutes	Section 3.01(v)
Tax Allocation Agreement	Section 3.01(l)(iv)
Tax Opinion	Section 3.01(l)(iv)
Tax Return	Section 3.01(l)(v)(B)
Taxes	Section 3.01(l)(v)(C)
Termination Date	Section 7.01(b)(i)
Termination Payment	Section 7.02(b)
Ultimate Parent	Preamble
US Parent	Preamble
Voting Company Debt	Section 3.01(c)(iii)

EXHIBIT A

FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF

COLUMBIA PIPELINE GROUP, INC.

1.	The name of the corporation is: Columbia Pipeline Group, Inc.

2.	The address of its registered office in the State of Delaware is:

Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

The name of its registered agent at such address is: The Corporation Trust Company.

3.	The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.	The total number of shares of stock which the corporation shall have authority to issue is ten million one thousand (10,001,000) shares of common stock, and the par value of each of such shares is one cent ($0.01).

5.	Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

6.	The corporation is to have perpetual existence.

7.	Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

8.	The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding), the corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the board of directors of the corporation. Any amendment, repeal or modification of this Section shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

9.	Expenses (including attorneys’ fees) of each Covered Person hereunder indemnified reasonably incurred in investigating and defending any Proceeding or threat thereof shall be paid by the corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized herein.

10.	The rights to indemnification and advancement of expenses conferred in Sections 8 and 9 of this Second Restated Certificate of Incorporation shall neither be exclusive of, nor be deemed in limitation of, any rights to which any officer or director may otherwise be or become entitled or permitted under this Second Restated Certificate of Incorporation, the bylaws of the corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

11.	The corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

12.	To the fullest extent permitted by law, a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. No amendment to or repeal of this Section shall apply to or have any effect on the liability or alleged liability of any director or officer of the corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment.

13.	In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal the bylaws or adopt new bylaws without any action on the part of the stockholders; provided that any bylaws adopted or amended by the board of directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders.

Annex B

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262.  Appraisal rights

(a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)  Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)  Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)  In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

(1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)  If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)  After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex C

[Letterhead of Goldman, Sachs & Co.]

PERSONAL AND CONFIDENTIAL

March 17, 2016

Board of Directors

Columbia Pipeline Group, Inc.

5151 San Felipe Street, Suite 2500

Houston, Texas 77056

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than TransCanada PipeLines Limited (“TransCanada PipeLines”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Columbia Pipeline Group, Inc. (the “Company”) of the $25.50 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of March 17, 2016 (the “Agreement”), by and among TransCanada PipeLines, TransCanada PipeLine USA Ltd., a wholly owned subsidiary of TransCanada PipeLines (“TransCanada USA”), Taurus Merger Sub Inc., a wholly owned subsidiary of TransCanada USA, the Company and, solely for purposes of Section 3.02, Section 5.02, Section 5.09 and Article VIII of the Agreement, TransCanada Corporation (“TransCanada Parent”).

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, TransCanada PipeLines, TransCanada Parent, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having

Board of Directors

Columbia Pipeline Group, Inc.

March 17, 2016

Page Two

acted as a joint book-running manager with respect to the initial public offering of 53,833,107 common units representing limited partner interests of Columbia Pipeline Partners LP, an affiliate of the Company, in February 2015; and as a joint book-running manager with respect to a public offering of 82,225,000 Shares in December 2015. We may also in the future provide financial advisory and/or underwriting services to the Company, TransCanada PipeLines, TransCanada Parent and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Form 10 of the Company, including the Information Statement contained therein dated June 2, 2015, relating to the distribution by NiSource Inc. (“NiSource”) of all of the then issued and outstanding Shares to holders of common stock, par value $0.01 per share, of NiSource; the annual report to stockholders and Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2015; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the midstream energy industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries or affiliates and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than TransCanada PipeLines and its affiliates) of Shares, as of the date hereof, of the $25.50 in cash per Share to be paid to such holders pursuant to the Agreement.

Board of Directors

Columbia Pipeline Group, Inc.

March 17, 2016

Page Three

We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $25.50 in cash per Share to be paid to the holders (other than TransCanada PipeLines and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company, TransCanada PipeLines, TransCanada Parent or TransCanada USA or the ability of the Company, TransCanada PipeLines, TransCanada Parent or TransCanada USA to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $25.50 in cash per Share to be paid to the holders (other than TransCanada PipeLines and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/S/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

Annex D March 17, 2016

The Board of Directors

Columbia Pipeline Group, Inc.

5151 San Felipe St., Suite 2500

Houston, Texas

Dear Members of the Board:

We understand that Columbia Pipeline Group, Inc., a Delaware corporation (“Company”), TransCanada PipeLines Limited, a Canadian corporation (“Parent”), TransCanada PipeLine USA Ltd., a Nevada Corporation (“US Parent”), Merger Sub, a Delaware corporation and wholly owned subsidiary of US Parent (“Merger Sub”), and solely for purposes of sections specified therein, TransCanada Corporation, a Canadian corporation (“Ultimate Parent”), propose to enter into an Agreement and Plan of Merger, dated as of March 17, 2016 (the “Agreement”), pursuant to which Parent will acquire Company (the “Transaction”). Pursuant to the Agreement, Merger Sub will be merged with and into Company and each outstanding share of the common stock, par value $0.01 per share, of Company (“Company Common Stock”), other than shares of Company Common Stock owned by Ultimate Parent, Parent, US Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Ultimate Parent, Parent, US Parent and Company Common Stock owned by Company, including Company Common Stock held in treasury by Company, and in each case not held on behalf of third parties or held in any rabbi trust in connection with any Company Benefit Plan (as defined in the Agreement) and Company Common Stock held by holders who are entitled to and properly demand an appraisal of their shares of Company Common Stock (such holders, collectively, “Excluded Holders”), will be converted into the right to receive $25.50 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Company Common Stock (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of the Agreement;

(ii)	Reviewed certain publicly available historical business and financial information relating to Company and Columbia Pipeline Partners LP, a Delaware limited partnership and affiliate of the Company (“MLP”);

(iii)	Reviewed various financial forecasts and other data provided to us by Company relating to the business of Company (including MLP);

(iv)	Held discussions with members of the senior management of Company with respect to the business and prospects of Company (including MLP);

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of Company (including MLP);

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business similar in certain respects to the business of Company and MLP;

(vii)	Reviewed historical stock prices and trading volumes of Company Common Stock and limited partner interests of MLP (“MLP Interests”); and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Company (or MLP) or concerning the solvency or fair value of Company (or MLP), and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, we have assumed, with the consent of Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Company (including MLP). We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Stock or MLP Interests may trade at any time subsequent to the announcement of the Transaction. In connection with our engagement, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction with Company (or MLP). In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Company (or MLP) might engage or the merits of the underlying decision by Company to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of Company, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. We also have assumed, with the consent of Company, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Company, MLP or the Transaction in any way meaningful to our analyses. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction or their affiliates, or class of such persons, relative to the Consideration or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Company in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the announcement of the Transaction and a substantial portion of which is contingent upon the closing of the Transaction. We in the past have provided certain investment banking services to Company and certain of its current or former affiliates, for which we have received compensation, including, during the past two years, in connection with the spin-off of Company from NiSource, Inc. in 2015. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Company, Ultimate Parent and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Company, Ultimate Parent and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Company (in its capacity as such) and our opinion is rendered to the Board of Directors of Company in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Company Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders of Company Common Stock (other than Excluded Holders).

Very truly yours,

LAZARD FRERES & CO. LLC

By	/s/ Jonathan Mir
Jonathan Mir
Managing Director

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	×

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

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A	Proposals — The Board of Directors recommends a vote FOR Proposals 1 and 2.

		For	Against	Abstain			For	Against	Abstain

1.	Proposal to adopt the Agreement and Plan of Merger, dated March 17, 2016, by and among TransCanada PipeLines Limited, TransCanada PipeLine USA Ltd., Taurus Merger Sub Inc., Columbia Pipeline Group, Inc. (“CPG”) and, solely for purposes of Section 3.02, Section 5.02, Section 5.09 and Article VIII, TransCanada Corporation.	☐	☐	☐	2.	Proposal to approve, by non-binding, advisory vote, certain compensation arrangements for CPG’s named executive officers in connection with the merger, which are disclosed in the section entitled “Advisory Vote on Merger-Related Compensation for CPG’s Named Executive Officers” of the Proxy Statement.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

02C9KD

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

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Proxy — COLUMBIA PIPELINE GROUP, INC.

SPECIAL MEETING OF STOCKHOLDERS - ON [            ], 2016 AT [    ] A.M., LOCAL TIME

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Columbia Pipeline Group, Inc., a Delaware corporation (“CPG”), hereby acknowledges receipt of the Notice of the Special Meeting of Stockholders and the proxy statement of which such notice forms a part (the “Proxy Statement”), and hereby authorizes and appoints [            ] and [            ], and each of them, as agents, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of CPG (the “Special Meeting”), to be held on [            ], 2016 at [    ] a.m., local time, at [            ] and at any adjournment or postponement thereof, and to vote as specified in this Proxy all shares of common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. In accordance with their discretion, the proxies and attorneys-in-fact are also authorized to vote upon such other matters and issues as may properly come before the meeting or any adjournment thereof.

A majority of such attorneys and substitutes as shall be present and shall act at said meeting or any adjournment or postponements thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

If you would like to attend the Special Meeting, you must obtain an admission ticket in advance as described in more detail in the Proxy Statement.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR Proposals 1 and 2, and as the persons appointed as proxies deem advisable on such other matters as may come before the Special Meeting.

The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Special Meeting or any adjournment or postponement thereof.